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TABLE OF CONTENTS
INDEX TO FINANCIAL STATEMENTS

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
DIACRIN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

JOINT PROXY STATEMENT/PROSPECTUS

         The boards of directors of GenVec, Inc. and Diacrin, Inc. have approved the merger of Diacrin with and into GenVec, with GenVec as the surviving corporation. The merger represents a combination of the key strengths, capabilities and facilities of GenVec and Diacrin to form a strong, focused company with a reduced cash burn and an efficient work force.

        When the merger is completed, Diacrin stockholders will receive 1.5292 shares of GenVec common stock (and the related preferred share purchase rights), for each share of Diacrin common stock that they own. Immediately after the merger, Diacrin stockholders will own approximately 54.5% of the outstanding GenVec common stock (determined on a fully-diluted basis using the treasury stock method for stock options). On July 16, 2003, the last reported sale price of Diacrin common stock on the NASDAQ National Market, where it is traded under the symbol "DCRN," was $3.12 and the last reported sale price of GenVec common stock on the NASDAQ National Market, where it is traded under the symbol "GNVC," was $2.20. Based upon such GenVec common stock closing price, the value of GenVec common stock to be received for each share of Diacrin common stock would have been $3.36. On April 14, 2003, the last day before the public announcement of the merger, the last reported sale price of Diacrin common stock and GenVec common stock was $1.15 and $1.46, respectively. Based upon such GenVec common stock closing price, the value of GenVec common stock to be received for each share of Diacrin common stock would have been $2.23. Under the merger agreement, the exchange ratio is fixed at 1.5292 and will not be changed to reflect fluctuations in the market price of the common stock of either company.

        We cannot complete the merger unless the stockholders of Diacrin and GenVec adopt the merger agreement and approve the merger. In order to consider and vote on this proposal, GenVec will hold an annual meeting of stockholders, and Diacrin will hold a special meeting of stockholders, as follows:

FOR GENVEC STOCKHOLDERS:	FOR DIACRIN STOCKHOLDERS:
August 21, 2003, 9:00 a.m., local time, GenVec, Inc. 65 West Watkins Mill Road Gaithersburg, Maryland 20878	August 21, 2003, 10:00 a.m., local time, Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109

        You should carefully read the section entitled "Risk Factors" beginning on page 26 for a discussion of risks that you should consider in determining how to vote on the proposed merger.

        The boards of directors of both GenVec and Diacrin have approved the proposed merger, and recommend that their respective stockholders vote FOR the adoption of the merger agreement and approval of the merger.

        Holders of GenVec common stock are also being asked to consider and vote upon several additional proposals described in the accompanying joint proxy statement/prospectus. The GenVec board of directors recommends that you vote FOR these additional proposals. The completion of the merger is not contingent upon the approval of GenVec's stockholders of any of these additional proposals.

Cordially,	Cordially,

Paul H. Fischer, Ph.D. Chief Executive Officer, GenVec, Inc.	Thomas H. Fraser, Ph.D. President and Chief Executive Officer, Diacrin, Inc.

        Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the securities to be issued pursuant to the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        The date of this joint proxy statement/prospectus is July 21, 2003, and is first being mailed to GenVec and Diacrin stockholders on or about July 24, 2003.

GENVEC, INC.
65 West Watkins Mill Road
Gaithersburg, MD 20878

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On August 21, 2003

TO THE STOCKHOLDERS OF GENVEC, INC.:

        An annual meeting of stockholders of GenVec, Inc. ("GenVec") will be held at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878, on August 21, 2003 at 9:00 a.m. At the annual meeting you will be asked to:

  1.
  Adopt the Agreement and Plan of Reorganization, dated as of April 14, 2003, and the related Agreement and Plan of Merger, dated as of April 14, 2003, between Diacrin, Inc. ("Diacrin") and GenVec (collectively, the "merger agreement"), pursuant to which (a) Diacrin will be merged with and into GenVec; (b) subject to the terms and conditions contained therein, each outstanding share of Diacrin common stock will be converted into 1.5292 shares (which is a fixed exchange ratio not subject to adjustment) of GenVec common stock and related preferred share purchase rights (with cash to be distributed instead of issuing fractional shares); (c) up to 30,000,000 shares of GenVec common stock will be issued in connection with the proposed merger; and (d) upon the consummation of the merger, the board of directors of GenVec would consist of the nine people identified in the attached joint proxy statement/prospectus; and approve the merger, as described in the attached joint proxy statement/prospectus;

  2.
  Approve an amendment to GenVec's amended and restated certificate of incorporation to increase the number of authorized shares of GenVec's common stock, par value $.001, from 60,000,000 shares to 100,000,000 shares;

  3.
  Approve an amendment of GenVec's 2002 Stock Incentive Plan, increasing by 1,000,000 (from 5,082,112 to 6,082,112) the number of shares authorized for issuance thereunder;

  4.
  Elect three directors to GenVec's board of directors, each to serve for a term of three years or until a successor has been elected and qualified; provided, however, that, if the merger is completed, GenVec's board of directors will consist of the nine people identified in the accompanying joint proxy statement/prospectus;

  5.
  Ratify the selection of KPMG LLP as independent auditors of GenVec for the current fiscal year ending December 31, 2003; and

  6.
  Consider and vote upon the adjournment of the annual meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of any or all of the above matters presented at the annual meeting to approve those matters.

        Persons to whom stockholders grant proxies will have the power to transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

        Only stockholders of record at the close of business on June 26, 2003, the record date for the GenVec annual meeting, will be entitled to notice of, and vote at, the meeting or any adjournments thereof. The affirmative vote of a majority of the outstanding GenVec common stock entitled to vote at the meeting is required for approval of the merger and approval of the amendment to the amended and restated certificate of incorporation to increase the authorized common stock. The affirmative vote of a majority of the shares present in person or represented by proxy, and entitled to vote at the meeting is required for approval of the amendment of the 2002 Stock Incentive Plan, ratification of the selection of KPMG LLP as independent auditors for the fiscal year ending December 31, 2003 and adjournment of the annual meeting to solicit additional proxies for proposals 1 through 5, set forth above. The three persons receiving the most votes will be elected as directors.

        After careful consideration, your board of directors has adopted the Agreement and Plan of Reorganization, and the related Agreement and Plan of Merger, approved the merger and the other proposals set forth above and recommends that you vote FOR adoption of each of the agreements and approval of the merger and the other proposals.

        We have described the Agreement and Plan of Reorganization, the related Agreement and Plan of Merger, the merger and the associated transactions as well as the other proposals in more detail in the accompanying joint proxy statement/prospectus, which you should read in its entirety before voting. A copy of the Agreement and Plan of Reorganization, together with the related Agreement and Plan of Merger, is attached as Appendix A to the accompanying joint proxy statement/prospectus.

        All holders of GenVec common stock are cordially invited to attend the GenVec annual meeting in person. However, to ensure your representation at the GenVec annual meeting, whether or not you plan to attend the meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. If your shares are held in "street name" by your broker, you may also vote your shares of GenVec common stock via the Internet or by telephone by following the instructions provided to you by your broker. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it is voted at the GenVec annual meeting. Executed proxies with no instructions indicated thereon will be voted FOR adoption of the Agreement and Plan of Reorganization and related Agreement and Plan of Merger, and approval of the merger and the other proposals.

By Order of the Board of Directors

Jeffrey W. Church Corporate Secretary

Gaithersburg, Maryland
July 21, 2003

IMPORTANT

        YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ARE A STOCKHOLDER OF RECORD AND FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

DIACRIN, INC.
Building 96 13th Street
Charleston Navy Yard
Charlestown, MA 02129

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On August 21, 2003

TO THE STOCKHOLDERS OF DIACRIN, INC.:

        We will hold a special meeting of stockholders of Diacrin, Inc. ("Diacrin") at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 on August 21, 2003 at 10:00 a.m., local time. At the special meeting you will be asked to:

  1.
  Consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization, dated as of April 14, 2003, and the related Agreement and Plan of Merger, dated as of April 14, 2003, between Diacrin and GenVec, Inc. ("GenVec") (collectively, the "merger agreement"), pursuant to which (a) Diacrin will be merged with and into GenVec; (b) subject to the terms and conditions contained therein, each outstanding share of Diacrin common stock will be converted into 1.5292 shares (which is a fixed exchange ratio not subject to adjustment) of GenVec common stock and related preferred share purchase rights (with cash to be distributed instead of issuing fractional shares); and (c) upon the consummation of the merger the board of directors of GenVec would consist of the nine people identified in the attached joint proxy statement/prospectus; and approve the merger, as described in the accompanying joint proxy statement/prospectus; and

  2.
  Consider and vote upon the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the merger.

        Persons to whom stockholders grant proxies will have the power to consider and act upon such other matters as may properly come before the special meeting or any adjournments thereof.

        Only stockholders of record at the close of business on June 26, 2003, the record date for the Diacrin special meeting, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The affirmative vote of a majority of the outstanding Diacrin common stock entitled to vote at the meeting is required for approval of the merger. The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required for approval of adjournment of the special meeting to solicit additional proxies FOR Proposal 1, set forth above.

        After careful consideration, your board of directors has approved the Agreement and Plan of Reorganization and the related Agreement and Plan of Merger and recommends that you vote FOR adoption of each of these agreements and approval of the merger and the other proposal.

        The Agreement and Plan of Reorganization, the related Agreement and Plan of Merger, the merger and the associated transactions are described in more detail in the accompanying joint proxy statement/prospectus, which you should read in its entirety before voting. A copy of the Agreement and Plan of Reorganization, together with the related Agreement and Plan of Merger, is attached as Appendix A to the accompanying joint proxy statement/prospectus.

        All holders of Diacrin common stock are cordially invited to attend the Diacrin special meeting in person. However, to ensure your representation at the Diacrin special meeting, whether or not you plan to attend the meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed pre-addressed, postage-paid envelope. If your shares are held in "street name" by your broker, you may also vote your shares of Diacrin common stock via the Internet or by telephone by following the instructions provided to you by your broker. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it is voted at the Diacrin special meeting. Executed proxies with no instructions indicated thereon will be voted FOR adoption of the Agreement and Plan of Reorganization and related Agreement and Plan of Merger and approval of the merger and the other proposal.

By Order of the Board of Directors

Steven D. Singer Secretary

Charlestown, Massachusetts
July 21, 2003

IMPORTANT

        YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ARE A STOCKHOLDER OF RECORD AND FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
Why am I receiving this joint proxy statement/prospectus and proxy card?

A:
You are receiving this joint proxy statement/prospectus and proxy card from us because you own shares of common stock of GenVec or Diacrin. This joint proxy statement/prospectus describes proposals on which stockholders of GenVec will be asked to vote at the GenVec annual meeting and the proposals on which stockholders of Diacrin will be asked to vote at the Diacrin special meeting. It also gives you information on these issues so that you can make an informed decision.

  FOR GENVEC STOCKHOLDERS

  As a GenVec stockholder you are being asked to vote upon all six proposals presented in this joint proxy statement/prospectus.

  The six proposals that GenVec stockholders are being asked to vote upon are:

    •
    Adoption of the merger agreement and approval of the merger;

    •
    Approval of an amendment to GenVec's amended and restated certificate of incorporation to increase the number of shares of GenVec common stock authorized for issuance;

    •
    Approval of an amendment of GenVec's 2002 Stock Incentive Plan to increase the number of shares of GenVec common stock authorized for issuance under the plan;

    •
    Election of three directors to GenVec's board of directors for a three-year term; however, if the merger is consummated, GenVec's board of directors will consist of the nine individuals identified in this joint proxy statement/prospectus;

    •
    Ratification of the selection of KPMG LLP as independent auditors for GenVec for the current fiscal year; and

    •
    The adjournment of the meeting, if necessary, to solicit additional votes to adopt or approve any of the preceeding proposals.

  Approval of the merger is not contingent on approval of any of the other proposals.

  We urge you to read carefully all the information presented in this joint proxy statement/prospectus so that you can make an informed decision on all the proposals you will be asked to consider at the GenVec annual meeting.

  FOR DIACRIN STOCKHOLDERS

  As a Diacrin stockholder you are being asked to vote on the two proposals presented in this joint proxy statement/prospectus.

        The two proposals that Diacrin stockholders are being asked to vote upon are:

    •
    Adoption of the merger agreement and approval of the merger; and

    •
    The adjournment of the special meeting to a later date, if necessary, to solicit additional votes to adopt or approve the preceding proposal.

  We urge you to read carefully all of the information presented in this joint proxy statement/prospectus so that you can make an informed decision on the proposal to adopt the merger agreement and approve the merger that you will be asked to consider at the Diacrin special meeting.

  While the information presented in this joint proxy statement/prospectus under the headings "Proposal 2—Increase in GenVec's Authorized Common Stock," "Proposal 3—Increase in

i

  Authorized Shares Under GenVec's 2002 Stock Incentive Plan," "Proposal 4—Election of GenVec Directors," and "Proposal 5—Ratification of the Selection of GenVec's Independent Auditors" is not directly applicable to your decision regarding the merger proposal and you cannot vote on these proposals, these sections address important matters that the current GenVec stockholders will vote upon at the GenVec annual meeting. If the current GenVec stockholders approve these proposals, these proposals will be implemented prior to or upon completion of the merger. Approval of the merger is not contingent on approval of any of these proposals.

Q:
Why are GenVec and Diacrin proposing to merge?

A:
We are proposing to merge because we believe that combining the strengths of our two companies is in the best interests of each company and its stockholders. GenVec and Diacrin share the same overarching mission—to develop and ultimately commercialize innovative medicines and treatments intended to treat serious and life-threatening diseases. With Diacrin integrated into GenVec, the combined company should be able to:

  •
  continue to have a strong product pipeline of gene-based medicines and cell transplantation products and expanded process development and manufacturing expertise and facilities;

  •
  form a strong, focused company with a reduced cash burn, an efficient work force and a significant cash position;

  •
  continue to advance the development and commercialization of cancer therapy technology, and expand its growing vaccine business; and

  •
  enhance its ability to form partnerships that will help facilitate the development of its product pipeline.

  GenVec stockholders should see page 65 of this joint proxy statement/prospectus for the numerous factors considered by the GenVec board of directors in recommending that you vote FOR the proposal to adopt the merger agreement and to approve the merger.

  Diacrin stockholders should see page 68 of this joint proxy statement/prospectus for the numerous factors considered by the Diacrin board of directors in recommending that you vote FOR the proposal to adopt the merger agreement and to approve the merger.

Q:
As a Diacrin stockholder, what will I receive in the merger?

A:
If the merger is completed, each share of Diacrin common stock that you own will be converted into 1.5292 shares of GenVec common stock and related preferred share purchase rights. Under the terms of the merger agreement, the exchange ratio is fixed at 1.5292 and will not be changed to reflect fluctuations in the market price of the common stock of either company.

  You will not receive fractional shares of GenVec common stock. Instead, you will receive the cash value, without interest, of any fractional share of GenVec common stock that you might otherwise have been entitled to receive.

Q:
Will GenVec stockholders receive any shares as a result of the merger?

A:
No. GenVec stockholders will continue to hold the shares of GenVec common stock that they currently own.

Q:
Are there any risks related to the proposed transaction or any risks related to owning GenVec common stock?

A:
Yes. You should carefully review the risk factors beginning on page 26.

Q:
When and where will the GenVec annual meeting be held?

A:
The annual meeting will take place on August 21, 2003, at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878, commencing at 9:00 a.m., local time. For more information regarding the GenVec annual meeting, please see "The GenVec Annual Meeting" on page 53.

Q:
When and where will the Diacrin special meeting be held?

A:
The special meeting will take place on August 21, 2003, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, commencing at 10:00 a.m., local time. For detailed information about the Diacrin special meeting, see "The Diacrin Special Meeting" on page 57.

Q:
What do GenVec stockholders need to do now?

A:
Please carefully review this joint proxy statement/prospectus and respond as soon as possible by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope.

  If your shares are held in "street name" by your broker, you should follow the instructions provided to you by your broker. Your broker will only vote your shares with respect to the merger and the amendment to the amended and restated certificate of incorporation to increase the authorized shares of GenVec common stock if you provide instructions indicating how you want your shares to be voted.

Q:
What do Diacrin stockholders need to do now?

A:
Please carefully review this joint proxy statement/prospectus and respond as soon as possible by completing, signing and dating your proxy card and returning it in the enclosed pre-addressed, postage paid envelope.

  If your shares are held in "street name" by your broker, you should follow the instructions provided to you by your broker. Your broker will only vote your shares with respect to the merger if you provide instructions indicating how you would like your shares to be voted.

Q:
What happens if I don't indicate how to vote on my proxy card?

A:
If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote FOR the adoption of the merger agreement and approval of the merger and as a vote FOR the adjournment of the GenVec annual meeting and Diacrin special meeting as the case may be, if necessary; as well as, with respect to GenVec stockholders, FOR the other proposals to be considered at the GenVec annual meeting.

Q:
What happens if I do not vote?

A:
If you do not sign and send in your proxy card or vote at the GenVec annual meeting or the Diacrin special meeting, as the case may be, or if you mark the "abstain" box on the proxy card, it will have the effect of a vote against the adoption of the merger agreement and approval of the merger, as well as, with respect to GenVec stockholders, the amendment to the amended and restated certificate of incorporation to increase the number of shares of common stock authorized for issuance. However if you mark the "abstain" box on your proxy card with respect to the proposal to adjourn the GenVec annual meeting or the Diacrin special meeting, as the case may be, it will have the effect of a vote against such proposal. In addition, if you are a GenVec stockholder and you mark the "abstain" box on the proxy card, it will have the effect of a vote against the approval of the amendment of the 2002 Stock Incentive Plan to increase the number of shares of GenVec common stock authorized for issuance under the plan and the ratification of GenVec's auditors. With respect to the election of directors, the nominees who receive the greatest number of votes cast in person or by proxy, at the annual meeting, will be elected directors, assuming that a quorum is present.

Q:
Why is it important for me to vote?

A:
We cannot complete the merger without the approval of holders of a majority of the outstanding shares of GenVec common stock and holders of a majority of the outstanding shares of Diacrin common stock.

  In addition, the proposal to amend GenVec's amended and restated certificate of incorporation to increase the number of authorized shares of common stock will not be approved without the affirmative vote of holders of a majority of the outstanding shares of GenVec common stock.

Q:
Should I send in my Diacrin stock certificates now?

A:
No. After the merger is completed, American Stock Transfer & Trust Company, the exchange agent for the merger, will send all Diacrin stockholders written instructions for exchanging their Diacrin stock certificates.

Q:
What do I do if I have questions?

A:
If you have any questions about the GenVec annual meeting or Diacrin special meeting or if you need additional copies of this joint proxy statement/prospectus, you should contact:

        If you are a GenVec stockholder, please contact:

Jeffrey W. Church
Chief Financial Officer, Treasurer and Corporate Secretary
GenVec, Inc.
65 West Watkins Mill Road
Gaithersburg, Maryland 20878
(240) 632-0740
jchurch@genvec.com

  If you are a Diacrin stockholder, please contact:

Thomas H. Fraser, Ph.D.
President and Chief Executive Officer
Diacrin, Inc.
Building 96 13th Street
Charlestown Navy Yard
Charlestown, Massachusetts 02129
(617) 242-9100
info@diacrin.com

WHERE YOU CAN FIND MORE INFORMATION

        Each of GenVec and Diacrin is a reporting company and files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information filed at the Securities and Exchange Commission's public reference room located at 450 Fifth Street, N.W., Washington, DC 20549. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. GenVec's and Diacrin's reports, proxy statements and other information filed with the Securities and Exchange Commission are also available to the public on the Securities and Exchange Commission's web site at http://www.sec.gov and on GenVec's and Diacrin's respective web sites, www.genvec.com and www.diacrin.com. The information on these web sites is not incorporated by reference into this joint proxy statement/prospectus. The web site addresses are included in this document as an inactive textual reference only.

        GenVec filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 to register with the Securities and Exchange Commission the GenVec common stock issuable in connection with the merger. This joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information with respect to GenVec, Diacrin or GenVec common stock, please refer to the registration statement, including the exhibits and schedules. You can obtain the additional information by making a written or oral request to, in the case of information concerning GenVec, GenVec, Inc., 65 West Watkins Mill Road, Gaithersburg, Maryland 20878, attention: Jeffrey W. Church, Corporate Secretary (telephone: (240) 632-0740); or, in the case of information concerning Diacrin, Diacrin, Inc., Building 96, 13th Street, Charlestown Navy Yard, Charlestown, MA 02129; attention: Thomas H. Fraser (telephone: (617) 242-9100). In order to ensure timely delivery of the documents, any request should be made by August 14, 2003.

        Statements contained in this joint proxy statement/prospectus about the contents of any material contract or other document fairly summarizes the material provisions of such contract or other document. For a complete copy of any such material contract or other document, we refer you, in each case, to the copy of such contract or other document filed as an exhibit to the registration statement.

v

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus includes statements that reflect projections or expectations of future financial condition, results of operations and business of each of GenVec, Diacrin and the combined company following the merger. These statements are subject to risk and uncertainty. These statements are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. GenVec and Diacrin have made, and may continue to make, various forward-looking statements with respect to matters including but not limited to possible or assumed results of operations of GenVec, including the anticipated synergies, cost savings and revenue enhancements from the merger and product development plans. When used in this joint proxy statement/prospectus, the words "believe," "anticipate," "estimate," "project," "intend," "expect," "may," "will," "should," "would," "contemplate," "possible," "attempt," "seek" and similar expressions are intended to identify forward-looking statements. GenVec and Diacrin caution that these forward- looking statements are subject to numerous assumptions, risks and uncertainties, and that statements for periods after 2003 are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from those expressed in forward-looking statements. For instance, the following factors could cause actual results to differ materially from those expressed in forward-looking statements:

  •
  risks relating to the early stage of product candidates under development;

  •
  risks relating to the ability to identify and enter into agreements with potential collaborative partners;

  •
  uncertainties relating to clinical trials;

  •
  dependence on third parties;

  •
  future capital needs;

  •
  risks relating to the commercialization, if any, of proposed product candidates (such as marketing, regulatory, patent, product liability, supply, competition and other risks); and

  •
  delays in completing the merger.

        In addition, you should carefully consider the matters described in the section entitled "Risk Factors" before voting on the merger.

        GenVec's and Diacrin's forward-looking statements speak only as of the dates on which they are made. By making forward-looking statements, GenVec and Diacrin assume no duty to update them to reflect new, changing or unanticipated events or circumstances, except as may be required by applicable law or regulation.

x

SUMMARY

        This summary highlights the information in this joint proxy statement/prospectus that we consider to be the most material, but this summary may not contain all of the information that may be important to you. You should carefully read this entire document and the documents to which we have referred you in order to understand fully the companies and to obtain a more complete description of the merger. See "Where You Can Find More Information" (Page v).

        GenVec, BIOBYPASS® and TNFerade™ are registered trademarks of GenVec, and Diacrin is a registered trademark of Diacrin. All other trademarks and service marks used in this joint proxy statement/prospectus are the property of their respective owners.

GenVec, Inc. (Page 115)
65 West Watkins Mill Road
Gaithersburg, Maryland 20878
(240) 632-0740

GenVec, Inc. was incorporated in Delaware in 1992. GenVec is a clinical-stage biopharmaceutical company developing and working to commercialize innovative therapeutic proteins to treat serious and life-threatening diseases such as cancer, heart disease and macular degeneration. GenVec's product candidates are based on GenVec's proprietary gene transfer technology that uses a vehicle, commonly called a vector, to deliver genes that produce proteins at the site of disease. Currently, three of GenVec's therapeutic product candidates are in clinical trials approved by the United States Food and Drug Administration, commonly referred to as the FDA. Current product development programs include:

  •
  TNFerade™, which is currently in Phase II trials for the treatment of pancreatic cancer and esophageal cancer;

  •
  BIOBYPASS®, which has completed a Phase II trial for the treatment of severe heart disease; and

  •
  AdPEDF, which is currently in a Phase I trial for the treatment of wet age-related macular degeneration.

        GenVec is also developing therapeutic vaccines using its patented gene transfer technologies for the treatment of life-threatening viruses. GenVec is currently collaborating with the U.S. Government for the development of therapeutic vaccine candidates for the HIV, malaria and dengue viruses. GenVec and the U.S. Government recently entered into an agreement to develop a vaccine for SARS.

Diacrin, Inc. (Page 138)
Building 96 13th Street
Charlestown Navy Yard
Charlestown, Massachusetts 02129
(617) 242-9100

Diacrin, Inc. was incorporated in Delaware in 1989. Since its creation, Diacrin has been developing cell transplantation product candidates for the treatment of human diseases that are characterized by cell dysfunction or cell death and for which current therapies are either inadequate or nonexistent. In particular, Diacrin has focused on cardiac disease and Parkinson's disease. Diacrin believes that cell transplantation products will address important unmet medical needs and seeks to play a leading role in developing these products. Diacrin has transplanted cells into approximately 67 patients in FDA approved clinical trials and is currently focusing its efforts towards the development of its cell transplantation product candidate for the treatment of cardiac disease.

The Combined Company

GenVec and Diacrin believe that combining the two companies will create a company that can advance the development and commercialization of their product candidates that are currently in clinical trials and expand GenVec's growing vaccine business. GenVec and Diacrin also believe that the merger will enable the combined company to use Diacrin's manufacturing expertise and facilities to produce clinical supplies for GenVec's product candidates and vaccine program and that the combination of GenVec and Diacrin enhances the combined company's ability to form partnerships that facilitate the development of both GenVec's and Diacrin's product pipelines. These product pipelines, when combined, will potentially feature therapeutic products designed to treat cancer, cardiac disease, including coronary artery disease, and macular degeneration. The combined company will also strive to expand GenVec's growing vaccine program that currently includes product candidates for the treatment of the HIV, malaria, dengue and SARS viruses. See "Proposal 1—The Merger—Board of Directors, Management and Operations After the Merger—Operations" on page 94.

The Merger (Page 60)

We have attached the Agreement and Plan of Reorganization, and the related Agreement and Plan of Merger. These documents are collectively referred to in this joint proxy statement/prospectus as the merger agreement and are the legal documents that govern the merger. The merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

Terms of the Merger (Page 85)

Under the terms of the merger agreement and applicable Delaware law, GenVec will acquire Diacrin through the merger of Diacrin with and into GenVec. The separate existence of Diacrin will cease, and GenVec will continue as the surviving entity.

Effective Date of the Merger (Page 93)

The closing of the merger will take place on the first business day after all conditions to the merger set forth in the merger agreement are fulfilled or validly waived, or at such other time as GenVec and Diacrin may agree in writing. The parties currently expect to complete the merger during the third quarter of 2003.

Consideration to be Received by Diacrin Stockholders; Exchange Ratio (Page 85)

When the merger becomes effective, each share of Diacrin common stock held by Diacrin's stockholders will automatically be cancelled and converted into 1.5292 shares of GenVec common stock (and the related preferred share purchase rights) and cash instead of fractional shares.

Under terms of the merger agreement, the exchange ratio is fixed at 1.5292 and will not be changed to reflect fluctuations in the market price of the common stock of either company. Because the market prices of GenVec and Diacrin common stock will fluctuate prior to and following the completion of the merger, the value of the shares of GenVec common stock issued to Diacrin's stockholders on the effective date of the merger may be more or less than the value of the shares of Diacrin common stock immediately prior to the effective date. No assurance can be given as to what the market price of GenVec common stock will be if and when the merger is completed, and Diacrin stockholders are advised to obtain current market quotations for GenVec common stock and Diacrin common stock.

Exchange of Certificates; Surrender of Stock Certificates (Page 87)

As soon as practicable after the merger occurs, the GenVec exchange agent will mail to Diacrin stockholders a form of transmittal letter containing detailed instructions regarding how Diacrin stockholders may exchange their old Diacrin certificates for new GenVec certificates representing the shares of GenVec common stock they hold as a result of the merger. After the closing, the exchange agent will send new certificates representing GenVec common stock and a check for cash for any fractional share interests to former Diacrin stockholders who have delivered properly completed letters of transmittal.

Please do not send in any certificates representing Diacrin common stock at this time.

Comparison of Rights of Holders of GenVec Common Stock and Diacrin Common Stock (Page 107)

The rights of GenVec and Diacrin stockholders are currently governed by the Delaware General Corporation Law, and the respective charter and by-laws of GenVec and Diacrin. Upon completion of the merger, Diacrin stockholders will become stockholders of GenVec and, as such, their rights will be governed by the Delaware General Corporation Law and

GenVec's amended and restated certificate of incorporation and by-laws.

Diacrin stockholders should note that there are several provisions of GenVec's amended and restated certificate of incorporation and bylaws that are much more restrictive than the comparable provisions of Diacrin's current certificate of incorporation and bylaws with respect to stockholders' ability to change the composition of the board of directors and approve transactions the stockholders may believe are in their interests. Such provisions include those relating to GenVec's classified board, removal of GenVec directors, the ability of stockholders to call special meetings, the inability of stockholders to act by written consent in lieu of a meeting and amendment of GenVec's amended and restated certificate of incorporation.

In addition, unlike Diacrin, GenVec has a stockholder rights plan (a so-called "poison pill").

If the merger is completed the rights of Diacrin's stockholders will be governed by these more restrictive provisions.

The GenVec Annual Meeting (Page 53)

The GenVec annual meeting will be held on August 21, 2003, at 9:00 a.m. (local time), at GenVec's executive offices located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878. Only stockholders of record of GenVec common stock at the close of business on June 26, 2003 will be entitled to notice of and to vote at the annual meeting.

At the annual meeting, GenVec stockholders will be asked to:

  •
  adopt the merger agreement and approve the merger;

  •
  approve an amendment to the GenVec amended and restated certificate of incorporation to increase the number of shares of authorized GenVec common stock from 60,000,000 to 100,000,000;

  •
  approve an amendment of GenVec's 2002 Stock Incentive Plan to increase by 1,000,000 shares (from 5,082,112 to 6,082,112) the number of shares of common stock authorized for issuance under the plan;

  •
  elect three directors to serve on GenVec's board for a three-year term; however, if the merger is completed the GenVec board of directors will consist of the nine persons identified in this joint proxy statement/prospectus;

  •
  ratify the selection of KPMG LLP as GenVec's independent auditors for the fiscal year ending December 31, 2003; and

  •
  adjourn the annual meeting, if necessary, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the merger requires an affirmative vote of a majority of the shares present in person or represented by proxy.

You may vote in person or by returning the proxy card accompanying this document. If your shares are held in "street name" by your broker, you may also complete and submit your proxy via the Internet or by telephone by following the instructions provided to you by your broker.

Vote Required for Proposals at GenVec Annual Meeting; Broker Non-Votes (Page 55)

The adoption of the merger agreement and approval of the amendment to the GenVec amended and restated certificate of incorporation to increase the authorized shares of GenVec common stock will require the affirmative vote of holders of a majority of the shares of GenVec common stock outstanding on the record date. Accordingly, abstentions and broker non-votes will have the effect of a vote against these proposals.

The approval of the amendment of GenVec's 2002 Stock Incentive plan to increase the number of shares authorized for issuance under the plan, the ratification of KPMG LLP as GenVec's independent auditors for the current fiscal year and the adjournment of the annual meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of any or all of GenVec proposals

1 through 5, presented at the annual meeting to approve those proposals will require the affirmative vote of a majority of the total votes present, in person or represented by proxy, and entitled to vote, at the GenVec annual meeting. Abstentions will have the effect of a vote against these proposals and broker non-votes will have no effect on these proposals.

With respect to the election of three directors to the GenVec board, the three nominees for election who receive the greatest number of votes cast, in person or by proxy, at the GenVec annual meeting, assuming that a quorum is present, will be elected as directors. Abstentions and broker non-votes will not have any effect on the outcome of the vote for election of directors.

Please note that if the merger is completed GenVec's board of directors will consist of the nine people identified in this joint proxy statement/prospectus.

As of the record date for GenVec's annual meeting, GenVec's executive officers, directors and affiliates beneficially owned an aggregate of approximately 4.2 million shares of GenVec common stock, entitling them to exercise approximately 18.1% of the voting power of GenVec common stock entitled to vote at the annual meeting. The closing of the merger is conditioned upon GenVec' stockholders voting to adopt the merger agreement and approve the merger, but is not conditioned on approval of the other proposals.

Board of Directors, Management and Operations After the Merger (Page 94)

Upon completion of the merger, GenVec's board of directors will consist of nine directors, five of whom are current directors of GenVec and four of whom are current directors of Diacrin. For three years following the effective date of the merger, if any vacancy occurs with respect to any position on the board previously held by a director designated by GenVec or Diacrin, the remaining directors designated by GenVec or Diacrin, as appropriate, will designate his or her replacement. If, during the three years following the effective date of the merger, the term of office of any director designated by GenVec or Diacrin expires, the remaining directors designated by GenVec or Diacrin, as appropriate, will nominate the person to be elected to fill the vacancy.

Thomas H. Fraser, Ph.D., the current President and Chief Executive Officer of Diacrin, will serve as Chairman of the board of directors of GenVec following the merger. Paul H. Fischer, Ph.D. will continue to serve as Chief Executive Officer and a director of GenVec following the merger.

The Diacrin Special Meeting (Page 57)

The Diacrin special meeting will be held on August 21, 2003, at 10:00 a.m. (local time), at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. Only stockholders of record of Diacrin common stock at the close of business on June 26, 2003 will be entitled to notice of and to vote at the special meeting.

At the special meeting, Diacrin stockholders will be asked to adopt the merger agreement and approve the merger. Diacrin stockholders may vote in person or by returning the proxy card accompanying this document. In addition, Diacrin stockholders will be asked to vote upon a proposal to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the merger.

If your shares are held in "street name" by your broker, you may also vote your shares of common stock via the Internet or by telephone by following the instructions provided to you by your broker.

Vote Required for Proposals of Diacrin Special Meeting; Broker Non-Votes (Page 58)

The adoption of the merger agreement and the approval of the merger will require the affirmative vote of holders of a majority of the shares of Diacrin common stock outstanding on the record date. Accordingly, abstentions and broker non-votes will have the effect of a vote against the merger.

The proposal to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the merger requires an affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect on this proposal.

As of the record date for Diacrin's special meeting, Diacrin's executive officers, directors and affiliates beneficially owned an aggregate of approximately 7.0 million shares of Diacrin common stock, entitling them to exercise approximately 39.6% of the voting power of Diacrin common stock entitled to vote at the special meeting. The closing of the merger is conditioned upon Diacrin's stockholders voting to adopt the merger agreement and approve the merger.

GenVec's Reasons for the Merger (Pages 65 to 68)

The GenVec board of directors believes that the merger is in the best interests of GenVec and its stockholders. In making its determination, the GenVec board considered the following factors among others:

  •
  the fact that the combined company is expected to have cash and investments sufficient to fund operations through mid-2006;

  •
  the combined company's opportunity to use Diacrin's existing expertise and facilities to produce clinical trial material for the combined company and to expand GenVec's existing vaccine business;

  •
  the potential to create a combined cardiology program by adding Diacrin's cell therapy program for congestive heart failure to GenVec's BIOBYPASS® for severe coronary artery disease;

  •
  the combined company's enhanced potential to form new strategic partnerships and collaborations;

  •
  the opportunity for significant cost savings at the combined company, including through a reduction in force by the combined company and savings from the consolidation of corporate and administrative infrastructures;

  •
  the fact that the combined company would benefit from the combined management expertise of the two companies through the continued involvement of Paul H. Fischer, Ph.D. as Chief Executive Officer of the combined company and of Diacrin's President and Chief Executive Officer, Thomas H. Fraser, Ph.D., as Chairman of the Board of, and a part-time consultant to, the combined company;

  •
  the fact that five of the combined company's nine directors would come from GenVec, which the GenVec board of directors believed would help ensure that the potential strategic and other benefits of the merger are realized; and

  •
  the presentation and written opinion of Needham & Company, Inc., on April 14, 2003 that, as of April 14, 2003, and based upon and subject to the matters stated in the opinion, the exchange ratio was fair from a financial point of view to the GenVec stockholders, together with a letter from Needham & Company, dated July 14, 2003, in which Needham & Company updates its opinion as of July 14, 2003.

For a more complete discussion of the factors considered by the GenVec board in making its determination, see "Proposal 1—The Merger—GenVec's Reasons for the Merger; Negative Factors Considered by the GenVec Board of Directors; Recommendation of the GenVec Board of Directors."

Diacrin's Reasons for the Merger (Pages 68 to 71)

The Diacrin board of directors believes that the merger is in the best interests of Diacrin and its stockholders. In making its determination, the Diacrin board considered the following factors among others:

  •
  the inherent risks associated with the fact that Diacrin is currently developing a single product candidate, myoblasts for cardiac disease, which is in Phase I clinical trials; and that, even assuming successful development of the product candidate, Diacrin would not anticipate commercialization until at least 2007;

  •
  the fact that Diacrin's common stock has been trading at a significant discount to Diacrin's cash and cash equivalents for a prolonged period of time;

  •
  the Diacrin board of directors' assessment of the potential value of the merger compared to various other strategic alternatives that the Diacrin board of directors has considered, including, but not limited to, winding down the affairs of Diacrin and paying its stockholders a liquidating dividend;

  •
  the fact that the merger consideration of 1.5292 shares of GenVec common stock for each share of Diacrin common stock represented a premium of 94.2% over the closing price of Diacrin common stock on April 14, 2003, the business day prior to public announcement of the merger;

  •
  the combined company's larger and more diversified product pipeline;

  •
  the combined company's opportunity to use Diacrin's existing expertise and facilities to produce clinical trial material for the combined company and to expand GenVec's existing vaccine business;

  •
  the fact that the combined company is expected to have cash and investments sufficient to fund operations through mid-2006;

  •
  the combined company's enhanced potential to form new strategic partnerships and collaborations;

  •
  the opportunity for significant cost savings at the combined company, including through a reduction in force at the combined company and savings from the consolidation of corporate and administrative infrastructures;

  •
  the fact that the combined company would benefit from the combined management expertise of the two companies through the continued involvement of GenVec's Chief Executive officer, Dr. Paul H. Fischer, as Chief Executive Officer of the combined company and of Diacrin's President and Chief Executive Officer, Dr. Thomas H. Fraser, as Chairman of the Board of, and a part-time consultant to, the combined company;

  •
  the fact that four of the combined company's nine directors would come from Diacrin, which the Diacrin board of directors believed would help ensure that the potential strategic and other benefits of the merger are realized; and

  •
  the opinion, orally delivered on April 14, 2003 and confirmed in writing on April 15, 2003, of SG Cowen Securities Corporation as to the fairness, from a financial point of view, as of those dates, of the exchange ratio to be received pursuant to the merger agreement to the holders of Diacrin common stock.

For a more complete discussion of the factors considered by the Diacrin board in making its determination, see "Proposal 1—The Merger—Diacrin's Reasons for the Merger; Negative Factors Considered by the Diacrin Board of Directors; Recommendation of the Diacrin Board of Directors."

GenVec's Reasons for the Merger; Negative Factors Considered by the GenVec Board of Directors; Recommendation of the GenVec Board of Directors (Pages 65 to 68)

GenVec's board of directors has approved the merger and believes that the merger is fair and in the best interests of GenVec and its stockholders. GenVec's board recommends that GenVec stockholders vote FOR the adoption of the merger agreement and approval of the merger.

GenVec's board also has approved (a) an amendment to GenVec's amended and restated certificate of incorporation to increase the number of shares of authorized common stock from 60,000,000 to 100,000,000; (b) an amendment of GenVec's 2002 Stock Incentive Plan to increase by 1,000,000 shares (from 5,082,112 to 6,082,112) the number of shares of common stock authorized for issuance under the plan; and (c) the ratification of KPMG LLP as GenVec's independent auditors for the current fiscal year. GenVec's board recommends that GenVec stockholders vote FOR each of these proposals.

GenVec's board of directors has nominated Herbert J. Conrad, Wayne T. Hockmeyer, Ph.D. and Paul H. Fischer, Ph.D., each an incumbent director, for election as directors on the GenVec board. GenVec's board of directors recommends a vote FOR the election of the nominees named above.

GenVec may desire to adjourn the annual meeting to solicit additional votes for the adoption of proposals 1 through 5. GenVec's board of directors recommends a vote FOR the proposal to adjourn the annual meeting, if necessary, to solicit additional votes for proposals 1 through 5.

Diacrin's Reasons for the Merger; Negative Factors Considered by the Diacrin Board of Directors; Recommendation of the Diacrin Board of Directors (Pages 68 to 71)

Diacrin's board of directors has approved the merger agreement and the merger and believes that the merger is fair and in the best interests of Diacrin and its stockholders. Diacrin's board recommends that Diacrin stockholders vote FOR the adoption of the merger agreement and approval of the merger.

Diacrin may desire to adjourn the special meeting to solicit additional votes for the adoption of the merger agreement. Diacrin's board of directors recommends a vote FOR the proposal to adjourn the special meeting, if necessary, to solicit additional votes for the adoption of the merger agreement.

Opinion of GenVec's Financial Advisor (Pages 71 to 76)

Needham & Company, Inc. delivered its opinion, dated April 14, 2003, to the GenVec board at the meeting at which the GenVec board approved the merger that, as of April 14, 2003, the exchange ratio is fair to the GenVec stockholders from a financial point of view. The opinion, together with a letter dated July 14, 2003, in which Needham & Company updates its opinion as of July 14, 2003 is attached as Appendix B to this joint proxy statement/prospectus, and GenVec stockholders are urged to read the opinion in its entirety.

Opinion of Diacrin's Financial Advisor (Pages 76 to 85)

SG Cowen Securities Corporation orally delivered an opinion on April 14, 2003 to the Diacrin board at the meeting at which the Diacrin board approved the merger and confirmed such opinion in writing on April 15, 2003, that, as of those dates, the exchange ratio is fair to the Diacrin stockholders from a financial point of view. This opinion is attached as Appendix C to this joint proxy statement/prospectus, and Diacrin stockholders are urged to read the opinion in its entirety.

Conditions to Completing the Merger; Waiver (Pages 89 and 90)

The obligations of GenVec and Diacrin to complete the merger are subject to the satisfaction of a number of conditions which may not be waived by either GenVec or Diacrin, including:

  •
  adoption of the merger agreement and approval of the merger by the stockholders of GenVec at GenVec's annual meeting and by the stockholders of Diacrin at Diacrin's special meeting;

  •
  receipt of all applicable regulatory approvals in connection with the merger;

  •
  the effectiveness of the registration statement, of which this document forms a part, and the absence of any stop order or threatened or pending proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement;

  •
  receipt of all applicable state securities or "Blue Sky" authorizations; and

  •
  the absence of any court or agency order prohibiting the merger.

The obligations of GenVec and Diacrin to complete the merger are also subject to the satisfaction of a number of conditions which may be waived by either GenVec or Diacrin, including:

  •
  receipt of material third-party consents;

  •
  each party's representations and warranties being true and correct in all respects both (i) as of the date of the merger agreement, except to the extent that the representations and warranties are made as of a particular date, in which case they will be true and correct as of such date and (ii) as of the effective date of the merger, except (a) to the extent that the representations and warranties are made as of a particular date, in which case they will be true and correct as of such date, (b) for changes contemplated by the merger agreement and (c) where the failure to be correct individually or in the aggregate has not had, and is not reasonably likely to have, a material adverse effect on the other party;

  •
  each party having complied in all material respects with its covenants in the merger agreement; and

  •
  each party having received an opinion of legal counsel that the merger will qualify as a reorganization for United States federal income tax purposes under the Internal Revenue Code.

Termination of Merger Agreement (Page 91)

The merger agreement may be terminated, either before or after approval by the stockholders of GenVec and Diacrin, in the following circumstances:

  •
  by mutual consent in writing of GenVec and Diacrin;

  •
  by either party if the other party has materially breached any covenant or agreement or representation or warranty contained in the merger agreement, such breach has not been cured as permitted by the merger agreement and the merger agreement entitles the non-breaching party to refuse to consummate the merger as a result of the breach;

  •
  by either party if a court or agency has issued a final, nonappealable order prohibiting the merger;

  •
  by either party if the stockholders of GenVec or Diacrin do not approve the merger, so long as the terminating party is not itself in breach under the merger agreement;

  •
  by either party if the merger is not completed by September 30, 2003, so long as the failure to complete the merger is not due to the failure of the terminating party to comply with the covenants contained in the merger agreement;

  •
  by either party if the board of directors of the other party withdraws or modifies its recommendation of the merger or recommends or enters into an agreement to accept a competing takeover proposal, or fails to reaffirm in writing its recommendation in favor of the merger within five days after a request has been made by such party;

  •
  by either party if the other party does not include the board of directors' recommendation in favor of the merger in the joint proxy statement/prospectus;

  •
  by either party if the notice calling for the stockholders' meeting of the other party has not been mailed by September 2, 2003;

  •
  by either party if the other party has intentionally breached its "no-shop" obligation; or

  •
  by either party if a tender or exchange offer for 25% or more of the other party's outstanding capital stock is commenced and the board of directors fails to recommend against the acceptance of such offer.

Expenses; Termination Fee (Page 91)

Whether or not the merger is consummated, expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring those expenses, except that each of GenVec and Diacrin shall bear 50% of the costs associated with printing and mailing this joint proxy statement/prospectus. Nevertheless, if either party intentionally breaches any representation, warranty, covenant or agreement in the merger agreement in any material respect and the non-breaching party terminates the merger agreement, the breaching party will bear all of the costs and expenses of the other party so long as the other party is not also in material breach of its representations, warranties, covenants and agreements.

Diacrin will pay GenVec the termination fee of $1,200,000 if GenVec terminates the merger agreement for one of the reasons listed below:

  •
  Diacrin's board of directors withdraws, modifies or changes its recommendation of the merger or resolves to do so;

  •
  Diacrin's board of directors recommends a competing takeover proposal or resolves to do so or enters into a letter of intent to accept any competing takeover proposal;

  •
  Diacrin does not include its board of directors' recommendation in favor of adoption of the merger agreement and approval of the merger in this joint proxy statement/prospectus;

  •
  Diacrin's board of directors does not reaffirm its recommendation in favor of adoption of the merger agreement and approval of the merger within five days of a request made by GenVec;

  •
  Diacrin's stockholders' meeting is not called by September 2, 2003;

  •
  Diacrin has intentionally breached its "no-shop" obligation; or

  •
  a tender or exchange offer for 25% or more of Diacrin's outstanding capital stock is commenced and Diacrin's board of directors fails to recommend against the acceptance of such tender offer.

In addition, Diacrin will be required to pay to GenVec the termination fee of $1,200,000 if the merger agreement is terminated by either GenVec or Diacrin under the following circumstances:

  •
  the stockholders of Diacrin do not adopt the merger agreement and approve the merger at their special meeting;

  •
  prior to the Diacrin special meeting, a competing takeover proposal with respect to Diacrin shall have been announced publicly; and

  •
  the transaction that is the subject of the competing takeover proposal is completed within 12 months after the termination of the merger agreement or an agreement with respect to such takeover proposal is entered into within 12 months and the transaction is completed within 18 months after termination of the merger agreement.

GenVec will pay Diacrin the termination fee of $1,200,000 if Diacrin terminates the merger agreement for one of the reasons listed below:

  •
  GenVec's board of directors withdraws, modifies or changes its recommendation of the merger or resolves to do so;

  •
  GenVec's board of directors recommends a competing takeover proposal or resolves to do so or enters into an agreement to accept any competing takeover proposal;

  •
  GenVec does not include its board of directors' recommendation in favor of the adoption of the merger agreement and approval of the merger in this joint proxy statement/prospectus;

  •
  GenVec's board of directors does not reaffirm its recommendation in favor of adoption of the merger agreement and approval of the merger within five days of a request made by Diacrin;

  •
  GenVec's stockholders' meeting is not called by September 2, 2003;

  •
  GenVec has intentionally breached its "no-shop" obligation; or

  •
  a tender or exchange offer for 25% or more of GenVec's outstanding capital stock is commenced and GenVec's board of directors fails to recommend against the acceptance of such tender offer.

In addition, GenVec will be required to pay Diacrin the termination fee of $1,200,000 if the merger agreement is terminated by either GenVec or Diacrin under the following circumstances:

  •
  the stockholders of GenVec do not adopt the merger agreement and approve the merger at their annual meeting;

  •
  prior to the GenVec annual meeting, a competing takeover proposal with respect to GenVec shall have been announced publicly; and

  •
  the transaction that is the subject of the competing takeover proposal is completed within 12 months after the termination of the merger agreement or an agreement with respect to such takeover proposal is entered into within 12 months and the transaction is completed within 18 months after termination of the merger agreement.

Amendment of Merger Agreement (Page 93)

GenVec and Diacrin may amend the merger agreement at any time prior to the effective date of the merger. Once the stockholders of GenVec and Diacrin have approved the merger, however, the parties may not waive or amend the merger agreement to change the number of shares of GenVec common stock Diacrin's stockholders will be entitled to receive upon conversion of their common stock on the effective date of the merger.

Accounting Treatment of the Merger (Page 100)

The merger will be accounted for using the purchase method of accounting. For purposes of preparing the combined company's financial statements, the combined company will establish a new accounting basis for Diacrin's assets and liabilities based upon their fair values as of the effective date of the merger, the merger consideration and the costs of the merger. The results of the preliminary determination indicate an excess of fair value of net tangible and identifiable intangible assets of Diacrin over the cost, thus creating negative goodwill. In accordance with relevant accounting rules, this negative goodwill has been recognized as an extraordinary gain in the unaudited pro forma condensed combined financial statements.

Interests of Certain Persons in the Merger that may be Different from Interests of Stockholders (Page 95)

Some of GenVec's and Diacrin's executive officers and directors have interests in the merger that are or may be considered different from, or in addition to, the interests of their stockholders generally. These interests include the following:

  •
  Completion of the merger will cause all unvested options issued under the GenVec Amended and Restated 1993 Stock Incentive Plan, including options issued to GenVec officers and directors, to become fully exercisable. Completion of the merger also will cause unvested options issued to GenVec directors under the GenVec 2000 Director Option Plan and the 2002 Stock Incentive Plan to become fully exercisable. The aggregate value of these unvested options to GenVec officers and directors is $3,000, based on the last reported sale price of GenVec common stock on July 16, 2003.

  •
  Completion of the merger will cause unvested stock options held by Dr. Fischer and Mr. Church, under the 1993 Amended and Restated Stock Incentive Plan, to become fully exercisable. Specifically, 46,668 and 13,003 unvested stock options held by Dr. Fischer and Mr. Church, respectively, having an aggregate value of $-0- and $-0-, respectively, based on the last reported sale price of GenVec common stock on July 16, 2003, will become fully exercisable.

  •
  Under his 1990 employment agreement, Dr. Fraser will receive a severance payment of approximately $175,000 upon consummation of the merger.

  •
  Dr. Fraser will enter into a consulting agreement with GenVec providing for him to serve as Chairman of GenVec's Board of Directors and as a part-time consultant. Dr. Fraser will be paid an annual consulting fee of $30,000 plus customary compensation for his services as a director and as Chairman of the Board of GenVec. During 2002, the fees paid by GenVec to its current chairman consisted of $4,000 for each board meeting attended, $1,000 for each committee meeting attended, $6,000 per quarter as a retainer and an option to purchase 22,500 shares of GenVec common stock.

  •
  Following completion of the merger, current Diacrin directors Zola P. Horovitz, Stelios Papadopoulos and Joshua Ruch will serve on the GenVec board of directors. During 2002, each GenVec non-employee director received $2,000 per board meeting attended, $1,000 per committee meeting attended after April 19, 2002 and $3,000 per quarter as a retainer.

  •
  Stelios Papadopoulos, one of Diacrin's directors, is a Managing Director of SG Cowen Securities Corporation, Diacrin's financial advisor. Diacrin is paying SG Cowen a transaction fee of $900,000, of which $500,000 was payable upon rendering of the fairness opinion and the remainder is payable upon consummation of the transaction. Dr. Papadopoulos participated in Diacrin's board deliberations regarding the merger. Dr. Papadopoulos was not involved in the preparation of SG Cowen's fairness opinion.

  •
  GenVec has agreed to indemnify, and to provide directors and officers insurance for, Diacrin's present and former directors and officers.

  •
  Entities affiliated with HealthCare Ventures LLC own approximately 25% of Diacrin's outstanding common stock and approximately 16% of GenVec's outstanding common stock. As a major stockholder of both entities, HealthCare Ventures' interests may be different from that of other GenVec and Diacrin stockholders. Harold R. Werner, who is a member of the GenVec board of directors and will be a member of the board of directors of the combined company, is the co-founder of HealthCare Ventures. Joshua Ruch, who is a member of Diacrin's board of directors and will be a member of the board of directors of the combined company, is a controlling person of an entity which is a limited partner in several of the HealthCare Ventures funds that are stockholders of Diacrin and/or GenVec.

  •
  Change in control agreements that GenVec has entered into with Dr. Fischer and Mr. Church. The terms of each of Dr. Fischer's and Mr. Church's change in control agreements provide that if Dr. Fischer or Mr. Church, as the case may be, is terminated other than for cause or due to his disability or death or resigns for good reason within two years of a change in control of GenVec, he is entitled to a specified severance payment and continuation of life and health insurance benefits for a limited period. Thus, Dr. Fischer and Mr. Church may be entitled to compensation under their respective change in control agreements in the amounts of $789,292 and $405,133, respectively, if they were to cease being employed by GenVec under the circumstances described above after the merger. GenVec is also obligated to provide a one-time payment to cover taxes due on such benefits. Completion of the merger coupled with a termination of their employment would cause unvested options held by Dr. Fischer and Mr. Church under the 2002 Stock

    Incentive Plan to become fully exercisable. Specifically, 46,251 and 23,126 stock options held by Dr. Fischer and Mr. Church, respectively, having an aggregate value, based on the last reported sale price of GenVec common stock on July 16, 2003, of $-0- and $-0-, respectively, would become fully exercisable.

Each of the GenVec board and the Diacrin board was aware of and considered these interests relating to its company when it approved the merger agreement and the merger. See "Proposal 1—The Merger Interests of Certain Persons in the Merger."

No Dissenters' Appraisal Rights (Page 85)

Neither GenVec's nor Diacrin's stockholders have dissenters' appraisal rights in connection with the merger.

Summary of Material Federal Income Tax Consequences of the Merger (Page 101)

In connection with the filing with the Securities and Exchange Commission of the registration statement of which this document is a part, Arnold & Porter, special counsel to GenVec, and Hale and Dorr LLP, special counsel to Diacrin, have delivered to their respective clients their opinions to the effect that, based on facts and representations provided to such counsel and assumptions stated in the opinions, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

It is a condition of the merger that Diacrin and GenVec receive from their respective special counsel additional tax opinions, each dated as of the effective date of the merger, to the foregoing effect, but no ruling will be requested from the Internal Revenue Service and such opinions will not be binding on the Internal Revenue Service or the courts.

As a consequence of the merger qualifying as a reorganization, a Diacrin stockholder will generally not recognize gain upon the receipt of GenVec common stock in the merger, except for gain resulting from the receipt of cash instead of a fractional share of GenVec common stock. See "Summary of Material Federal Income Tax Consequences." Each Diacrin stockholder is urged to consult his or her own tax advisor concerning the federal and any foreign, state and local income tax and other tax consequences of the merger applicable to such stockholder.

MARKET PRICE INFORMATION

        GenVec's common stock has traded on the NASDAQ National Market under the symbol GNVC since December 12, 2000. Diacrin's common stock has traded on the NASDAQ National Market under the symbol DCRN since August 12, 1996.

        Set forth below is the range of high and low sale prices for GenVec's common stock and Diacrin's common stock as reported on the NASDAQ National Market since January 1, 2001.

	GenVec		Diacrin
	HIGH	LOW	HIGH	LOW
First Quarter 2001	$10.50	$3.62	$6.50	$1.13
Second Quarter 2001	5.25	2.15	2.97	1.05
Third Quarter 2001	3.30	1.50	2.20	1.50
Fourth Quarter 2001	4.98	1.61	2.15	1.50
First Quarter 2002	$4.95	$2.45	$2.31	$1.75
Second Quarter 2002	3.75	2.20	1.95	1.31
Third Quarter 2002	3.74	1.92	1.61	1.00
Fourth Quarter 2002	4.42	2.45	1.45	0.99
First Quarter 2003	$3.31	$1.20	$1.16	$0.96
Second Quarter 2003	3.53	0.90	4.75	1.05
Third Quarter 2003 (through July 16, 2003)	2.45	1.90	3.25	2.68

        As of June 26, 2003, the record date for both the GenVec annual meeting and the Diacrin special meeting, there were approximately 160 record holders of GenVec's common stock and approximately 6,800 beneficial owners of GenVec's common stock. As of June 26, 2003, there were 93 record holders of Diacrin's common stock and approximately 2,600 beneficial owners of Diacrin's common stock.

        GenVec has never declared or paid cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. Diacrin has never declared or paid cash dividends on its capital stock and does not anticipate declaring or paying any cash dividends in the foreseeable future.

        The merger agreement provides that, if the merger is completed, each share of Diacrin common stock outstanding will be converted into 1.5292 shares of GenVec common stock (together with the related preferred stock purchase rights). Under the terms of the merger agreement, the exchange ratio is fixed at 1.5292 and will not be changed to reflect fluctuations in the market price of the common stock of either company. Set forth below are the last reported sale prices for GenVec and Diacrin common stock and Diacrin equivalent per share prices (i) on April 14, 2003, the last trading day prior to the public announcement of the merger; and (ii) on July 16, 2003, the last trading day practicable before the printing of this joint proxy statement/prospectus.

	GenVec Common Stock	Diacrin Common Stock	Diacrin Equivalent(1)
April 14, 2003	$1.46	$1.15	$2.23
July 16, 2003	$2.20	$3.12	$3.36

(1)
The Diacrin equivalent per share prices have been calculated by multiplying the last trading price of GenVec common stock on each of these dates by the fixed exchange ratio of 1.5292.

COMPARATIVE PER SHARE DATA

        The following table shows information about GenVec's and Diacrin's earnings per share and book value per share, and similar information reflecting the merger (which GenVec refers to as "pro forma" information).

        The information listed under the heading "Diacrin Pro Forma Equivalent" was obtained by multiplying the pro forma combined amounts by the fixed exchange ratio of 1.5292, which will not be changed to reflect fluctuations in the market price of the common stock of either company. We expect that we will incur certain reorganization and restructuring expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. In addition and independent of the merger, on April 23, 2003, GenVec announced a 25 percent reduction in workforce as part of a cost reduction program. This action is consistent with GenVec's previously announced plans to reduce expenses and focus resources on the development of TNFerade, as well as on its funded vaccine development programs. The cost reduction program is expected to lower GenVec's stand alone operating losses by 25 to 30 percent beginning in the second half of 2003, and will result in an estimated $1.3 million charge for severance and related termination costs in the quarter ending June 30, 2003.

        The pro forma information, while helpful in illustrating the financial characteristics of the new company, does not reflect these expenses or benefits and does not attempt to predict or suggest future results.

        The information in the following table is based on the historical financial information that we have presented elsewhere in this joint proxy statement/prospectus. See "Index to Financial Statements."

Per share data:

	Historical
			Pro Forma Combined	Diacrin Pro Forma Equivalent(1)
	GenVec	Diacrin
BASIC AND DILUTED EARNINGS PER SHARE
Three months ended March 31, 2003	$(0.23)	$(0.08)	$(0.13)	$(0.20)
Twelve months ended December 31, 2002	$(1.17)	$(0.34)	$(0.64)	$(0.98)
BOOK VALUE PER SHARE
At March 31, 2003	$0.56	$2.33	$1.01	$1.54
At December 31, 2002	$0.72	$2.40	$1.10	$1.68

(1)
The Diacrin pro forma equivalent represents the pro forma combined amount multiplied by the fixed exchange ratio of 1.5292. See "Unaudited Pro Forma Condensed Combined Financial Statements of GenVec and Diacrin."

        Neither GenVec nor Diacrin has paid a cash dividend to its stockholders.

SELECTED FINANCIAL DATA

GenVec, Inc.

        The following table sets forth GenVec's selected financial data as of and for the three months ended March 31, 2002 and 2003 and as of and for each of the years in the five-year period ended December 31, 2002. The selected financial data set forth below as of and for the three months ended March 31, 2002 and 2003 are derived from GenVec's unaudited financial statements for such periods which are included elsewhere in this joint proxy statement/prospectus. See "Index to Financial Statements." The selected financial data set forth below as of December 31, 2001 and 2002 and for the years ended December 31, 2000, 2001, and 2002 are derived from GenVec's financial statements for such periods which have been audited by KPMG LLP, independent accountants, and which are included elsewhere in this joint proxy statement/prospectus. See "Index to Financial Statements." The selected financial data set forth below as of December 31, 1998, 1999 and 2000 and for the years ended December 31, 1998 and 1999 are derived from GenVec's financial statements for such periods which have been audited by KPMG LLP and are not included herein. The information below should be read in conjunction with GenVec's financial statements and notes thereto. See "Index to Financial Statements" and "Information About GenVec—Management's Discussion and Analysis of Financial Condition and Results of Operations," each included elsewhere in this joint proxy statement/prospectus. The historical results are not necessarily indicative of results to be expected for future periods.

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(in thousands, except per share data)
Statement of Operations Data:
Revenues:
Research and development support	$3,185	$628	$8,414	$2,642	$8,835	$14,075	$6,750
License and milestone payments	—	—	—	1,775	5,050	2,875	3,000

Total revenues	3,185	628	8,414	4,417	13,885	16,950	9,750

Operating expenses:
Research and development	6,242	5,121	24,352	16,309	15,356	14,198	10,592
General and administrative	2,069	2172	9,643	8,749	6,917	5,278	5,903

Total operating expenses	8,311	7,293	33,995	25,058	22,273	19,476	16,495

Loss from operations	(5,126)	(6,665)	(25,581)	(20,641)	(8,388)	(2,526)	(6,745)

Other income (expense):
Investment income	95	407	514	2,125	1,069	742	408
Interest expense	(123)	(134)	(531)	(580)	(530)	(135)	(10)

Total other income (expense)	(28)	273	(17)	1,545	539	607	398

Net loss	$(5,154)	$(6,392)	$(25,598)	$(19,096)	$(7,849)	$(1,919)	$(6,347)

Basic and diluted net loss per common share	$(0.23)	$(0.29)	$(1.17)	$(1.05)	$(2.80)	$(1.22)	$(4.10)

Shares used in computing basic and diluted net loss per share	22,537	21,733	21,816	18,124	2,808	1,576	1,549

	As of March 31,		As of December 31,
	2003	2002	2002	2001	2000	1999	1998
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$11,600	$12,156	$17,652	$19,930	$39,790	$13,884	$8,919
Working capital	9,274	10,390	12,471	17,017	35,837	8,348	5,621
Long-term investments	2,746	22,240	2,708	21,988	6,682	2,485	—
Total assets	25,931	44,161	31,085	51,366	57,179	28,636	11,721
Long-term debt	5,722	4,921	5,921	5,088	6,026	6,822	—
Accumulated deficit	(100,593)	(76,233)	(95,439)	(69,841)	(50,745)	(42,896)	(40,977)
Stockholders' equity	12,657	33,885	15,629	40,128	44,316	11,931	5,280

Diacrin, Inc.

        The following table sets forth Diacrin's selected financial data as of and for the three months ended March 31, 2002 and 2003 and as of and for each of the years in the five-year period ended December 31, 2002. The selected financial data as of and for the three months ended March 31, 2002 and 2003 are derived from Diacrin's unaudited financial statements for such periods which are included elsewhere in this joint proxy statement/prospectus. See "Index to Financial Statements." The selected financial data set forth below as of and for the year ended December 31, 2002 are derived from Diacrin's financial statements for such periods which have been audited by PricewaterhouseCoopers LLP, independent accountants, and which are included elsewhere in this joint proxy statement/prospectus. See "Index to Financial Statements." The selected financial data set forth below as of December 31, 2001 and for the years ended December 31, 2000 and 2001 are derived from Diacrin's financial statements for such periods which have been audited by Arthur Andersen LLP also included elsewhere in this joint proxy statement/prospectus. See "Index to Financial Statements." The selected financial data set forth below as of December 31, 1998, 1999 and 2000 and for the years ended December 31, 1998 and 1999 are derived from Diacrin's financial statements for such periods which have been audited by Arthur Andersen LLP and are not included herein. The information set forth below should be read in conjunction with Diacrin's financial statements and related notes thereto. See "Index to Financial Statements" and "Information About Diacrin—Management's Discussion and Analysis of Financial Condition and Results of Operations," each included elsewhere in this joint proxy statement/prospectus. The historical results are not necessarily indicative of results to be expected for future periods.

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(in thousands, except per share data)
Statement of Operations Data:
Revenues:
Research and development	$80	$32	$346	$737	$2,082	$2,971	$3,623

Operating Expenses:
Research and development	1,102	1,622	6,124	6,350	5,997	5,921	7,372
General and administrative	554	357	1,535	1,624	1,348	1,398	1,484

Total operating expenses	1,656	1,979	7,659	7,974	7,345	7,319	8,856

Loss from operations	(1,576)	(1,947)	(7,313)	(7,237)	(5,263)	(4,348)	(5,233)

Other income (expense):
Equity in operations of joint venture	(41)	(31)	(103)	(547)	(1,369)	(1,688)	(1,084)
Investment income	244	456	1,359	3,150	3,125	1,323	1,576
Interest expense	—	(1)	(3)	(14)	(30)	(47)	(89)

Total other income (expense)	203	424	1,253	2,589	1,726	(412)	403

Net loss	$(1,373)	$(1,523)	$(6,060)	$(4,648)	$(3,537)	$(4,760)	$(4,830)

Basic and diluted net loss per common share	$(0.08)	$(0.08)	$(0.34)	$(0.26)	$(0.21)	$(0.33)	$(0.34)

Shares used in computing basic and diluted net loss per share	17,937	17,937	17,937	17,915	17,073	14,364	14,156

	As of March 31,		As of December 31,
	2003	2002	2002	2001	2000	1999	1998
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$40,744	$47,804	$37,674	$41,945	$33,629	$18,776	$23,665
Working capital	38,923	47,419	35,696	41,078	32,502	17,133	21,812
Long-term investments	2,694	—	7,282	7,782	20,978	2,644	2,605
Total assets	44,244	48,851	45,748	50,681	55,793	22,366	27,484
Long-term debt	—	—	—	—	119	249	392
Accumulated deficit	59,868	53,958	58,495	52,435	47,787	44,250	39,490
Stockholders' equity	41,713	47,623	43,086	49,146	53,766	20,145	24,845

UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS
OF GENVEC AND DIACRIN

        The following unaudited pro forma condensed combined balance sheet as of March 31, 2003 and the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2003 and the year ended December 31, 2002 are based on the historical financial statements of GenVec and Diacrin included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial statements reflect the effect of the merger of Diacrin with and into GenVec using the purchase method of accounting on a pro forma basis and applying the estimates, assumptions and adjustments described in the accompanying notes. The financial information of Diacrin has been adjusted to conform Diacrin's presentation format to that of GenVec. The unaudited pro forma condensed combined financial statements do not purport to represent what GenVec's financial position or results of operations would actually have been if the proposed combination had in fact occurred on those dates or to project GenVec's financial position or results of operations as of any future date.

        GenVec is considered the acquiring enterprise under Statement of Financial Accounting Standards No. 141 referred to as SFAS No. 141, "Business Combinations," despite the fact that the Diacrin shareholders will own 54.5% of the voting stock of the combined enterprise (determined on a fixed basis), because GenVec's board members will have a voting majority of the board of directors of the combined company, GenVec's current senior management will serve as a majority of the executive officers of the combined company and GenVec has paid a control premium; and accordingly, the assets and liabilities of GenVec are carried over at their historical basis, whereas the assets and liabilities of Diacrin are recorded on the basis of fair values exchanged.

        In preparing the unaudited pro forma condensed combined financial statements:

  •
  GenVec's balance sheet as of March 31, 2003 has been combined with Diacrin's balance sheet as of March 31, 2003, as if the merger had occurred on March 31, 2003;

  •
  GenVec's statement of operations for the three months ended March 31, 2003 has been combined with Diacrin's statement of operations for the same period as if the merger had occurred on January 1, 2003; and

  •
  GenVec's statement of operations for the year ended December 31, 2002 has been combined with Diacrin's statement of operations for the same period as if the merger had occurred on January 1, 2002.

        Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible assets to be acquired in connection with the merger, based on their estimated fair values as of March 31, 2003. A preliminary valuation was conducted to determine the fair values of these assets. This preliminary valuation has been the basis for the estimates of fair values reflected in these unaudited pro forma condensed combined financial statements. As of March 31, 2003, the fair value of the net assets to be acquired exceeds the estimated purchase price. As a result, the estimated fair values of property and equipment were reduced to zero for purchase accounting purposes. After this reduction in values, and in accordance with SFAS No. 141, the estimated remaining negative goodwill of approximately $1.1 million would be recorded as an extraordinary gain in GenVec's statement of operations upon completion of the merger. A final determination of these fair values, which cannot be made prior to the completion of the merger, will be based on management's consideration of the final valuation. This final valuation will be based on the actual net tangible and intangible assets of Diacrin that exist as of the date of completion of the merger, which could result in material differences from the information presented. The estimated negative goodwill of approximately

$1.1 million may be substantially reduced, eliminated or become positive goodwill upon completion of the final purchase price allocation.

        The unaudited pro forma condensed combined financial information has been prepared based upon available information and certain assumptions described in the accompanying notes and the estimated fair value of assets to be acquired and liabilities to be assumed from Diacrin. The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities resulting from integration plans other than estimated severance costs.

        These unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the historical financial statements and the related notes thereto of GenVec and Diacrin and other financial information pertaining to GenVec and Diacrin included elsewhere in this joint proxy statement/prospectus, including "Information About GenVec—Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Information About Diacrin—Management's Discussion and Analysis of Financial Condition and Results of Operations."

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2003
(in thousands)

	GenVec, Inc.	Diacrin, Inc.	Pro Forma Adjustments (Note 2)(2A)		Pro forma Combined
Assets
Cash and equivalents	$1,858	$4,873	$—		$6,731
Short-term investments	9,742	35,871	—		45,613
Accounts receivable	1,722	—	—		1,722
Interest receivable and other current assets	1,622	710	—		2,332

Total current assets	14,944	41,454	—		56,398
Property and equipment, net	8,150	96	(96	)(B)	8,150
Long-term investments	2,746	2,694	—		5,440
Other assets	91	—	—		91

Total assets	$25,931	$44,244	$(96)		$70,079

Liabilities and Stockholders' Equity
Accounts payable	$603	$51	$—		$654
Accrued expenses	3,411	782	4,250	(C)(D)(E)	8,443
Unearned revenue	308	1,698	—		2,006
Current portion of long-term debt	1,348	—	—		1,348

Total current liabilities	5,670	2,531	4,250		12,451
Long-term debt	5,722	—	—		5,722
Other liabilities	1,882	—	—		1,882

Total liabilities	13,274	2,531	4,250		20,055

Stockholders' equity
Common stock	23	179	(152	)(F)	50
Additional paid-in-capital	114,776	101,402	(64,551	)(G)	151,627
Accumulated deficit	(100,593)	(59,868)	60,491	(H)	(99,970)
Deferred compensation	(1,263)	—	(134)		(1,397)
Accumulated other comprehensive income	(286)	—	—		(286)

Total stockholders' equity	12,657	41,713	(4,346)		50,024

Total liabilities and stockholders' equity	$25,931	$44,244	$(96)		$70,079

Unaudited Pro Forma Condensed Combined Statements of Operations
For The Three Months Ended March 31, 2003
(in thousands, except per share data)

	GenVec, Inc.	Diacrin, Inc.	Pro forma Adjustments (Note 2)(2A)		Pro forma Combined
Revenue	$3,185	$80	$—		$3,265

Operating expenses:
Research and development	6,242	1,102	(12	)(I)	7,332
General and administrative	2,069	554	—		2,623

Total operating expenses	8,311	1,656	(12)		9.955

Loss from operations	(5,126)	(1,576)	12		6.690

Other income (expense):
Equity in operations of joint venture	—	(41)			(41)
Interest income	95	244			339
Interest expense	(123)	—			(123)

Total other income (expense)	(28)	203	—		175

Loss before extraordinary item	$(5,154)	$(1,373)	$12		$(6,515)

Basic and diluted loss before extraordinary item per share (Note 3)	$(0.23)	$(0.08)			$(0.13)

Shares used in computation of basic and diluted loss before extraordinary item per share	22,537	17,937			49,966

Unaudited Pro Forma Condensed Combined Statements of Operations
For The Year Ended December 31, 2002
(in thousands, except per share data)

	GenVec, Inc.	Diacrin, Inc.	Pro Forma Adjustments (Note 2)(2A)		As Adjusted
Revenue	$8,414	$346	$—		$8,760

Operating expenses:
Research and development	24,352	6,124	(49	)(I)	30,427
General and administrative	9,643	1,535	—		11,178

Total operating expenses	33,995	7,659	(49)		41,605

Loss from operations	(25,581)	(7,313)	49		(32,45)

Other income (expense):
Equity in operations of joint venture	—	(103)	—		(103)
Interest income	1,000	1,359	—		2,359
Interest expense	(531)	(3)	—		(534)
Investment losses	(486)	—	—		(486)

Total other income (expense)	(17)	1,253	—		1,236

Loss before extraordinary item	$(25,598)	$(6,060)	$49		$(31,609)

Basic and diluted loss before extraordinary item per share (Note 3)	$(1.17)	$(0.34)			$(0.64)

Shares used in computation of basic and diluted loss before extraordinary item per share	21,816	17,937			49,245

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

  Note 1 Description of Merger and Purchase Price

        The unaudited pro forma condensed combined financial statements reflect the conversion of all the outstanding shares of Diacrin common stock into approximately 27.4 million shares of GenVec common stock pursuant to the merger. The calculation of the number of shares is based on outstanding shares of Diacrin common stock of approximately 17.9 million shares as of March 31, 2003, multiplied by the fixed exchange ratio of 1.5292. The actual number of shares of GenVec common stock to be issued in connection with the merger will be determined based on the actual number of shares of Diacrin common stock outstanding on the effective date of the merger. Based on outstanding options as of March 31, 2003, stock options to purchase approximately 1.5 million shares of Diacrin common stock will be assumed by GenVec pursuant to the merger agreement and converted into stock options to purchase approximately 2.3 million shares of GenVec common stock. The actual number of options, both vested and unvested, to be assumed by GenVec will be based on the actual number of Diacrin options outstanding at the effective date of the merger. The total cost of the proposed combination for purchase accounting purposes is estimated to be approximately $39.1 million, based on the fair value of GenVec common stock of $1.28 per share, the average price per share of GenVec common stock for the five-day period surrounding April 15, 2003, the date of the public announcement of the merger.

        The estimated total purchase price of the merger is calculated as follows (in thousands):

Value of GenVec common stock issued	$35,110
Assumption of Diacrin options	1,768

Total value of GenVec securities	36,878
Estimated direct transaction costs incurred by GenVec	2,475

39,353
Less: Amount allocated to deferred compensation	(134)

Total estimated purchase price	$39,219

        The fair value of the options to be assumed by GenVec in connection with the merger is determined based on a stock price of $1.31 per share using the Black-Scholes method with the following assumptions: an expected life of four years, risk free interest rate of 1.2%, volatility of 99% and no expected dividend. The four-year estimated life is based on historical GenVec experience.

        Deferred compensation on unvested options was based on the portion of the intrinsic value (fair value less the excise price) at March 31, 2003 for approximately 1.5 million options outstanding on March 31, 2003, related to the vested period and the remaining unvested period using the graded vesting approach.

        Under the purchase method of accounting, the total estimated purchase price as shown in the table above will be allocated to Diacrin's net assets based on their estimated fair values on the date of the completion of the merger. The fair value of the acquired net assets that exceeds the purchase price is initially recognized as negative goodwill. In accordance with SFAS No. 141, "Business Combinations," this estimated negative goodwill of $1.1 million will be allocated as a reduction of the amounts that otherwise would have been assigned to all of the acquired assets except financial assets and any other current assets. Any excess remaining after reducing to zero the amounts that otherwise would have been assigned to those assets will be recognized as an extraordinary gain in the period in which the merger is completed. Based on the preliminary valuation, and subject to material changes upon development of a final valuation and other factors as described in the introduction to these unaudited pro forma condensed combined financial statements, the preliminary estimated purchase price and negative goodwill are allocated as follows (in thousands):

	Fair Value of Net Assets Acquired	Allocation of Negative Goodwill	Allocation of Purchase Price
Cash and cash equivalents	$4,873		$4,873
Short-term investments	35,871		35,871
Other current assets	710		710
Long-term investments	2,694		2,694
Property and equipment	96	$(96)	—
Accounts payable and accrued liabilities*	(2,608)		(2,608)
Unearned revenue	(1,698)		(1,698)
Extraordinary gain on allocation of negative goodwill	—	(623)	(623)

Total	$39,938	$(718)	$39,219

*
Includes estimated transaction costs of $1,775.

  Note 2 Pro Forma Adjustments

        Pro forma adjustments are necessary to reflect the estimated purchase price, adjust amounts related to Diacrin's net tangible assets to a preliminary estimate of their fair values, allocate negative goodwill and eliminate Diacrin's equity accounts resulting from these pro forma adjustments.

        The unaudited pro forma condensed combined financial statements also include an adjustment for contractual severance liabilities relating to Emerging Issues Task Force (EITF) No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." GenVec is in the process of making further assessments and estimates of costs that are not currently known. Liabilities will be adjusted to reflect actual severance costs or relocation costs related to Diacrin employees, or other costs associated with restructuring the operations of Diacrin that would affect amounts in the unaudited pro forma condensed combined financial statements.

        Recording additional liabilities relating to EITF No. 95-3 will primarily impact accrued liabilities with an offsetting adjustment to the extraordinary gain attributable to negative goodwill.

        Other than the severance noted above GenVec has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events will occur and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

        The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

    (A)
    Certain amounts have been reclassified to conform the presentation of Diacrin and GenVec.

    (B)
    An adjustment has been made to reflect the allocation of the estimated negative goodwill of $719,000 arising from the merger, to offset amounts that otherwise would have been assigned to property and equipment, in the amount of $96,000; with the remaining balance of $623,000 being reflected as an adjustment to accumulated deficit to reflect an extraordinary gain.

    (C)
    An adjustment has been made for GenVec's transaction costs, consisting primarily of financial advisory, legal and accounting fees and directors' and officers' liability insurance premiums totaling $2,300,000 which have been included in accrued expenses and as an element of the purchase price.

    (D)
    An adjustment has been made for Diacrin's transaction costs, consisting primarily of financial advisory, legal and accounting fees totaling $1,775,000 which have been included in accrued expenses and as an element of the net assets and accumulated deficit of Diacrin.

    (E)
    An adjustment has been made for estimated severance cost of $175,000, attributable to an employment agreement, dated February 6, 1990, with Diacrin's President and Chief Executive Officer, Dr. Thomas H. Fraser, which has been included in accrued expenses and as an element of the purchase price.

    (F)
    An adjustment to eliminate Diacrin's historical common stock of $179,000 has been made in consideration of the merger offset by the par value ($27,000) of new GenVec securities issued in consideration of the merger.

    (G)
    The reduction in pro forma combined additional paid-in-capital is as follows (in thousands):

Elimination of Diacrin additional paid-in capital	$(101,402)
Value of new GenVec securities issued in consideration of the merger (including options of $1,768)	36,878
Less par value assigned to common stock	(27)

$(64,551)

    (H)
    The reduction in pro forma combined accumulated deficit is as follows (in thousands):

Elimination of Diacrin's historical accumulated deficit	$59,868
Extraordinary gain on negative goodwill write-off	623

$60,491

    (I)
    An adjustment has been made to eliminate depreciation expense recorded during the period on the $96,000 of Diacrin property and equipment whose value was reduced to $0, per (B) above.

  Note 3 Pro Forma Loss Before Extraordinary Item Per Share

        The pro forma combined share and loss before extraordinary item per share data was prepared using the fixed exchange ratio of 1.5292 shares of GenVec common stock for each share of Diacrin common stock and the assumed issuance of up to approximately 27.4 million shares of GenVec common stock. The impact of outstanding stock options has been excluded from the calculation of diluted loss before extraordinary item per share as the effect would be anti-dilutive.

RISK FACTORS

        Described below are risks associated with the merger and risks related to GenVec's business assuming completion of the merger, the industry in which GenVec conducts its business assuming completion of the merger and ownership of GenVec common stock following completion of the merger.

        In addition, risks related to Diacrin and its business are described below. These risks should be considered by the stockholders of Diacrin, as they would be applicable in the event that the merger is not completed and Diacrin continues to exist and operate as an independent entity.

Risks Related to the Merger

        Diacrin stockholders will receive a fixed number of shares of GenVec common stock in the merger, regardless of the market price of GenVec common stock. Declines in the market price of GenVec common stock will reduce the value received by Diacrin stockholders in the merger. Increases in the market price of GenVec common stock will increase the value paid by GenVec as consideration in the merger.

        Pursuant to the terms of the merger agreement, the ratio of the number of shares of GenVec common stock to be exchanged for each share of Diacrin common stock has been fixed (other than adjustments for any reclassification, stock split, stock dividend or other similar change with respect to GenVec's or Diacrin's capital stock occurring before the effective date of the merger) and there is no mechanism to adjust the exchange ratio based on changes in the market price of GenVec common stock. Furthermore, neither Diacrin nor GenVec is permitted to withdraw from the merger solely because of changes in the market price of GenVec common stock, although the board of directors of either GenVec or Diacrin, in the exercise of their fiduciary duties may elect to recommend that its stockholders vote against the merger. If such action were to be taken, the other party would have the right to immediately terminate the merger agreement and receive the $1.2 million break-up fee or, in the event the stockholders of the other party do not approve the merger at their meeting, then terminate the merger agreement and receive the $1.2 million break-up fee. If the merger is not completed, GenVec would not have to pay the $450,000 due to Needham & Company upon completion of the merger and Diacrin would not have to pay the $400,000 due to SG Cowen upon completion of the merger.

        As a result of the fixed exchange ratio, the specific dollar value of GenVec common stock received by Diacrin stockholders upon completion of the merger will depend on the market value of GenVec common stock at the time of completion of the merger. GenVec and Diacrin stockholders will not know the exact value of GenVec common stock to be issued to Diacrin stockholders in the merger on the date of this joint proxy statement/prospectus or at the time of the GenVec and Diacrin stockholder meetings. Since the announcement of the proposed merger on April 15, 2003, the price per share of GenVec common stock has increased from $1.46 to $2.20, as of July 16, 2003. As a result of this increase in the per share price of GenVec common stock, the aggregate value of the shares of common stock GenVec will issue as consideration in the merger has increased from $40.4 million to $61.6 million, based on the number of shares of Diacrin common stock outstanding as of April 14, 2003. Taking these amounts of aggregate consideration to be paid by GenVec and subtracting the amount of cash, cash equivalents, short-term investments and long-term investments reported on Diacrin's balance sheet as of March 31, 2003, the implied enterprise value of Diacrin has increased from $(3.0) million to $18.2 million.

        GenVec may face challenges in integrating GenVec and Diacrin and, as a result, may not realize the expected benefits of the proposed merger.

        Integrating the operations and personnel of GenVec and Diacrin will be a complex process. GenVec is uncertain that the integration will be completed rapidly or that it will achieve the anticipated benefits of the merger. The successful integration of GenVec and Diacrin will require, among other things, coordination of discovery and development efforts and integration of Diacrin's operations and personnel into GenVec. The diversion of the attention of GenVec's management and any difficulties encountered in the process of combining the companies could cause the disruption of, or a loss of momentum in, the activities of the combined company's business.

        In March 2003, Diacrin adopted a severance policy for all of its employees, other than Dr. Fraser. While this policy was adopted after Diacrin had commenced negotiations with GenVec, its application is not limited to a transaction with GenVec. Pursuant to the policy, each employee is entitled to receive severance benefits if his or her employment with Diacrin is terminated without cause. The severance benefit would be equal to one week of pay for each year of service, with a minimum of two weeks and a maximum of 12 weeks of pay (plus three months severance pay in the case of Kevin Kerrigan and E. Michael Egan). Diacrin employees may terminate their employment voluntarily despite the severance policy and such voluntary termination may delay or impede the integration process. The inability to successfully integrate the operations and personnel of GenVec and Diacrin, or any significant delay in achieving integration, could have a material adverse effect on the combined company after the merger and, as a result, on the market price of GenVec's common stock.

        Some of the officers and directors of GenVec and Diacrin have conflicts of interest that may have influenced them to support or approve the merger.

        Diacrin's and GenVec's officers and directors may have been influenced to approve the merger because of arrangements that provide them with interests in the merger that are different from, or in addition to, the interests of GenVec and Diacrin stockholders in the merger, which are described under the section entitled "Proposal 1—The Merger—Interests of Certain Persons in the Merger."

        These interests include the following:

  •
  Completion of the merger will cause all unvested options issued under the GenVec Amended and Restated 1993 Stock Incentive Plan, including options issued to GenVec officers and directors to become fully exercisable. Completion of the merger also will cause unvested options issued to GenVec non-employee directors under the GenVec 2000 Director Option Plan and the 2002 Stock Incentive Plan to become fully exercisable. The aggregate value of these unvested options to GenVec officers and directors is $3,000, based on the last reported sale price of GenVec common stock on July 16, 2003.

  •
  Completion of the merger will cause unvested stock options held by Dr. Fischer and Mr. Church under the 1993 Amended and Restated Stock Incentive Plan to become fully exercisable. Specifically, 46,668 and 13,003 unvested stock options held by Dr. Fischer and Mr. Church, respectively, having an aggregate value of $-0- and $-0-, respectively, based on the last reported sale price of GenVec common stock on July 16, 2003, will become fully exercisable.

  •
  Under his 1990 employment agreement, Dr. Fraser will receive a severance payment of approximately $175,000 upon consummation of the merger. Under a severance policy adopted by Diacrin after negotiations with GenVec had commenced, Mr. Egan, Diacrin's Chief Operating Officer, is entitled to receive approximately $95,000, and Mr. Kerrigan, Diacrin's Controller, is entitled to receive approximately $36,000, in each case if his employment is terminated without cause by Diacrin. As of the date of this joint proxy statement/prospectus, Diacrin does not expect that payments under this severance plan will be made to either Mr. Egan or Mr. Kerrigan.

  •
  Dr. Fraser will enter into a consulting agreement with GenVec providing for him to serve as Chairman of GenVec's Board of Directors and as a part-time consultant. Dr. Fraser will be paid an annual consulting fee of $30,000, plus customary compensation for his services as a director and as Chairman of the Board of GenVec. During 2002, the fee paid by GenVec to its current Chairman consisted of $4,000 for each board meeting attended, $1,000 for each committee meeting attended, $6,000 per quarter as a retainer and an option to purchase 22,500 shares of GenVec common stock.

  •
  Following completion of the merger, current Diacrin directors Zola P. Horovitz, Stelios Papadopoulos and Joshua Ruch will serve on the GenVec board of directors. During 2002, each GenVec non-employee director received $2,000 per board meeting attended, $1,000 per committee meeting attended after April 19, 2002 and $3,000 per quarter as a retainer.

  •
  Stelios Papadopoulos, one of Diacrin's directors is a Managing Director of SG Cowen, Diacrin's financial advisor. Diacrin is paying SG Cowen a transaction fee of $900,000, of which $500,000 was payable upon rendering of the fairness opinion and the remainder is payable upon consummation of the transaction. Dr. Papadopoulos participated in Diacrin's board deliberations regarding the merger. Dr. Papadopoulos was not involved in the preparation of SG Cowen's fairness opinion.

  •
  GenVec has agreed to indemnify, and to provide directors and officers insurance for, Diacrin's present and former directors and officers.

  •
  Entities affiliated with HealthCare Ventures LLC own approximately 25% of Diacrin's outstanding common stock and approximately 16% of GenVec's outstanding common stock. As a major stockholder of both entities, HealthCare Ventures' interests may be different from that of other GenVec and Diacrin stockholders. Harold R. Warner, who is a member of the GenVec board of directors, and will be a member of the board of directors of the combined company, is the co-founder of HealthCare Ventures. Joshua Ruch, who is a member of Diacrin's board of directors, and will be a member of the board of directors of the combined company, is a controlling person of an entity which is a limited partner in several of the HealthCare Ventures funds that are stockholders of Diacrin or GenVec.

  •
  Change in control agreements that GenVec has entered into with Dr. Fischer and Mr. Church. The terms of each of Dr. Fischer's and Mr. Church's change in control agreements provide that if Dr. Fischer or Mr. Church, as the case may be, is terminated other than for cause or due to his disability or death or resigns for good reason within two years of a change in control of GenVec, he is entitled to a specified severance payment; and continuation of life and health insurance benefits for a limited period. GenVec is also obligated to provide a one-time payment to cover taxes due on such benefits. Thus, Dr. Fischer and Mr. Church may be entitled to compensation under their respective change in control agreements in the amounts of $789,292 and $405,133, respectively, if they were to cease being employed by GenVec under the circumstances described above after the merger. Completion of the merger, coupled with a termination of their employment would cause unvested options held by Dr. Fischer and Mr. Church under the 2002 Stock Incentive Plan to become fully exercisable. Specifically, 46,251 and 23,126 stock options held by Dr. Fischer and Mr. Church, respectively, having an aggregate value, based on the last reported sale price of GenVec common stock on July 16, 2003, of $-0- and $-0-, respectively, would become fully exercisable.

        Each of the Diacrin board of directors and GenVec board of directors was aware of and took into account these arrangements when it approved the merger. It is possible that these arrangements may have influenced these directors and officers to support or recommend the merger.

        The merger will be dilutive to Diacrin's stockholders on both an earnings per share and book value basis.

        The pro forma financial information contained elsewhere in this joint proxy statement/prospectus shows the merger being dilutive to Diacrin stockholders on both an earnings per share and book value basis. As a result of the earnings per share dilution, if the merger is completed, the loss per share of Diacrin stock outstanding prior to the merger, on a pro forma basis as of March 31, 2003, from $0.08 to $0.20. The merger will also cause the book value per Diacrin share outstanding prior to the merger to decrease, on a pro forma basis as of March 31, 2003, from $2.33 to $1.54. Due to this book value dilution, the value that Diacrin stockholders would receive upon a liquidation of Diacrin is greater than the value they would receive upon a liquidation of the combined company. If the combined company is forced to liquidate and its book value per share is not greater than Diacrin's current book value per share at the time of its liquidation, Diacrin stockholders will receive less than they would if Diacrin were liquidated rather than merging with GenVec.

        If the merger is completed, the rights of Diacrin stockholders will be governed by the GenVec amended and restated certificate of incorporation and bylaws, which contain provisions which are much more restrictive of stockholder rights than the comparable provisions of Diacrin's current certificate of incorporation and bylaws.

        There are several provisions of GenVec's amended and restated certificate of incorporation and bylaws that are much more restrictive than the comparable provisions of Diacrin's current certificate of incorporation and bylaws with respect to stockholders' ability to change the composition of the board of directors and approve transactions the stockholders may believe are in their interests. In particular:

  •
  Diacrin stockholders are entitled to vote for all directors each year, and, thus, could change the entire board of directors in a single election of directors; GenVec has a classified board providing that only one-third of the GenVec board of directors is elected in any one year, and, thus, it would take three annual meetings for stockholders to change the entire GenVec board of directors and two annual meetings to change a majority of GenVec's board of directors.

  •
  Diacrin directors may be removed, with or without cause, by a simple majority of outstanding capital stock entitled to vote in the election of directors; GenVec directors may only be removed for cause by a vote of 80% of the outstanding capital stock entitled to vote in the election of directors.

  •
  Diacrin stockholders holding a majority of the outstanding capital stock entitled to vote in the election of directors may call a special stockholders' meeting; GenVec stockholders are not entitled to call a special stockholders' meeting. Thus, while Diacrin stockholders could call a special stockholders' meeting for purposes of removing directors or bringing a proposal to the other stockholders for a vote, GenVec stockholders do not have this power.

  •
  Diacrin stockholders are permitted to act by written consent in lieu of a meeting; GenVec stockholders may not act by written consent in lieu of a meeting. Thus, while Diacrin stockholders could act by written consent to remove directors or approve a transaction, GenVec stockholders do not have this power.

  •
  Diacrin's certificate of incorporation and bylaws may generally be amended by a vote of a majority of the outstanding capital stock entitled to vote in the election of directors; with respect to provisions providing for the classified board, removal of directors, and other matters related to the board of directors, GenVec's amended and restated certificate of incorporation and bylaws may be amended only by an 80% vote of the outstanding capital stock entitled to vote in the election of directors.

        In addition, unlike Diacrin, GenVec has a stockholder rights plan (a so-called "poison pill").

        The provisions of GenVec's certificate of incorporation and bylaws described above will not be amended in connection with the merger and, if the merger is approved, will apply to the stockholders of the combined company. Such provisions and the GenVec poison pill may have the effect of deterring unsolicited takeovers of GenVec or preventing changes in control of GenVec's board of directors and management, including transactions in which GenVec's stockholders might otherwise receive a premium for their shares over the then-market price. In addition, these provisions may limit the ability of GenVec stockholders to approve transactions that they may deem to be in their best interest.

        GenVec and Diacrin expect to incur significant costs associated with the merger.

        GenVec estimates that it will incur direct transaction costs of approximately $2.3 million in connection with the merger, which will be included as a part of the total purchase cost for accounting purposes. In addition, Diacrin estimates that it will incur direct transaction costs of approximately $1.8 million that will be expensed as incurred. GenVec and Diacrin believe the combined company may incur charges to operations, which they cannot currently reasonably estimate, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional merger charges in subsequent periods.

        Stockholders may sell substantial amounts of GenVec common stock after the merger, which could cause its stock price to fall.

        A substantially large number of shares of GenVec common stock may be sold into the public market within short periods of time at various dates following the closing of the merger. As a result, GenVec' stock price could fall. GenVec has agreed that it will register for resale the shares of GenVec common stock that will be owned by each Diacrin affiliate that will hold more than 1% of the outstanding capital stock of GenVec immediately upon completion of the merger so that such affiliates may publicly resell their shares of GenVec common stock without regard to the restrictions imposed by Rule 145 under the Securities Act. Currently, these affiliates hold approximately 6.8 million shares of Diacrin common stock. Upon completion of the merger, these affiliates will own approximately 10.4 million shares of GenVec common stock. Accordingly, GenVec expects to register approximately 10.4 million shares of its common stock for resale by Diacrin affiliates after the merger. Of the approximately 29.8 million shares of GenVec common stock to be issued in connection with this merger, approximately 20.2 million shares will be immediately available for resale by the former stockholders of Diacrin and 9.6 million shares of GenVec common stock will be subject to "lock-up agreements" that restrict the timing of the resale of these shares, which shares will be released and available for sale in the public market 120 days after the closing date of the merger. In comparison, the average daily trading volume of GenVec common stock for the five-day period ending on April 14, 2003, the day prior to the announcement of the proposed merger, was 126,300 shares and was 146,273 shares for the five-day period ending on July 16, 2003. Sales of a large number of newly released shares of GenVec common stock could occur and that could result in a sharp decline in GenVec's stock price.

        In addition, upon completion of the merger GenVec will have more shares of its common stock outstanding. Under the resale volume limitations imposed on affiliates by the rules of the Securities Act following the merger, because of this increase in number of outstanding shares, GenVec's affiliates may be able to sell more shares of GenVec common stock sooner than they would have otherwise been able to sell prior to the merger.

  If the conditions to the merger are not met, the merger will not occur.

        Specified conditions must be satisfied or waived to complete the merger. The actions that must be taken and the events that must occur before the merger can be completed include: adoption of the merger agreement and approval of the merger by the stockholders of GenVec and Diacrin, the effectiveness of the registration statement, of which this joint proxy statement/prospectus forms a part, the absence of any stop order or threatened or pending proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement, receipt of all applicable state securities or "Blue Sky" authorizations, and the absence of any court or agency order prohibiting the merger. These conditions are described in detail in the merger agreement. GenVec and Diacrin cannot assure you that each of the conditions will be satisfied. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and GenVec and Diacrin each may lose some or all of the intended benefits of the merger.

        Failure to complete the merger could harm the businesses of GenVec and Diacrin in a number of ways. Many of the transaction costs, including accounting, legal and certain financial advisory fees, must still be paid, without any offsetting benefits from the merger. Customers and strategic partners may delay or defer decisions concerning either company until the merger is completed or abandoned. During the time that the merger agreement is in effect, except as required by the fiduciary duties of their respective boards of directors, both GenVec and Diacrin are prohibited from soliciting, initiating, engaging or entering into certain transactions, such as a merger, sale of assets or other business combination with a party other than Diacrin or GenVec, as the case may be. This uncertainty could cause GenVec or Diacrin employees to leave their respective employers. In addition, if the merger is not completed, the market price of GenVec and Diacrin common stock could decline, to the extent that the market price of GenVec or Diacrin common stock prior to the completion of the merger reflected a market belief that the merger would be completed and its potential benefits would be realized.

Risks Related to GenVec's Business After the Merger

  GenVec has a history of losses and anticipates future losses.

        GenVec has incurred net losses in each year since its inception in December 1992, including a net loss of $25.6 million for the year ended December 31, 2002 and a net loss of $5.2 million for the three months ended March 31, 2003. As of March 31, 2003, GenVec had an accumulated deficit of approximately $100.6 million. GenVec is unsure if or when GenVec will become profitable. The size of GenVec's net losses will depend, in part, on the growth rate of GenVec's revenues and the level of GenVec's expenses.

        GenVec derives substantially all of its revenues from payments from collaborations with corporations and government entities, and will continue to do so for the foreseeable future. GenVec expects that it will be several years, if ever, before GenVec will recognize revenue from product candidate sales or royalties. A large portion of GenVec's expenses is fixed, including expenses related to facilities, equipment and personnel. In addition, GenVec expects to spend significant amounts to fund research and development and to enhance its core technologies. GenVec also expects to incur substantial expenses to manufacture GenVec's product candidates. As a result, GenVec expects that its operating expenses will increase significantly over the next several years and, consequently, it will need to generate significant additional revenue to achieve profitability. Even if GenVec does achieve profitability, GenVec may not be able to sustain or increase profitability on a consistent basis.

        GenVec will have no product revenues in the near term and may need to raise additional capital to operate GenVec's business.

        The combined company will be focused on clinical product development. Until, and unless, GenVec receives approval from the FDA and other regulatory authorities for the combined company's product candidates, GenVec cannot sell these products and will not have product revenues. Therefore, for the foreseeable future, GenVec will have to fund all of its operations and capital expenditures from cash on hand. GenVec estimates that upon completion of the merger it will have cash and investments on hand in the amount of approximately $45 million, which GenVec's management believes will be sufficient to meet GenVec's working capital and capital expenditure needs through mid-2006. Thereafter, GenVec will require substantial funds to conduct research and development activities, preclinical studies, clinical trials and other activities prior to the commercialization of any potential products. GenVec anticipates that such funds will be obtained from external sources and intends to seek additional equity, debt or lease financing or collaborative agreements with corporate, governmental or academic collaborators to fund future operations. However, GenVec's actual capital requirements will depend on many factors. If GenVec experiences unanticipated cash requirements, GenVec may need to seek additional sources of funding, which may not be available on favorable terms, if at all. Such additional funding may only be available on terms that may cause dilution to common stockholders, have liquidation preferences and/or pre-emptive rights. In the past, GenVec has secured funding on terms that included pre-emptive rights. For example, pursuant to an Investor Rights Agreement among GenVec and HealthCare Ventures V, L.P., and HealthCare Ventures VI, L.P. dated December 21, 2001, HealthCare Ventures V and VI have the right to purchase shares of GenVec common stock that GenVec may propose to sell in the future to prevent dilution of their interest in GenVec. If GenVec does not succeed in raising additional funds on acceptable terms, GenVec may be unable to complete planned preclinical studies and clinical trials or obtain approval of its product candidates from the FDA and other regulatory authorities. In addition, GenVec could be forced to discontinue product development, reduce or forego sales and marketing efforts and attractive business opportunities or discontinue operations.

        GenVec's ability to develop, obtain regulatory approval of and commercialize its potential products depends, in part, on collaborations with other entities. If GenVec is unable to find collaborators, it may not be able to develop, test and commercialize its products.

        To date, GenVec and Diacrin have entered into collaborative agreements with only a limited number of companies, and some of those agreements are no longer in effect. The success of GenVec's business strategy depends, in part, on its ability to enter into and sustain collaborations with other entities relating to the development and commercialization of its product candidates. Unless GenVec is able to enter into and sustain collaboration agreements, it will need to raise additional funds for the development, testing, and commercialization of its product candidates. If collaborations or other funding is not available, GenVec may have to delay or curtail the development and commercialization of certain product candidates.

        GenVec cannot be sure that its collaborators will perform as expected, and collaborations might produce conflicts that could delay or prevent the development or commercialization of its potential product candidates and negatively impact its business and financial condition.

        GenVec cannot control the resources that any collaborator may devote to GenVec's products. GenVec's present or future collaborators may not perform their obligations as expected. These collaborators may breach or terminate their agreements with GenVec or otherwise fail to conduct their collaborative activities successfully and in a timely manner. In addition, GenVec's collaborators may elect not to develop products arising out of GenVec's collaborative arrangements or to devote sufficient resources to the development, regulatory approval, manufacture, marketing or sale of these products. If any of these events occur, GenVec may not be able to develop its technologies or commercialize its products.

        An important part of GenVec's strategy involves conducting multiple product development programs. GenVec may pursue opportunities in fields that conflict with those of its collaborators. In addition, disagreements with its collaborators could develop over rights to its intellectual property. The resolution of such conflicts and disagreements may require GenVec to relinquish rights to its intellectual property to which GenVec believes it is entitled. In addition, any disagreement or conflict with its collaborators could reduce its ability to obtain future collaboration agreements and negatively impact its relationship with existing collaborators. Such a conflict or disagreement could also lead to delays in collaborative research, development, regulatory approval or commercialization of various products or could require or result in litigation or arbitration, which would be time consuming and expensive and could have a significant negative impact on GenVec's business, financial condition and results of operations.

        GenVec's collaboration agreements may prohibit GenVec from conducting research in areas that may compete with its collaboration products, while GenVec's collaborators may not be limited to the same extent.

This could negatively affect GenVec's ability to develop products and, ultimately, prevent GenVec from achieving continuing sources of revenues.

        GenVec anticipates that some of GenVec's corporate or academic collaborators will be conducting multiple product development efforts within each disease area that is the subject of its collaboration with GenVec. In the past, GenVec generally has agreed not to conduct independently, or with any third party, certain research that is competitive with the research conducted under GenVec's collaborations. Therefore, GenVec's collaborations may have the effect of limiting the areas of research that GenVec may pursue, either alone or with others. Some of GenVec's collaborators, however, may develop, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of their collaborations with GenVec. In addition, competing products, either developed by the collaborators or to which the collaborators have rights, may result in their withdrawing support for GenVec's product candidates.

        Generally under GenVec's academic collaborations, GenVec retains the right to exclusively license any technologies developed using funding that GenVec provided. If GenVec elects to not license a particular technology, the academic collaborator is typically free to use the technology for any purpose, including the development and commercialization of products that might compete with GenVec's products.

        GenVec is an early stage company deploying unproven technologies, and GenVec may never be able to develop, get regulatory approval of, or market any of its product candidates.

        Gene-based medicines and cell transplantation are new and rapidly evolving medical approaches, which have not been shown to be effective on a widespread basis. Biotechnology and pharmaceutical companies have successfully developed and commercialized only a limited number of gene-based products to date, and no cell transplantation products have been successfully developed and commercialized to date. In addition, no gene therapy product or cell transplantation product has received regulatory approval in the United States or internationally. GenVec also has only limited data relating to the safety and effectiveness of its product candidates and delivery systems. To date, none of GenVec's or Diacrin's product candidates has been approved for sale in the United States or elsewhere. GenVec may be unable to develop products or delivery systems that:

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  prove to be safe and effective;

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  meet applicable regulatory standards;

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  are capable of being manufactured at reasonable costs;

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  do not infringe the intellectual property rights of third parties;

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  are superior to products offered by third parties; or

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  can be marketed successfully.

        Gene-based medicines and cell transplantation products may be susceptible to various risks, including undesirable and unintended side effects from genes, cells or the delivery systems, unintended immune system responses, inadequate therapeutic efficacy or other characteristics that may prevent or limit their approval or commercial use. Successful products require significant development and investment, including a lengthy and uncertain period of testing to show their safety and effectiveness before their regulatory approval or commercialization. To date, GenVec has not proven its ability to develop, obtain regulatory approval of or commercialize gene therapy products. Likewise, to date, Diacrin has not proven its ability to develop, obtain regulatory approval of, or commercialize cell transplantation products. GenVec may be unable to successfully select those genes or cells with the most potential for commercial development.

        If GenVec fails to adequately show the safety and efficacy of GenVec's product candidates, GenVec will not be able to obtain FDA approval of GenVec's product candidates.

        GenVec faces the risk of failure involved in developing therapies based on new technologies. While certain of GenVec's product candidates are in clinical trials, there are others for which GenVec has not yet initiated clinical trials. For those product candidates not yet in clinical trials, GenVec will need to conduct significant additional research and animal testing, referred to as preclinical testing, before any of these product candidates can advance to clinical trials. In addition, GenVec will need to conduct further clinical testing of those product candidates currently in clinical trials. It may take GenVec many years to complete preclinical testing or trials, and failure could occur at any stage of testing. Acceptable results in early testing or trials might not be repeated later. Not all products in preclinical testing or early stage clinical trials will become approved products. Before GenVec can file applications with the FDA for product approval, GenVec must show that a particular product candidate is safe and effective. Even with respect to those product candidates currently in clinical trials, GenVec must demonstrate the safety and efficacy of those product candidates before GenVec can secure FDA approval. GenVec's failure to adequately show the safety and effectiveness of its product candidates would prevent FDA approval of GenVec's products. GenVec's product development costs will increase if it experiences delays in testing or regulatory approvals or if GenVec needs to perform more or larger clinical trials than planned. If the delays are significant, they could negatively affect GenVec's financial results and the commercial prospects for GenVec's product candidates.

        Because GenVec or GenVec's collaborators must obtain regulatory approval to market GenVec's products in the United States and in non-U.S. jurisdictions, GenVec cannot predict whether or when GenVec will be permitted to commercialize GenVec's products; failure to comply with applicable regulations can also harm GenVec's business and operations.

        The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. GenVec cannot predict whether GenVec or GenVec's collaborators will obtain regulatory approval for any product GenVec develops. No one can market a pharmaceutical product in the United States until it has completed rigorous preclinical testing and clinical trials of the product and an extensive regulatory approval process implemented by the FDA. To date, neither the FDA nor any other regulatory agency has approved a gene therapy product or a cell transplantation product for sale in the United States or internationally. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Of particular significance are the requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use. Before commencing clinical trials, GenVec must submit to the FDA and receive approval from the FDA of an investigational new drug application, or IND. Clinical trials are subject to oversight by Institutional Review Boards and the FDA. Clinical trials are also subject to:

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  informed consent;

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  good clinical practices;

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  continuing FDA oversight;

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  potentially large numbers of test subjects; and

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  potential suspension by GenVec, GenVec's collaborators or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the Investigational New Drug application or the conduct of these trials.

        GenVec may encounter delays or rejections in the regulatory approval process because of additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against GenVec's product candidates or GenVec. If regulatory approval of a product is granted, this approval will be limited to those disease indications for which the product has shown through clinical trials to be safe and effective. The FDA also strictly regulates promotion and labeling after approval. Outside the United States, GenVec's ability to market a product is contingent upon receiving clearances from the appropriate regulatory authorities. This non-U.S. regulatory approval process includes risks similar to those associated with FDA clearance described above.

        If GenVec or its collaborators are unable to manufacture the combined company's products in sufficient quantities or are unable to obtain regulatory approvals for a manufacturing facility for its products, the combined company may experience delays, and may be unable to meet demand, and may lose potential revenues.

        Completion of the combined company's clinical trials and commercialization of its product candidates require access to, or development of, facilities to manufacture a sufficient supply of the combined company's product candidates. GenVec has limited experience manufacturing any of its gene-based products in the volumes that will be necessary to support large-scale clinical trials or commercial sales. GenVec does not yet know the extent to which it will be able to adapt Diacrin's existing manufacturing facilities and processes to the manufacture of GenVec's gene therapy product candidates.

        Diacrin currently is the only manufacturer of Diacrin's cell transplantation product candidates. For the next several years, the combined company expects to conduct manufacturing for cell transplantation products in Diacrin's facility in Charlestown, Massachusetts. If this facility or the equipment in this facility is significantly damaged or destroyed, the combined company will not be able to replace quickly or inexpensively its manufacturing capacity. Neither Diacrin nor GenVec has any experience manufacturing cell transplantation product candidates in the volumes that will be necessary to support large clinical trials or commercial sales. Diacrin's present manufacturing process may not meet initial expectations as to scheduling, reproducibility, yield, purity, cost, potency or quality.

        If GenVec or its collaborators are unable to manufacture the combined company's product candidates in clinical quantities or, when necessary, commercial quantities, then GenVec will need to rely on third-party manufacturers to manufacture compounds for clinical and commercial purposes. These third-party manufacturers must receive FDA approval before they can produce clinical material or commercial products. The combined company's products may be in competition with other products for access to these facilities and may be subject to delays in manufacture if third parties give other products greater priority. In addition, GenVec may not be able to enter into any necessary third-party manufacturing arrangements on acceptable terms, or on a timely basis. There are very few contract manufacturers who currently have the capability to produce the combined company's proposed products, and the inability of any of these contract manufacturers to deliver GenVec's required quantities of product candidates on a timely basis and at commercially reasonable prices would negatively affect GenVec's operations.

        Before GenVec or its collaborators can begin commercially manufacturing any of the combined company's product candidates, GenVec or its collaborators must obtain regulatory approval of their manufacturing facility and process. Manufacturing of the combined company's proposed products must comply with the FDA's current Good Manufacturing Practices requirements, commonly known as cGMP, and non-U.S. regulatory requirements. The cGMP requirements govern quality control and documentation policies and procedures. In complying with cGMP and non-U.S. regulatory requirements, GenVec will be obligated to expend time, money and effort in production, record keeping and quality control to assure that the product meets applicable specifications and other requirements. GenVec or its collaborators must also pass a pre-approval inspection before FDA approval. If the combined company or its collaborators fail to comply with these requirements, GenVec's product candidates would not be approved. If GenVec or its collaborators fail to comply with these requirements after approval, the combined company would be subject to possible regulatory action and may be limited in the jurisdictions in which GenVec is permitted to sell its products. The FDA and non-U.S. regulatory authorities also have the authority to perform unannounced periodic inspections of the combined company's manufacturing facility to ensure compliance with cGMP and non-U.S. regulatory requirements.

        If successful large-scale manufacturing of gene-based medicines or cell transplantation products is not possible, GenVec may be unable to manufacture enough of the combined company's product candidates to achieve regulatory approval or market its products.

        Very few companies have shown successful large-scale manufacturing of gene-based medicines or cell transplantation products, and it is anticipated that certain process development and manufacturing scale-up changes will be necessary for the commercial process. GenVec does not yet know the extent to which it may be able to use Diacrin's manufacturing facilities to manufacture its gene-based medicines. GenVec may be unable to manufacture commercial-scale quantities of gene-based medicines or cell transplantation products, or receive appropriate government approvals, on a timely basis or at all. Failure to successfully manufacture or obtain appropriate government approvals on a timely basis would prevent GenVec from achieving its business objectives.

        GenVec may experience difficulties or delays in product manufacturing, which are beyond GenVec's control and could harm GenVec's business, because GenVec relies on third-party manufacturers.

        GenVec currently expects to produce the combined company's product candidates through third-party manufacturers and to the extent possible using Diacrin's existing manufacturing facilities. Problems with any manufacturing processes could result in product defects, which could require GenVec to delay shipment of products or recall products previously shipped. In addition, any prolonged interruption in the operations of GenVec's or a third party's manufacturing facilities could result in the cancellation of shipments. A number of factors could cause interruptions, including equipment malfunctions or process failures, or damage to a facility due to natural disasters or otherwise. Because GenVec's manufacturing processes are or are expected to be highly complex and subject to a lengthy FDA approval process, alternative qualified production capacity may not be available on a timely basis or at all.

        Difficulties or delays in GenVec's manufacturing could increase GenVec's costs and damage GenVec's reputation. The manufacture of pharmaceutical products can be an expensive, time-consuming, and complex process. Manufacturers often encounter difficulties in scaling-up production of new products, including problems involving the transfer of manufacturing technology, production yields, quality control and assurance, and shortages of personnel. Delays in formulation and scale-up to commercial quantities could result in additional expense and delays in GenVec's clinical trials, regulatory submissions and commercialization.

        GenVec relies on a limited number of suppliers for some of its manufacturing materials. Any problems experienced by any of these suppliers could negatively affect GenVec's operations.

        GenVec relies on third-party suppliers and vendors for some of the materials used in the manufacture of the combined company's product candidates. Some of these materials are obtained from one supplier or vendor. For supply of early clinical trial materials, GenVec relies on one supplier, Invitrogen Corporation, for its cell culture medium. The cell culture medium is used to grow the cells within which GenVec's product candidates are produced. For supply of late-stage clinical trial materials, GenVec currently is planning to use purification resins from the Applied Biosystems Group of Applera

Corporation and the BioSepra S.A. Process Division of Ciphergen Biosystems, Inc. in addition to the one supplier for cell culture medium. GenVec does not currently have supply agreements with any of these suppliers. Any significant problem experienced by one of GenVec's suppliers could result in a delay or interruption in the supply of materials to GenVec until such supplier resolves the problem or an alternative source of supply is located. GenVec has limited experience with alternative sources of the aforementioned raw materials. Any delay or interruption would likely lead to a delay or interruption of manufacturing operations, which could negatively affect GenVec's operations.

        GenVec has limited marketing capabilities, and if it is unable to enter into collaborations with marketing partners or develop its own sales and marketing capability, GenVec may not be successful in commercializing its products.

        GenVec and Diacrin currently have limited sales, marketing and distribution capabilities. As a result, GenVec will depend on collaborations with third parties that have established distribution systems and direct sales forces. To the extent that GenVec enters into co-promotion or other licensing arrangements, GenVec's revenues will depend upon the efforts of third parties, over which GenVec may have little or no control. If GenVec is unable to reach and maintain agreements with one or more pharmaceutical companies or collaborators, GenVec may be required to market its products directly. In any case GenVec may elect to establish GenVec's own specialized sales force and marketing organization to market GenVec's products to physicians. In order to do this, GenVec would have to develop a marketing and sales force with technical expertise and with supporting distribution capability. Developing a marketing and sales force is expensive and time consuming and could delay a product launch. GenVec cannot be certain that GenVec will be able to attract and retain qualified sales personnel or otherwise develop this capability.

        GenVec faces substantial competition from other companies and research institutions that are developing products to treat the same diseases that GenVec's product candidates target, and GenVec may not be able to compete successfully.

        GenVec competes with pharmaceutical and biotechnology companies that are pursuing other forms of treatment for the diseases that the combined company's product candidates will target. GenVec may also face competition from companies that may develop competing technology internally or acquire it from universities and other research institutions. As these companies develop their technologies, they may develop proprietary positions, which may prevent or limit GenVec's product commercialization efforts.

        Some of GenVec's competitors are established companies with greater financial and other resources than GenVec has. GenVec expects that competition in GenVec's business will intensify. GenVec's competitors may succeed in:

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  identifying important genes, cells or delivery mechanisms before GenVec;

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  developing products or product candidates earlier than GenVec does;

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  forming collaborations before GenVec does, or precluding GenVec from forming collaborations with others;

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  obtaining approvals from the FDA or other regulatory agencies for such products more rapidly than GenVec does;

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  developing and validating manufacturing processes more rapidly than GenVec does;

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  obtaining patent protection to other intellectual property rights that would limit or preclude GenVec's ability to use its technologies or develop products; or

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  developing products that are safer or more effective than those GenVec develops or proposes to develop.

        While GenVec seeks to expand GenVec's technological capabilities to remain competitive, research and development by others may render GenVec's technology or product candidates obsolete or noncompetitive or result in treatments or cures superior to any therapy developed by GenVec.

Risks Related to GenVec's Industry

        If GenVec is unable to adequately protect its intellectual property rights, its competitors may be able to take advantage of GenVec's research and development efforts to compete with GenVec.

        GenVec's commercial success will depend in part on obtaining patent protection for the combined company's products and other technologies and successfully defending these patents against third party challenges. GenVec's patent position, like that of other biotechnology firms, is highly uncertain and involves complex legal and factual questions. The biotechnology patent situation in the United States and other countries is uncertain and is currently undergoing review and revision. Changes in, or different interpretations of, patent laws in the United States and other countries might allow others to use GenVec's discoveries or to develop and commercialize the combined company's products without any compensation to GenVec.

        GenVec's ability to develop and protect a proprietary position based on biotechnological innovations and technologies involving genes and gene therapy, cells and cell transplantation, delivery systems, production, formulations and the like, is particularly uncertain. The U.S. Patent and Trademark Office, as well as the patent offices in other countries, have often required that patent applications concerning biotechnology-related inventions be limited or narrowed substantially. GenVec's disclosures in its patent applications may not be sufficient to meet the statutory requirements for patentability in all cases. In addition, other companies or institutions possess issued patents and have filed and will file patent applications that cover or attempt to cover genes, vectors, cell lines, and methods of making and using gene therapy products and cell transplantation products that are the same as or similar to the subject matter of the combined company's patent applications. For example, while GenVec has pending patent applications pertaining to various types of adenovectors that cannot reproduce themselves, adenovectors modified to alter cell binding characteristics and special cell lines used to grow adenovectors, GenVec is aware of issued patents and pending patent applications of other companies and institutions relating to the same subject matter. Patents and patent applications of third parties may have priority over GenVec's issued patents and GenVec's pending or yet to be filed patent applications. Proceedings before the U.S. Patent and Trademark Office and other patent offices to determine who properly lays claim to inventions are costly and time consuming, and GenVec may not win in any such proceedings.

        The issued patents GenVec and Diacrin already have or GenVec may obtain in the future may not provide commercially meaningful protection against competitors. Other companies or institutions may challenge GenVec's or GenVec's collaborators' patents in the United States and other countries. In the event a company, institution or researcher infringes upon GenVec's or GenVec's collaborators' patent rights, enforcing these rights may be difficult and can be expensive and time consuming, with no guarantee that GenVec's or GenVec's collaborators' patent rights will be upheld. Others may be able to design around these patents or develop unique products providing effects similar to the combined company's products. Thus, for example, although GenVec has an issued U.S. patent broadly covering stocks of adenovectors that cannot reproduce themselves, GenVec's competitors may find ways to get around this patent. In addition, GenVec's competitors may legally challenge GenVec's patents and they may be held to be invalid. In addition, various components used in developing gene therapy products, such as particular genes, vectors, promoters, cell lines and construction methods, used by others and GenVec, are available to the public. As a result, GenVec is unable to obtain patent protection with respect to such components, and third parties can freely use such components. Third parties may develop products using such components that compete with GenVec's potential products. Also, with respect to some of GenVec's patentable inventions, GenVec or GenVec's collaborators have decided not to pursue patent protection outside the United States. Accordingly, GenVec's competitors could develop, and receive non-U.S. patent protection for, gene technologies for which GenVec or GenVec's collaborators have or are seeking U.S. patent protection. GenVec's competitors may be free to use these technologies outside the United States in the absence of patent protection.

        Where GenVec believes patent protection is not appropriate GenVec relies to a limited extent on trade secrets to protect its technology. However, trade secrets are difficult to protect. While GenVec has entered into confidentiality agreements with employees and collaborators, GenVec may not be able to prevent the disclosure or use of GenVec's trade secrets. In addition, other companies or institutions may independently develop substantially equivalent information and techniques.

        If GenVec's potential products conflict with intellectual property rights of competitors, universities or others, then GenVec may be prevented from developing those product candidates.

        Other companies and institutions have issued patents and have filed and will file patent applications that may issue into patents that cover or attempt to cover genes, vectors, cell lines and methods of making and using gene and gene-based therapy products or cell transplantation products used in or similar to GenVec's product candidates and technologies. For example, GenVec is aware of issued patents and pending patent applications relating to the delivery, including through the use of adenovectors, of medically beneficial substances to the heart and other tissues. It could be alleged that GenVec's BIOBYPASS® angiogen conflicts with these patents. GenVec also is aware of other issued patents and pending patent applications that relate to various aspects of GenVec's product candidates and systems including GenVec's BIOBYPASS® product candidate, TNFerade™ product candidate, PEDF product candidates, adenovector construction systems, adenovector manufacturing systems, and adenovector targeting systems, and it could be alleged that GenVec's product candidates conflict with these patents. GenVec has not conducted freedom to use patent searches on all aspects of GenVec's product candidates or potential product candidates, and GenVec may be unaware of relevant patents and patent applications of third parties. In addition, those freedom to use patent searches that have been conducted may not have identified all relevant issued patents or all relevant pending patent applications that could issue into patents, particularly in view of the characterizations of the subject matter of issued patents and pending patent applications, as well as the fact that pending patent applications can be maintained in secrecy for a period of time and, in some circumstances, until issuance as patents.

        An issued patent gives rise to a rebuttable presumption of validity under U.S. law and the laws of some other countries. The holder of a patent to which GenVec or GenVec's collaborators do not hold a license could bring legal actions against GenVec's collaborators or GenVec for damages or to stop GenVec or GenVec's collaborators from using the affected technology, which could limit or preclude GenVec's ability to develop and commercialize the combined company's product candidates. If any of GenVec's potential products are found to infringe a patent of a competitor or third party, GenVec or GenVec's collaborators may be required to pay damages and to either obtain a license in order to continue to develop and commercialize the potential products or, at the discretion of the competitor or third party, to stop development and commercialization of the potential products. Since GenVec and Diacrin have concentrated their resources on developing only a limited number of products, the inability to market one of their products would disproportionately affect GenVec as opposed to a competing company with many products in development.

        GenVec believes that there will be significant litigation in GenVec's industry regarding intellectual property rights. Many of GenVec's competitors have expended and are continuing to expend significant amounts of time, money and management resources on intellectual property litigation. If GenVec becomes involved in litigation, it could consume a substantial portion of GenVec's resources and could adversely affect GenVec's business, financial condition and results of operations, even if GenVec ultimately is successful in such litigation, in view of GenVec's limited resources.

        If GenVec's right to use intellectual property or GenVec's license from others is affected, GenVec's ability to develop and commercialize GenVec's product candidates may be harmed.

        GenVec relies, in part, on licenses to use some technologies that are material to GenVec's business. For example, to create GenVec's gene-based product candidates, GenVec combines GenVec's vectors with genes intended to produce proteins. For GenVec's current gene-based product candidates, GenVec has secured licenses to use the VEGF121, TNF – a, and PEDF genes. GenVec does not own the patents that underlie these licenses. For these genes, GenVec does not control the enforcement of the patents. GenVec relies upon GenVec's licensors to properly prosecute and file those patent applications and to prevent infringement of those patents.

        While many of the licenses under which GenVec has rights provide GenVec with exclusive rights in specified fields, the scope of GenVec's rights under these and other licenses may be subject to dispute by GenVec's licensors or third parties. In addition, GenVec's rights to use these technologies and practice the inventions claimed in the licensed patents and patent applications are subject to GenVec's licensors abiding by the terms of those licenses and not terminating them. Any of GenVec's licenses may be terminated by the licensor if GenVec is in breach of a term or condition of the license agreement, or in certain other circumstances. In addition, some of GenVec's licenses require GenVec to achieve specific milestones.

        Some of GenVec's product candidates and potential product candidates will require several components that may each be the subject of a license agreement. The cumulative license fees and royalties for these components may make the commercialization of these product candidates uneconomical.

        Adverse events in the fields of gene therapy or cell transplantation may negatively affect regulatory approval or public perception of GenVec's products or product candidates.

        In September 1999, a patient undergoing gene therapy using an adenoviral vector to deliver a therapeutic gene died as a result of an adverse reaction to the treatment. This death was widely publicized. Other patient deaths have occurred in other gene-based clinical trials. These deaths and the resulting publicity surrounding them, as well as any other serious adverse events in the fields of gene therapy or cell transplantation that may occur in the future, may result in greater governmental regulation of GenVec's product candidates and potential regulatory delays relating to the testing or approval of GenVec's product candidates. As a result of the incident in September 1999, the United States Senate held a series of hearings to determine whether additional legislation was required to protect patients who participate in clinical trials. Possibly as a consequence of these hearings, a specific division within the FDA for gene and cell therapy was established. Furthermore, extended patient follow-up for gene therapy product candidates has been recommended. Additionally, the National Institutes of Health and its advisory bodies routinely review the field of gene therapy and issue reports on the adverse events reported by investigators. The NIH has approved a proposal to establish a Gene Transfer Safety Assessment Board to review serious adverse event reports, annual reports and other safety information in order to assess toxicity and safety and report these findings at NIH Recombinant DNA Advisory Committee (RAC) meetings. Additional scrutiny cannot be ruled out. Any increased scrutiny could delay or increase the costs of GenVec's product development efforts or clinical trials.

        The commercial success of GenVec's product candidates will depend in part on public acceptance of the use of gene therapies and cell transplantation for the prevention or treatment of human disease. Public attitudes may be influenced by claims that gene therapy or cell transplantation is unsafe, and gene therapy and cell transplantation may not gain the acceptance of the public or the medical community. Negative public reaction to gene therapy or cell transplantation could result in greater government regulation and stricter clinical trial oversight and commercial product labeling requirements of gene therapies and cell transplantation products, and could cause a decrease in the demand for any products that GenVec may develop.

        If gene therapy or cell transplantation does not gain acceptance among the public, the medical community and third-party payors, GenVec's business prospects will be seriously harmed and GenVec may be unable to generate revenues.

        GenVec's product candidates involve new technologies and therapeutic approaches in the fields of gene therapy and cell transplantation, which are a new and evolving fields. As discussed above, no gene therapy product or cell transplantation product has received regulatory approval in any country, including the United States, and adverse events in these fields may negatively affect public perception of GenVec's product candidates. Even if GenVec's product candidates attain regulatory approval, GenVec's success will depend upon the medical community, patients and third party payors accepting gene therapy products and cell transplantation products in general, and GenVec's product candidates in particular, as medically useful, cost-effective and safe. In particular, GenVec's success will depend upon physicians specializing in the treatment of those diseases that GenVec's product candidates target prescribing treatments that involve the use of GenVec's product candidates in lieu of, or in addition to, existing treatments that they are already familiar with and for which greater clinical data may be available. Even if the clinical safety and efficacy of GenVec's product candidates is established, physicians may elect not to recommend GenVec's products for a variety of reasons, including the reimbursement policies of government and third-party payors. Further, third-party payors, such as health insurance plans, may be reluctant to authorize and pay for new forms of treatment that they may deem expensive and less-proven that existing treatments. Even if gene therapy products or cell transplantation products, and GenVec's product candidates in particular, are accepted by the medical community and third-party payors, the public in general, or patients in particular, may be uncomfortable with new therapies, including GenVec's product candidates, and it could take substantial time for them to accept gene therapy products or cell transplantation products as a viable treatment alternative, if ever. If gene therapy and/or cell transplantation and GenVec's product candidates do not gain widespread acceptance, GenVec may be unable to generate significant revenues, if any, which would adversely affect GenVec's results of operations. In addition, even if GenVec's product candidates achieve market acceptance, GenVec may not be able to maintain that market acceptance over time if new products or technologies are introduced that are more favorably received than GenVec's product candidates or render them obsolete.

        GenVec may be sued for product liability, which could damage GenVec's reputation and expose GenVec to unanticipated costs.

        GenVec, alone or with GenVec's collaborators, may be held liable if any product GenVec or GenVec's collaborators develop, or any product, which is made with the use or incorporation of any of GenVec's technologies, causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing or sale. Regardless of the merit or eventual outcome, product liability claims may result in:

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  withdrawal of product candidates from GenVec's clinical trials;

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  withdrawal of GenVec's products from the market; if they have been approved;

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  damage to GenVec's reputation;

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  costs of litigation;

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  substantial monetary awards to plaintiffs; and

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  decreased demand for GenVec's products or product candidates.

        Although GenVec currently has and intends to maintain product liability insurance, this insurance may become prohibitively expensive, or may not fully cover GenVec's potential liabilities. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of products developed by

GenVec or in collaboration with others. Currently, GenVec has a total of $5.0 million liability coverage under a clinical trials and professional liability insurance policy. If GenVec is sued for any injury caused by GenVec's products, GenVec's liability could exceed GenVec's total resources.

        GenVec uses hazardous chemicals and radioactive and biological materials in GenVec's business; any liability or disputes relating to improper handling, storage or disposal of these materials could be time consuming and costly.

        GenVec's research and development processes involve the use of hazardous materials, including chemicals and radioactive and biological materials, and also produce hazardous waste products. Hazardous chemicals used in GenVec's processes include, but are not limited to, flammable solvents such as methanol and ethanol, toxic chemicals such as ethidium bromide and formaldehyde, and corrosive chemicals such as acetic acid and sodium hydroxide. GenVec also uses several radioactive compounds, including phosphorous-32, carbon-14, sulfur-35, phosphorous-33, iodine-125, hydrogen-3, and chromium-51.

        The hazardous biological material used in GenVec's research and development activities include human and animal cell lines and viruses, such as adenoviruses, and animals infected with human viruses. Some of the biological material may be novel, including viruses with novel properties. GenVec cannot eliminate the risk of accidental contamination or discharge or injury from these materials. Federal, state, and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. GenVec could be subject to civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, these hazardous materials. In addition, claimants may sue GenVec for injury or contamination that results from its use or the use by third parties of these materials, and GenVec's liability may exceed GenVec's total assets. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair GenVec's research, development or production efforts.

        Although GenVec has general liability insurance, these polices contain exclusions from insurance against claims arising from pollution from chemical or radioactive materials. GenVec's collaborators are working with these types of hazardous materials in connection with GenVec's collaborations. In the event of a lawsuit or investigation, GenVec could be held responsible for any injury GenVec or GenVec's collaborators cause to persons or property by exposure to, or release of, any hazardous materials. However, GenVec believes that GenVec is currently in compliance with all applicable environmental and occupational health and safety regulations.

        If reforms in the health care industry make reimbursement for GenVec's potential products less likely, the market for GenVec's potential products will be reduced, and GenVec will lose potential sources of revenue.

        GenVec's success may depend, in part, on the extent to which reimbursement for the costs of therapeutic products and related treatments will be available from third-party payors such as government health administration authorities, private health insurers, managed care programs, and other organizations. Over the past decade, the cost of health care has risen significantly, and there have been numerous proposals by legislators, regulators, and third-party health care payors to curb these costs. Some of these proposals have involved limitations on the amount of reimbursement for certain products. Similar federal or state health care legislation may be adopted in the future and any products that GenVec or GenVec's collaborators seek to commercialize may not be considered cost-effective. Adequate third-party insurance coverage may not be available for GenVec to establish and maintain price levels that are sufficient for realization of an appropriate return on its investment in product development. Moreover, the existence or threat of cost control measures could cause GenVec's corporate collaborators to be less willing or able to pursue research and development programs related to GenVec's product candidates.

Risks Relating to GenVec Common Stock

        GenVec's officers and directors and entities with which they are affiliated may be able to control the outcome of most corporate actions requiring stockholder approval and will control sufficient votes to potentially prevent stockholder efforts to remove directors following the merger.

        After the merger, directors and officers of GenVec (including the four current Diacrin directors who will become GenVec directors as a result of the merger) and entities with which they are affiliated will control approximately 28.7% of GenVec's outstanding common stock. Due to this concentration of ownership, this group may be able to prevail on all matters requiring a stockholder vote, including:

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  the election of directors;

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  the amendment of GenVec's organizational documents; or

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  the approval of a merger, sale of assets or other major corporate transaction.

        In addition, because GenVec directors may only be removed for cause by an 80% vote of the outstanding capital stock entitled to vote in the election of directors, if this group were to vote against any effort by other stockholders to remove a director, such removal effort would fail.

        GenVec's stock price could be volatile, which could cause you to lose part or all of your investment.

        The market price of GenVec's common stock, like that of the common stock of many other development stage biotechnology companies, may be highly volatile. In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many biotechnology and pharmaceutical companies for reasons frequently unrelated to or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of GenVec's common stock. For example, since its initial public offering in December 2000, GenVec's common stock price has varied from a high of $10.50 per share to a low of $0.90 per share. Prices for GenVec's common stock will be determined in the market place and may be influenced by many factors, including variations in GenVec's financial results and investors' perceptions of GenVec, changes in recommendations by securities analysts as well as their perceptions of general economic, industry and market conditions.

        GenVec has antitakeover defenses that could delay or prevent an acquisition and changes in control in GenVec's board of directors and management, and could adversely affect the price of GenVec's common stock.

        Provisions of GenVec's amended and restated certificate of incorporation, GenVec's amended and restated by-laws, GenVec's stockholder rights plan, and Delaware law may have the effect of deterring unsolicited takeovers or delaying or preventing changes in control of GenVec's management, including transactions in which GenVec's stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interest.

        GenVec's amended and restated certificate of incorporation permits its board of directors to issue preferred stock without stockholder approval upon such terms as the board of directors may determine. The rights of the holders of GenVec's common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of GenVec's outstanding common stock. Although GenVec has no present intention of issuing the preferred stock, an issuance of a substantial number of preferred shares could adversely affect the price of GenVec's common stock.

        GenVec's amended and restated certificate of incorporation provides for a staggered board of directors divided into three classes. Such staggered board of directors will make it more difficult for

GenVec's stockholders to change the composition of the board of directors in any one year, which could have the effect of preventing or delaying a change of control transaction that is not approved by the GenVec board of directors.

        In addition, GenVec's amended and restated certificate of incorporation and by laws provide that:

  •
  GenVec directors may only be removed for cause by an 80% vote of the outstanding capital stock entitled to vote in the election of directors;

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  GenVec stockholders do not have the power to call special meetings of stockholders;

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  GenVec stockholders may not act by written consent in lieu of a meeting; and

  •
  The provisions of GenVec's amended and restated certificate of incorporation and bylaws relating to the classified board, removal of directors, calling of special stockholders meetings, stockholder action by written consent and amendments may only be amended by an 80% vote of the outstanding capital stock entitled to vote in the election of directors.

These provisions make it more difficult for GenVec's stockholders to change the composition of the board of directors and approve transactions they may deem to be in their best interests that are not approved by the board of directors.

        Diacrin's stockholders should note in particular that the provisions described in the proceeding two paragraphs are much more restrictive of stockholder power than the comparable provisions in Diacrin's current certificate of incorporation and bylaws. If the merger is completed, the rights of Diacrin stockholders, which are currently governed by the less restrictive provisions of Diacrin's certificate of incorporation and bylaws, will be governed by the more restrictive provisions of GenVec's amended and restated certificate of incorporation and bylaws.

        GenVec has a rights agreement in place pursuant to which each share of GenVec common stock is accompanied by a preferred stock purchase right. In the event a person acquires beneficial ownership of 20% or more of the GenVec common stock in a transaction not approved by the GenVec board of directors, the holders of preferred stock purchase rights (other than the acquiring person or group) may purchase GenVec common stock having a market value of twice the current exercise price of each preferred stock purchase right or, under specified circumstances, holders of preferred stock purchase rights may purchase stock of the acquiring company having a market value of twice the current exercise price of each preferred stock purchase right. The rights agreement may have the effect of preventing unsolicited takeovers that are not approved by the GenVec board of directors.

        GenVec is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits it from engaging in a business combination with an interested stockholder for three years after the date of the transaction pursuant to which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change of control of GenVec.

        Provisions of GenVec's amended and restated certificate of incorporation and by-laws that may have an anti-takeover effect are described more fully in the section entitled, "Comparison of Rights of Holders of GenVec Common Stock and Diacrin Common Stock."

        GenVec's common stock may be delisted from the NASDAQ National Market, which could cause the price to fall further and decrease its liquidity.

        GenVec's common stock trades on the NASDAQ National Market. In order to continue trading on the NASDAQ National Market, GenVec must comply with the NASDAQ National Market's continued listing requirements, which require that GenVec either maintains a minimum stockholders' equity of $10.0 million and a minimum closing bid price of $1.00 per share or, if GenVec falls below the minimum stockholders' equity requirement, maintain a minimum closing bid price of $3.00 per share. At March 31, 2003, GenVec had stockholders' equity of approximately $12.7 million. However, GenVec's stockholders' equity may decline. If GenVec's stockholders' equity falls below $10.0 million, GenVec will need to maintain a minimum closing bid price of $3.00 rather than $1.00.

        If GenVec does not satisfy NASDAQ's continued listing requirements, GenVec's common stock may be delisted from the NASDAQ National Market. The delisting of GenVec's common stock may result in the trading of the stock on the NASDAQ Small Cap Market, the over-the-counter markets in the so-called "pink sheets" or the NASD's electronic bulletin board. Consequently, a delisting of GenVec's common stock from the NASDAQ National Market would materially reduce the liquidity of GenVec's common stock, not only in the number of shares that could be bought and sold, but also through delays in the timing of the transaction and reductions in securities analysts and media coverage. This may reduce the demand for GenVec stock and significantly destabilize the price of GenVec stock. In addition, a delisting would materially adversely affect GenVec ability to raise additional necessary capital.

Risks Related to Diacrin as an Independent Entity

        Diacrin has not successfully commercialized any products to date and, if Diacrin does not successfully commercialize any products, Diacrin will not be profitable.

        Neither Diacrin nor any other company has received regulatory approval to market cell transplantation products. The products that Diacrin is developing will require additional research and development, clinical trials and regulatory approval prior to any commercial sale. Diacrin's product candidates are currently in early phase clinical trials or in the preclinical stage of development. Diacrin's products may not be effective in treating any of its targeted disorders or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may prevent or limit their commercial use.

        Diacrin currently has no products for sale and does not expect to have any products available for sale for several years. If Diacrin is not successful in developing and commercializing any products, Diacrin will never become profitable.

        Diacrin is focusing its research on a cell transplantation product candidate which is complex and novel and there are uncertainties as to its effectiveness.

        Diacrin has concentrated its efforts and therapeutic product research on cell transplantation, and Diacrin's future success depends on the successful development of cell transplantation products. Currently, Diacrin is focusing its resources on the development of its cardiac repair product, which is based on cell transplantation for the treatment of cardiac disease.

        Diacrin's technological approaches may not enable it to successfully develop and commercialize any products. Diacrin's focus on one technology as opposed to multiple technologies increases the risks associated with the ownership of Diacrin common stock. If Diacrin's approaches are not successful, Diacrin may be required to change the scope and direction of its product development activities. In that case, Diacrin may not be able to identify and implement successfully an alternative product development strategy.

        Diacrin faces substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than Diacrin does.

        Cell transplantation products would compete with existing products that are already accepted by the medical community. For example, if successfully developed, Diacrin's cardiac repair product would compete with already available treatments, such as pharmaceuticals, cardiac catheterization and angioplasty. These products may be more effective and/or less costly than Diacrin's product under development, which involves the surgical transplantation of living cells. In addition, because these available products are already accepted as effective treatments, to successfully compete with these existing treatments, Diacrin may need to demonstrate that its product is not only safe and effective, but safer and/or more effective than existing products.

        Diacrin will also compete with products currently under development by pharmaceutical, biopharmaceutical and biotechnology companies, as well as universities and other research institutions. Diacrin has limited experience in product development and commercialization, obtaining regulatory approvals and product manufacturing. Many of Diacrin's competitors are more experienced in these areas and, as a result, they may develop competing products more rapidly and at a lower cost. In addition, many of Diacrin's competitors are substantially larger than Diacrin and have substantially greater capital resources, research and development staffs and facilities than Diacrin. These competitors may discover, develop and commercialize products that render non-competitive or obsolete the products Diacrin seeks to develop.

        If the market is not receptive to Diacrin's products upon introduction, Diacrin's products may not achieve commercial success.

        The commercial success of any of Diacrin's products will depend upon their acceptance by patients, the medical community and third-party payors. Among the factors that we believe will materially affect acceptance of Diacrin's products are:

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  the timing of receipt of marketing approvals and the countries in which those approvals are obtained;

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  the safety and efficacy of Diacrin's products;

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  the need for surgical administration of Diacrin's products;

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  the success of physician education programs;

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  the cost of Diacrin's products which may be higher than conventional therapeutic products because Diacrin's products involve surgical transplantation of living cells; and

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  the availability of government and third-party payor reimbursement of Diacrin's products.

        If Diacrin's clinical trials are not successful for any reason, Diacrin will not be able to develop and commercialize any related products.

        In order to obtain regulatory approvals for the commercial sale of Diacrin's product candidates, Diacrin will be required to complete extensive clinical trials in humans to demonstrate the safety and efficacy of the products. Diacrin has limited experience in conducting clinical trials.

        The submission of an IND may not result in FDA authorization to commence clinical trials. If clinical trials begin, Diacrin may not complete testing successfully within any specific time period, if at all, with respect to any of its product candidates. For example, in March 2001, Diacrin announced that it was not conducting a planned Phase III clinical study of NeuroCell-PD because of disappointing Phase II clinical study results. Furthermore, Diacrin or the FDA may suspend clinical trials at any time on various grounds, including a finding that patients are being exposed to unacceptable health risks. For instance, in April 2000 Diacrin put on hold, and later terminated, a Phase I clinical trial using porcine fetal neural cells in stroke patients due to two adverse events.

        The FDA recently cleared Diacrin's IND for an additional clinical trial involving the transplantation of human cells into the heart. Diacrin has only performed Phase I clinical trials relating to this product and cannot assure you that it will complete its most recent Phase I trial or that it will complete any Phase II or Phase III clinical trials. Moreover, clinical trials, if completed, may not show this or any other product to be safe or effective. Thus, the FDA and other regulatory authorities may not approve any of Diacrin's product candidates for any disease indication.

        The rate of completion of clinical trials depends in part upon the rate of enrollment of patients. Patient enrollment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study, the existence of competitive clinical trials and the availability of alternative treatments. In particular, the patient population for some of Diacrin's clinical trials could be small because of the eligibility criteria and the availability of other effective treatments. Delays in planned patient enrollment may result in increased costs and program delays.

        Diacrin relies on third-party clinical investigators to conduct its clinical trials. Diacrin has limited control over these third parties and, as a result, may encounter delays outside of its control.

        The regulatory approval process is costly and lengthy and Diacrin may not be able to successfully obtain all required regulatory approvals.

        Diacrin must obtain regulatory approval for each of its product candidates before Diacrin can market or sell it. Diacrin may not receive regulatory approvals to conduct clinical trials of its products or to manufacture or market its products. In addition, regulatory agencies may not grant approvals on a timely basis or may revoke previously granted approvals. Any delay in obtaining, or failure to obtain, approvals could adversely affect the marketing of Diacrin's products and its ability to generate product revenue.

        The process of obtaining FDA and other required regulatory approvals is lengthy and expensive. The time required for FDA and other clearances or approvals is uncertain and typically takes a number of years, depending on the complexity and novelty of the product. Diacrin has only limited experience in filing and prosecuting applications necessary to gain regulatory approvals.

        Diacrin's analysis of data obtained from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities which could delay, limit or prevent regulatory approval. Any regulatory approval to market a product may be subject to limitations on the indicated uses for which Diacrin may market the product. These limitations may limit the size of the market for the product.

        There is limited regulatory precedent for the approval of cell transplantation products. Cell transplantation, especially cell transplantation into the heart, is a relatively new technology that has not been extensively tested in humans. Accordingly, the regulatory requirements governing cell transplantation products may be more rigorous than for conventional products, such as drugs and other surgical procedures. As a result, Diacrin may experience a longer regulatory process in connection with any cell transplantation products that it seeks to develop.

        Diacrin also is subject to numerous foreign regulatory requirements governing the design and conduct of the clinical trials and the manufacturing and marketing of its future products. The approval procedure varies among countries. The time required to obtain foreign approvals often differs from that required to obtain FDA approvals. Moreover, approval by the FDA does not ensure approval by regulatory authorities in other countries. Diacrin has limited experience with foreign regulatory requirements and approvals.

        Even if Diacrin obtains marketing approval, Diacrin's products will be subject to ongoing regulatory oversight which may affect the success of Diacrin's products.

        Any regulatory approvals that Diacrin receives for a product may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing follow-up studies. After Diacrin obtains marketing approval for any product, the manufacturer and the manufacturing facilities for that product will be subject to continual review and periodic inspections by the FDA and other regulatory authorities. Following commercialization, the discovery of previously unknown problems with the product, the manufacturer or the manufacturing facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. Moreover, if Diacrin ever markets a product and fails to comply with applicable regulatory requirements, Diacrin may be subject to fines, suspensions or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions, and criminal prosecutions. If Diacrin is subject to any of these restrictions or penalties, the success of Diacrin's products could be materially adversely affected. Diacrin has never marketed a product and, therefore, has no experience with, and may not be successful at, conducting post-marketing studies, manufacturing products and/or complying with post-marketing regulatory requirements.

        Diacrin has incurred substantial losses, expects to continue to incur losses and may never achieve profitability.

        Diacrin has incurred losses in each year since its founding in 1989. At March 31, 2003, Diacrin had an accumulated deficit of $59.9 million. Diacrin expects to incur substantial operating losses for the foreseeable future. Diacrin has no material sources of revenue from product sales or license fees. Diacrin anticipates that it will be a number of years, if ever, before Diacrin develops significant revenue sources or becomes profitable, even if it is able to commercialize products.

        Diacrin expects to increase its spending significantly as it expands its research and development programs and clinical trials, applies for regulatory approvals and begins commercialization activities.

        Diacrin will require additional financing, which may be difficult to obtain and may dilute its stockholders' ownership interests.

        Diacrin will require substantial funds to conduct research and development, including clinical trials of its product candidates, and to manufacture and market any products that are approved for commercial sale. Diacrin's future capital requirements will depend on many factors, including the following:

  •
  continued progress in research and development programs, as well as the magnitude of these programs;

  •
  the resources required to successfully complete its clinical trials;

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  the time and costs involved in obtaining regulatory approvals;

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  the cost of manufacturing and commercialization activities;

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  the cost of any additional facilities requirements;

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  the timing, receipt and amount of milestone and other payments from future collaborative partners;

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  the timing, receipt and amount of sales and royalties from potential products in the market; and

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  the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including litigation costs and the costs of obtaining any required licenses to technologies.

        Diacrin may seek additional funding through collaborative arrangements and public or private financings. Additional financing may not be available to Diacrin on acceptable terms or at all.

        If Diacrin raises additional funds by issuing equity securities, further dilution to Diacrin's then existing stockholders may result. In addition, the terms of the financing may adversely affect the holdings or the rights of Diacrin's stockholders. If Diacrin is unable to obtain funding on a timely basis, Diacrin may be required to significantly curtail one or more of its research or development programs.

        Diacrin also could be required to seek funds through arrangements with collaborative partners or others that may require it to relinquish rights to certain of its technologies, product candidates, or products which Diacrin would otherwise pursue independently.

        Diacrin may not be able to obtain patent protection for its discoveries and Diacrin may infringe patent rights of others.

        The patent positions of pharmaceutical and biotechnology companies, including Diacrin, are generally uncertain and involve complex legal, scientific and factual issues.

        Diacrin's success depends significantly on its ability to:

  •
  obtain patents;

  •
  protect trade secrets;

  •
  operate without infringing upon the proprietary rights of others; and

  •
  prevent others from infringing on Diacrin's proprietary rights.

        Patents may not issue from any patent applications that Diacrin owns or licenses. If patents do issue, the claims allowed may not be sufficiently broad to protect Diacrin's technology. In addition, the patent positions of pharmaceutical and biotechnology companies have recently been the subject of much litigation and Diacrin's patents may be challenged, invalidated or circumvented. Diacrin has limited experience in bringing and/or defending patent claims and has fewer resources than many of the parties against which it may be forced to defend itself or bring an action. Any challenge to, or invalidation or circumvention of, Diacrin's patents or patent applications would be costly, require significant time and attention of Diacrin's management and could have a materially adverse effect on Diacrin's business.

        Diacrin may not hold proprietary rights to some patents related to its proposed products. In some cases, others may own or control these patents. Because patent applications in the United States may be maintained in secrecy until patents issue, others may have filed or maintained patent applications for technology used by Diacrin or covered by Diacrin's pending patent applications for technology used by Diacrin or covered by Diacrin's pending patent applications without Diacrin being aware of these applications. As a result, Diacrin may be required to obtain licenses under third-party patents to market some of its proposed products. If licenses are not available to Diacrin on acceptable terms, Diacrin will not be able to market these affected products.

        Diacrin may become involved in expensive patent litigation or other intellectual property proceedings which could result in liability for damages or stop Diacrin's development and commercialization efforts.

        There has been substantial litigation and other proceedings regarding the complex patent and other intellectual property rights in the pharmaceutical and biotechnology industries. Diacrin may become a party to patent litigation or other proceedings regarding intellectual property rights.

        The types of situations in which Diacrin may become involved in patent litigation or other intellectual property proceedings include:

  •
  Diacrin may initiate litigation or other proceedings against third parties to enforce its patent rights;

  •
  Diacrin may initiate litigation or other proceedings against third parties to seek to invalidate the patents held by these third parties or to obtain a judgment that Diacrin's products or services do not infringe the third parties' patents;

  •
  if Diacrin's competitors file patent applications that claim technology also claimed by Diacrin, Diacrin may participate in interference or opposition proceedings to determine the priority of invention; and

  •
  if third parties initiate litigation claiming that Diacrin's processes or products infringe their patent or other intellectual property rights, Diacrin will need to defend against such claims.

        The cost to Diacrin of any patent litigation or other proceeding, even if resolved in Diacrin's favor, could be substantial. Some of Diacrin's competitors may be able to sustain the cost of such litigation or proceedings more effectively than Diacrin can because of their substantially greater financial resources. If a patent litigation or other intellectual property proceeding is resolved unfavorably to Diacrin, it may be enjoined from manufacturing or selling Diacrin's products and services without a license from the other party and be held liable for significant damages. Diacrin may not be able to obtain any required license on commercially acceptable terms or at all.

        Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on Diacrin's ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

        If Diacrin breaches any of the agreements under which it licenses technology from others, Diacrin could lose license rights that are important to its business.

        Diacrin is a party to technology in-licenses that are important to its business and expects to enter into additional licenses in the future. These licenses impose commercialization, sublicensing, royalty, insurance and other obligations on Diacrin. If Diacrin fails to comply with these requirements, the licensor will have the right to terminate the license.

        Since Diacrin has no sales and marketing experience or infrastructure, Diacrin must rely on third parties.

        Diacrin has no sales, marketing and distribution experience or infrastructure. Diacrin plans to rely significantly on sales, marketing and distribution arrangements with third parties for the products that it is developing. For example, under Diacrin's development and license agreement with Terumo Corporation, Diacrin has granted to Terumo sales and marketing rights to Diacrin's human muscle cell transplantation technology for cardiac disease in Japan. Diacrin may have limited or no control over the sales, marketing and distribution activities of Terumo in Japan or other collaborative partners. Diacrin's future revenues may be materially dependent upon the success of these third parties.

        If in the future Diacrin determines to perform sales, marketing and distribution functions itself, Diacrin would face a number of additional risks, including:

  •
  it may not be able to attract and build a significant marketing or sales force;

  •
  the cost of establishing a marketing or sales force may not be justifiable in light of any product revenues; and

  •
  Diacrin's direct sales and marketing efforts may not be successful.

        Delays in obtaining regulatory approval of Diacrin's manufacturing facility and disruptions in Diacrin's manufacturing process may delay or disrupt Diacrin's commercialization efforts.

        Diacrin is the only manufacturer of its product candidates. For the next several years, Diacrin expects that it will conduct all of its manufacturing at its facility in Charlestown, Massachusetts. If this facility or the equipment in this facility is significantly damaged or destroyed, Diacrin will not be able to replace quickly or inexpensively its manufacturing capacity.

        Diacrin has no experience manufacturing its product candidates in the volumes that will be necessary to support large clinical trials or commercial sales. Diacrin's present manufacturing process may not meet its initial expectations as to scheduling, reproducibility, yield, purity, cost, potency or quality.

        If Diacrin fails to obtain an adequate level of reimbursement for its future products by third-party payors, there may be no commercially viable markets for its products.

        Diacrin's products may be more expensive than conventional treatments because they involve the surgical transplantation of living cells. The availability of reimbursement by governmental and other third-party payors affects the market for any pharmaceutical product. These third-party payors continually attempt to contain or reduce the costs of health care by challenging the prices charged for medical products. In some foreign countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. Diacrin may not be able to sell Diacrin's products profitably if reimbursement is unavailable or limited in scope or amount.

        In both the United States and some foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the health care system. Further proposals are likely. The potential for adoption of these proposals may affect Diacrin's ability to raise capital, obtain additional collaborative partners and market its products.

        If Diacrin obtains marketing approval for its products, Diacrin expects to experience pricing pressure due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative proposals.

        Diacrin could be exposed to significant liability claims if Diacrin is unable to obtain insurance at acceptable costs or otherwise to protect Diacrin against potential product liability claims.

        Diacrin may be subjected to product liability claims that are inherent in the testing, manufacturing, marketing and sale of human health care products. These claims could expose Diacrin to significant liabilities that could prevent or interfere with the development or commercialization of Diacrin's products. Product liability claims could require Diacrin to spend significant time and money in litigation or to pay significant damages. Product liability insurance is generally expensive for biopharmaceutical companies such as Diacrin. Although Diacrin maintains product liability insurance coverage for the clinical trials of its products in the amount of $5.0 million per incident and per year, it is possible that Diacrin will not be able to obtain further product liability insurance on acceptable terms, if at all, and that Diacrin's present insurance levels and any insurance Diacrin subsequently obtains will not provide adequate coverage against all potential claims.

        Diacrin's officers and directors may be able to control the outcome of most corporate actions requiring stockholder approval.

        Diacrin's directors and officers and entities with which they are affiliated control approximately 39% of Diacrin's outstanding common stock. Due to this concentration of ownership, this group may be able to prevail on all matters requiring a stockholder vote, including:

  •
  the election of directors;

  •
  the amendment of Diacrin's organizational documents; or

  •
  the approval of a merger, sale of assets or other major corporate transaction.

        Diacrin's stock price could be volatile, which could cause Diacrin's stockholders to lose part or all of their investment.

        The market price of Diacrin's common stock, like that of the common stock of many other development stage biotechnology companies, may be highly volatile. For example, since January 2001, Diacrin's stock price has fluctuated from a high sale price of $6.50 to a low sale price of $0.99. In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many biotechnology and pharmaceutical companies for reasons frequently unrelated to or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of Diacrin's common stock. Prices for Diacrin's common stock will be determined in the market place and may be influenced by many factors, including variations in Diacrin's financial results and investors' perceptions of Diacrin, changes in recommendations by securities analysts as well as their perceptions of general economic, industry and market conditions.

        Diacrin's board has the authority to designate and issue preferred stock without further stockholder approval. The issuance of such stock could delay or prevent an acquisition and changes in control in Diacrin's board of directors and management and could adversely affect the price of Diacrin's common stock.

        Diacrin's certificate of incorporation permits its board of directors to issue preferred stock without shareholder approval upon such terms as the board of directors may determine. The rights of the holders of Diacrin's common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of Diacrin's outstanding common stock. The issuance of a substantial number of preferred shares could adversely affect the price of Diacrin's common stock.

        Diacrin's common stock may be delisted from the NASDAQ National Market, which could cause the price to fall further and decrease its liquidity.

        Diacrin's common stock trades on the NASDAQ National Market. In order to continue trading on the NASDAQ National Market, Diacrin must comply with the NASDAQ National Market's continued listing requirements, which require that Diacrin either maintain a minimum stockholders' equity of $10.0 million and a minimum closing bid price of $1.00 per share or, if Diacrin falls below the minimum stockholders' equity requirement, maintain a minimum closing bid price of $3.00 per share. At March 31, 2003, Diacrin had stockholders' equity of approximately $18.8 million. However, Diacrin's stockholders' equity may decline. If Diacrin's stockholders' equity falls below $10.0 million, Diacrin will need to maintain a minimum closing bid price of $3.00 rather than $1.00.

        If Diacrin does not satisfy NASDAQ's continued listing requirements, Diacrin's common stock may be delisted from the NASDAQ National Market. The delisting of Diacrin's common stock may result in the trading of the stock on the NASDAQ Small Cap Market, the over-the-counter markets in the so-called "pink sheets" or the NASD's electronic bulletin board. Consequently, a delisting of Diacrin's common stock from the NASDAQ National Market would materially reduce the liquidity of Diacrin's common stock, not only in the number of shares that could be bought and sold, but also through delays in the timing of the transaction and reductions in securities analysts and media coverage. This may reduce the demand for Diacrin's stock and significantly destabilize the price Diacrin's stock. In addition, a delisting would materially adversely affect Diacrin's ability to raise additional necessary capital.

THE GENVEC ANNUAL MEETING

General Information

        This joint proxy statement/prospectus is furnished to the stockholders of GenVec in connection with the solicitation of proxies by the GenVec board of directors for use at the GenVec annual meeting of stockholders and for any postponements or adjournments of such meeting for the purposes set forth in the accompanying Notice of GenVec Annual Meeting of Stockholders. This joint proxy statement/prospectus and the accompanying form of proxy are first being released for mailing to the GenVec stockholders on or about July 24, 2003.

        Your vote is important. Accordingly, GenVec urges each GenVec stockholder to complete, sign, date and return the accompanying proxy card whether or not you plan to attend the GenVec annual meeting. You may also complete and submit your proxy via the Internet or by telephone by following the enclosed instructions. If you do attend, you may vote by ballot at the GenVec annual meeting, thereby canceling any proxy previously given.

Date, Time and Place

        The GenVec annual meeting will be held on August 21, 2003, at 9:00 a.m. (local time), at GenVec's executive offices located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878.

Record Date; Voting Rights; Quorum; Broker Non-Votes

        Only stockholders of record of shares of GenVec's common stock at the close of business on June 26, 2003, the record date for the annual meeting, will be entitled to notice of and to vote at the GenVec annual meeting on all matters. GenVec has one class of voting securities outstanding, which is designated as common stock, and each share of common stock is entitled to one vote upon all matters to be acted upon at the GenVec annual meeting. At the close of business on the record date, there were 22,938,639 shares of GenVec common stock outstanding and entitled to vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of GenVec common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the GenVec annual meeting. Abstentions and broker non-votes are counted for the purposes of determining whether a quorum exists.

        Under applicable rules, brokers, who hold shares of GenVec common stock in street name for customers, who are the beneficial owners of such shares, are prohibited from giving a proxy to vote shares held for such customers in favor of the approval of the merger or in favor of the amendment to the amended and restated certificate of incorporation to increase in the number of shares of authorized common stock, without specific instructions to that effect from such customers. Accordingly, abstentions by such customers or the failure of such customers to provide instructions with respect to their shares of GenVec common stock to their broker will cause their shares not to be voted with respect to these proposals. Because the required vote for approval of the merger and for approval of the amendment to the amended and restated certificate of incorporation to increase the number of shares of authorized common stock is a majority of shares of GenVec common stock outstanding, broker non-votes and abstentions have the same effect as a vote against each of these proposals.

Voting and Revocation of Proxies

        If the enclosed form of proxy for the GenVec annual meeting is properly executed and returned to GenVec, or if your shares are held in "street name" by your broker and you vote your shares via the Internet or by telephone in accordance with the instructions provided to you by your broker, in time to be voted at the GenVec annual meeting, the shares of GenVec common stock represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR each of the proposals to be acted upon at the GenVec annual meeting and FOR the election of those persons nominated to serve as directors of GenVec. The duly appointed proxies may, in their discretion, vote upon such other matters as may properly come before the GenVec annual meeting.

        Any proxy may be revoked at any time before it is exercised by giving written notice of such revocation or delivering a later dated proxy to the Corporate Secretary of GenVec, via the Internet or by telephone prior to the GenVec annual meeting, or by the vote of the GenVec stockholder by ballot at the GenVec annual meeting.

Matters to be Considered at the Annual Meeting

        At the GenVec annual meeting, stockholders will be asked to:

  •
  approve and adopt the Agreement and Plan of Reorganization, dated as of April 14, 2003, and the related Agreement and Plan of Merger, dated as of April 14, 2003, between Diacrin and GenVec, pursuant to which (a) Diacrin would merge with and into GenVec; (b) each outstanding share of Diacrin common stock would be exchanged for 1.5292 shares (which is a fixed exchange ratio not subject to adjustment) of GenVec common stock and related preferred share purchase rights (with cash to be distributed instead of issuing fractional shares); (c) up to 30,000,000 shares of GenVec common stock will be issued in connection with the proposed merger; and (d) the board of directors of GenVec would consist of the nine people identified in this joint proxy statement/prospectus; and approve the merger;

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  approve an amendment to GenVec's amended and restated certificate of incorporation to increase the number of authorized shares of GenVec's common stock, par value $.001, from 60,000,000 shares to 100,000,000 shares;

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  approve an amendment of GenVec's 2002 Stock Incentive Plan, increasing by 1,000,000 (from 5,082,112 to 6,082,112) the number of shares authorized for issuance thereunder;

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  elect three directors to GenVec's board of directors, each to serve a term of three years or until a successor has been elected and duly qualified or until the merger is completed; however, if the merger is completed, GenVec's board of directors will consist of the nine people identified in this joint proxy statement/prospectus;

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  ratify the selection of KPMG LLP as independent auditors for GenVec for the fiscal year ending December 31, 2003; and

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  consider and vote upon the adjournment of the annual meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of any or all of the above matters presented at the annual meeting to approve those matters.

        Persons to whom stockholders grant proxies will have the power to consider such other matters as may be properly brought before the GenVec annual meeting.

        For detailed information relating to each proposal GenVec stockholders will vote upon at the GenVec annual meeting, see "Proposal 1—The Merger," "Proposal 2—Increase in GenVec's Authorized Common Stock," "Proposal 3—Increase in Authorized Shares Under GenVec's 2002 Stock Incentive Plan," "Proposal 4—Election of GenVec Directors," and "Proposal 5—Ratification of the Selection of GenVec's Independent Auditors."

Recommendations of GenVec Board

  Proposal 1—The Merger

        After careful consideration, the GenVec board of directors has approved the merger, the merger agreement and the transactions contemplated by the merger agreement. GenVec's board recommends that GenVec stockholders vote FOR the adoption of the merger agreement and approval of the merger, including the issuance of up to 30,000,000 shares of GenVec common stock in connection with the merger.

  Proposal 2—Increase in GenVec's Authorized Common Stock

        GenVec's board of directors recommends a vote FOR the approval of the amendment to GenVec's amended and restated certificate of incorporation to increase the number of shares of GenVec's common stock authorized for issuance, from 60,000,000 to 100,000,000 shares.

  Proposal 3—Increase in Authorized Shares under GenVec's 2002 Stock Incentive Plan

        GenVec's board of directors recommends a vote FOR the approval of the amendment of GenVec's 2002 Stock Incentive Plan to increase by 1,000,000 shares (from 5,082,112 to 6,082,112) the number of shares authorized for issuance under the 2002 Stock Incentive Plan.

  Proposal 4—Election of GenVec Directors

        GenVec's board of directors recommends a vote FOR the election of the nominees named in this joint proxy statement/prospectus.

  Proposal 5—Ratification of Selection of GenVec's Independent Auditors

        GenVec's board of directors recommends a vote FOR the approval and ratification of the selection of KPMG LLP as GenVec's auditors for the fiscal year ending December 31, 2003.

  Proposal 6—Adjourn the Annual Meeting, if Necessary

        GenVec's board of directors recommends a vote FOR the adjournment of the annual meeting to solicit additional proxies for GenVec proposals 1 through 5, if necessary.

GenVec Stockholder Vote Required to Approve Matters to be Considered at the GenVec Annual Meeting

        The approval of Proposal 1 and Proposal 2 will require the affirmative vote of holders of a majority of the shares of GenVec common stock outstanding on the record date. Accordingly, abstentions and broker non-votes will have the effect of a vote against these proposals.

        The approval of Proposal 3, Proposal 5 and Proposal 6 will require the affirmative vote of a majority of the total votes present in person or represented by proxy and entitled to vote at the GenVec annual meeting. An abstention will have the effect of a vote against these proposals and a broker non-vote will not have any effect on the outcome of the vote on these proposals.

        With respect to Proposal 4, the nominees for election as directors who receive the greatest number of votes cast, in person or by proxy, at the GenVec annual meeting, assuming that a quorum is present, will be elected as directors. Abstentions and broker non-votes will not have any effect on the outcome of the vote for election of directors.

  Voting Agreements

        The following individuals, Herbert J. Conrad, Paul H. Fischer, Ph.D., Barbara Hackman Franklin, Wayne T. Hockmeyer, Ph.D., William N. Kelley, M.D., John H. Landon, Louis M. Sherwood, M.D., Wendell Wierenga, Ph.D. and David P. Wright, each of whom was a director of GenVec at the time he or she executed the voting agreement, and the following entities, HealthCare Ventures V, L.P. and HealthCare Ventures VI, L.P., each of which is affiliated with a director of GenVec, have entered into voting agreements, in their capacity as stockholders and not as officers or directors, pursuant to which they have agreed (1) not to sell their shares of GenVec common stock until the stockholders of GenVec and Diacrin have voted in favor of the adoption of the merger agreement and approval of the merger or the merger agreement has been terminated; and (2) to vote all of their shares of GenVec common stock in favor of the adoption of the merger agreement and approval of the merger. Collectively, the shares of GenVec common stock held by these stockholders represented approximately 16.8% of the outstanding shares of GenVec common stock on June 26, 2003, the record date for the annual meeting of GenVec stockholders. In some cases, the officers, directors and significant stockholders of GenVec also agreed not to sell their shares of GenVec common stock for a period of 120 days after the effective date of the merger.

Solicitation of Proxies

        The cost of soliciting proxies for the GenVec annual meeting in the form enclosed will be borne by GenVec, except that each of GenVec and Diacrin shall bear 50% of the costs associated with the printing and mailing of this joint proxy statement/prospectus. In addition to the solicitation of proxies by mail, GenVec, through its directors, officers and regular employees, may also solicit proxies personally or by telephone. GenVec also will request persons, firms and corporations holding shares of common stock in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

THE DIACRIN SPECIAL MEETING

General Information

        This joint proxy statement/prospectus is furnished to the stockholders of Diacrin in connection with the solicitation of proxies by the Diacrin board of directors for use at the Diacrin special meeting of stockholders and for any postponements or adjournments of such meeting, for the purposes set forth in the accompanying Notice of Diacrin Special Meeting of Stockholders. This joint proxy statement/prospectus and the accompanying form of proxy are first being released for mailing to the Diacrin stockholders on or about July 24, 2003.

        Your vote is important. Accordingly, Diacrin urges each Diacrin stockholder to complete, sign, date and return the accompanying proxy card whether or not you plan to attend the Diacrin special meeting. If you do attend, you may vote by ballot at the Diacrin special meeting, thereby canceling any proxy previously given.

Date, Time and Place

        The Diacrin special meeting will be held on August 21, 2003, at 10:00 a.m. (local time), at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.

Matters to be Considered at the Special Meeting

        At the Diacrin special meeting, stockholders will be asked to:

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  approve and adopt the Agreement and Plan of Reorganization, dated as of April 14, 2003, and the related Agreement and Plan of Merger, dated as of April 14, 2003, between GenVec and Diacrin, a copy of which is included in Appendix A to this joint proxy statement/prospectus, pursuant to which (a) Diacrin will be merged with and into GenVec; (b) each outstanding share of common stock of Diacrin will be converted into 1.5292 shares (which is a fixed exchange ratio not subject to adjustment) of GenVec common stock (and related preferred share purchase rights), with cash in lieu of any fractional shares; and (c) the board of directors of GenVec would consist of the nine people identified in this joint proxy statement/prospectus; and approve the merger; and

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  consider and vote upon the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the proposed merger at the special meeting to approve the proposed merger.

        Persons to whom stockholders grant proxies will have the power to consider such other matters as may be properly brought before the Diacrin special meeting.

        For detailed information relating to the merger proposal that Diacrin stockholders will vote upon at the Diacrin special meeting, see "Proposal 1—The Merger."

Recommendations of Diacrin Board

Proposal 1—The Merger

        After careful consideration, the Diacrin board of directors has approved the merger, the merger agreement and the transactions contemplated by the merger agreement. Diacrin's board recommends that Diacrin stockholders vote FOR adoption of the merger agreement and approval of the merger.

Proposal 2—Adjourn the Special Meeting, if Necessary

        Diacrin's board of directors recommends a vote FOR the adjournment of the special meeting to solicit additional proxies for adoption of the merger agreement.

Record Date; Voting Rights; Quorum

        Only stockholders of record of shares of Diacrin's common stock at the close of business on June 26, 2003, the record date for Diacrin's special meeting, will be entitled to notice of and to vote at the Diacrin special meeting. Diacrin has one class of voting securities outstanding, which is designated as common stock, and each share of common stock is entitled to one vote upon all matters to be acted upon at the Diacrin special meeting. At the close of business on the record date, there were 18,082,449 shares of Diacrin common stock outstanding and entitled to vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Diacrin common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Diacrin special meeting. Abstentions and broker non-votes are counted for the purposes of determining whether a quorum exists.

Vote Required; Broker Non-Votes

        The adoption of the merger agreement and approval of the merger will require the affirmative vote of a majority of the shares of Diacrin common stock outstanding on the record date. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the merger.

        Under applicable rules of the NASDAQ National Market, brokers who hold shares of Diacrin common stock in street name for customers, who are the beneficial owners of such shares, are prohibited from giving a proxy to vote shares held for such customers in favor of the approval of the merger without specific instructions to that effect from such customers. Accordingly, the failure of such customers to provide instructions with respect to their shares of Diacrin common stock to their broker will cause shares not to be voted on the merger proposal. Because the affirmative vote of a majority of shares of Diacrin common stock outstanding rather than the number of votes cast is required to approve the merger, an uncounted broker non-vote has the same effect as a vote against the merger.

        The approval of Proposal 2 will require the affirmative vote of a majority of the total votes present in person or represented by proxy and entitled to vote on the proposal. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect on this proposal.

Voting and Revocation Of Proxies

        If the enclosed form of proxy for the Diacrin special meeting is properly executed and returned to Diacrin in time to be voted at the Diacrin special meeting, the shares of common stock represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR adoption of the merger agreement and approval of the merger and the adjournment of the Diacrin special meeting, if necessary. The duly appointed proxies may, in their discretion, vote upon such other matters as may properly come before the Diacrin special meeting.

        Any proxy may be revoked at any time before it is exercised by giving written notice of such revocation or delivering a later dated proxy to the Corporate Secretary of Diacrin, prior to the Diacrin special meeting, or by the vote of the stockholder by ballot at the special meeting.

  Voting Agreements

        The following individuals, Thomas H. Fraser, Ph.D., Zola P. Horovitz, Ph.D., Stelios Papadopoulos, Ph.D. and Joshua Ruch, each of whom is a director of Diacrin, and the following entities, HealthCare Ventures II, L.P., HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P., Laguna

Vermogensverwaltung GmbH and Rho Management Trust II, each of which is affiliated with a director of Diacrin, have entered into voting agreements, in their capacity as stockholders and not as directors or officers, pursuant to which they have agreed (1) not to sell a specified number of their shares until the stockholders of GenVec and Diacrin have voted in favor of the adoption of the merger agreement and approval of the merger or the merger agreement has been terminated; and (2) to vote a specified number of their shares of Diacrin common stock in favor of the adoption of the merger agreement and approval of the merger. Collectively, the shares of Diacrin common stock held by these stockholders and subject to the voting agreements represented approximately 35% of the outstanding shares of Diacrin common stock on June 26, 2003, the record date for the special meeting of Diacrin stockholders. These stockholders of Diacrin also agreed not to sell the shares of GenVec common stock that they receive in exchange for Diacrin common stock upon completion of the merger for a period of 120 days after the effective date of the merger.

Solicitation of Proxies

        The cost of soliciting proxies for the Diacrin special meeting in the form enclosed will be borne by Diacrin, except that each of GenVec and Diacrin shall bear 50% of the costs associated with the printing and mailing this joint proxy statement/prospectus. In addition to the solicitation of proxies by mail, Diacrin, through its directors, officers and regular employees, may also solicit proxies personally or by telephone. Diacrin also will request persons, firms and corporations holding shares of common stock in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

PROPOSAL 1—THE MERGER
(to be voted on by GenVec and Diacrin stockholders)

        This section describes all material aspects of the merger. We encourage you to read the merger agreement, which is attached to this document as Appendix A, carefully and in its entirety.

Background of the Merger

  GenVec

        GenVec completed its initial public offering of common stock on December 12, 2000. GenVec's business strategy following the initial public offering was to advance its product candidates through clinical trials by its own efforts and enter into corporate collaborations and other strategic partnerships. With the funds raised in the initial public offering, GenVec estimated that it would have sufficient capital to implement its planned strategy for approximately two years. GenVec's board of directors and GenVec's management therefore realized it would be necessary to promptly pursue strategies to raise additional capital to extend GenVec's operating horizon to the point where GenVec could commercialize its product candidates.

        Since GenVec's initial public offering, the GenVec board of directors has considered on an ongoing basis strategic alternatives to strengthen the financial condition of GenVec and improve the prospects of ultimately producing stockholder value through successful commercialization of TNFerade™, BIOBYPASS® and other GenVec product candidates. To accomplish this objective, GenVec's board directed GenVec management to focus on three potential strategies:

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  obtaining additional capital through public and/or private equity financing transactions in amounts sufficient to fund GenVec's product development plans;

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  entering into collaborations and strategic partnerships with other companies that would generate funds to support GenVec's product development plans and manufacturing requirements; and/or

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  merging with another biotechnology company with a strong cash position and products less advanced in the development process than GenVec's TNFerade™ and BIOBYPASS® product candidates.

        During the period from the beginning of 2001 until September 2002, GenVec management focused in particular on entering into collaborations and strategic partnerships with other companies and attempting to raise funds through public or private equity issuances. In addition, during this period GenVec management also focused on the important strategic objective of gaining access to facilities to manufacture a sufficient supply of GenVec's product candidates.

        During this period GenVec held discussions with a number of potential biotechnology investors and investment bankers experienced in raising capital for biotechnology companies regarding possible private venture capital transactions and public equity transactions. GenVec met with some success in these efforts. On December 21, 2001, GenVec completed a private sale of common stock to HealthCare Ventures from which GenVec received $12.9 million in net proceeds. Notwithstanding this success, the GenVec board of directors and GenVec management continued to believe it would be prudent for GenVec to seek additional capital to fund its product development plans.

        During the first three quarters of 2002, GenVec continued to hold discussions with potential investors and investment bankers concerning potential financing transactions. However, these discussions generally did not result in proposed terms for a transaction. Based on these discussions, GenVec learned that given the poor state of the market for biotechnology companies in general and GenVec's declining stock price in particular, GenVec would have a difficult time raising enough money in one transaction to extend its operating horizon for a sufficient period of time to interest potential investors and that, even if such a transaction could be completed, it would be relatively expensive both in terms of transaction fees and dilution to existing GenVec stockholders.

        During this period, GenVec also held discussions with a number of potential collaborators and strategic partners. These discussions resulted in additional revenue, including the new vaccine programs for HIV, malaria and dengue viruses, but not in significant collaboration or partnering arrangements around its lead clinical programs. Moreover, in January 2002 Pfizer, Inc. elected to discontinue co-development of BIOBYPASS® with GenVec. In addition, during this period GenVec management found few contract manufacturers that currently have the capability to produce GenVec's proposed products.

        At the September 18, 2002 GenVec board of directors meeting, GenVec management updated the GenVec board of directors on the efforts that had been undertaken to secure additional financing for GenVec and to enter into collaborations and strategic partnerships to assist with funding clinical trials and manufacturing costs. At this meeting, the GenVec board of directors concluded it was important for GenVec to secure additional financing through an equity financing transaction over the relatively near term. However, because of the difficult market conditions GenVec management was encountering in its efforts to raise capital through a financing transaction, the GenVec board of directors also directed GenVec management to focus more intensively on potential merger transactions as an alternative to strengthen GenVec's financial condition and potentially address its need for manufacturing capability. The GenVec board of directors established a Finance Committee, comprised of directors Herbert J. Conrad, Wayne T. Hockmeyer, Ph.D., and Harold R. Werner, to review the status of GenVec's financing initiatives and potential merger transactions and meet regularly with GenVec's Chief Executive Officer and Chief Financial Officer to discuss such matters. Mr. Werner, who is a co-founder of HealthCare Ventures, did not participate in any Finance Committee discussions regarding a potential merger with Diacrin in view of the fact that HealthCare Ventures is a significant stockholder of both GenVec and Diacrin. HealthCare Ventures has entered into voting agreements pursuant to which it has agreed to vote certain of its shares of Diacrin and GenVec in favor of the merger.

        During the period from September 18, 2002 until late February 2003, GenVec management held discussions with numerous biotechnology investors and investment bankers experienced in raising capital for biotechnology companies in an intensive effort to arrange for an equity financing transaction. In addition, GenVec management held preliminary discussions with three companies, in addition to Diacrin, regarding potential merger transactions. At the December 4, 2002 GenVec board of directors meeting, GenVec management reported to the GenVec board of directors regarding its efforts to arrange an equity financing transaction and its discussions with potential merger partners.

        Until late February 2003, GenVec management continued to intensively evaluate possible financing transactions to raise additional capital as an alternative to a merger transaction. In January 2003, GenVec was successful in raising $1.9 million of net proceeds from the sale of 750,000 shares of GenVec common stock at $2.50 a share to Wellington Management Company, LLP, an existing institutional investor, in a public transaction. The shares were sold pursuant to GenVec's existing shelf registration statement. However, this amount of additional capital did not alleviate GenVec's need to complete a significant equity financing transaction. By the end of February 2003, GenVec management concluded that given the general condition of the equity markets and GenVec's then-declining stock price, GenVec could not complete a significant equity financing transaction that would be in the best interests of GenVec and its stockholders.

        At the March 6, 2003 GenVec board of directors meeting, GenVec management updated the GenVec board of directors on the efforts to raise additional equity financing and the discussions that had been held regarding potential merger transactions. In particular, GenVec management briefed the GenVec board of directors regarding the progress that had been made in discussing a potential merger with Diacrin. At this meeting, the GenVec board of directors concurred with the decision of GenVec management to cease pursuing an equity financing transaction and to attempt to negotiate a merger with Diacrin.

  Diacrin

        In support of Diacrin's goal to develop cell transplantation products for the treatment of human diseases that are characterized by cell dysfunction or cell death, Diacrin's board of directors has routinely evaluated potential strategic alliances and other transactions that could enhance Diacrin's ability to successfully develop its product candidates, including financing transactions that would ensure adequate funding for the development of Diacrin's product candidates; strategic partnerships that could expand Diacrin's intellectual property position, provide Diacrin with access to the partner's specialized knowledge, facilities or skills and/or provide other strategic or operational benefits that would enhance the likelihood of successfully developing Diacrin's product candidates; and potential business combinations that would strengthen Diacrin's ability to pursue its mission.

        When Diacrin began operations in 1990, it focused most of its effort on developing porcine (pig) cells for transplantation. Unfortunately, however, the development of Diacrin's porcine cell product candidates experienced clinical and regulatory setbacks that ultimately led Diacrin to suspend their development. In particular, in March 2001, Diacrin announced the results of its Phase II clinical trial involving the use of fetal porcine neural cells for the treatment of Parkinson's disease, Diacrin's lead product candidate. Diacrin did not see a statistically significant difference between the treated patients and the patients in the control group and, therefore, did not meet the primary endpoint in the trial.

        Following the inconclusive trial results in March 2001, and in light of its board of director's assessment that Diacrin needed a larger critical mass to be successful in the long-run, the Diacrin board of directors explored a number of strategic alternatives, including evaluating business combination transactions with two publicly held and one privately held biotechnology companies; entering into a strategic relationship with Terumo Corporation relating to the development of myoblasts for cardiac disease, the single product candidate that Diacrin is currently developing; exploring additional strategic partnering opportunities with respect to that product candidate; and evaluating the possibility of winding down Diacrin's affairs and paying a liquidating dividend to its stockholders.

        In connection with its consideration of a potential transaction with GenVec, which is described in the next section, the Diacrin board of directors was aware of certain interests of its directors and officers, which are described in the section of this joint proxy statement/prospectus under the heading, "Proposal 1—The Merger—Interests of Certain Persons in the Merger." In recognition of those interests, the Diacrin board adopted certain additional procedural steps in connection with its deliberations. First, John Littlechild, a director of Diacrin who is a partner of HealthCare Ventures, did not participate in any of the Diacrin board's deliberations regarding the merger. HealthCare Ventures is a significant stockholder of both Diacrin and GenVec and, in connection with the merger, has entered into voting agreements pursuant to which it has agreed to vote certain of its shares of Diacrin and GenVec in favor of the merger. Second, the remaining Diacrin directors determined that the Diacrin board would not vote on approving a transaction with GenVec until such time as Dr. Fraser and Dr. Zola P. Horovitz had each indicated his own independent approval of the merger.

  GenVec and Diacrin Discussions

        GenVec management became aware of Diacrin and its cell transplantation product development efforts in the area of cardiac disease through common industry contacts. Paul H. Fischer, Ph.D., Chief Executive Officer of GenVec, had previously met Thomas H. Fraser, Ph.D., President and Chief Executive Officer of Diacrin, as early as 1993 when Dr. Fischer was working for another company. In

October 2002, Dr. Fischer called Dr. Fraser to suggest that they meet to discuss how GenVec and Diacrin might collaborate together in the area of cardiac disease.

        During November 2002, GenVec and Diacrin entered into a confidentiality agreement and Dr. Fischer and Dr. Fraser had a number of telephone conversations in which they exchanged information on their company's respective efforts for product development in the cardiac disease area. Also in November 2002, GenVec sent written materials regarding BIOBYPASS® to Diacrin for Diacrin to evaluate. These discussions and exchange of materials were followed up by a face-to-face meeting on December 10, 2002, at which representatives of GenVec and Diacrin discussed potential synergies to be achieved from the two companies collaborating on cardiac programs. Based on these discussions, Dr. Fraser and Dr. Fischer determined that there were potential strategic and operational benefits to combining Diacrin's cell therapy program for congestive heart failure with GenVec's BIOBYPASS® program for severe coronary artery disease.

        In the middle of December 2002, Dr. Fraser contacted Dr. Fischer to indicate that Diacrin had an interest in learning more about TNFerade™, GenVec's lead oncology program. Dr. Fraser subsequently invited Dr. Fisher and David Wright, GenVec's then-president and chief operating officer, to make a presentation about GenVec to Diacrin's board at its January 13, 2003 meeting. Following GenVec's presentation and a discussion of potential synergies between GenVec and Diacrin, particularly with respect to the cardiac programs, and other strategic alternatives that had recently been reviewed by Diacrin, the Diacrin board authorized management to continue due diligence with respect to GenVec.

        In early February 2003, Dr. Fischer and Dr. Fraser concluded that they should evaluate whether merging GenVec and Diacrin into one company would be in the best interests of both companies and their respective stockholders. On February 11, 2003, Diacrin's board held a telephone meeting at which Dr. Fraser reported to the board on Diacrin's due diligence review of GenVec and on the potential risks and benefits of a business combination transaction between GenVec and Diacrin. Diacrin's board decided that Diacrin should continue discussions with GenVec. During the remainder of February 2003, representatives of GenVec and Diacrin participated in many discussions regarding developing a potential viable business plan for a combined company and the cultural fit of the two companies. Also during February, Diacrin retained SG Cowen to advise Diacrin with respect to a potential transaction with GenVec.

        As discussed above, at the March 6, 2003 GenVec board of directors meeting, GenVec management updated the GenVec board of directors on the status of discussions with Diacrin regarding a potential merger. The GenVec board of directors authorized GenVec management to continue discussions with Diacrin. In addition, the GenVec board of directors determined that, regardless of whether GenVec would be successful in negotiating a merger with Diacrin, it would be necessary for GenVec to undertake a restructuring to reduce GenVec's operating expenses and focus resources on the development and commercialization of TNFerade™. Therefore, the GenVec board of directors directed GenVec management to finalize a restructuring plan, which ultimately resulted in a 25 percent reduction in workforce that was announced on April 23, 2003, to accomplish this objective.

        On March 13, 2002, GenVec retained Needham to advise it with respect to a potential transaction with Diacrin. On March 14, 2003, GenVec sent Diacrin a draft term sheet which contemplated a stock-for-stock exchange that would result in Diacrin stockholders receiving approximately 52% of the combined companies stock (on a fully-diluted basis). GenVec's draft also included an exclusivity provision from Diacrin in favor of GenVec and contemplated the execution of voting agreements by key Diacrin stockholders.

        At a meeting of the Diacrin board on March 17, 2003, Dr. Fraser updated the board with respect to recent discussions Diacrin had had with GenVec and with another company concerning a potential cardiac strategic alliance (the terms of which the board decided were not attractive to Diacrin). With the assistance of representatives of SG Cowen, the Diacrin board reviewed GenVec's proposal, including an analysis of the proposal in comparison to liquidation, and information about GenVec's business, management, financial performance and condition, ownership and stock performance. The Diacrin board authorized management, with the assistance of SG Cowen, to continue further negotiations and due diligence with GenVec.

        On March 18, 2003, GenVec and Diacrin entered into a second confidentiality agreement in contemplation of undertaking further due diligence with respect to intellectual property issues. The parties, however, did not reach agreement on the draft term sheet or on an exclusivity agreement and instead agreed to proceed with due diligence without entering into any preliminary agreement.

        On March 18, 19 and 20, 2003, Diacrin and its legal advisors, its accounting advisor and its financial advisor conducted on-site due diligence and management interviews at GenVec's principal executive offices in Gaithersburg, Maryland. On March 20 and 21, 2003, GenVec and its legal advisors, Arnold & Porter, its independent accountants, KPMG LLP, and its financial advisor, Needham & Company, Inc., conducted due diligence and management interviews at Diacrin's principal executive offices in Charlestown, Massachusetts.

        Based on its due diligence discussions with Diacrin personnel, GenVec management concluded that Diacrin's manufacturing facilities and expertise likely could be adapted to manufacture clinical supplies of GenVec's product candidates. Thus, a merger with Diacrin would have the potential to at least partially resolve uncertainty about GenVec's access to appropriate manufacturing facilities needed for clinical supplies to support its ongoing trials.

        Over the last week of March 2003 and until April 3, 2003, GenVec and Diacrin and their respective advisors conducted follow-up due diligence and evaluated due diligence materials. Also during this period, GenVec and Diacrin and their respective financial and legal advisors negotiated the terms of the merger, the definitive merger agreement and related agreements. On March 28, 2003, Diacrin's board held a telephone meeting at which management and Diacrin's legal counsel reported on the results to date of Diacrin's due diligence and the status of negotiations, including a review of the terms and conditions of the proposed agreements being negotiated.

        On April 3, 2003, the parties reached an impasse in their negotiations due to the declining market price of GenVec's common stock and general market conditions, and the parties ceased discussions regarding a merger transaction.

        On April 7, 2003, the Diacrin board held a meeting at which Dr. Fraser updated the Diacrin board regarding negotiations with GenVec, the impasse over terms, and the decline in market price in GenVec's common stock. Following extensive discussion, the Board requested that Dr. Fraser assess whether he continued to support a transaction with GenVec from a strategic and operational perspective and report back to the Diacrin board at a meeting scheduled for the next day.

        Also on April 7, 2003, the GenVec board of directors held a meeting at which GenVec management and GenVec's financial advisor and legal counsel presented a detailed report to the GenVec board on the status of negotiations with Diacrin, the results of the due diligence review of Diacrin, and the preparation of the definitive merger agreement. Based on such reports and extensive discussion among the directors, the GenVec board of directors authorized GenVec management to resume merger discussions with Diacrin, if Diacrin would agree to parameters established by the GenVec board of directors. In addition, GenVec management also presented to the GenVec board of directors a restructuring plan to reduce GenVec's operating expenses and focus resources on the development and commercialization of TNFerade™ along the lines discussed by the GenVec board of directors at its March 6, 2003 meeting. The GenVec board of directors approved the restructuring plan and directed management to proceed to implement the restructuring plan regardless of whether GenVec was successful in negotiating a merger with Diacrin.

        On April 7 and 8, 2003, Dr. Fraser and Dr. Fischer had several telephone conversations in which they discussed the possible parameters of a transaction.

        On April 8, 2003, Dr. Fraser updated the Diacrin board with respect to his conversations with Dr. Fischer and indicated that he continued to believe that a transaction with GenVec was desirable for Diacrin. The Diacrin board determined that Diacrin should reinitiate valuation discussions with GenVec, with the goal of increasing the percentage ownership of the combined company that Diacrin stockholders would receive, and instructed SG Cowen to contact Needham to initiate such discussion.

        On April 9, 2003, after consultation with, and authorization from, the Finance Committee, Dr. Fischer contacted Dr. Fraser to determine if GenVec and Diacrin would be able to agree on terms that would be acceptable to both companies. Numerous discussions were held between Dr. Fischer and Dr. Fraser between April 9 and April 11, 2003 regarding the financial and other terms of the merger. On April 11, 2003, Dr. Fischer and Dr. Fraser agreed on terms that they would recommend to their respective boards of directors, including an exchange ratio that would result in Diacrin stockholders receiving approximately 54.5% of the combined company after the merger (on a fully diluted basis), and authorized their respective financial, legal and accounting advisors to complete due diligence and negotiation of the definitive merger agreement. During the period from April 11 to April 14, 2003, both parties completed due diligence and negotiation of the definitive merger agreement and related agreements were completed.

        On April 14, 2003, each of the GenVec board of directors and the Diacrin board of directors held a meeting at which the merger was approved. A joint press release announcing the proposed merger was issued on April 15, 2003.

GenVec's Reasons for the Merger; Negative Factors Considered by the GenVec Board of Directors; Recommendation of the GenVec Board of Directors

        The GenVec board of directors, at a meeting held on April 14, 2003, determined that the merger and the merger agreement with Diacrin are in the best interests of the GenVec stockholders. Accordingly, the GenVec board of directors recommends that you vote FOR adoption of the merger agreement and approval of the merger at the GenVec annual meeting. In the course of determining that the merger and the merger agreement are in the best interests of the GenVec stockholders, the GenVec board of directors consulted with management as well as its financial, accounting and legal advisors, and considered the following factors in making its determination:

  •
  the GenVec board of directors' familiarity with, and information provided by management as to GenVec's product candidates, business, financial condition, results of operations, current business strategy and prospects;

  •
  information provided by GenVec's management and its financial, accounting and legal advisors as to Diacrin's product candidates, business, financial condition, results of operations, current business strategy and prospects;

  •
  the potential, financial, strategic and other benefits of the merger with Diacrin, including:

  •
  the fact that the combined company is expected to have cash and investments sufficient to fund operations through mid-2006;

  •
  the combined company's process development and manufacturing expertise and facilities, including the opportunity to use Diacrin's existing expertise and facilities to efficiently produce clinical trial material for the combined company and to expand GenVec's existing vaccine business;

    •
    the potential to create a combined cardiology program by adding Diacrin's cell therapy program for congestive heart failure to GenVec's BIOBYPASS® for severe coronary artery disease;

    •
    the combined company's enhanced potential to form new strategic partnerships and collaborations to help facilitate development of its product pipeline, particularly as a result of its strong cash position and process development and manufacturing expertise and facilities; and

    •
    the opportunity for significant cost savings at the combined company, including through a reduction in force by the combined company and savings from the consolidation of corporate and administrative infrastructures;

  •
  the GenVec board of directors' determination that the merger represented the best available opportunity to GenVec and its stockholders to strengthen GenVec's financial position and address the uncertainty regarding its future manufacturing requirements by gaining control of manufacturing facilities, in view of the facts that GenVec had been unable to obtain sufficient equity financing on acceptable terms given the poor market conditions for biotechnology companies and GenVec's declining stock price and had been relying on contract manufacturers to produce clinical supplies of GenVec's product candidates;

  •
  the fact that the combined company would benefit from the combined management expertise of the two companies through the continued involvement of Paul H. Fischer, Ph.D. as Chief Executive Officer of the combined company and of Diacrin's President and Chief Executive Officer, Thomas H. Fraser, Ph.D., as Chairman of the Board of, and a part-time consultant to, the combined company;

  •
  the fact that five of the combined company's nine directors would come from GenVec, which the GenVec board of directors believed would help ensure that the potential strategic and other benefits of the merger are realized;

  •
  the GenVec board of directors' understanding, based on negotiations between Diacrin and GenVec, that the receipt by Diacrin stockholders of 54.5% of the common stock of the combined company (on a fully diluted basis) was the lowest percentage ownership by Diacrin stockholders to which Diacrin was willing to accept;

  •
  the presentation and written opinion of Needham & Company, Inc., on April 14, 2003 that, as of April 14, 2003, and based upon and subject to the matters stated in the opinion, the exchange ratio was fair from a financial point of view to the GenVec stockholders, together with a letter from Needham & Company, dated July 14, 2003, in which it updates its opinion as of July 14, 2003. The presentation of Needham & Company involved various valuation analyses of GenVec that are described under "—Opinion of GenVec's Financial Advisor" and the full text of its opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this joint proxy statement/prospectus. GenVec encourages its stockholders to read the opinion in its entirety; and

  •
  the terms of the merger agreement, including:

  •
  the fixed exchange ratio, which was determined based on the companies' agreement that Diacrin's stockholders would receive shares representing 54.5% of the total number of shares of the combined company (determined on a fully diluted basis) and which provides certainty as to the number of shares that GenVec would be required to pay as consideration in the merger;

    •
    the representations, warranties and covenants of Diacrin and GenVec contained in the agreement, which provisions create essentially identical rights and obligations for each of the companies;

    •
    the ability of the GenVec board of directors, in discharge of its fiduciary duties, to withdraw, modify or change its recommendation that GenVec stockholders vote in favor of the merger; and

    •
    the conditions to consummation of the merger, including the absence of any regulatory conditions and the likelihood that the merger would be completed.

The GenVec board of directors also considered the following potentially negative factors relating to the proposed merger:

  •
  the possibility that the market value of GenVec common stock might increase significantly, thereby increasing the value GenVec would pay for Diacrin in the merger;

  •
  the risk that integration of the two companies' businesses and operations might prove more difficult than anticipated, that the process of achieving significant cost savings for the combined company may prove more difficult than anticipated or that the potential benefits sought in the merger might otherwise not be realized;

  •
  the possibility that the merger might not be consummated, or that completion might be unduly delayed, and the potential effect of the public announcement of the merger on GenVec's employees;

  •
  the provisions of the merger agreement that may have the effect of limiting the emergence of a superior proposal, including:

  •
  limits on GenVec's ability to solicit or entertain other acquisition proposals;

  •
  the requirement to hold a stockholder meeting to vote on the merger even if the GenVec board of directors subsequently changes its recommendation regarding the merger; and

  •
  the provisions of the reorganization agreement that require the payment of a $1,200,000 fee if the merger agreement is terminated due to specified reasons, including a change by the GenVec board of directors of its recommendation of the merger;

  •
  the fact that the merger would trigger certain change of control rights for GenVec employees under existing agreements, including the accelerated vesting of outstanding stock options;

  •
  the substantial costs to be incurred in connection with the merger, including transaction expenses arising from the merger and severance costs associated with expected reductions in personnel after the completion of the merger; and

  •
  various other risks associated with the merger and the businesses of GenVec, Diacrin and the combined company described in the section entitled "Risk Factors."

        In addition, the GenVec board of directors was aware of the interests of some of its officers and directors described under "—Interests of Certain Persons in the Merger."

        The foregoing discussion addresses the material information and factors considered by the GenVec board of directors in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. The GenVec board of directors concluded, that, taken as a whole, the potential benefits of the merger outweighed the potentially negative factors associated with the merger. In view of the variety of factors and the quality and amount of information considered, the GenVec board of directors did not find it practicable to and did not make specific assessments to quantify, or otherwise assign relative weights, to the specific factors considered in reaching its determination. The determination to approve the merger was made after consideration of all of the factors in the aggregate. Individual members of the GenVec board of directors may have given different weight to different factors.

Diacrin's Reasons for the Merger; Negative Factors Considered by the Diacrin Board of Directors; Recommendation of the Diacrin Board of Directors

        On April 14, 2003, the Diacrin board of directors, by unanimous vote of the directors participating in deliberations regarding a transaction with GenVec, determined that the merger and the merger agreement with GenVec are in the best interests of the Diacrin stockholders, adopted the merger agreement and approved the transactions contemplated thereby, and recommended that Diacrin's stockholders vote FOR adoption of the merger agreement and approval of the merger.

        In connection with its consideration of whether or not to adopt the merger agreement, the Diacrin board of directors consulted with, and received input from:

  •
  Diacrin's senior management regarding the strategic and operational aspects of the merger and the results of the due diligence efforts;

  •
  representatives of SG Cowen Securities Corporation, Diacrin's financial advisor, regarding the fairness, from a financial point of view, of the exchange ratio to be received pursuant to the merger agreement to the holders of Diacrin common stock; and

  •
  representatives of Hale and Dorr LLP, Diacrin's outside legal counsel, regarding legal due diligence matters, the board's fiduciary duties and the terms of the reorganization agreement and related agreements.

        In reaching its decision to adopt the merger agreement, the Diacrin board of directors considered the following factors:

  •
  historical information concerning GenVec and Diacrin, including their respective businesses, financial performance and condition, operations, intellectual property, management, stock performance and stock volatility;

  •
  Diacrin's prospects as a stand-alone company, including:

  •
  the inherent risks associated with the fact that Diacrin is currently developing a single product candidate, myoblasts for cardiac disease, which is in Phase I clinical trials;

  •
  the fact that, even assuming successful development of Diacrin's myoblasts for cardiac disease product candidate, Diacrin would not anticipate commercialization of that product candidate until at least 2007;

  •
  expected difficulties in retaining key personnel and maintaining efficient operations if Diacrin continued to focus on a single product candidate;

  •
  the fact that Diacrin's common stock has been trading at a significant discount to Diacrin's cash and cash equivalents for a prolonged period of time; and

  •
  the challenging environment facing small capitalization biotechnology companies, including the current state of capital markets and expected increases in administrative costs to comply with new and proposed SEC and NASDAQ reporting and corporate governance requirements;

  •
  the potential strategic and other benefits of the merger with GenVec, including:

  •
  the combined company's larger and more diversified product pipeline, including (1) GenVec's current lead product candidate, TNFerade™, which is targeted at improving cancer therapy by using GenVec's patented adenovector technology and is currently in Phase II clinical trials for the treatment of pancreatic and esophageal cancer, (2) a combined cardiology program comprised of GenVec's BIOBYPASS® for severe coronary artery disease and Diacrin's cell therapy program for congestive heart failure, and (3) AdPEDF, GenVec's product candidate for preventing vision loss from macular degeneration;

    •
    the combined company's process development and manufacturing expertise and facilities, including the opportunity to use Diacrin's existing expertise and facilities to produce clinical trial material for the combined company and to expand GenVec's existing vaccine business;

    •
    the fact that the combined company is expected to have cash and investments sufficient to fund operations through mid-2006;

    •
    the combined company's enhanced potential to form new strategic partnerships and collaborations to help facilitate the development of its product pipeline, particularly as a result of its strong cash position and process development and manufacturing expertise and facilities; and

    •
    the opportunity for significant cost savings at the combined company, including through a reduction in force at the combined company and savings from the consolidation of corporate and administrative infrastructures;

  •
  the fact that the combined company would benefit from the combined management expertise of the two companies through the continued involvement of GenVec's Chief Executive officer, Dr. Paul H. Fischer, as CEO of the combined company and of Diacrin's President and Chief Executive Officer, Dr. Thomas H. Fraser, as Chairman of the Board of, and a part-time consultant to, the combined company;

  •
  the fact that four of the combined company's nine directors would come from Diacrin, which the Diacrin board of directors believed would help ensure that the potential strategic and other benefits of the merger are realized;

  •
  the Diacrin board of directors' assessment of the potential value of the merger compared to various other strategic alternatives that the Diacrin board of directors has considered, including winding down the affairs of Diacrin and paying its stockholders a liquidating dividend (based on a liquidation analysis prepared by management and reviewed by the board, which is described below under the section entitled "—Opinion of Diacrin's Financial Advisor"), continuing as a stand-alone company, three potential transactions with respect to which Diacrin had previously conducted due diligence since 2001, and the Diacrin board of directors' industry knowledge, based on its directors' active and extensive industry involvement;

  •
  the fact that the merger consideration of 1.5292 shares of GenVec common stock for each share of Diacrin common stock represented a premium of 94.2% over the closing price of Diacrin common stock on April 14, 2003, the business day prior to public announcement of the merger;

  •
  the opportunity for Diacrin stockholders to obtain an equity interest in, and to participate in possible future appreciation in the value of the stock of, a combined company that has greater financial resources, broader technical expertise, and a larger and more diversified product pipeline than Diacrin as a stand-alone company;

  •
  the terms of the merger agreement, including:

  •
  the fixed exchange ratio, which was determined based on the companies' agreement that Diacrin's stockholders would receive shares representing 54.5% of the total number of shares of the combined company (determined on a fully diluted basis) and which provides certainty as to the number of shares of the combined company that current Diacrin stockholders would own after the merger;

    •
    the assumption of all outstanding Diacrin stock options by GenVec;

    •
    the representations, warranties and covenants of Diacrin and GenVec contained in the merger agreement, which provisions create essentially identical rights and obligations for each of the companies;

    •
    the ability of Diacrin's board of directors, in accordance with its fiduciary duties, to withdraw, modify or change its recommendation that Diacrin stockholders vote in favor of the merger;

    •
    the conditions to consummation of the merger, including the absence of any regulatory conditions and the likelihood that the merger would be completed; and

    •
    the expected qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code resulting in the deferral of any federal income tax on the shares of GenVec common stock received by Diacrin stockholders in the merger until the subsequent sale of those shares;

  •
  the Diacrin board of directors' understanding, based on negotiations between Diacrin and GenVec, that the receipt by Diacrin stockholders of 54.5% of the common stock of the combined company (on a fully diluted basis) was the highest percentage ownership by Diacrin stockholders that GenVec was willing to agree to; and

  •
  the opinion, orally delivered on April 14, 2003 and confirmed in writing on April 15, 2003, of SG Cowen Securities Corporation as to the fairness, from a financial point of view, as of those dates, of the exchange ratio to be received pursuant to the merger agreement to the holders of Diacrin common stock, as described below under the section entitled "—Opinion of Diacrin's Financial Advisor."

        The Diacrin board of directors also considered the following potentially negative factors relating to the proposed merger:

  •
  the risk that integration of Diacrin's and GenVec's businesses and operations might prove more difficult than anticipated, that the process of achieving significant cost savings for the combined company may prove more difficult than anticipated or that the potential benefits sought in the merger might otherwise not be realized;

  •
  the possibility that the merger might not be completed, or that completion might be unduly delayed, and the potential effect of the public announcement of the merger on Diacrin's business partners and employees;

  •
  the risk that the combined company's lead product candidate, TNFerade™, or the combined company's other development programs may fail in clinical trials or not achieve the expected results or market potential;

  •
  the possibility that the market value of the shares to be issued by GenVec might decline;

  •
  the provisions of the merger agreement that may have the effect of limiting the emergence of a superior competing proposal, including:

  •
  limits on Diacrin's ability to solicit other acquisitions;

  •
  the requirement to hold a special meeting of Diacrin stockholders to vote on the merger even if the Diacrin board of directors subsequently changes its recommendation regarding the merger;

  •
  the fact that stockholders representing approximately 35% of Diacrin's outstanding shares have entered into voting agreements requiring them to vote in favor of the merger, even if Diacrin's board of directors changes its recommendation regarding the advisability of the merger; and

    •
    the provisions of the merger agreement that require the payment of a $1,200,000 fee if the merger agreement is terminated due to specified reasons, including a change by the Diacrin board of directors of its recommendation of the merger;

  •
  the fact that the merger would trigger certain change of control rights for GenVec employees under existing agreements, including the accelerated vesting of outstanding stock options and potential payments under change in control agreements between GenVec and certain of its key executives;

  •
  the substantial costs to be incurred in connection with the merger, including transaction expenses arising from the merger and severance costs associated with expected reductions in personnel after completion of the merger; and

  •
  various other risks associated with the merger and the businesses of Diacrin, GenVec and the combined company described in the section entitled "Risk Factors."

        The Diacrin board of directors concluded that, taken as a whole, the potential benefits of the merger outweighed the potentially negative factors associated with the merger. The above discussion of the factors considered by the Diacrin board of directors is not intended to be exhaustive, but is believed to set forth all of the material factors considered by the Diacrin board of directors. The Diacrin board collectively reached the conclusion to approve the merger agreement in light of the various factors described above and other factors that each member of the Diacrin board of directors felt were appropriate. In view of the wide variety of factors considered by the Diacrin board of directors, the Diacrin board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Diacrin board of directors made its recommendation based on the totality of the information presented to, and the investigation conducted by, it. In considering the factors described above, individual directors may have given different weights to different factors.

        The Diacrin board believes that the merger is in the best interests of Diacrin and its stockholders.

        Accordingly, the Diacrin board recommends that Diacrin's stockholders vote FOR adoption of the merger agreement and approval of the merger.

Opinion of GenVec's Financial Advisor

        GenVec and Needham & Company, Inc. entered into an engagement letter dated as of March 13, 2003, pursuant to which GenVec retained Needham & Company to furnish financial advisory services with respect to the merger and to render an opinion to the board of directors of GenVec as to the fairness, from a financial point of view, to the stockholders of GenVec of the exchange ratio pursuant to the merger agreement. GenVec chose Needham & Company to act as its financial advisor in connection with the merger because Needham & Company is an internationally recognized investment banking firm and as part of its investment banking business, Needham & Company is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

        On April 14, 2003, Needham & Company provided to the board of directors of GenVec its oral opinion (which was followed up by its written opinion dated as of April 14, 2003) to the effect that, as of that date and based upon and subject to the assumptions and other matters described in the opinion, the exchange ratio pursuant to the merger agreement of 1.5292 shares of GenVec common stock per share of Diacrin common stock is fair from a financial point of view to the stockholders of GenVec. In a letter addressed to the GenVec board of directors, Needham & Company updated its opinion as of July 14, 2003. The Needham & Company opinion is addressed to the board of directors of GenVec, and is directed only to the financial terms of the merger agreement and does not constitute a recommendation to any GenVec stockholder as to how that stockholder should vote on, or take any other action relating to, the merger. The amount and form of consideration to be paid in the merger was determined through arm's length negotiations between GenVec and Diacrin and not by Needham & Company. Needham & Company expressed no opinion as to what the value of GenVec common stock will be when issued to the stockholders of Diacrin pursuant to the merger or the prices at which the GenVec common stock will actually trade at any time. In addition, Needham & Company was not asked to consider, and the Needham & Company opinion does not address, GenVec's underlying business decision to engage in the merger, the relative merits of the merger as compared to other business strategies that might exist for GenVec, or the effect of any other transaction in which GenVec might engage. Needham & Company expressed no opinion or recommendation as to whether or not stockholders of Diacrin should vote in favor of the transaction.

        The complete text of the Needham & Company opinion, which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by Needham & Company, is attached to this joint proxy statement/prospectus as Annex B and is incorporated herein by reference. The summary of the Needham & Company opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the Needham & Company opinion. GenVec stockholders should read the Needham & Company opinion carefully and in its entirety for a description of the procedures followed, the factors considered and the assumptions made by Needham & Company.

        In arriving at its opinion, Needham & Company reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

  •
  a draft of the merger agreement received on April 14, 2003, which was identical to the final merger agreement in all material respects;

  •
  publicly available information concerning GenVec and Diacrin, such as press releases, quarterly and annual reports, schedules and other material filed with the Securities and Exchange Commission, and other relevant financial and operating data of GenVec and Diacrin furnished to Needham & Company by GenVec and Diacrin, including corporate records, material agreements and managerial and structural organization charts, and related information;

  •
  the historical stock prices and trading volumes of GenVec common stock and Diacrin common stock;

  •
  discussions with members of the managements of GenVec and Diacrin concerning their current and future business prospects and joint prospects for the combined company, including the potential cost savings and other synergies that may be achieved by the combined company;

  •
  certain financial forecasts prepared by the respective managements of GenVec and Diacrin;

  •
  the financial terms of certain other business combinations that we deemed generally relevant; and

  •
  such other studies, analyses, inquiries and investigations as deemed appropriate.

        In conducting its review and arriving at its opinion, Needham & Company, with GenVec's consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by GenVec and Diacrin, respectively, or which was publicly available. Needham & Company did not undertake any responsibility for the accuracy, completeness or reasonableness of, or to independently verify, this information. Needham & Company further relied upon the assurance of the managements of GenVec and Diacrin that they were unaware of any facts that would make the information provided to Needham & Company incomplete or misleading in any respect. Needham & Company, with GenVec's consent, assumed that the forecasts and the description of the expected synergies which Needham & Company examined were reasonably prepared by the managements of GenVec and Diacrin on bases reflecting the best currently available estimates and good faith judgments of such managements as to the future performance of GenVec and Diacrin and that such projections, and the combined company forecasts and description of expected synergies used in Needham & Company's analyses, provide a reasonable basis for its opinion.

        Needham & Company did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of GenVec or Diacrin, nor was Needham & Company furnished with such materials. Needham & Company's services to GenVec in connection with the merger were comprised of advising GenVec with respect to financial issues associated with the merger, participating in negotiations with Diacrin's financial advisor, assisting GenVec in financial due diligence with respect to Diacrin and rendering an opinion from a financial point of view of the exchange ratio pursuant to the merger agreement. Needham & Company's opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Needham & Company on the date of its opinion.

        In rendering its opinion, Needham & Company assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver thereof. Needham & Company assumed that the final form of the merger agreement would be substantially similar to the last draft received by Needham & Company prior to rendering its opinion and Needham & Company has confirmed this assumption was accurate. Needham & Company also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger. Needham & Company assumed that the merger will be treated as a tax-free reorganization.

        The following is a summary of the principal financial analyses performed by Needham & Company to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Needham & Company performed certain procedures, including each of the financial analyses described below, and reviewed with the management of GenVec the assumptions on which such analyses were based and other factors, including the historical and projected financial results of GenVec and Diacrin. No limitations were imposed by the GenVec board of directors with respect to the investigations made or procedures followed by Needham & Company in rendering its opinion. Since Diacrin is a clinical stage life sciences company whose products have not been commercialized and do not generate revenue nor positive earnings, Needham & Company did not perform comparable company analysis or comparable transaction analysis based on operational or financial multiples. Needham & Company concluded that an analysis based on operational or financial multiples would involve complex considerations and subjective judgments concerning Diacrin's historical and projected financial and operating characteristics. Additionally, Needham & Company did not prepare an analysis of Diacrin based on discounted present value of the projected after-tax cash flows of Diacrin because to do so would have not been meaningful. The financial forecasts of Diacrin, received from the management of Diacrin, contained negative cash flows for most of the projected years including the last year of the projected horizon.

  Stock Trading History

        To provide contextual data and comparative market data, Needham & Company reviewed the historical market prices of Diacrin common stock at various points over a two-year period ended April 11, 2003. Needham & Company noted that over the past 12 month period the high and low closing prices of Diacrin common stock were $1.85 and $0.96, respectively.

  Historical Stock Trading Analyses

        Needham & Company analyzed the closing prices of Diacrin common stock at various points over a one-year period ending April 11, 2003. The table below lists the stock prices at those points and the premium implied by the implied offer price of $2.22 in the merger.

Point	Statistic	Premium Implied by Offer Price
April 11, 2003	$1.11	99.7%
5 Days Prior	1.11	99.7
20 Days Prior	1.02	117.4
3 Months Prior	1.09	103.6
6 Months Prior	1.01	119.5
One Year Prior	1.75	26.7
52 Week High	1.85	19.8
52 Week Low	0.96	130.9

  Analysis Of Assets

        Needham & Company reviewed Diacrin's Total Asset value as reported on its most recent publicly available balance sheet dated December 31, 2002, and GenVec management's estimated values of Diacrin's significant assets and noted that the values per share ranged from $2.42 to $2.91, using Diacrin's fully diluted shares outstanding based upon the treasury stock method and the acquisition price of Diacrin. Needham & Company arrived at this valuation per share by determining a range of aggregate values for Diacrin. GenVec management estimated Diacrin's cash at closing to be in the range of $36.5 million to $39.1 million based upon certain assumptions provided by Diacrin management. In addition, Needham & Company included GenVec's estimates of the value of Diacrin's manufacturing capabilities, which GenVec estimated to be $5.0 million to $10.0 million, and the value of its scientific programs, which GenVec estimated to be $2.0 million to $3.0 million. The aggregate value of $43.5 million to $52.1 million was then divided by the number of Diacrin shares outstanding (17.9 million) to arrive at the per share valuation range.

  Selected Transaction Analysis/Premiums Paid

        Needham & Company analyzed the premiums paid in biotechnology stock-for-stock transactions of similar size, which were announced and completed since January 2001. In examining the selected transactions, Needham & Company analyzed premiums paid to the closing stock price of the target on one, five and 20 days prior to the announcement of the transaction. These transactions were (listed as acquiror / target):

  •
  Hyseq, Inc. (now named Nuvelo, Inc.) / Variagenics, Inc.

  •
  DeCode Genetics, Inc. / Medichem Life Sciences, Inc.

  •
  Antigenics, Inc. / Aronex Pharmaceuticals, Inc.

        The following table sets forth information concerning the transaction premiums resulting from Needham & Company's analysis.

	One-Day Premium	Five-Day Premium	20-Day Premium
Mean	63.3%	96.6%	117.4%
Median	29.4	109.4	121.7
High	131.3	113.6	200.1
Low	29.2	66.7	30.4

        Although the premiums paid in the selected transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to GenVec or Diacrin. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Diacrin to which they are being compared.

        The summary set forth above includes a description of the procedures, methods and analyses that Needham & Company performed in connection with rendering its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Needham & Company did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Needham & Company believes, and has advised the GenVec board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of GenVec and Diacrin. These analyses performed by Needham & Company are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. None of GenVec, Diacrin, Needham & Company or any other person assumes responsibility if future results are materially different from those projected. Needham & Company's opinion and its related analyses were only one of many factors considered by the GenVec board of directors in its evaluation of the transaction and should not be viewed as determinative of the views of the GenVec board of directors with respect to the fairness of the exchange ratio. See "—GenVec's Reasons for the Merger; Negative Factors Considered by the GenVec Board of Directors; Recommendation of GenVec Board of Directors."

        In the ordinary course of its business, Needham & Company and its affiliates trade the equity securities of GenVec for their own accounts and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. Needham & Company and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to GenVec, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received and may in the future receive fees for the rendering of such services.

        Pursuant to the Needham & Company engagement letter, if the transaction is consummated, Needham & Company will be entitled to receive a transaction fee of $800,000, $350,000 of which was paid in connection with the delivery of Needham & Company's opinion and the update of such opinion. Additionally, GenVec has agreed to reimburse Needham & Company for its out-of-pocket expenses, including attorneys' fees, and has agreed to indemnify Needham & Company against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Needham & Company, which are customary in transactions of this nature, were negotiated at arm's length between GenVec and Needham & Company, and the GenVec board of directors was aware of the arrangement, including the fact that a significant portion of the fee payable to Needham & Company is contingent upon the completion of the merger.

Opinion of Diacrin's Financial Advisor

        Diacrin retained SG Cowen Securities Corporation to render an opinion to the board of directors of Diacrin as to the fairness, from a financial point of view, to the stockholders of Diacrin of the exchange ratio to be received in the merger.

        On April 14, 2003, SG Cowen delivered written analyses and its oral opinion to the Diacrin board, subsequently confirmed in writing on April 15, 2003, together with updated written analyses, to the effect that, and subject to the various assumptions set forth therein, as of April 14 and 15, 2003, the exchange ratio to be received in the merger was fair, from a financial point of view, to the stockholders of Diacrin.

        The full text of the written opinion of SG Cowen, dated April 15, 2003, is attached as Appendix C and is incorporated by reference. Holders of Diacrin common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by SG Cowen. The summary of the written opinion of SG Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. SG Cowen's analyses and opinion were prepared for and addressed to the Diacrin board and are directed only to the fairness, from a financial point of view, of the exchange ratio to be received in the merger, and do not constitute an opinion as to the merits of the merger or a recommendation to any stockholder as to how to vote on the proposed merger. The exchange ratio to be received in the merger was determined through negotiations between Diacrin and GenVec and not pursuant to recommendations of SG Cowen.

        In connection with its opinion, SG Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

  •
  a draft of the Agreement and Plan of Merger and the related draft Agreement and Plan of Reorganization, both dated April 12, 2003;

  •
  certain publicly available financial and other information for Diacrin, including Diacrin's SEC filings, Diacrin's press releases, data about Diacrin's institutional stock ownership and stock trading information and certain other relevant financial and operating data furnished to SG Cowen by Diacrin management, including an analysis of a liquidation of Diacrin's assets;

  •
  certain publicly available financial and other information for GenVec, including GenVec's SEC filings, GenVec's press releases, data about GenVec's institutional stock ownership and stock trading information and certain other relevant financial and operating data furnished to SG Cowen by GenVec management;

  •
  certain internal financial analyses, financial forecasts, reports and other information concerning Diacrin furnished to SG Cowen by Diacrin's management (the "Diacrin Forecasts");

  •
  certain internal financial analysis, financial forecasts, reports and other information concerning GenVec furnished to SG Cowen by GenVec's management (the "GenVec Forecasts");

  •
  First Call (a company which provides financial forecasts for public companies to subscribers) estimates and financial projections in Wall Street analyst reports;

  •
  the amounts and timing of the cost savings and related expenses expected to result from the merger furnished to SG Cowen by the managements of Diacrin and GenVec (the "Expected Synergies");

  •
  discussions SG Cowen has had with certain members of Diacrin's and GenVec's managements concerning the historical and current business operations, financial conditions and prospects of Diacrin and GenVec, the Expected Synergies and such other matters SG Cowen deemed relevant;

  •
  certain operating results, the reported price and trading history of the shares of the common stock of Diacrin and GenVec as compared to operating results, the reported price and trading histories of certain publicly traded companies SG Cowen deemed relevant;

  •
  certain financial terms of the merger as compared to the financial terms of certain selected business combinations SG Cowen deemed relevant;

  •
  based on the GenVec Forecasts, the cash flows generated by GenVec on a stand-alone basis to determine the present value of GenVec's cash flows;

  •
  certain pro forma financial effects of the merger; and

  •
  such other information, financial studies, analyses and investigations and such other factors that SG Cowen deemed relevant for the purposes of its opinion.

        In conducting its review and arriving at its opinion, SG Cowen, with Diacrin's consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Diacrin and GenVec or which was publicly available. SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, this information. In addition, it has not conducted, nor has it assumed any obligation to conduct, any physical inspection of the properties or facilities of Diacrin or GenVec. SG Cowen further relied upon the assurance of management of Diacrin that they were unaware of any facts that would make the information provided to SG Cowen incomplete or misleading in any respect. SG Cowen, with Diacrin's consent, assumed that Diacrin Forecasts, the liquidation analysis of Diacrin, the GenVec Forecasts and the Expected Synergies provided to SG Cowen were reasonably prepared by the management of Diacrin and/or GenVec, as the case may be, on bases reflecting the best currently available estimates and good faith judgments of such managements and that these financial forecasts and analyses provided a reasonable basis for its opinion.

        SG Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Diacrin or GenVec, nor was SG Cowen furnished with these materials. With respect to all legal matters relating to Diacrin and GenVec, SG Cowen relied on the advice of legal counsel to Diacrin. SG Cowen's services to Diacrin in connection with the merger included rendering an opinion from a financial point of view of the exchange ratio to be received in the merger. SG Cowen's opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion and SG Cowen expressly disclaims any responsibility to do so. Additionally, SG Cowen was not authorized or requested to, and did not, solicit alternative offers for Diacrin or its assets, nor did SG Cowen investigate any other alternative transactions, other than receiving the liquidation analysis prepared by Diacrin management, that may be available to Diacrin.

        For the purposes of rendering its opinion, SG Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver thereof. SG Cowen assumed that the final form of the merger agreement would be substantially similar to the last draft received by SG Cowen prior to rendering its opinion (and the final form of the agreement was, in fact, substantially similar to the draft reviewed by SG Cowen). SG Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger. Diacrin informed SG Cowen, and SG Cowen assumed, that the merger will be treated as a reorganization.

        SG Cowen's opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on the proposed merger. SG Cowen's opinion does not imply any conclusion as to the likely trading range for GenVec common stock following consummation of the merger or otherwise, which may vary depending on numerous factors that generally influence the price of securities. SG Cowen's opinion is limited to the fairness, from a financial point of view, of the exchange ratio to be received in the merger. SG Cowen expresses no opinion as to the underlying business reasons that may support the decision of the Diacrin board to approve Diacrin's decision to consummate the merger.

        The following is a summary of the principal financial analyses performed by SG Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. SG Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Diacrin the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Diacrin and GenVec. No limitations were imposed by the Diacrin board with respect to the investigations made or procedures followed by SG Cowen in rendering its opinion.

  Stock Trading History

        To provide contextual data and comparative market data, SG Cowen reviewed the daily closing prices of Diacrin common stock for the twelve months ended April 14, 2003. SG Cowen noted that over this period of time the high and low closing prices for shares of Diacrin were $1.85 and $0.96, respectively.

        SG Cowen also reviewed the daily closing prices of GenVec common stock for the twelve months ended April 14, 2003. SG Cowen noted that over this period of time the high and low closing prices for shares of GenVec common stock were $4.30 and $0.95, respectively.

  Historical Stock Price Analysis

        SG Cowen analyzed the spot and average closing prices for various time periods preceding April 14, 2003 and the premium implied by the offer price in the merger to the historical stock price. The table below illustrates the prices and the associated premiums:

Period	Diacrin Stock Price	Premium Implied by Exchange Ratio
Spot
April 14, 2003	$1.15	94.2%
Ten days prior	1.10	103.0
One month prior	0.98	128.4
Two months prior	1.01	121.1
Three months prior	1.14	95.9
Six months prior	0.99	125.5
Twelve months prior	1.75	27.6
Average
Ten days prior	$1.10	102.6%
One month prior	1.07	107.8
Two months prior	1.05	113.1
Three months prior	1.05	112.5
Six months prior	1.08	106.7
Twelve months prior	1.26	77.4

  Historical Exchange Ratio Analysis

        SG Cowen analyzed the ratios of the closing prices of Diacrin common stock to those of GenVec common stock over various periods ending April 14, 2003. The table below illustrates the ratios for those periods and the premium implied by the exchange ratio:

Period	Exchange Ratio		Premium Implied by Exchange Ratio
Spot
April 14, 2003	0.7877	x	94.2%
Ten days prior	0.8527		79.3
One month prior	0.5784		164.4
Two months prior	0.3797		302.8
Three months prior	0.4000		282.3
Six months prior	0.3414		348.0
Twelve months prior	0.5521		177.0
Average
Ten days prior	0.9003	x	69.9%
One month prior	0.8085		93.1
Two months prior	0.6593		136.7
Three months prior	0.5667		169.9
Six months prior	0.4606		232.0
Twelve months prior	0.4708		224.9

  Analysis of Diacrin Compared to Selected Publicly Traded Companies

        To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for Diacrin to the corresponding financial data and ratios of certain other companies whose securities are publicly traded and which SG Cowen believes have operating, market valuation and trading valuations similar to what might be expected of Diacrin. These companies were:

  •
  Advanced Tissue Sciences, Inc.(1)

  •
  BioTransplant, Inc.(2)

  •
  BresaGen Ltd.

  •
  Geron Corp.

  •
  StemCells, Inc.

(1)
Company filed for bankruptcy protection on October 10, 2002. SG Cowen analyzed market value as of one day prior to announcement of filing.

(2)
Company filed for bankruptcy protection on February 27, 2003. SG Cowen analyzed market value as of one day prior to announcement of filing.

        SG Cowen reviewed the equity value and the enterprise value (equity value plus total debt less cash and equivalents) of the selected companies. These analyses, which are based on the closing stock prices on April 14, 2003, indicated the values as set forth in the following table:

	High	Median	Mean	Low	Value of Diacrin Implied by Exchange Ratio
	($ in millions)
Equity Value	$130.0	21.0	$44.6	$7.1	$40.4
Enterprise Value	81.2	19.1	32.2	(1.1)	(4.6)

        Although the selected companies were used for comparison purposes, none of those companies is directly comparable to Diacrin. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies or Diacrin to which they are being compared.

  Analysis of Selected Transactions

        SG Cowen reviewed the premium of the offer price over the trading prices one trading day and one month prior to the announcement date of the following 55 transactions in the biotechnology industry (the "Biotech Transactions") announced since February 2000:

  Corvas International, Inc./Dendreon Corp.*
  Enzon Pharmaceuticals, Inc./NPS Pharmaceuticals, Inc.*
  Cell Pathways, Inc./
      OSI Pharmaceuticals, Inc.*
  Scios Inc./Johnson & Johnson*
  Oxford Glycosciences PLC/Cambridge
      Antibody Technology Group PLC*
  3-Dimensional Pharmaceuticals, Inc./
      Johnson & Johnson
  Triangle Pharmaceuticals, Inc./Gilead
      Sciences, Inc.
  Synaptic Pharmaceutical Corp./
      Lundebeck A/S
  OraPharma, Inc./Johnson & Johnson
  Variagenics, Inc./Hyseq
      Pharmaceuticals, Inc.*
  Informax, Inc./Invitrogen Corp.
  Biosearch Italia SpA/Versicor, Inc.*
  Visible Genetics Inc./Bayer Corp.
      (Diagnostics Division)
  Genomic Solutions/Harvard Bioscience
  Genset S.A./Serono S.A.*
  Rhein Biotech NV/Berna Biotech AG*
  Collateral Therapeutics, Inc./Schering AG*
  Fusion Medical Technologies, Inc./Baxter
      International, Inc.
  Glyko Biomedical/Biomarin

      Pharmaceuticals*
  MediChem Life Sciences, Inc/deCODE
      genetics, Inc.*
  Matrix Pharmaceutical, Inc./Chiron Corp.
  Immunex Corp./Amgen Inc.
  Cor Therapeutics, Inc./Millennium
      Pharmaceuticals, Inc.*
  Aviron/MedImmune, Inc.*
  Genomica Corp./Exelixis, Inc.*
  Packard BioScience Co./PerkinElmer Inc.*
  Duramed Pharmaceuticals, Inc./Barr
      Laboratories, Inc.*
  Axys Pharmaceuticals, Inc./Celera Genomics
      Group*
  Gemini Genomics plc/Sequenom, Inc.*
  Rosetta Inpharmatics, Inc./Merck &
      Co., Inc.*
  Aurora Biosciences Corp./Vertex
      Pharmaceuticals Inc.*
  Aronex Pharmaceuticals Inc./Antigenics Inc.
  ALZA Corp./Johnson & Johnson*
  Cantab Pharmaceuticals plc/Xenova
      Group plc*
  Trega Bioscience Inc./Lion Bioscience AG*
  BioChem Pharma Inc./Shire Pharmaceuticals
      Group*
  Quadrant Healthcare plc/Elan Corp., plc
  Coulter Pharmaceutical Inc./Corixa Corp.
  Crescendo Pharmaceuticals Corp./ALZA
      Corp.
  Dura Pharmaceuticals, Inc./Elan Corp. plc
  Agritope, Inc./Exelixis, Inc.*
  Aquila Biopharmaceuticals/Antigenics, Inc.*
  Pathogenesis Corp./Chiron Corp.
  Catalytica, Inc./DSM NV
  Oxford Asymmetry International plc/Evotec
      BioSystems AG*
  ChiRex Inc./Rhodia
  Advanced Magnetics, Inc./Cytogen Corp.*
  Life Technologies, Inc./Invitrogen Corp.
  LJL BioSystems, Inc./Molecular Devices
      Corp.*
  Gliatech, Inc./Guilford Pharmaceuticals, Inc.
  Cambridge Neurosciences/CeNeS
      Pharmaceuticals*
  Biomatrix, Inc./Genzyme Corp.
  Liposome Company, Inc./Elan Corp. plc*
  Phoenix International Life Sciences Inc./
      MDS Inc.
  Spiros Development Corp. II/Dura
      Pharmaceuticals, Inc.

  *
  Denotes transaction consideration was 100% stock.

        The following table presents the premium of the offer prices over the trading prices one day and one month prior to the announcement date for selected Biotech Transactions and the premiums implied for Diacrin, based on the exchange ratio to be received pursuant to the merger agreement. The information in the tables is based on the closing stock price of Diacrin and GenVec stock on April 14, 2003.

	Biotech Transactions
Premiums Paid to Stock Price					Premium Implied by Exchange Ratio
	High	Median	Mean	Low
One Day Prior to Announcement	143.3%	29.7%	40.1%	(21.7)%	94.2%
One Month Prior to Announcement	205.5	47.9	56.4	(40.7)	128.4

        Additionally, SG Cowen reviewed the premium of the offer price over the trading prices one trading day and one month prior to the announcement date of the 32 Biotech Transactions listed above in which 100% of the consideration was the stock of the acquiring company.

	Biotech Transactions
Premiums Paid to Stock Price					Premium Implied by Exchange Ratio
	High	Median	Mean	Low
One Day Prior to Announcement	143.3%	35.3%	45.5%	(1.9)%	94.2%
One Month Prior to Announcement	205.5	50.4	63.0	(10.0)	128.4

        SG Cowen also reviewed the market capitalization, enterprise value, and premium of the offer price over the trading prices one trading day and one month prior to the announcement date of the following 22 Biotech Transactions in which the target company was characterized as a non-commercial, early stage clinical development company:

  Maxia Pharmaceuticals, Inc./Incyte
      Genomics, Inc.
  Visible Genetics Inc./Bayer Corp.
      (Diagnostics Div.)
  Collateral Therapeutics, Inc./Schering AG
  Matrix Pharmaceutical, Inc./Chiron Corp.
  Gilead Sciences, Inc. (Oncology Assets)/OSI
      Pharmaceuticals, Inc.
  Novazyme Pharmaceuticals, Inc./Genzyme
      Corp.
  Avicenna Medica Inc./K.S. Biomedix
      Holdings plc
  Axys Pharmaceuticals, Inc./Celera Genomics
      Group
  Aronex Pharmaceuticals Inc./Antigenics Inc.
  Proteome Inc./Incyte Genomics, Inc.
  NeuroVir Therapeutics, Inc./MediGene
  Kinetix Pharmaceuticals, Inc./Amgen Inc.
  DJ Pharma Inc./Biovail Corp.
  Crescendo Pharmaceuticals Corp./ALZA
      Corp.
  Prolifaron, Inc./Alexion Pharmaceuticals, Inc.
  Principia Pharmaceutical Corp./Human
      Genome Sciences Inc.
  Aquila Biopharmaceuticals/Antigenics, Inc.
  Genovo, Inc./Targeted Genetics Corp.
  Advanced Magnetics, Inc./Cytogen Corp.
  Signal Pharmaceuticals, Inc./Celgene Corp.
  Cytovia, Inc./Maxim Pharmaceuticals, Inc.
  Ontogeny, Inc./Creative BioMolecules, Inc.

	Biotech Transactions
					Premium Implied by Exchange Ratio
	High	Median	Mean	Low
One Day Prior to Announcement	121.0%	29.4%	36.1%	(14.7)%	94.2%
One Month Prior to Announcement	164.7	51.7	43.4	(40.7)	128.4
Equity Value	$286.8	$77.6	$101.0	$28.0	$40.4
Enterprise Value	286.8	77.2	93.4	(9.9)	(4.6)

  Diacrin Discounted Cash Flow Analysis

        SG Cowen did not prepare an analysis based upon the discounted present value of the projected after-tax cash flows of Diacrin because to do so would not have been meaningful. Diacrin's projections during the forecast period did not include the introduction of any product that could be sold. Cash flow during the forecast period was break-even or marginally negative. Hence, there was no meaningful way to establish a terminal value, which is one of the components of a valuation based on a discounted cash flow analysis

  Review of Liquidation Analysis

        SG Cowen reviewed a liquidation analysis of Diacrin's assets to calculate the potential net proceeds available for distribution upon liquidation of Diacrin, based on projections made by Diacrin's management relating to, among other things, the potential amount of expenses associated with a liquidation. SG Cowen noted that, based on such projections, the net proceeds available upon liquidation at June 30, 2003 would be $2.26 per share of Diacrin common stock. This analysis does not take into account the extended time that it would typically take to complete a liquidation. Furthermore, SG Cowen has been advised that in a liquidation the entire $2.26 per share would not be initially distributed as Diacrin would be required to hold back a portion of the liquidation proceeds for a certain period of time. Diacrin management advised SG Cowen that proceeds distributed to stockholders in the event of a liquidation would be subject to taxes whereas the proposed merger with GenVec would be a tax-free reorganization. Based on the closing price of GenVec's common stock on April 14, 2003, the exchange ratio values Diacrin at $2.23 per share.

  Analysis of GenVec Compared to Selected Publicly Traded Companies

        To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for GenVec to the corresponding financial data and ratios of certain other companies whose securities are publicly traded and which SG Cowen believes have operating, market valuation and trading valuations similar to what might be expected of GenVec. These companies were:

  •
  Avigen, Inc

  •
  CorAutus Genetics, Inc.

  •
  Introgen Therapeutics, Inc.

  •
  Targeted Genetics Corp.

  •
  Valentis, Inc.

        SG Cowen reviewed the equity value and the enterprise value of GenVec and the comparable companies. For purposes of these analyses, equity value was based on closing stock price on April 14, 2003 and enterprise value was calculated by subtracting net cash from equity value. These analyses indicated the values as set forth in the following table:

	High	Median	Mean	Low	GenVec Value
	($ in millions)
Equity Value	$57.6	$37.8	$39.1	$15.8	$33.7
Enterprise Value	46.7	10.9	2.5	(53.9)	20.8

        Although the selected companies were used for comparison purposes, none of those companies is directly comparable to GenVec. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies or GenVec to which they are being compared.

  GenVec Discounted Cash Flow Analysis

        SG Cowen estimated a range of equity values for GenVec based upon the discounted present value of the projected cash flows of GenVec described in the GenVec Forecasts for the fiscal years ended December 31, 2003 through December 31, 2009, and of the terminal value of GenVec at December 31, 2009, based upon multiples of revenue. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of GenVec. In performing this analysis, SG Cowen utilized discount rates ranging from 30% to 40%, which were selected based on the estimated weighted average cost of capital for companies in the biotechnology industry with similar clinical and operating characteristics as GenVec. SG Cowen utilized terminal multiples of revenue ranging from 2.0 times to 4.0 times, these multiples representing the general range of multiples of revenues for similar biotechnology companies.

        Utilizing this methodology, the per share equity value of GenVec ranged from $1.20 to $3.49 per share.

  Contribution Analysis

        SG Cowen analyzed the respective contributions of projected revenues; selling, general and administrative expenses; research and development expenses; earnings before interest and taxes ("EBIT"); and net income of Diacrin and GenVec to the combined company, based upon the projected financial results of Diacrin and GenVec (based upon the stand-alone financial projections prepared by Diacrin and GenVec managements). The results of the EBIT and net income contribution were not meaningful, therefore they were excluded from the following table:

	% of Combined Company
For the Year Ended December 31,	GenVec Contribution	Diacrin Contribution
Expected 2003 Revenue	97.9%	2.1%
Projected 2004 Revenue	66.6	33.4
Projected 2005 Revenue	70.9	29.1
Projected 2006 Revenue	68.1	31.9
Projected 2007 Revenue	82.3	17.7
Expected 2003 SG&A	90.3%	9.7%
Projected 2004 SG&A	89.1	10.9
Projected 2005 SG&A	88.5	11.5
Projected 2006 SG&A	88.8	11.2
Projected 2007 SG&A	89.2	10.8
Expected 2003 Research & Development	73.2%	26.8%
Projected 2004 Research & Development	62.6	37.4
Projected 2005 Research & Development	60.3	39.7
Projected 2006 Research & Development	63.4	36.6
Projected 2007 Research & Development	64.6	35.4
Pro Forma Ownership Implied by Exchange Ratio	45.5%	54.5%

        SG Cowen also noted that Diacrin would be contributing a substantial amount of cash to GenVec as a result of the merger. As of December 31, 2002, cash, cash equivalents, and short-term investments of Diacrin and GenVec were approximately $45 million and $20 million, respectively.

        The summary set forth above does not purport to be a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised the Diacrin board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Diacrin and GenVec. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Diacrin, GenVec, SG Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by the Diacrin in making its decision to enter into the merger agreement and should not be considered as determinative of such decision. See "—Diacrin's Reasons for the Merger; Negative Factors Considered by the Diacrin Board of Directors; Recommendation of the Diacrin Board of Directors."

        SG Cowen was selected by the Diacrin board to render an opinion to the Diacrin board because SG Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SG Cowen is providing financial services for Diacrin for which it will receive customary fees. In addition, in the ordinary course of its business, SG Cowen and its affiliates may trade the equity securities of Diacrin and GenVec for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. In addition, Dr. Stelios Papadopoulos, a Managing Director of SG Cowen, is a member of Diacrin's board and owns Diacrin common stock and stock options as described under "Information about Diacrin—Security Ownership of Certain Beneficial Owners and Management." Dr. Papadopoulos was not involved in the preparation of the fairness opinion or the analyses underlying the opinion.

        Pursuant to the SG Cowen engagement letter, if the merger is consummated, SG Cowen will be entitled to receive a transaction fee of $900,000. Diacrin also agreed to pay a fee of $500,000 to SG Cowen for rendering its opinion, which fee shall be credited against any transaction fee paid. Additionally, Diacrin has agreed to reimburse SG Cowen for its out-of-pocket expenses, including attorneys' fees, and has agreed to indemnify SG Cowen against certain liabilities, including liabilities arising under the federal securities laws. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm's length between Diacrin and SG Cowen, and the Diacrin board was aware of the arrangement, including the fact that a portion of the fee payable to SG Cowen is contingent upon the completion of the merger.

Terms of the Merger

        Under the terms of the merger agreement and applicable Delaware law, GenVec will acquire Diacrin through the merger of Diacrin with and into GenVec. The separate existence of Diacrin will cease, and GenVec will continue as the surviving entity.

        Neither holders of Diacrin common stock nor holders of GenVec common stock will be entitled to statutory dissenters' appraisal rights in connection with the merger.

        The following summary describes the material terms and conditions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement, and not this summary or any other information contained in this proxy statement/prospectus. This summary is qualified in its entirety by reference to the merger agreement, and you are urged to read the entire merger agreement as well as this joint proxy statement/prospectus before making any decisions regarding the merger. A copy of the merger agreement is attached as Appendix A to this joint proxy statement/prospectus and is incorporated by this reference.

  Consideration to be Received by Diacrin Stockholders; Exchange Ratio

        When the merger becomes effective, each share of Diacrin common stock issued and outstanding immediately prior to the effective date of the merger will automatically be cancelled and converted into 1.5292 shares of GenVec common stock, together with the related preferred share purchase rights (the "exchange ratio") and cash instead of fractional shares. Under the terms of the merger agreement, the exchange ratio is fixed at 1.5292 and will not be changed to reflect fluctuations in the market price of the common stock of either company.

        Based on the number of shares of Diacrin common stock and GenVec common stock outstanding as of June 26, 2003 and the exchange ratio, approximately 27.7 million shares of GenVec common stock will be issuable pursuant to the merger agreement, representing approximately 54.5% of the GenVec common stock outstanding on a fully-diluted basis immediately after the merger.

        No adjustment in the exchange ratio will be made for changes in the relative market prices of GenVec or Diacrin common stock. However, the exchange ratio that Diacrin stockholders will receive in the merger will be appropriately adjusted for any stock splits, combinations and other similar events that occur between the date of the merger agreement and the completion of the merger.

        Because the market prices of GenVec and Diacrin common stock will fluctuate prior to and following the completion of the merger, the value of the shares of GenVec common stock issued to Diacrin's stockholders on the effective date of the merger may be more or less than the value of the shares of Diacrin common stock immediately prior to the effective date. No assurance can be given as to what the market price of GenVec common stock will be if and when the merger is completed, and Diacrin stockholders are advised to obtain current market quotations for GenVec common stock and Diacrin common stock.

        On July 16, 2003, the last reported sale price of Diacrin common stock was $3.12 and the last reported sale price of GenVec common stock was $2.20. Based upon such GenVec common stock closing price, the value of GenVec common stock to be received for each share of Diacrin common stock would have been $3.36. On April 14, 2003, the last day before the announcement of the merger, the last reported sale price of Diacrin common stock was $1.15 and the last reported sale price of GenVec common stock was $1.46. Based upon such GenVec common stock closing price, the value of GenVec common stock to be received for each share of Diacrin common stock would have been $2.23.

  Treatment of Diacrin Options

        GenVec has agreed to assume each option, vested or unvested, granted by Diacrin to purchase shares of Diacrin common stock that is outstanding immediately prior to the effective date of the merger. Each Diacrin option assumed by GenVec will continue to have, and to be subject to, the same terms and conditions set forth in the Diacrin option or option plan under which the option was granted and as in existence immediately prior to the effective date, except that (i) the option will be exercisable (when vested) for that number of whole shares of GenVec common stock equal to the product of the number of shares of Diacrin common stock covered by the option multiplied by the fixed exchange ratio, provided that any fractional shares of GenVec common stock resulting from this multiplication will be rounded down to the nearest share; and (ii) the exercise price per share of GenVec common stock will be equal to the exercise price per share of Diacrin common stock divided by the fixed exchange ratio, provided that such exercise price will be rounded up to the nearest cent. The terms under which the Diacrin options will be assumed are subject to adjustment to reflect, among other things, increases or decreases in the number of outstanding shares of GenVec common stock due to recapitalizations, reclassifications, stock dividends, stock splits or other like changes in GenVec's capitalization.

        Based on the 1,356,187 shares of Diacrin common stock subject to outstanding stock options as of the record date for the Diacrin special meeting and the fixed exchange ratio, options to purchase approximately 2,073,881 million additional shares of GenVec common stock will be assumed by GenVec in the merger. This assumes that none of the Diacrin stock options are exercised between the record date and the effective date. GenVec will not grant any additional options under the assumed Diacrin stock option plans following the merger.

  Fractional Shares

        Each holder of shares of Diacrin common stock who would otherwise have been entitled to receive a fraction of a share of GenVec common stock (after taking into account all shares of Diacrin common stock owned by such holder) will receive, instead of GenVec common stock, cash (minus any applicable withholding tax) in an amount equal to the value of such fractional share based on the closing price of GenVec common stock multiplied by the average of the closing prices of a share of GenVec common stock at 4:00 p.m., Eastern time, end of regular trading hours on the NASDAQ National Market for the five trading days prior to the effective date of the merger. The exchange agent in the merger will, as promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, notify GenVec of such amount, and GenVec will deposit such amount with the exchange agent and will cause the exchange agent to forward payments to the owners of fractional interests.

Exchange of Certificates; Surrender of Stock Certificates

        As soon as practicable after the merger occurs, the exchange agent, American Stock Transfer and Trust Company, will mail to Diacrin stockholders a form of transmittal letter. The form of transmittal letter will contain detailed instructions regarding how Diacrin stockholders may exchange their old Diacrin certificates for new GenVec certificates representing the shares of GenVec common stock that they hold as a result of the merger. After the closing, the exchange agent will send new certificates representing GenVec common stock and a check for cash for any fractional share interests or dividends or distributions that each such Diacrin stockholder is entitled to receive pursuant to the merger agreement to former Diacrin stockholders who have delivered to the exchange agent (1) properly completed letters of transmittal, and (2) to the extent shares of Diacrin common stock are evidenced by certificates, the Diacrin stock certificates evidencing such shares.

        Please do not return Diacrin common stock certificates with the enclosed proxy and do not forward your certificates to the exchange agent unless and until you receive a letter of transmittal following the merger.

Listing on the NASDAQ National Market of GenVec Common Stock to be Issued in the Merger

        GenVec common stock currently is listed on the NASDAQ National Market under the symbol "GNVC." GenVec has agreed to cause the shares of GenVec common stock to be issued to Diacrin stockholders in connection with the merger to be listed on the NASDAQ National Market.

Representations and Warranties

        The merger agreement contains representations and warranties by GenVec and Diacrin regarding various legal, financial, business and regulatory matters. The representations and warranties will not survive after the merger. These representations and warranties of GenVec and Diacrin relate to, among other things:

  •
  proper organization and good standing of each party and its respective subsidiaries;

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  their capital structure;

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  the corporate authorization and enforceability of the merger agreement;

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  the filing and accuracy of their SEC reports and the preparation and accuracy of financial statements;

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  information supplied in this joint proxy statement/prospectus;

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  board approval;

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  the stockholder vote required to complete the merger;

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  environmental matters;

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  litigation and compliance with laws;

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  intellectual property matters;

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  employee benefit matters;

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  effect of the merger on certain provision in contracts that GenVec or Diacrin may have with third parties;

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  taxes;

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  affiliate transactions;

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  the opinions of financial advisors; and

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  the absence of a material adverse effect.

        "Material adverse effect" means, with respect to GenVec or Diacrin, as the case may be, any material adverse change, event, circumstance or development with respect to, or material adverse effect on (1) the condition (financial or otherwise), results of operations, business, assets, liabilities or capitalization of GenVec, Diacrin or Diacrin's subsidiary, taken as a whole or (2) on the ability of GenVec or Diacrin to complete the merger.

        Material adverse effect does not include (1) the impact of changes in laws, regulations, accounting rules or interpretations thereof after April 14, 2003, (2) the impact of changes in general economic and/or general financial market conditions, (3) expenses incurred in connection with the merger, (4) actions or omissions of GenVec or Diacrin taken with the prior written consent of the other party in contemplation of the merger and (5) changes resulting from the announcement and performance of the merger; provided, that variations in operating results from internal projections and continued incurrence of losses in the ordinary course of business shall not by themselves constitute a material adverse effect.

Covenants; Conduct of Business Pending the Merger

        Under the terms of the merger agreement, GenVec and Diacrin have agreed to use commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any persons necessary or desirable for the consummation of the merger including obtaining the requisite approvals of GenVec's or Diacrin's respective stockholders. Neither of GenVec nor Diacrin may take any action that would substantially impair the prospects of completing, or would materially delay, the merger or that would adversely affect the desired income tax consequences of the merger.

        The merger agreement provides that each of GenVec and Diacrin will use commercially reasonable efforts to preserve its properties, business and relationships with customers, employees and others and to carry on its respective business in the usual, regular and ordinary course. In addition, neither GenVec nor Diacrin may, without the prior written consent of the other party, except as otherwise provided in the merger agreement, take the following actions:

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  issue any shares of its capital stock, other than in connection with the exercise of outstanding options and warrants;

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  incur additional indebtedness;

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  sell or otherwise dispose of any material assets, acquire any materials assets or make capital expenditures in excess of $25,000 on any instance or $100,000 in the aggregate;

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  increase the compensation or fringe benefits of its directors, officers or employees except in a manner consistent with past practice; or

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  declare or pay any dividends or other distributions on capital stock.

No Solicitation

        The merger agreement provides that neither GenVec nor Diacrin will authorize or permit any of its officers, directors, employees or agents to, directly or indirectly, solicit, initiate or encourage any inquiries relating to, or the making of, any proposal which constitutes a "takeover proposal" (as defined below) or, except to the extent required for the discharge of fiduciary duties, recommend or endorse any takeover proposal, participate in any discussions or negotiations, provide third parties with any non-public information relating to any such inquiry or proposal or otherwise facilitate any effort to make or implement a takeover proposal with respect to GenVec or Diacrin. The boards of directors of each of GenVec and Diacrin, however, are permitted to communicate information about any takeover proposal to its stockholders if, in the judgment of the boards of directors (after consultation with outside counsel), such communication is required under applicable law.

        A "takeover proposal" is any tender or exchange offer, proposal for merger, consolidation or other business combination involving GenVec or Diacrin or its subsidiary or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, GenVec or Diacrin or its subsidiary, other than the transactions contemplated or permitted by the merger agreement.

        The merger agreement requires GenVec and Diacrin to immediately notify the other party if any such inquiries or takeover proposals are received by, or any such information is requested from, or any such negotiations are sought to be initiated or continued with, either Diacrin or GenVec, respectively, such party will promptly notify the other party in writing of the relevant details of the takeover proposal.

Conditions to Completing the Merger; Waiver

        The obligations of GenVec and Diacrin to complete the merger are subject to the satisfaction of each of the conditions described below, which may not be waived by GenVec or Diacrin:

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  adoption of the merger agreement and approval of the merger by the stockholders of GenVec at its annual meeting and by the stockholders of Diacrin at its special meeting;

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  receipt of all applicable regulatory approvals in connection with the merger;

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  the effectiveness of the registration statement, of which this document forms a part, and the absence of any stop order or threatened or pending proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement;

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  receipt of all applicable state securities or "Blue Sky" authorizations; and

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  the absence of any court or agency order prohibiting the merger.

        Unless waived by Diacrin, its obligation to complete the merger is subject to the satisfaction of the following additional conditions:

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  GenVec's representations and warranties being true and correct both as of the date of the merger agreement, except to the extent that the representations and warranties are made as of a particular date, in which case they will be true and correct as of such date, and as of the effective date of the merger, except (a) to the extent that the representations and warranties are made as of a particular date, in which case they will be true and correct as of such date, (b) for changes contemplated by the merger agreement and (c) where the failure to be correct individually or in the aggregate has not had, and is not reasonably likely to have, a material adverse effect on GenVec;

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  GenVec's performance in all material respects of all of its obligations under the merger agreement;

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  GenVec's having obtained all consents set forth in the merger agreement and any other consents from third parties related to the consummation of the merger, where the failure to obtain such a consent would reasonably be expected to have a material adverse effect on GenVec;

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  Diacrin's receipt of a certificate from GenVec certifying the accuracy of its representations and warranties, performance of its obligations under the merger agreement and the receipt of all material consents from third parties; and

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  Diacrin's having received the tax opinion described in "Summary of Material Federal Income Tax Consequences."

        Unless waived by GenVec, its obligation to complete the merger is subject to the satisfaction of the following additional conditions:

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  Diacrin's representations and warranties being true and correct both as of the date of the merger agreement, except to the extent that the representations and warranties are made as of a particular date, in which case they will be true and correct as of such date, and as of the effective date of the merger, except (a) to the extent that the representations and warranties are made as of a particular date, in which case they will be true and correct as of such date, (b) for changes contemplated by the merger agreement and (c) where the failure to be correct individually or in the aggregate has not had, and is not reasonably likely to have, a material adverse effect on Diacrin;

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  Diacrin's performance in all material respects of all of its obligations under the merger agreement;

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  Diacrin's having obtained all consents set forth in the merger agreement and any other consents from third parties related to the consummation of the merger, where the failure to obtain such a consent would reasonably be expected to have a material adverse effect on Diacrin;

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  GenVec's receipt of a certificate from Diacrin certifying the accuracy of its representations and warranties, performance of its obligations under the merger agreement and the receipt of all material consents from third parties; and

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  GenVec's having received the tax opinion described in "Summary of Material Federal Income Tax Consequences."

        Except with respect to any required stockholder approval, GenVec and Diacrin, respectively, may at any time, whether before or after approval of the merger agreement by the stockholders of Diacrin or GenVec, extend the time for the performance of any of the obligations or other acts of Diacrin, on the one hand, or GenVec, on the other hand, and may waive any inaccuracies in the representations or warranties made by the other party, compliance with any of the covenants, undertakings or agreements of such party, or satisfaction of any of the conditions precedent to its obligations, or the performance by such other party of any of its obligations set out in the merger agreement. No waiver executed after approval of the stockholders of Diacrin or GenVec may change the number of shares of GenVec common stock into which shares of Diacrin common stock will be converted pursuant to the merger. Certain conditions to the consummation of the merger cannot be waived as a matter of law, including the existence of an effective registration statement, the absence of a government order enjoining or prohibiting consummation of the merger or any other transaction contemplated by the merger agreement and the receipt of any required "Blue Sky" permits or other authorizations.

Termination of Merger Agreement

        The merger agreement may be terminated, either before or after approval by the stockholders of GenVec and Diacrin, in the following circumstances:

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  by mutual consent in writing of GenVec and Diacrin;

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  by either party if the other party has breached any covenant or agreement or representation or warranty contained in the merger agreement, such breach has not been cured as permitted by the merger agreement and the merger agreement entitles the non-breaching party to refuse to consummate the merger as a result of the breach;

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  by either party if a court or agency has issued a final, nonappealable order prohibiting the merger;

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  by either party if the stockholders of GenVec or Diacrin do not approve the merger, so long as the terminating party is not itself in breach under the merger agreement;

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  by either party if the closing has not occurred by September 30, 2003, so long as the failure to close is not due to the failure of the terminating party to comply with its covenants and agreements in the merger agreement;

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  by either party if the board of directors of the other party withdraws or modifies its recommendation of the merger or resolves to do so;

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  by either party if the board of directors of the other party recommends or enters into an agreement to accept a competing takeover proposal;

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  by either party if the other party does not include the board of directors' recommendation in favor of the merger in the joint proxy statement/prospectus;

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  by either party if the board of directors of the other party fails to reaffirm in writing its recommendation in favor of the merger within five days after a request has been made by such party;

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  by either party if the notice calling for the stockholders' meeting of the other party has not been mailed by September 2, 2003;

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  by either party if the other party has intentionally breached its "no-shop" obligation; or

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  by either party if a tender or exchange offer for 25% or more of the other party's outstanding capital stock is commenced and the board of directors fails to recommend against the acceptance of such offer.

Expenses; Termination Fee

        Whether or not the merger is consummated, expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring those expenses, except that each of GenVec and Diacrin will bear 50% of the costs associated with the printing and mailing of this joint proxy statement/prospectus. Nevertheless, if either party intentionally breaches any representation, warranty, covenant or agreement in the merger agreement in any material respect and the non-breaching party terminates the merger agreement, the breaching party will bear all of the costs and expenses of the other party so long as the other party is not also in material breach of its representations, warranties, covenants and agreements.

        Diacrin will be required to pay GenVec the termination fee in the amount of $1,200,000 if GenVec terminates the merger agreement for any of the following reasons:

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  the Diacrin board of directors withdraws, modifies or changes its recommendation of the merger or resolves to do so;

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  the Diacrin board of directors recommends a competing takeover proposal or resolves to do so or enters into a letter of intent to accept any competing takeover proposal;

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  Diacrin does not include the board of directors' recommendation in favor of adoption of the merger agreement and approval of the merger in this joint proxy statement/prospectus;

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  the Diacrin board of directors does not reaffirm its recommendation in favor of adoption of the merger agreement and approval of the merger within five days of a request by GenVec;

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  Diacrin's stockholders' meeting is not called by September 2, 2003;

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  Diacrin has intentionally breached its "no-shop" obligation; or

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  a tender offer or exchange offer for 25% or more of Diacrin's outstanding capital stock is commenced and the Diacrin board of directors fails to recommend against the acceptance of such tender offer.

        In addition, Diacrin will be required to pay to GenVec the termination fee of $1,200,000 if either GenVec or Diacrin terminates the merger agreement under the following circumstances:

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  the stockholders of Diacrin do not adopt the merger agreement and approve the merger at their special meeting;

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  prior to the Diacrin special meeting, a competing takeover proposal with respect to Diacrin shall have been announced publicly; and

  •
  the transaction that is the subject of the competing takeover proposal is completed within 12 months after the termination of the merger agreement or an agreement with respect to such takeover proposal is entered into within 12 months and the transaction is completed within 18 months after termination of the merger agreement.

        GenVec will be required to pay Diacrin the termination fee of $1,200,000 if Diacrin terminates the merger agreement for any of the following reasons:

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  the GenVec board of directors withdraws, modifies or changes its recommendation of the merger or resolves to do so;

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  the GenVec board of directors recommends a competing takeover proposal or resolves to do so or enters into a letter of intent to accept any competing takeover proposal;

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  GenVec does not include the board of directors' recommendation in favor of adoption of the merger agreement and approval of the merger in this joint proxy statement/prospectus;

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  the GenVec board of directors does not reaffirm its recommendation in favor of adoption of the merger agreement and approval of the merger within five days of a request by Diacrin;

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  GenVec's stockholders' meeting is not called by September 2, 2003;

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  GenVec has intentionally breached its "no-shop" obligation; or

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  a tender offer or exchange offer for 25% or more of GenVec's outstanding capital stock is commenced and the GenVec board of directors fails to recommend against the acceptance of such tender offer.

        In addition, GenVec will be required to pay Diacrin the termination fee $1,200,000 if either GenVec or Diacrin terminates the merger agreement under the following circumstances:

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  the stockholders of GenVec do not adopt the merger agreement and approve the merger at their annual meeting;

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  prior to the GenVec annual meeting, a competing takeover proposal with respect to GenVec shall have been announced publicly; and

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  the transaction that is the subject of the competing takeover proposal is completed within 12 months after the termination of the merger agreement or an agreement with respect to such takeover proposal is entered into within 12 months and the transaction is completed within 18 months after termination of the merger agreement.

Amendment of Merger Agreement

        The merger agreement may be amended by the parties at any time before or after GenVec and Diacrin stockholders adopt the merger agreement and approve the merger prior to the effective date of the merger. Any amendment must be approved by the respective boards of directors or other authorized officers of GenVec and Diacrin.

        Once the stockholders of GenVec and Diacrin have approved the merger, however, the parties may not amend the merger agreement in a manner that would change the number of shares of GenVec common stock Diacrin's stockholders will be entitled to receive upon conversion of their common stock on the effective date.

Restrictions on Resales by Affiliates; Registration Rights

        GenVec has registered under the Securities Act the shares of GenVec common stock issuable to Diacrin stockholders upon completion of the merger. Consequently, these shares of GenVec common stock may be traded freely and without restriction by those Diacrin stockholders who are not affiliates of Diacrin, as that term is defined under the Securities Act. An affiliate of Diacrin is a person who controls, is controlled by, or is under common control with, Diacrin.

        Any post-merger sale of shares received in the merger by a Diacrin affiliate will require:

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  the further registration under the Securities Act of the GenVec common stock to be transferred;

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  compliance with the resale provisions of Rule 145(d) under the Securities Act; or

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  the availability of another exemption from registration under the Securities Act.

        GenVec and Diacrin expect these restrictions to apply to the directors and officers of Diacrin, as well as certain holders of 10% or more of Diacrin's outstanding common stock immediately prior to the effective date of the merger.

        GenVec has agreed that it will file and use its best efforts to have declared effective a resale shelf registration statement permitting each Diacrin affiliate who would hold more than 1% of the outstanding capital stock of GenVec immediately upon completion of the merger to publicly resell their shares of GenVec common stock without regard to the restrictions imposed by Rule 145 under the Securities Act. GenVec has agreed to maintain effective such shelf registration statement until the restrictions imposed by Rule 145 no longer apply to such Diacrin affiliates.

Effective Date of the Merger

        The closing of the merger will take place (a) on the business day after all conditions to the merger set forth in the merger agreement are fulfilled or validly waived, or (b) at such other time as GenVec and Diacrin may agree in writing. The parties currently expect to complete the merger during the third quarter of 2003. A certificate of merger will be filed with the Secretary of State of the State of Delaware on the closing date, at which time the merger will become effective.

Board of Directors, Management and Operations After the Merger

  Board of Directors

        Under the terms of the merger agreement, GenVec has agreed to take such actions as may be necessary to cause the number of directors comprising the full GenVec board immediately prior to or at the effective date of the merger to be nine. Upon completion of the merger, GenVec's board of directors will be comprised of Paul H. Fischer, Ph.D., Barbara Hackman Franklin, Wayne T. Hockmeyer, Ph.D., William N. Kelley, M.D., and Harold R. Werner, who are currently directors of GenVec, and Thomas H. Fraser, Ph.D., Zola P. Horovitz, Ph.D., Stelios Papadopoulos, Ph.D., and Joshua Ruch, who are currently directors of Diacrin. These directors will be divided into the following classes:

Term Expiring 2004	Term Expiring 2005	Term Expiring 2006
Zola P. Horovitz, Ph.D.	Barbara Hackman Franklin	Paul H. Fischer, Ph.D.
William N. Kelley, M.D.	Stelios Papadopoulos, Ph.D.	Thomas H. Fraser, Ph.D.
Harold R. Werner	Joshua Ruch	Wayne T. Hockmeyer, Ph.D.

        A vote by GenVec's stockholders FOR the adoption of the merger agreement, approval of the merger and the transactions contemplated by the merger agreement is a vote to elect the directors for the terms described above. For more information about these individuals, see "Information About GenVec—Executive Officers of GenVec" and "Information About Diacrin—Directors and Executive Officers of Diacrin."

        If, prior to the completion of the merger, any of the current GenVec directors set forth above is unable or unwilling to serve as a director of the combined company, GenVec will be entitled to designate a replacement to serve in his or her place, provided such individual is reasonably acceptable to Diacrin. If, prior to the completion of the merger, any of the current Diacrin directors set forth above is unable or unwilling to serve as a director of the combined company, Diacrin will be entitled to designate a replacement to serve in his place, provided such individual is reasonably acceptable to GenVec.

        For a period of three years following the effective date of the merger,

  •
  if a vacancy occurs with respect to any position previously held by a director designated by GenVec, the remaining directors designated by GenVec will be entitled to designate a replacement to serve in his or her place;

  •
  if a vacancy occurs with respect to any position previously held by a director designated by Diacrin, the remaining directors designated by Diacrin will be entitled to designate a replacement to serve in his or her place;

  •
  when the term of office of any director designated by GenVec expires, the remaining directors designated by GenVec then in office will be entitled to designate the individual to be nominated for election to fill his or her vacancy; and

  •
  when the term of office of any director designated by Diacrin expires, the remaining directors designated by Diacrin then in office will be entitled to designate the individual to be nominated for election to fill his or her vacancy.

        GenVec's board of directors has approved and adopted an amendment to GenVec's amended and restated by-laws, to be effective when the merger is completed, to implement these terms.

        The merger agreement also provides that, upon completion of the merger, GenVec will enter into a consulting agreement with Dr. Fraser providing for Dr. Fraser to serve as Chairman of GenVec's board of directors. Under the terms of the consulting agreement, Dr. Fraser will devote approximately 20% of his working time to the business and affairs of GenVec (including time spent in his capacity as a director of GenVec). For his services, Dr. Fraser will be paid an annual consulting fee of $30,000 plus customary compensation for his services as a director and as Chairman of GenVec's board of directors. During 2002, the fee paid by GenVec to its Chairman of the Board consisted of $4,000 for each board meeting attended, $1,000 for each committee meeting attended, $6,000 per quarter as a retainer and an option to purchase 22,500 shares of GenVec common stock.

  Management

        Dr. Fischer will continue to serve as Chief Executive Officer of GenVec following completion of the merger. The other executive officers of GenVec will continue in their respective positions following completion of the merger.

  Operations

        GenVec and Diacrin believe that the merger will allow the combined company to develop and ultimately commercialize innovative therapeutic products intended to treat serious and life-threatening diseases by combining GenVec's current product pipeline, process development and growing vaccine development program with Diacrin's current product pipeline and technology, manufacturing expertise and facilities and financial resources. GenVec and Diacrin believe that the combined company's larger and more diversified product pipeline, including (1) GenVec's current lead product candidate, TNFerade™, which is currently in Phase II clinical trials for pancreatic and esophageal cancer, (2) a combined cardiology program comprised of GenVec's BIOBYPASS® for severe coronary artery disease and Diacrin's cell therapy program for cardiac disease, and (3) AdPEDF, GenVec's product candidate for preventing vision loss from macular degeneration, currently in Phase I clinical trials, coupled with the combined company's significant cash resources, will attract partners in the development of these and new therapeutic products.

        GenVec and Diacrin expect that the combined company's anticipated cash and investment position of approximately $45 million at December 31, 2003, which is expected to be sufficient to fund its operations through mid-2006, will enable the combined company to complete Phase II trials and initiate Phase III testing of its lead oncology product candidate, TNFerade™, continue the growth of GenVec's vaccine program and help to facilitate the continued development of the combined company's other product candidates through new strategic partnerships and collaborations.

        GenVec and Diacrin believe that the combined company will be able to utilize Diacrin's existing manufacturing expertise and facilities to produce clinical trial material for the combined company, enabling it to expand GenVec's existing vaccine business and resulting in greater efficiency and control over the development and production of its product and vaccine candidates.

Interests of Certain Persons in the Merger

  General

        In considering the recommendations of the GenVec board and the Diacrin board, you should be aware that some of GenVec's and Diacrin's executive officers and directors have interests in the merger that are or may be considered different from, or in addition to, the interests of their stockholders generally. These interests are more fully described below.

        Each of the GenVec board and the Diacrin board was aware of and considered these interests when it approved the merger agreement and the merger. We summarize below the material interests of GenVec's and Diacrin's directors and executive officers in the merger.

  Existing GenVec Change in Control Agreements

        On October 15, 2002, GenVec entered into change in control agreements with certain of its senior executive officers. The merger will constitute a "change of control" for purposes of all of the change in control agreements. The material terms of all of these agreements are described below.

        The terms of the change in control agreement with Paul H. Fischer provide that, if he is terminated other than for cause or due to his death or disability or resigns for good reason in connection with a change of control of GenVec, he is entitled to (i) a severance payment based on 24 months salary and bonus; (ii) an additional pro rata payment based on his highest annual salary in the past year and his highest bonus amount in the past three years; (iii) a bonus applicable to the preceding fiscal year, if not yet paid; and (iv) continuation of life and health insurance benefits for a period of 24 months. Dr. Fischer has waived his right to receive these benefits if he resigns within one year after the merger has been completed solely on the basis that he believes he can no longer effectively carry out his duties. If Dr. Fischer otherwise terminates his employment with GenVec for "good reason" or GenVec terminates his employment without cause within 24 months of the completion of the merger, Dr. Fischer would be entitled to receive these benefits. GenVec is also obligated to provide a "gross-up payment" in connection with taxes due on such benefits. If Dr. Fischer should die while entitled to any payments or benefits under this agreement, such payments and benefits are payable to Dr. Fischer's heirs or estate.

        The terms of GenVec's change in control agreement with Jeffrey W. Church, Chief Financial Officer of GenVec, are identical to the terms of the agreement GenVec entered into with Dr. Fischer, as described above, except that under Mr. Church's change in control agreement his severance payment is based on, and he is entitled to continuation of health and life insurance benefits for, 18 months instead of 24 months. Mr. Church has also waived his right to receive these benefits if he resigns within one year after the merger has been completed solely on the basis that he believes he can no longer effectively carry out his duties. If Mr. Church otherwise terminates his employment with GenVec for "good reason" or GenVec terminates his employment without cause within 24 months of the completion of the merger, Mr. Church would be entitled to receive his change of control agreement benefits. GenVec is also obligated to provide a "gross-up payment" in connection with taxes due on such benefits.

  Interests in GenVec Common Stock and Common Stock Options

        As of the record date for GenVec's annual meeting, GenVec's executive officers, directors and affiliates beneficially owned an aggregate of approximately 4.2 million shares of GenVec common stock, entitling them to exercise approximately 18.1% of the voting power of GenVec common stock entitled to vote at the GenVec annual meeting. The closing of the merger is conditioned upon the affirmative vote of at least a majority of the outstanding shares of GenVec common stock voting to adopt the merger agreement and approve the merger.

        As of July 16, 2003, the following directors and officers of GenVec held vested and unvested options to acquire GenVec common stock under the GenVec Amended and Restated 1993 Stock Incentive Plan, the 2002 Stock Incentive Plan and the 2000 Director Option Plan. Consummation of the merger will cause unvested options issued under the Amended and Restated 1993 Stock Incentive Plan and the 2000 Director Option Plan to fully accelerate. In addition, unvested options issued to directors under the 2002 Stock Incentive Plan will fully accelerate upon completion of the merger.

        The table below sets forth the number of shares of GenVec common stock that are subject to outstanding options held by its executive officers and directors that will be accelerated as a result of the merger and the value those options would have upon completion of the merger if the market price of

GenVec common stock were $2.20, the last reported sale price of GenVec common stock on July 16, 2003.

Name and Position	Number of Option Shares(1)(2)(3)	Value of Unvested Options(3)(4)
Paul H. Fischer, Chief Executive Officer and Director	46,668	$-0-
Jeffrey W. Church, Chief Financial Officer, Treasurer and Corporate Secretary	13,003	-0-
C. Richter King, Ph.D., Vice President, Research	17,383	-0-
David W. Robinson, Vice President, Commercial Development	-0-	-0-
Robert S. Tenerowicz, Vice President, Process Development and Clinical Supplies	13,562	-0-
Herbert J. Conrad, Chairman of the Board of Directors	20,000	-0-
Barbara Hackman Franklin, Director	20,000	-0-
Wayne T. Hockmeyer, Ph.D., Director	11,500	-0-
William N. Kelley, M.D., Director	15,000	-0-
John H. Landon, Director	15,000	3,000
Louis M. Sherwood, M.D., Director	15,000	-0-
Harold R. Werner, Director	-0-	-0-
Wendell Wierenga, Ph.D., Director	16,250	-0-
David P. Wright, Director	-0-	-0-

(1)
Includes number of shares subject to unvested stock options that will accelerate if the merger is completed.

(2)
Excludes shares subject to unvested stock options issued to GenVec executives under the 2002 Stock Incentive Plan which will not accelerate immediately upon completion of the merger. These options will, however, accelerate in the event that the executive is terminated without cause or resigns for good reason within two years after the merger is completed.

(3)
Value of unvested options is based on the closing price of $2.20 of GenVec common stock on the NASDAQ National Market on July 16, 2003.

(4)
The aggregate value of unvested options held by GenVec officers and directors to be accelerated upon completion of the merger will be $3,000.

  Diacrin Severance Arrangements

        Pursuant to an offer letter, dated February 6, 1990, between Diacrin and Thomas H. Fraser, Ph.D., Diacrin agreed to pay Dr. Fraser six months severance in the event of the involuntary termination of Dr. Fraser's employment with Diacrin. Upon consummation of the merger, at which point Dr. Fraser will cease to be an employee of Diacrin, Dr. Fraser will receive a payment of approximately $175,000 pursuant to this agreement.

        Pursuant to Diacrin's base severance policy for all employees, which was adopted in March 2003, Mr. Egan and Mr. Kerrigan are entitled to receive severance benefits if their employment is terminated without cause by Diacrin. The severance payment would be equal to one week of pay for each year of service, with a minimum of two weeks and a maximum of 12 weeks of pay, plus an additional three months of severance pay. These payments would amount to $95,000 in the case of Mr. Egan and $36,000 in the case of Mr. Kerrigan.

  Section 16b-3 Exemption

        Certain officers and directors of Diacrin will, upon consummation of the merger, become executive officers and/or directors of GenVec and, accordingly will be "reporting persons" of GenVec for the purposes of Section 16 of the Exchange Act. Accordingly, the board of directors of GenVec has passed a resolution exempting, under Rule 16b-3 promulgated under the Exchange Act, GenVec's issuance of GenVec common stock and assumption of outstanding options to purchase Diacrin common stock in connection with the merger.

  Interests in Diacrin Common Stock and Common Stock Options

        As of the record date for Diacrin's special meeting, Diacrin's executive officers, directors and affiliates beneficially owned an aggregate of approximately 7.0 million shares of Diacrin common stock, entitling them to exercise approximately 39.6% of the voting power of Diacrin common stock entitled to vote at the Diacrin special meeting. The closing of the merger is conditioned upon at least a majority of the outstanding shares of Diacrin common stock voting to adopt the merger agreement and approve the merger.

        HealthCare Ventures II, L.P., HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P., Thomas H. Fraser, Ph.D., Zola P. Horovitz, Ph.D., Stelios Papadopoulos, Ph.D., Joshua Ruch, Laguna Vermogensverwaltung GmbH and Rho Management Trust II, in their capacity as stockholders and not directors, have entered into voting agreements pursuant to which they have agreed (1) not to sell a specified number of their shares of Diacrin common stock until the stockholders of GenVec and Diacrin have voted in favor of the adoption of the merger agreement and approval of the merger or the merger agreement has been terminated and (2) to vote a specified number of their shares of Diacrin common stock in favor of the adoption of the merger agreement and approval of the merger. Collectively, the shares of Diacrin common stock held by these stockholders and subject to the voting agreements represented approximately 35% of the outstanding shares of Diacrin common stock on June 26, 2003, the record date for the special meeting of Diacrin stockholders. These officers, directors and significant stockholders of Diacrin also agreed not to sell their shares of GenVec common stock (including shares delivered in exchange for Diacrin common stock upon completion of the merger) for a period of 120 days after the effective date of the merger.

        As of June 26, 2003, executive officers and directors of Diacrin held options to purchase a total of 735,000 shares of Diacrin common stock, at exercise prices ranging from $1.06 to $12.00 per share, of which 243,000 are unvested. GenVec will assume all Diacrin options outstanding at the effective date of the merger. The merger, if completed, will not cause acceleration of any outstanding Diacrin options.

  Registration Rights Granted to Affiliates

        GenVec has agreed to file and use its best efforts to have declared effective a resale registration statement permitting each Diacrin affiliate who will hold more than 1% of the outstanding capital stock of GenVec immediately upon completion of the merger to publicly resell shares of GenVec common stock without regard to the restrictions imposed by Rule 145 under the Securities Act. GenVec has also agreed to keep such resale registration statement effective until the restrictions imposed by Rule 145 no longer apply to such Diacrin affiliates. These Diacrin affiliates include the following executive officers and directors of Diacrin: John W. Littlechild, Joshua Ruch and Thomas H. Fraser. In the aggregate, GenVec has agreed to register 10,357,209 shares of GenVec common stock for resale by these Diacrin affiliates. Of the 10,357,209 shares of GenVec common stock that GenVec proposed to register for resale, in the aggregate a total of 6,854,462 shares of GenVec common stock will be owned by HealthCare Ventures funds after completion of the proposed merger. Specifically, HealthCare Ventures II, L.P. will own 4,887,911 shares of GenVec common stock, HealthCare Ventures III, L.P. will own 1,520,144 shares of GenVec common stock and HealthCare Ventures IV, L.P. will own 446,407 shares of GenVec common stock.

  Indemnification and Insurance

        GenVec and Diacrin have agreed that, to the fullest extent permitted under applicable law, following the merger, GenVec will indemnify and hold harmless each present and former director and officer of Diacrin and its subsidiary against any costs or expenses (including advancing reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation based on, arising out of or pertaining to matters existing or occurring on or prior to the effective date of the merger. Persons eligible for indemnification are referred to in this document as the "indemnified parties."

        GenVec has agreed that, for a period of up to six years after the effective date of the merger, it will cause directors and officers of Diacrin on or before the effective date of the merger to be covered by GenVec's existing directors' and officers' liability insurance policy or a substitute policy having at least the same coverage and containing terms and conditions that are not materially less favorable than Diacrin's existing directors' and officers' liability insurance policy. GenVec will not, however, be required to pay annual premiums in excess of $500,000 for such coverage.

  Dr. Fraser Consulting Agreement

        GenVec has agreed that, upon completion of the merger, it will enter into a consulting agreement with Dr. Thomas H. Fraser providing for Dr. Fraser to serve as Chairman of GenVec's Board of Directors and as a part-time consultant to GenVec. Under the terms of the consulting agreement, Dr. Fraser will devote approximately 20% of his working time to the business and affairs of GenVec (including time spent in his capacity as a director of GenVec). For his services, Dr. Fraser will be paid an annual consulting fee of $30,000 plus customary compensation for his services as a director and as Chairman of GenVec's Board of Directors. During 2002, the fee paid by GenVec to its current Chairman of the Board of Directors consisted of $4,000 for each board meeting attended, $1,000 for each committee meeting attended, $6,000 per quarter as a retainer and an option to purchase 22,500 shares of GenVec common stock.

  New GenVec Directors

        Following completion of the merger, current Diacrin directors Zola P. Horovitz, Stelios Papadopoulos and Joshua Ruch will serve on the GenVec board of directors. During 2002, each GenVec non-employee director received $2,000 per board meeting attended, $1,000 per committee meeting attended after April 19, 2002 and $3,000 per quarter as a retainer.

  Managing Director of Financial Advisor

        Dr. Stelios Papadopoulos, a member of the Diacrin board of directors, is a Managing Director of SG Cowen Securities Corporation, which served as Diacrin's financial advisor in connection with the merger. If the merger is completed, Diacrin has agreed to pay SG Cowen Securities Corporation a transaction fee of $900,000. Diacrin has already paid SG Cowen a $500,000 fee for rendering its opinion, which will be credited against the $900,000 transaction fee. In addition, Diacrin agreed to reimburse SG Cowen Securities Corporation for all out-of-pocket expenses, including legal fees, incurred in connection with the services it provides to Diacrin in connection with the merger and has agreed to indemnify SG Cowen Securities Corporation against certain liabilities, including liabilities arising under federal securities laws. Dr. Papadopoulos participated in Diacrin's board deliberations regarding the merger. Dr. Papadopoulos was not involved in the preparation of SG Cowen's fairness opinion.

  HealthCare Ventures Stock Ownership

        HealthCare Ventures LLC, and its affiliated entities, are significant stockholders in both GenVec and Diacrin. As of March 31, 2003, HealthCare Ventures, and its affiliated entities, owned 3,582,000 shares of GenVec common stock (or approximately 16% of GenVec's outstanding common stock) and 4,482,385 shares of Diacrin common stock (or approximately 25% of Diacrin's outstanding common stock). For additional information, see "Information about Diacrin—Security Ownership of Certain Beneficial Owners and Management."

        Mr. Harold R. Werner, a member of GenVec's board of directors, is a cofounder of HealthCare Ventures and a general partner of several HealthCare Venture funds. Mr. Werner did not participate in any GenVec board of directors or finance committee discussions regarding a potential merger of GenVec and Diacrin. Mr. John W. Littlechild, a member of Diacrin's board of directors and a general partner of several HealthCare Venture funds, recused himself from all deliberations of the board of directors of Diacrin regarding the merger.

        Rho Management Trust II, which owned 8.9% of Diacrin's outstanding capital stock as of March 31, 2003, is a limited partner of various HealthCare Venture funds. As of March 31, 2003, Rho also held approximately 18.7% and 53.7% of the outstanding limited partnership interests of each of HealthCare Ventures IV, L.P. and HealthCare Ventures III, L.P., respectively, each of which own shares of Diacrin common stock and approximately 9.6% and 1.3% of the outstanding limited partnership interests of HealthCare Ventures V and HealthCare Ventures VI, respectively, each of which own shares of GenVec Common Stock. Joshua Ruch, a member of Diacrin's board of directors, is a controlling person of Rho.

Delisting and Deregistration of Diacrin Common Stock after the Merger

        If the merger is completed, Diacrin common stock will be delisted from the NASDAQ National Market and will be deregistered under the Securities Exchange Act of 1934.

Accounting Treatment of the Merger

        GenVec intends to account for the merger under the purchase method of accounting for business combinations.

        For purposes of preparing the combined company's consolidated financial statements, the combined company will establish a new accounting basis for Diacrin's assets and liabilities based upon their fair values as of the effective date of the merger, the merger consideration and the costs of the merger. The results of the preliminary determination indicate an excess of fair value of net tangible and identifiable intangible assets of Diacrin over the cost, thus creating negative goodwill. In accordance with Statement of Financial Accounting Standards No. 141 (referred to as SFAS No. 141), this negative goodwill has been recognized as an extraordinary gain. Pursuant to SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill will no longer be subject to amortization over its estimated useful life. Rather, goodwill will be subject to at least annual assessment for impairment based on a fair value test. Identifiable intangible assets with finite lives will be amortized over those lives. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. The combined company will determine the fair value of Diacrin's assets and liabilities and will make appropriate business combination accounting adjustments. However, for purposes of disclosing pro forma information in this joint proxy statement/prospectus, the combined company has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the merger.

SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material United States federal income tax consequences of the merger to a holder of Diacrin common stock. This discussion is based on laws, regulations, rulings and judicial decisions as they exist on the date of this document. These authorities are all subject to change and any such change may be made with retroactive effect.

        The federal income tax laws are complex and the tax consequences of the merger can vary depending upon each stockholder's individual circumstances or tax status. This discussion is not a complete description of the United States federal income tax consequences of the merger. Moreover, some stockholders such as foreign persons, traders in securities, financial institutions, tax-exempt organizations, insurance companies, persons who hold shares of Diacrin common stock in an individual retirement account or similar tax-favored account, persons who acquired shares of Diacrin common stock pursuant to the exercise of employee stock options or rights or otherwise as compensation, persons subject to the alternative minimum tax provisions of the Internal Revenue Code, and persons who acquired Diacrin common stock as part of a hedge, straddle, conversion or other risk reduction or constructive sale transaction, may be subject to special rules. In addition, this discussion does not address any of the state, local or foreign tax consequences of the merger.

        Because of the complexities of the tax laws, each Diacrin stockholder is urged to consult a tax advisor regarding the federal, state, local, foreign and other tax consequences of the merger in light of the particular circumstances of such stockholder.

Tax Opinions

        In connection with the filing with the Securities and Exchange Commission of the registration statement of which this document is a part, Arnold & Porter, special counsel to GenVec, and Hale and Dorr LLP, special counsel to Diacrin, have delivered opinions to their respective clients to the effect that, based on facts and representations provided to such counsel and assumptions stated in the opinions, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligations of the parties to consummate the merger are conditional upon the receipt by GenVec and Diacrin of additional opinions of Arnold & Porter and Hale and Dorr LLP, respectively, each dated as of the effective date of the merger, to the same effect; namely, that, based on facts and representations provided to such counsel and assumptions stated in the opinions, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. No ruling will be requested from the Internal Revenue Service regarding the tax consequences of the merger.

        These tax opinions are and will be based on the representations made in letters that have been (and, in the case of the tax opinions to be rendered effective as of the date of the merger, will be) provided by GenVec and Diacrin to Arnold & Porter and Hale and Dorr LLP, the accuracy of which is critical to the conclusions stated in the tax opinions. Moreover, these tax opinions are not binding on the Internal Revenue Service, and none of these opinions would prevent the Internal Revenue Service from challenging the United States federal income tax treatment of the merger.

Federal Income Tax Consequences to Diacrin Stockholders

        The consequences of the merger being treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code are that, for federal income tax purposes:

  •
  No gain or loss will be recognized by stockholders of Diacrin upon the exchange of their Diacrin common stock solely for shares of GenVec common stock pursuant to the merger (except with respect to cash received instead of a fractional share interest in GenVec common stock).

  •
  Cash proceeds received by a stockholder of Diacrin instead of a fractional interest in GenVec common stock will be treated as though the fractional share had been received and then redeemed for cash. A stockholder of Diacrin who receives cash instead of a fractional share of GenVec common stock will recognize gain or loss equal to the difference between the cash received and the portion of the basis of the stockholder's shares of Diacrin common stock allocable to that fractional interest. This gain or loss generally will be capital gain or loss provided the Diacrin common stock was held by the stockholder as a capital asset, and generally will be long-term capital gain or loss if the holding period of the Diacrin common stock exchanged for a fractional share was more than one year as of the effective date of the merger. If however, the cash received has the effect of the distribution of a dividend with respect to a holder, part or all of the cash received may be treated as a dividend and as ordinary income.

  •
  The aggregate tax basis of the shares of GenVec common stock received by a Diacrin stockholder in the merger (including fractional shares deemed received and redeemed as described above) will be the same as the aggregate tax basis of the shares of Diacrin common stock surrendered by such stockholder for the GenVec common stock.

  •
  The holding period of the GenVec common stock received in the merger (including any fractional shares deemed received and redeemed as described above) by a former Diacrin stockholder will include the holding period of the Diacrin common stock surrendered by that stockholder in the merger for the GenVec common stock, provided the Diacrin common stock is held by that stockholder as a capital asset on the effective date of the merger.

  •
  Diacrin stockholders will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the stockholder's tax basis in the stockholder's Diacrin stock and a description of the GenVec stock received therefor. Diacrin stockholders are urged to consult their tax advisors with respect to this statement and any other tax reporting requirements.

Federal Income Tax Consequences to GenVec and GenVec Stockholders

        The consequence of the merger being treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code is that, for federal income tax purposes, neither GenVec nor those persons who are GenVec stockholders immediately prior to the merger will recognize gain or loss as a result of the merger.

DESCRIPTION OF GENVEC CAPITAL STOCK

        The following is a description of the material terms of GenVec capital stock. For the complete terms of GenVec's capital stock, please refer to GenVec's amended and restated certificate of incorporation and rights agreement.

Authorized and Outstanding Common Stock

        As of June 26, 2003, GenVec had 60,000,000 shares of common stock authorized, of which 22,938,639 shares were issued and outstanding. As of that date, 3,462,532 shares of GenVec common stock were subject to outstanding options and 577,646 shares of GenVec common stock were subject to outstanding warrants.

Listing

        GenVec's common stock is quoted on the NASDAQ National Market and traded under the symbol "GNVC."

Dividends

        GenVec's board of directors may authorize, and GenVec may make, distributions to GenVec's common stockholders, subject to any restriction in GenVec's amended and restated certificate of incorporation and to those limitations prescribed in GenVec's amended and restated by-laws. However, GenVec has never paid cash dividends on its common stock or any other securities. GenVec anticipates that it will retain all of its future earnings, if any, for use in the expansion and operation of its business and does not anticipate paying cash dividends in the foreseeable future.

Fully Paid and Non-Assessable

        All shares of GenVec's outstanding common stock are fully paid and non-assessable. Any additional shares of common stock that GenVec issues, including the shares issued in connection with the merger, will be fully paid and non-assessable.

Voting Rights

        Each share of GenVec's common stock is entitled to one vote in each matter submitted to a vote of stockholders. Stockholders are not entitled to cumulative voting in the election for directors. GenVec's stockholders may vote either in person or by proxy.

Preemptive, Liquidation and Other Rights

        Except as described below, holders of GenVec's common stock have no preemptive rights and have no other rights to subscribe for additional GenVec securities. The common stock does not have any conversion rights or rights of redemption. Upon a liquidation or dissolution of GenVec, all holders of GenVec's common stock are entitled to participate pro rata in GenVec's assets available for distribution, subject to the rights of any class of preferred stock then outstanding.

        The holders of shares of GenVec's common stock sold initially to HealthCare Ventures V, L.P. and HealthCare Ventures VI, L.P. in December 2001 have contractual preemptive rights with respect to securities issued by GenVec in certain offerings, including shares of GenVec's common stock and preferred stock, and warrants to purchase GenVec's common and preferred stock. HealthCare Ventures V and VI may transfer their preemptive rights in whole or in part to certain related parties, including their corporate parents, subsidiaries, general or limited partners or affiliates.

        HealthCare Ventures V and VI are not permitted to exercise their preemptive rights with regard to certain issuances of GenVec common stock, GenVec preferred stock and warrants to purchase GenVec common stock and preferred stock. Specifically, the issuance of shares of GenVec common stock to Diacrin's stockholders upon completion of the merger is not subject to such preemptive rights. Also, HealthCare Ventures V and VI may not exercise their preemptive rights with respect to issuances of GenVec common stock in connection with the compensation of GenVec employees and directors, public offerings and in connection with any stock split, stock dividend or recapitalization by GenVec. Further, HealthCare Ventures V and VI may not exercise their preemptive rights with respect to issuances of GenVec common stock and GenVec preferred stock and warrants to purchase GenVec common stock and preferred stock in connection with any equipment leasing arrangement or debt financing from a bank or similar financial institution, strategic transactions involving GenVec and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements.

Stockholder Action by Written Consent; Meetings

        GenVec's amended and restated certificate of incorporation prohibits stockholder action by written consent in lieu of a stockholder meeting unless expressly permitted in a resolution of the GenVec board of directors providing for the issuance of preferred stock.

        GenVec's amended and restated by-laws provide that GenVec must hold an annual meeting of stockholders. Special meetings of GenVec's stockholders may be called at any time only by GenVec's board of directors or president.

Staggered Board of Directors

        GenVec's board of directors is divided into three classes, the members of each of which serve for staggered three-year terms. GenVec's stockholders may elect only one-third of the directors each year. The classification of the GenVec board of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of GenVec.

Transfer Agent and Registrar

        American Stock Transfer & Trust Company is GenVec's transfer agent and registrar.

Rights Agreement

        On September 7, 2001, GenVec entered into a rights agreement with American Stock Transfer & Trust Company, pursuant to which the board of directors declared a dividend distribution of one "right" for each outstanding share of GenVec's common stock. The rights trade with, and are inseparable from, GenVec common stock until a distribution date occurs. Once the rights become exercisable, each right will allow its holder to purchase from GenVec one one-hundredth of a share of Series A Junior Participating Preferred Stock, at a purchase price of $50.00. This portion of a preferred share will give the stockholder approximately the same dividend, voting and liquidation rights as would one share of GenVec common stock. Prior to exercise, the rights do not give their holders any dividend, voting or liquidation rights.

        The rights only become exercisable on the earlier of: (a) the tenth day following a public announcement that a person or group of affiliated or associated persons, with certain exceptions, has become an acquiring person by beneficially owning 20% or more of the outstanding common stock of GenVec, or (b) the tenth business day after the date of a person's or group's commencement of a tender or exchange offer the consummation of which would result in that person or group becoming an acquiring person.

        Once a person or group becomes an acquiring person, the rights have the following "flip-in" and "flip-over" features:

  •
  Flip-In: If a person or group becomes an acquiring person, all holders of rights except the acquiring person may, for $50.00 per right, purchase shares of GenVec common stock with a market value of $100.00, based on the market price of the GenVec common stock prior to the acquisition.

  •
  Flip-Over: If GenVec is later acquired in a merger or similar transaction after a distribution date has occurred, all holders of rights except the acquiring person may, for $50.00 per right, purchase shares of the acquiring corporation with a market value of $100.00, based on the market price of the acquiring corporation's stock prior to such merger.

        Each one one-hundredth of a preferred share, once issued:

  •
  will not be redeemable;

  •
  will entitle holders to quarterly dividend payments of $0.01, or an amount equal to the dividend paid on one share of GenVec common stock, whichever is greater;

  •
  will entitle holders upon liquidation either to receive $1.00 plus accrued and unpaid dividends, or an amount equal to the payment made on one share of GenVec common stock, whichever is greater;

  •
  will have the same voting power as one share of GenVec common stock; and

  •
  if shares of GenVec common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a payment equal to the payment made on one share of GenVec common stock.

        The value of one one-hundredth of a preferred share should approximate the value of one share of GenVec common stock.

        GenVec may redeem the rights in whole, but not in part, at any time prior to the earlier of (a) the close of business on the tenth business day following the first date of public announcement by GenVec or an acquiring person that an acquiring person has become such, or (b) September 7, 2011, at a price of $0.01 per right. After the redemption period has expired, GenVec's right of redemption may be reinstated if an acquiring person reduces his beneficial ownership to less than 20% of the outstanding shares of GenVec common stock in a transaction or series of transactions not involving GenVec and there are no other acquiring persons.

        The terms of the rights agreement may be amended by the board of directors without the consent of the rights holders with the exception of certain economic terms of the rights. After a distribution date has occurred, the board of directors may not amend the rights agreement in any way that adversely affects the holders of the rights. In connection with the proposed merger with Diacrin, HealthCare Ventures is expected to acquire greater than 20% of the outstanding shares of GenVec common stock. To prevent HealthCare Ventures' and its affiliates' acquisition of GenVec common stock from triggering the rights agreement, GenVec's board approved an amendment to the rights agreement that would allow the merger to occur without triggering any distribution date or other adverse event under the rights agreement.

Description of Preferred Stock

        GenVec's amended and restated certificate of incorporation authorizes GenVec's board of directors, without further stockholder action, to provide for the issuance of up to 5,000,000 shares of preferred stock, in one or more classes or series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series. GenVec may, from time to time, amend its amended and restated certificate of incorporation to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of both a majority of the members of the board of directors then in office and a majority of the voting power of all of the shares of capital stock entitled to vote for directors, without a separate vote of the holders of preferred stock or any series thereof unless a separate vote of any such holder is otherwise required pursuant to the certificate or certificates of designations establishing a series of preferred stock.

        As of the date of this joint proxy statement/prospectus, GenVec has 5,000,000 shares of preferred shares authorized, but no shares of preferred stock outstanding. 600,000 shares of GenVec's authorized preferred stock have been designated as Series A Junior Participating Preferred Stock, which may be issued upon the occurrence of a triggering event under GenVec's rights agreement. If Proposal 2 relating the amendment to GenVec's amended and restated certificate of incorporation is approved by GenVec's stockholders at the GenVec annual meeting, the GenVec board of directors will increase GenVec's authorized preferred stock designated as Series A Junior Participating Preferred Stock to 1,000,000 shares.

COMPARISON OF RIGHTS OF HOLDERS OF
GENVEC COMMON STOCK AND DIACRIN COMMON STOCK

        The rights of GenVec and Diacrin stockholders are currently governed by the Delaware General Corporation Law, and the respective charters and by-laws of GenVec and Diacrin. Upon completion of the merger, Diacrin stockholders will become stockholders of GenVec and, as such, their rights will be governed by the Delaware General Corporation Law and GenVec's amended and restated certificate of incorporation and by-laws.

        The following description summarizes the material provisions and material differences that may affect the rights of stockholders of GenVec and stockholders of Diacrin. Diacrin stockholders are encouraged to review the full text of each of the GenVec certificate of incorporation, the GenVec by-laws, the Diacrin certificate of incorporation and the Diacrin by-laws.

        Diacrin stockholders should note that there are several provisions of GenVec's amended and restated certificate of incorporation and bylaws that are much more restrictive than the comparable provisions of Diacrin's current certificate of incorporation and bylaws with respect to stockholders' ability to change the composition of the board of directors and approve transactions the stockholders may believe are in their interests. In particular:

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  Diacrin stockholders are entitled to vote for all directors each year, and, thus, could change the entire board of directors in a single election of directors; GenVec has a classified board providing that only one-third of the GenVec board of directors is elected in any one year, and, thus, it would take three elections of directors for stockholders to change the entire board of directors and two elections of directors to change a majority of the board of directors. See "—Classified Board of Directors."

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  Diacrin directors may be removed, with or without cause, by a simple majority of outstanding capital stock entitled to vote in the election of directors; GenVec directors may only be removed for cause, by a vote of 80% of the outstanding capital stock entitled to vote in the election of directors. See "—Removal of Directors."

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  Diacrin stockholders holding a majority of the outstanding capital stock entitled to vote in the election of directors may call a special stockholders' meeting; GenVec stockholders are not entitled to call a special stockholders' meeting. See "—Special Stockholder Meetings." Thus, while Diacrin stockholders could call a special stockholders' meeting for purposes of removing directors or bringing a proposal to the other stockholders for a vote, GenVec stockholders do not have this power.

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  Diacrin stockholders are permitted to act by written consent in lieu of a meeting; GenVec stockholders may not act by written consent in lieu of a meeting. See "—Stockholder Action by Written Consent." Thus, while Diacrin stockholders could act by written consent to remove directors or approve a transaction, GenVec stockholders do not have this power.

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  Diacrin's certificate of incorporation and bylaws may generally be amended by a vote of a majority of the outstanding capital stock entitled to vote in the election of directors; with respect to provisions providing for the classified board, removal of directors, and other matters related to the board of directors, GenVec's certificate of incorporation and bylaws may be amended only by an 80% vote of the outstanding capital stock entitled to vote in the election of directors. See "—Amendments to Certificate of Incorporation" and "—Amendments to Bylaws."

        In addition, unlike Diacrin, GenVec has a stockholder rights plan (a so-called "poison pill"). See "—Rights Agreement."

        GenVec's amended and restated certificate of incorporation and bylaws provisions described above and the GenVec poison pill may have the effect of deterring unsolicited takeovers of GenVec or preventing changes in control of GenVec's board of directors and management, including transactions in which GenVec's stockholders might otherwise receive a premium for their shares over the then-market price. In addition, these provisions may limit the ability of GenVec stockholders to approve transactions that they may deem to be in their best interest.

Authorized Common Stock

        Under its amended and restated certificate of incorporation, GenVec is authorized to issue 60,000,000 shares of GenVec common stock, par value $0.001 per share, 22,938,639 shares of which were issued and outstanding and 70,950 shares of which were held in treasury as of June 26, 2003. In connection with the merger, GenVec will, subject to stockholder approval, amend its amended and restated certificate of incorporation to provide for the authority to issue up to 100,000,000 shares of its common stock.

        Diacrin is authorized by its amended and restated certificate of incorporation to issue 30,000,000 shares of Diacrin common stock, par value $0.01 per share, 18,082,449 shares of which were issued and outstanding as of June 26, 2003.

Authorized Preferred Stock

        Under its amended and restated certificate of incorporation, GenVec is authorized to issue, without stockholder approval, up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, none of which is issued or outstanding. As of June 26, 2003, 600,000 shares of GenVec's authorized preferred stock have been designated as Series A Junior Participating Preferred Stock, which may be issued upon the occurrence of a triggering event under GenVec's rights agreement. For more information on GenVec's rights agreement, see "Description of GenVec Capital Stock—Rights Agreement."

        Under its amended and restated certificate of incorporation, Diacrin is authorized to issue, without stockholder approval, up to 5,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, none of which is designated, issued or outstanding.

Voting Stock

        Each holder of GenVec common stock is entitled to one vote for each share held on all matters submitted to a vote of GenVec stockholders. GenVec's amended and restated certificate of incorporation prohibits cumulative voting.

        Each holder of Diacrin common stock is entitled to one vote for each share held on all matters submitted to a vote of Diacrin stockholders. Diacrin's amended and restated certificate of incorporation and its amended and restated by-laws prohibit cumulative voting.

Number of Directors

        The GenVec amended and restated by-laws provide that the GenVec board of directors shall consist of a number of directors fixed by the board, which number shall not be less than one. The GenVec board currently consists of ten directors. Pursuant to the merger agreement, GenVec has agreed, upon completion of the merger, to cause its board of directors to consist of nine directors, of which five members will be current GenVec directors and four members will be current Diacrin directors. For more information regarding the composition of GenVec's board of directors following the merger, see "Proposal 1—The Merger—Board of Directors, Management and Operations After the Merger—Board of Directors; Management."

        Diacrin's amended and restated by-laws provide that the Diacrin board of directors shall consist of three directors or such other number as the Diacrin board of directors may fix. The Diacrin board currently consists of five directors.

Classified Board of Directors

        GenVec's amended and restated certificate of incorporation provides for three classes of directors, with the classes being as nearly equal in number as reasonably possible. Directors serve for a period of three years, and one class is elected at each annual meeting.

        Neither Diacrin's amended and restated certificate of incorporation nor its by-laws provides for a classified board.

Quorum for Meetings of Directors

        GenVec's amended and restated by-laws provide that a majority of the total number of directors fixed in accordance with the provisions of the GenVec by-laws shall constitute a quorum at all meetings of the board of directors.

        Diacrin's amended and restated by-laws provide that a majority of the total number of directors present in person at any meeting of the board of directors shall constitute a quorum for the transaction of business. If one or more Diacrin directors are disqualified, then the quorum will be reduced by the number of disqualified directors; however, in no case shall less than one-third of the total number of directors constitute a quorum.

Removal of Directors

        GenVec's amended and restated certificate of incorporation provides that directors may be removed for cause by the affirmative vote of 80% of the voting power of all shares of capital stock entitled to vote at an election of directors, except as provided in a resolution of the board of directors providing for preferred stock with respect to directors elected by the holders of such preferred stock.

        Diacrin's amended and restated by-laws provide that directors may be removed with or without cause, at any time, by the holders of a majority of the shares then entitled to vote at an election of directors or by written consent of the stockholders.

Amendments to Certificate of Incorporation

        GenVec's amended and restated certificate of incorporation may be amended in any manner provided for by law. Except as provided in a resolution of the board of directors providing for preferred stock, any amendment, alteration or repeal of any provision of GenVec's amended and restated certificate of incorporation requires the affirmative vote of both a majority of the directors then in office and a majority of the voting power of all shares of capital stock entitled to vote generally in the election of directors, except that any amendment, alteration or repeal of Articles V (Stockholder Actions), VI (Board of Directors), XI (Amendment of By-laws), XII (Amendment of Certificate of Incorporation) and XIII (Severability) requires the affirmative vote of at least 80% of the voting power of all shares of capital stock entitled to vote generally in the election of directors.

        Diacrin's amended and restated certificate of incorporation may be amended in any manner provided for by law.

Filling Vacancies on the Board of Directors

        GenVec's amended and restated certificate of incorporation and amended and restated by-laws provide that any vacancies in the board may be filled by a majority of the remaining directors then in office, or by a sole director, even if less than a quorum. The amended and restated certificate of incorporation and amended and restated by-laws further provide that any director appointed in this manner shall hold office until the next election of the class for which such director has been chosen and until his successor has been elected and qualified.

        Diacrin's amended and restated by-laws provide that vacancies in the board may be filled by vote of the stockholders or by their written consent, or by a vote of a majority of directors remaining in office or unanimous written consent of the directors remaining in office, in each case even if less than a quorum. Diacrin's amended and restated by-laws further provide that directors elected to fill vacancies shall hold office until the next annual meeting of stockholders and their successors have been elected and qualified.

Amendments to By-Laws

        GenVec's amended and restated certificate of incorporation and amended and restated by-laws provide that the by-laws may be altered or repealed by: (a) the affirmative vote of at least a majority of the board of directors then in office, or (b) the affirmative vote of a majority of the voting power of all shares of capital stock entitled to vote generally on the election of directors, except that any amendment, alteration or repeal that is inconsistent with Sections 2.3 (Special Meetings of Stockholders), 2.9 (Action of Stockholders by Written Consent), 2.11 (Stockholder Proposals and Nominations), 3.2 (Number of Directors, Term, Resignation) or 3.3 (Removal of Directors) or Article VIII (Amendment) requires the affirmative vote of at least 80% of the voting power of all shares of capital stock entitled to vote generally on the election of directors.

        Diacrin's amended and restated by-laws authorize amendment, adoption or repeal of the by-laws by: (a) a vote or written consent of a majority of shares then entitled to vote at an election of directors or (b) a vote or written consent of the board of directors.

Rights Agreement

        GenVec has a Rights Agreement in place pursuant to which each share of GenVec common stock is accompanied by the right, under certain specified circumstances, to purchase one one-hundredth of a share of GenVec Series A Junior Participating Preferred Stock at an initial price of $50.00. This Rights Agreement is described more fully in the section entitled, "Description of GenVec Capital Stock." The Rights Agreement has been amended to prevent it from being triggered by the acquisition of GenVec common stock by HealthCare Ventures LLC in the merger.

        Diacrin has not adopted a rights agreement.

Special Stockholder Meetings

        GenVec's amended and restated certificate of incorporation and amended and restated by-laws provide that special meetings of stockholders may be called only by the president of GenVec or by resolution adopted by a majority of the board of directors.

        Diacrin's amended and restated by-laws provide that a special meeting of stockholders may be called by the board of directors, the chairman of the board, the president, the secretary or the holders of record of at least a majority of the shares of Diacrin stock issued and outstanding and entitled to vote at such meeting.

Stockholder Action by Written Consent

        GenVec's amended and restated certificate of incorporation does not permit for written consent to be taken in lieu of a stockholder meeting, unless expressly permitted in a resolution of the board of directors providing for the issuance of preferred stock.

        Diacrin's amended and restated by-laws provide that any action required or permitted to be taken at an annual or special meeting by Delaware law may be effected by written consent in lieu of a stockholder meeting.

Limitation of Personal Liability of Directors and Indemnification

        GenVec's amended and restated certificate of incorporation and by-laws provide that a director shall, to the extent permitted by the laws of Delaware, have no personal liability to the corporation or to its stockholders for monetary damages for a breach of fiduciary duty as a director.

        GenVec's amended and restated certificate of incorporation further provides that each person made a party or threatened to be made a party or otherwise involved in any action, suit or proceeding by reason of the fact: (a) that he or she is or was a director or officer of GenVec, or (b) that he or she, being at the time a director or officer of GenVec, is or was serving at the request of GenVec as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, will be indemnified by GenVec, to the fullest extent permitted by the Delaware General Corporation Law against all expense, liability and loss incurred or suffered by such person as a result of such service. GenVec's amended and restated certificate of incorporation further provides that GenVec, as authorized by its board of directors, may grant indemnification rights to any employee or agent of GenVec. Any modification or repeal of indemnification rights by stockholders will not adversely affect any rights to indemnification existing at the time of such modification or repeal.

        Diacrin's amended and restated certificate of incorporation provides that a director, to the extent permitted by the laws of Delaware, will not be personally liable to Diacrin or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (a) a breach of the duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of the law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director received an improper personal benefit. Diacrin's amended and restated certificate of incorporation further provides that any repeal or modification of the limitation of director's personal liability by the stockholders will not adversely affect any right or protection existing at the time of such repeal or modification.

        Diacrin's amended and restated certificate of incorporation provides that a person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of Diacrin or is or was serving, or has agreed to serve, at the request of Diacrin as a director, officer or trustee of another corporation, partnership, joint venture or other enterprise or by reason of any action alleged to have been taken or omitted in such capacity, will be indemnified against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her as a result of such service, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Diacrin and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. Further, Diacrin will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was, or has agreed to become, a director or officer of Diacrin or is or was serving, or has agreed to serve, at the request of the corporation as a director, officer or trustee of another corporation, partnership, joint venture, or other enterprise or by reason of any action alleged to have been taken or omitted in such capacity. Diacrin will indemnify any such person against all expenses (including attorneys' fees), and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Diacrin, except that Diacrin will not indemnify any person for any matter as to which such person has been adjudged liable to Diacrin.

Dividends

        GenVec's amended and restated by-laws provide that, subject to its amended and restated certificate of incorporation, the board of directors may declare dividends at any regular or special meeting.

        Diacrin's amended and restated certificate of incorporation provides that dividends may be declared and paid on the common stock from funds lawfully available therefor as and when determined by the board of directors.

SUPERVISION AND REGULATION OF GENVEC AND DIACRIN

        Regulation by governmental authorities in the United States, the European Union member states and other foreign countries is and will be a significant factor in the development, manufacture and marketing of GenVec's and Diacrin's product candidates and in GenVec's and Diacrin's ongoing research and product development activities. All of GenVec's and Diacrin's products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous testing and approval procedures by the FDA and similar authorities in foreign countries. Various statutes and regulations govern the preclinical and clinical testing, manufacturing, labeling, storage, distribution, advertising and sale of these products. In the United States, new drugs are subject to extensive regulation under the Federal Food, Drug and Cosmetic Act, commonly referred to as the FFDCA, and biological products are subject to regulation both under provisions of the FFDCA and under the Public Health Service Act. The process of obtaining these approvals and the subsequent requirement to maintain ongoing compliance with applicable statutes and regulations necessitate the expenditure of substantial time and financial and other resources.

        Generally, the steps required before GenVec's and Diacrin's proposed products may be marketed in the United States or in foreign countries include:

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  Preclinical animal and in vitro laboratory testing;

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  Governmental authorization to conduct clinical trials in human volunteers;

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  Adequate and well-controlled human clinical trials establishing the safety and efficacy of the drug or biologic for its intended use;

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  Submission of a marketing application to the relevant governmental authorities; and

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  Governmental approval of the marketing application.

Preclinical testing

        Preclinical testing includes animal and in vitro laboratory studies to evaluate the safety and potential efficacy of a proposed product. In the United States, the results of these studies are submitted to the FDA as part of an Investigational New Drug application, or IND, which must receive FDA clearance before human clinical testing can begin. Preclinical studies may take several years to complete and there is no guarantee that the FDA will consider the preclinical results sufficient to permit clinical testing to begin under an IND.

Human clinical trials

        Clinical trials generally take two to five years to complete and are typically conducted in three phases, which may overlap. Generally, in Phase I, clinical trials are conducted with a small number of healthy human subjects to determine the early safety profile. In Phase II, clinical trials are conducted with groups of patients afflicted with the specific disease in order to determine preliminary efficacy, optimal treatment regimens and expanded evidence of safety. Where a product candidate is found to have an effect at an optimal dose and to have an acceptable safety profile in Phase I, larger scale, multi-center, randomized and blinded Phase III clinical trials are conducted with patients afflicted with the target disease. The Phase III studies are designed to assess further the product's safety and clinical effectiveness and to obtain additional information for labeling. In addition, the FDA may request post-marketing (Phase IV) monitoring of the approved product, during which clinical data are collected on selected groups of patients to monitor longer-term safety.

Submission and review of marketing application

        After the completion of Phase III testing, if the data indicate that the drug or biologic product is safe and effective for its intended use, an application containing the preclinical and clinical data may be filed with the FDA to approve the marketing and commercial shipment of the drug. Marketing applications for biological products are submitted to the FDA's Center for Biologic Evaluation and Research, commonly referred to as the CBER, in the form of a Biologics License Application, commonly referred to as a BLA. Marketing applications for drug products are submitted to the FDA's Center for Drug Evaluation and Research, commonly referred to as CDER, in the form of a New Drug Application, commonly referred to as an NDA. The FDA may refuse to accept the BLA or NDA for filing if certain basic standards and requirements are not met. If the BLA or NDA is accepted for filing, the FDA will review the application and grant marketing approval, request additional information, or deny the application if the agency determines that the application does not satisfy the regulatory approval criteria. The FDA review and approval process takes substantial time and effort. FDA approval of a BLA or NDA may take up to two years and may take longer if substantial questions about the filing arise.

        GenVec and Diacrin may seek to take advantage of available regulatory pathways that may provide expedited review of their products and allow limited cost recovery during the clinical research phase. These include: (1) expedited review for products that offer improvements over existing therapies for serious and life-threatening conditions, commonly referred to as "fast track" review, and (2) approval for limited cost recovery during clinical testing under "treatment IND" status.

        In the Food and Drug Administration Modernization Act of 1997, Congress established a new statutory program to facilitate and expedite FDA's approval of "fast track" products. A fast track product is defined as a new drug intended for the treatment of a serious or life-threatening condition that demonstrates the potential to address an unmet medical need. A product may address an unmet medical need by offering an advantage over existing products such as improved effectiveness, safety, or tolerability. Under the fast track program, the sponsor of a new drug may request the FDA to designate the drug as a fast track product at the time of the IND submission or thereafter. Among other benefits to expedite a fast track product's review and approval, the statute permits FDA to initiate review of sections of a BLA or NDA for a fast track product before the sponsor submits a complete application to the agency.

        Several indications being pursued in the clinical development of TNFerade™, namely, pancreatic cancer and esophageal cancer, may offer improvements over existing therapies for serious and life threatening conditions. While none of GenVec's product candidates have received fast track review designation, GenVec may request that the FDA designate TNFerade as a fast track product at the conclusion of ongoing dose-escalating trials for esophageal and/or pancreatic cancer.

        The Treatment IND is a mechanism that FDA established in 1987 to allow companies to distribute promising investigational therapies to patients outside of established clinical trials and to charge a reasonable fee for such therapies. The disease for which the drug or biological is intended must be serious or life-threatening and there must not be satisfactory alternative treatments. Treatment IND status has been applied to a variety of diseases including cancer, AIDS, Parkinson's disease, Alzheimer's disease and multiple sclerosis and to several anti-infectives for renal transplant patients.

Manufacturing regulations

        In addition to obtaining FDA approval for each product, each domestic manufacturing establishment must be registered with the FDA and must comply with current Good Manufacturing Practice regulations, commonly referred to as GMP or cGMP. The FDA periodically inspects each registered manufacturing establishment for GMP compliance. In addition, to supply products for use in the United States, including clinical trials, non-U.S. manufacturing establishments, including third-party facilities, must comply with cGMP. Such foreign establishments must register with the FDA and are subject to periodic GMP inspection by the FDA or by corresponding regulatory agencies in their home country under reciprocal agreements with the FDA.

Marketing and advertising

        The nature of the marketing claims GenVec and Diacrin will be permitted to make for labeling and advertising will be limited to those allowed in the BLA or NDA approval. Claims beyond those approved would constitute a violation of the FFDCA. Noncompliance with the provisions of the FFDCA or the Public Health Service Act can result in, among other things, loss of BLA or NDA approval, product recall, product seizure, fines, injunctions, and civil or criminal penalties. GenVec's and Diacrin's advertising and marketing activities are also subject to regulation by the Federal Trade Commission under the Federal Trade Commission Act, which prohibits unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce. Violation can result in a variety of enforcement actions including fines, injunctions and other remedies.

Foreign approvals

        In the European Union member states and other foreign countries, GenVec's and Diacrin's ability to market a product is contingent upon receiving marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary from country to country. Generally, GenVec and Diacrin intend to apply for foreign marketing authorizations at a national level. However, within the European Union, centralized procedures are available to companies wishing to market certain products in one or all European Union member states. This centralized process is conducted through the European Medicines Evaluation Agency, commonly referred to as the EMEA. The EMEA coordinates the regulatory process, while a body of experts drawn from member states undertakes the scientific assessment of the product and recommends whether a product satisfies the criteria of safety, quality and efficacy for approval. If the authorities are satisfied that adequate evidence of safety, quality and efficacy has been presented, a marketing authorization will be granted. This foreign regulatory approval process includes all of the risks associated with FDA approval set forth above. GenVec and Diacrin may rely on licensees to obtain regulatory approval for marketing certain of their products in certain European Union member states or other foreign countries.

Other regulations

        GenVec and Diacrin are subject to regulation under various state and federal labor and environmental laws and regulations, including the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, and regulations promulgated thereunder. These and other laws govern GenVec's and Diacrin's use, handling, transportation, and disposal of various biological, chemical, and radioactive materials and substances, including recombinant DNA materials and infectious disease agents. GenVec and Diacrin are not aware of any costs or liabilities in connection with any labor and environmental laws that are reasonably likely to have a material adverse effect on their business or financial condition.

INFORMATION ABOUT GENVEC

Business of GenVec

  Overview

        GenVec is a clinical-stage biopharmaceutical company developing and working to commercialize innovative therapeutic proteins to treat serious and life-threatening diseases, including cancer and heart disease. GenVec was incorporated in Delaware in 1992. GenVec's principal executive offices are located at 65 West Watkins Mill Road, Gaithersburg, Maryland, 20878, and GenVec's telephone number at that location is (240) 632-0740. GenVec's lead product candidates address significant markets for which no products are currently available or where the current standard of care can be significantly improved. GenVec's most advanced product candidates are:

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  TNFerade™, which is currently in Phase II trials for the treatment of locally advanced pancreatic cancer and for the treatment of non-metastatic esophageal cancer;

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  BIOBYPASS®, which has completed a Phase II trial in 71 patients with severe heart disease who have no treatment options; and

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  AdPEDF, which is currently in a Phase I trial for the treatment of wet age-related macular degeneration, a leading cause of blindness in individuals over the age of 50.

        GenVec's product candidates are based on GenVec's proprietary technology that uses a vehicle, commonly called a vector, to deliver genes that produce proteins at the site of disease. Each of the genes that is delivered to the site of the disease has been licensed to GenVec for the purpose of researching and developing GenVec's product candidates. Proteins are widely used in the practice of medicine, and have already become medically beneficial FDA-approved products. The medical use of many proteins, however, has historically been limited by the inability to maintain sufficient concentrations of the protein at the site of the disease for a period of time long enough to provide a benefit, while minimizing side effects caused by the protein's presence in other, non-target tissues. GenVec believes that its technology addresses these key hurdles and may have many advantages when compared with other protein therapy approaches including:

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  The efficient production of therapeutic proteins at the site of disease;

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  Better toleration as described in completed Phase I trials, by localized administration to the diseased tissue thereby avoiding toxicity associated with systemic administration of proteins; and

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  More cost-effective development since each of GenVec's product candidates shares common production and scale-up, purification, quality assessment and formulation technologies.

        GenVec uses adenovectors to deliver protein-coded genes to cells. Adenovectors are modified adenoviruses, which are naturally occurring viruses that cause ailments like a common cold. GenVec's adenovectors lack the ability to replicate and cannot reproduce themselves inside the body. GenVec's vectors also do not invade or integrate with the DNA of the patients. In essence, the insertion of the gene coded for the therapeutic protein is not permanent. The vector carrying the gene is delivered to the site of disease, produces the therapeutic protein for the desired period of time, and is then eliminated from the body.

        GenVec has generated positive data, and its product candidates have been well tolerated in hundreds of patients, in multiple human clinical trials using GenVec's proprietary protein delivery approach. GenVec believes these results support the broad applicability and commercial potential of its product candidates. In addition to its internally developed disease treatment programs, GenVec is working with its collaborators and customers to develop second-generation vectors and new applications, such as vaccines, for its technology. GenVec's current projects include:

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  National Institutes of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH). On January 28, 2002, GenVec signed an initial contract with the Vaccine Research Center (VRC) at NIAID of the NIH under which GenVec will use GenVec's proprietary adenovector technology for developing and producing clinical grade preventative AIDS vaccine candidates. This contract, a cost-plus fixed fee contract, has an initial term of up to three years, a base year plus two option years. Revenue recognized under this contract in the base year amounted to $4.0 million. The first option period covering the year 2003 has been exercised and revenue amounting to $2.4 million has been recognized through March 31, 2003. On April 24, 2003, GenVec announced that it had amended its existing agreement with the VRC/NIAID/NIH to begin development of a clinical grade vaccine candidate against SARS. Under the contract amendment, GenVec may receive up to $420,000. In addition, GenVec has had a Cooperative Research and Development Agreement (CRADA), in place with NIAID since October of 2001 related to the AIDS vaccine development and on April 28, 2003 signed a Letter of Intent to put in place a CRADA related to SARS vaccine development. These CRADA's govern preclinical collaborations to evaluate and develop adenoviral vectors expressing modified HIV-1 and SARS genes, respectively, for vaccine purposes. The CRADA's include an option to exclusively license new technology developed under the preclinical research project, but does not include any additional funding for GenVec.

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  U.S. Naval Medical Research Center (NMRC). On January 8, 2003, GenVec signed an initial contract with NMRC allowing NMRC to use GenVec's proprietary adenovector technology for the development of vaccines against malaria and dengue virus. Under the two-year, fixed fee contract, GenVec will receive $1.9 million and will be responsible for constructing and producing adenovector-based vaccine candidates using GenVec's proprietary cell line and second-generation adenovector technology. Revenue of $294,000 has been recognized through March 31, 2003 under this contract. In addition, GenVec signed a CRADA with NMRC on March 24, 2003. This CRADA governs a preclinical collaboration to evaluate and develop adenoviral vectors expressing modified malaria and dengue virus genes, for vaccine purposes. The CRADA includes an option to exclusively license new technology developed under the preclinical research project, but does not include any additional funding for GenVec.

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  FUSO Pharmaceuticals Industries, Ltd. In December 2002, GenVec announced a new, three-year $4.5 million ($1.5 million per year) funded research agreement with FUSO Pharmaceuticals. This follows the conclusion of a former collaboration, which ran from 1997 to 2002. GenVec established the new collaboration to identify a targeted cancer therapy candidate designed to treat not only a primary tumor, but also cancer that has spread, or metastasized, to distant sites in the body. The intended targeted cancer therapy is expected to incorporate the gene TNF-alpha. Under the terms of the agreement, GenVec has worldwide rights, excluding Japan, to develop and commercialize product candidates arising from the collaboration. FUSO has development and commercialization rights in Japan, and an option to commercialize in Korea and Taiwan. These rights will be returned to GenVec if the agreement is terminated within two years of the effective date. In addition to the research funding, the agreement includes development milestone payments and royalties on commercial sales by FUSO of any products arising from the collaboration. Each party will be responsible for development and commercialization costs in its respective territories.

  GenVec's Product Candidates

Product Candidate:	Disease Indication:	Therapeutic Protein:	Status:
TNFerade™	Pancreatic Cancer Esophageal Cancer	TNF-alpha TNF-alpha	Phase II Phase II
BIOBYPASS®	Coronary Artery Disease	VEGF121	Phase II
AdPEDF	Wet Age-Related Macular Degeneration	PEDF	Phase I

        TNFerade™ for cancer.    TNFerade™, GenVec's lead product candidate, is designed for the treatment of cancer in conjunction with radiation and chemotherapy. Cancer is the second leading cause of death in the United States and approximately 60% of all cancer patients in the United States receive radiation therapy as part of their standard treatment. TNFerade™ produces tumor necrosis factor-alpha (TNF-alpha), a protein with a well-documented anticancer effect, directly at the site of disease through an injection into the tumor. The production of the TNF-alpha protein in the tumor is increased by therapies such as radiation and chemotherapy. Using its proprietary technology, GenVec delivers the TNF-alpha protein using an adenovector that is designed to produce the greatest amount of protein when exposed to radiation therapy. GenVec's approach is intended to enable the controlled production over a specific period of time of the TNF-alpha protein inside the tumor while avoiding unwanted exposure to healthy tissue.

        GenVec initiated the dose escalation portion of two separate Phase II clinical trials in patients with locally advanced inoperable pancreatic cancer in July 2002 and in patients with non-metastatic esophageal cancer in November 2002. Interim results from the pancreatic cancer study were presented at the American Society of Clinical Oncology (ASCO) annual meeting in early June 2003 indicating that TNFerade, when used in combination with standard chemotherapy and radiation, was well tolerated at the two dose levels evaluated to date. In addition, local control or stabilization of the treated tumors was seen in 11 of the 17 evaluable patients (65%) as reported by an independent radiology laboratory. Following treatment, two patients with previously inoperable tumors were able to have their cancers removed surgically with no evidence of cancer in the surrounding tissue. Subject to a review of the emerging Phase II clinical data with the FDA, GenVec plans to initiate a randomized, controlled Phase II trial of TNFerade™ for the treatment of either pancreatic cancer or non-metastatic esophageal cancer as early as the end of 2003. In two separate Phase I trials (one in solid tumors and one in soft tissue sarcomas), TNFerade™ in conjunction with radiation therapy was shown to be well tolerated and a dose-related 25% or greater reduction in tumor size was observed in more than 70% of patients with cancers including melanoma, pancreatic, small cell lung, rectal, breast and sarcoma.

        BIOBYPASS® for severe heart disease.    BIOBYPASS® is designed for the treatment of coronary artery disease. As a result of blocked arteries in the heart, patients with severe coronary artery disease typically experience severe, often immobilizing, pain from minimum physical activity such as walking. This pain is known as hypoxic pain because it results from a lack of oxygen to the tissues. BIOBYPASS® is intended to restore blood flow to areas of the heart with insufficient blood flow through the formation of new blood vessels, a process known as angiogenesis. BIOBYPASS® produces the therapeutic protein, vascular endothelial growth factor (VEGF121) that stimulates the growth of new blood vessels in heart tissue and restores blood flow to areas of the heart with poor blood flow. GenVec's approach of directly injecting BIOBYPASS® into the heart wall through a minimally invasive catheter approach enables the sustained, controlled production of the VEGF121 protein in the area of the heart with poor blood flow.

        In May 2002, GenVec completed a randomized, controlled study of 71 patients with severe coronary artery disease and no treatment options. In November 2002, GenVec presented statistically significant, positive results from this proof-of-principle study at the American Heart Association annual meeting showing that these "no option" patients benefited when they received BIOBYPASS®. Patients treated with BIOBYPASS® showed a greater ability to exercise, less chest pain, less need for medication for angina pain and an improved quality of life compared to patients receiving the current standard of care. There were no drug-related serious adverse events or dose limiting toxicities. Also in 2002, GenVec completed a clinical study designed to demonstrate the feasibility of using an injection catheter to deliver BIOBYPASS® directly to the heart muscle. This study is of importance since GenVec anticipates that the commercialized version of BIOBYPASS® will be delivered by a non-surgical injection catheter such as that used in GenVec's feasibility study. Results of this study were presented at the American College of Cardiology meeting in March 2003, indicating that the catheter delivery approach was feasible. Subject to finding an appropriate strategic partner, GenVec plans to initiate a randomized, placebo-controlled Phase II/III trial using BIOBYPASS® delivered by an injection catheter.

        On January 7, 2003, GenVec announced that its 107-patient, randomized, placebo-controlled Phase II clinical trial of BIOBYPASS® for the treatment of a separate indication, peripheral vascular disease, failed to meet its clinical endpoints due primarily to an unexpectedly large placebo response. GenVec believes that this will not affect its continued clinical development of BIOBYPASS® for coronary artery disease because it has achieved statistically significant, positive results in its BIOBYPASS® Phase II trials relating to coronary artery disease.

        AdPEDF for treatment of vision loss.    GenVec's third product candidate, AdPEDF, is designed for the treatment of wet age-related macular degeneration. Macular degeneration is a progressive eye disease in which new capillaries grow behind the retina. In wet age-related macular degeneration, the new capillaries leak blood or a fluid into a portion of the eye, which damages vision cells. According to the Macular Degeneration Network, and others, there are approximately 200,000 new cases of wet age-related macular degeneration diagnosed each year in the United States and it is a leading cause of blindness in individuals over the age of 50. AdPEDF uses GenVec's proprietary technology to produce the pigment epithelium-derived factor (PEDF) protein, a natural inhibitor of angiogenesis, in the eye.

        During 2002, GenVec initiated a Phase I clinical trial of AdPEDF and expects enrollment to be completed by the first half of 2004. In preclinical studies in animal models, AdPEDF inhibited the growth of new, unwanted blood vessels in the eye and caused established abnormal blood vessels to regress. GenVec presented preclinical findings for its AdPEDF product candidate at the Association for Research in Vision and Ophthalmology (ARVO) meeting in May 2003.

  GenVec's Strategy

        GenVec's primary objective is to develop and commercialize products that are safer and more effective for major medical needs. GenVec intends to pursue this objective through the following strategies:

  Develop and commercialize GenVec's lead product candidate, TNFerade™, for the treatment of cancer.    GenVec has chosen locally advanced pancreatic cancer and non-metastatic esophageal cancer as lead indications for TNFerade™ because current therapy for these cancers is poor and local control of the tumor can lead to improved survival. GenVec believes that TNFerade™ for these indications offers GenVec's most rapid path to commercialization of a product candidate because:

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  GenVec expects to initiate a randomized, controlled trial of TNFerade™ as early as the end of 2003;

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  The development process for cancer drugs, particularly those where the current therapy is poor, can typically be accomplished in a relatively cost-effective manner and short time period;

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  GenVec believes that it has or will have the ability to commercialize and market TNFerade™ itself because it expects the marketing of TNFerade™ will require a relatively small sales force; and

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  GenVec will seek to retain significant commercial rights to TNFerade™ in North America and it is currently seeking relationships to lead the registration and commercialization efforts in Europe and the Pacific Rim and to help fund clinical development of TNFerade™ in North America.

  Develop and commercialize BIOBYPASS® and AdPEDF through corporate alliances.    GenVec intends to form strategic alliances with other companies to develop and commercialize BIOBYPASS® for patients with severe heart disease and AdPEDF for patients with wet age-related macular degeneration. GenVec anticipates that it will share the risks and costs of development by partnering these programs before completion of pivotal trials, which it expects may require granting commercialization rights to its collaborators. These relationships will allow GenVec to further the development of BIOBYPASS® and AdPEDF while it focuses its internal efforts on the development and commercialization of its lead product candidate, TNFerade™.

  Expand GenVec's product candidate pipeline and enhance its technology base.    GenVec will continue to seek to enhance its gene delivery capabilities through internal research, external collaborations and acquisitions. GenVec has received funding for research collaborations to develop vaccines against HIV, malaria, dengue and SARS viruses and to develop a second-generation TNFerade™ product candidate. GenVec expects improvements in its core technology to enhance its drug discovery efforts and lead to additional product candidates. GenVec intends to further strengthen its technologies relating to process development, formulation and manufacturing. GenVec also intends to supplement its own development efforts through the acquisition of products and technologies that complement its general product development strategy.

  Drug Discovery and Development Platform

        GenVec has focused on developing technology to effectively and selectively deliver genes to cause the production of proteins at the location needed to treat disease. Using its technology, GenVec believes it can: rapidly put genes into vectors to evaluate gene function and usefulness in therapy; deliver its product candidates locally to specific organs or cell types to avoid systemic exposure; achieve highly efficient gene delivery to target cells with lower dosages; control the rate and duration of gene expression directed by its product candidates to allow flexibility in treating different diseases; and produce commercial quantities of its product candidates in a stable, easy-to-use form.

        In constructing its product candidates, GenVec combines a gene with a vector. GenVec derives its vectors from a naturally occurring virus, called an adenovirus. In humans, adenoviruses reproduce in certain tissues, spread and can cause a form of the common cold. GenVec designs its vectors so that they cannot reproduce themselves or cause a cold. GenVec does this to limit toxicity, including unwanted effects on target cells and the surrounding tissue, and to reduce any immune response to its vectors. GenVec has multiple versions of vectors that cannot reproduce themselves. GenVec's intellectual property extends to cover the production of stocks of vectors that do not contain any virus that can reproduce itself. These are known as replication-deficient adenovector stocks.

        When administered to tissues, GenVec's vectors enter target cells and the protein encoded by the inserted gene is produced by the target cell. These vectors can be used for functional genomics purposes to help determine the function of a specific gene and its potential use as a therapy, as well as to create product candidates. The benefits of vectors can be increased measurably for both functional genomics and product development purposes if the vector's ability to enter desired cells and tissues is broadened or specified. Unlike most other vector systems, adenovectors have the potential to be readily re-engineered to alter their performance characteristics, including their ability to efficiently deliver genes to a wide range of tissues or to only select cells in the targeted tissue.

        GenVec believes that adenoviruses are an excellent starting point for generating vectors because they are highly efficient methods for delivering genes, can be readily modified and have the following safety characteristics:

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  adenoviruses do not integrate into the DNA of the target cell, thereby minimizing the potential for mutations that can occur with other vector systems;

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  adenoviruses are naturally eliminated from cells and tissues; and

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  vectors derived from adenoviruses have been well tolerated in clinical testing when administered locally. Thousands of patients have been treated, with very few serious adverse events related to the vector.

  Technology for Local Delivery And Expression of Genes

  Use of delivery devices.    To achieve local production of proteins, GenVec administers its product candidates directly to the site of disease using standard medical devices, such as injection catheters or syringes. Direct administration of its products into diseased tissue allows GenVec to increase effectiveness by achieving high concentrations of the protein at disease sites while improving safety by significantly avoiding exposure throughout the body. For example, GenVec is using needle-injection catheters so that the interventional cardiologist can administer BIOBYPASS® angiogen directly into the diseased areas of the heart.

  Delivering genes to cells.    Adenoviruses enter cells by binding to receptors on the surface of the cells. In its BioBYPASS® program, GenVec has taken advantage of its adenovector's natural binding to the muscle cells found in the heart. By modifying the molecular interactions that specify how vectors derived from adenoviruses bind to cells, GenVec has developed technology to direct the binding of its vectors to different target receptors to enable a broad range of therapies.

        GenVec can alter its adenovectors by adding new binding specificities thereby creating next generation adenovectors with new binding sites to deliver therapeutic genes to specified target cells.

  DART Vectors.    GenVec has developed Directed And Restricted Tropism, or DART, vectors that enable it to create product candidates that deliver genes only to specific cells. In order to achieve selective delivery to target cells, GenVec removes the ability of the vector to bind to the cell surface receptors. GenVec then inserts new binding sites into the vector that bind to specific receptors found on the surfaces of target cells. GenVec has a broad proprietary position covering DART vectors, including special cell lines required for their production.

  UTV Technology.    GenVec's proprietary Universal Transduction Vector, or UTV, technology allows it to create product candidates that deliver genes to essentially all cell types, including those types that do not contain the adenovirus receptor on their surface. GenVec has engineered its vectors to contain a new binding site that allows binding to all cells that it has tested to date.

        GenVec currently uses both UTV technology and DART vectors in its drug discovery process and GenVec may incorporate these technologies into its next generation product candidates.

  Control of gene expression.    GenVec's technology also allows it to control the location, duration and rate of therapeutic gene expression. GenVec controls gene expression by inserting a sequence of DNA, called a promoter, into its vectors adjacent to the therapeutic gene. For some diseases, long-term expression of the therapeutic gene is required to achieve a clinical benefit. Using its technology, GenVec has been able to achieve therapeutic gene expression for several months. In TNFerade™, GenVec intends to achieve local production of the TNF-alpha protein in cancerous tissue undergoing radiation treatment by inserting a specific promoter that will increase protein production after radiation, enhancing protein concentration in the cancer tissue receiving radiation, thereby increasing effectiveness and decreasing the potential for toxicity. GenVec has broad proprietary technology for the use of radiation-induced gene expression in TNFerade™.

  Technology for Production, Purification, Quality Assessment and Formulation

        GenVec believes its proprietary production technology and know-how facilitates the production, purification, quality assessment and formulation of GenVec's product candidates. The structure of GenVec's core vectors and the procedures for their production and purification enables it to minimize the presence of contaminants. GenVec has an issued U.S. patent broadly covering stocks of adenovectors that cannot reproduce themselves. GenVec believes its proprietary positions in these areas provide a competitive advantage. GenVec expects to use substantially similar methods to produce, purify, assay and formulate many of its adenovector products. This allows GenVec to accelerate product development in a cost effective manner. GenVec has developed production and quality assessment technology suitable for late-stage clinical testing. GenVec currently relies on third-party manufacturers for production of its product candidates for clinical purposes.

  Production and Scale Up.    GenVec produces its adenovectors using cell lines grown under standardized and controlled conditions. GenVec has developed specialized cell lines for production of its vectors. GenVec has designed its production processes for commercial scale production and to reduce the potential for contamination.

  Purification.    GenVec has proprietary methods for the purification of its vectors that GenVec believes are suitable for commercial scale as well as for small scale use in discovery and testing of new product candidates.

  Quality Assessment.    GenVec has established proprietary methods to assess and confirm the quality and purity of vectors for research purposes and clinical testing. GenVec uses advanced techniques to determine the molecular weight of its product candidates as a means to establish product consistency and purity. GenVec has an issued U.S. patent covering this technology. GenVec believes these methods are also suitable for quality assessment of commercial production.

  Formulation.    GenVec has developed novel product formulations that improve the stability of GenVec's vectors and are covered by an allowed U.S. patent application. GenVec's formulation allows products to be conveniently stored, shipped and used. For research purposes, GenVec's formulation enhances the ease and reproducibility of testing.

  Collaborative Relationships

        GenVec has received funding or research collaborations to develop vaccines against HIV, malaria, dengue virus and SARS and to develop a second-generation TNFerade™ product candidate. These funded collaborations help to offset GenVec's development costs and enhance its ability to discover, evaluate, develop and seek to commercialize multiple product candidates.

  Fuso Pharmaceuticals Industries, Ltd.    In December 2002, GenVec announced a new, three-year $4.5 million funded research agreement with Fuso Pharmaceuticals. This follows the successful conclusion of a former collaboration, which ran from 1997 to 2002. GenVec established the new collaboration to identify a targeted cancer therapy product candidate designed to treat not only a primary tumor, but also cancer that has spread, or metastasized, to distant sites in the body. The intended targeted cancer therapy is expected to incorporate the gene for TNF-alpha. Under the terms of the agreement, GenVec has worldwide rights, excluding Japan, to develop and commercialize product candidates arising from the collaboration. Fuso has development and commercialization rights in Japan, and an option to commercialize in Korea and Taiwan. In addition to the research funding, the agreement includes development milestone payments and royalties on commercial sales by Fuso of any products arising from the collaboration. Each party will be responsible for development and commercialization costs in its respective territories.

        GenVec also is working with selected U.S. government institutions to develop new applications, such as vaccines, for its proprietary platform technology. These collaborations include:

  National Institute of Allergy and Infectious Diseases (NIAID) of The National Institutes of Health (NIH).    On January 28, 2002, GenVec signed an initial contract with the Vaccine Research Center at the National Institute of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH) under which GenVec will use its proprietary adenovector technology for the development and manufacture of clinical grade preventative AIDS vaccine candidates. This cost plus fixed fee contract has an initial term of up to three years (a base year plus two option years). The base year portion of the contract has been completed and the first option period covering the year 2003 has been exercised. On April 24, 2003, GenVec announced that it had amended its existing agreement with the Vaccine Research Center at the National Institute of Allergy and Infectious Diseases of The National Institutes of Health to begin development of a clinical grade vaccine against SARS.

  U.S. Naval Medical Research Center.    On January 8, 2003, GenVec signed an initial contract with the U.S. Naval Medical Research Center (NMRC) allowing the NMRC to use GenVec's proprietary adenovector technology for the development of vaccines against malaria and dengue virus. Under the two-year fixed fee contract, GenVec will receive $1.9 million and will be responsible for constructing and producing adenovector-based vaccine candidates using GenVec's proprietary cell line and second-generation adenovector technology. The NMRC will test the vaccine candidates in preclinical models to assess safety and effectiveness. Clinical trials in humans could commence following successful preclinical testing results and would be funded by the NMRC.

        GenVec also sponsors research at leading academic institutions to enhance its ability to discover, evaluate and develop new product candidates. On April 1, 2002, GenVec signed a sponsored research agreement with Cornell University, which extends GenVec's sponsorship of Cornell University's preclinical research in the field of gene therapy. Under the two-year contract, GenVec will pay Cornell University a total of $1,320,000. In connection with the research conducted pursuant to GenVec's sponsored research agreement with Cornell University, GenVec has entered into an exclusive license agreement with Cornell Research Foundation, as amended and restated on March 18, 2002. Under the license agreement, the Cornell Research Foundation has granted to GenVec exclusive licenses in certain intellectual property rights held by Cornell Research Foundation.

  Licenses for Therapeutic Genes

        To create its product candidates, GenVec combined its vectors with genes intended to produce proteins with therapeutic potential. GenVec has secured licenses to many genes for this purpose. GenVec often seeks to obtain exclusivity, consistent with its business needs, when securing such licenses. In return for the rights GenVec received under its gene licenses, GenVec typically is required to pay royalties based on any commercial sales of the applicable product during a specified time period, as well as provide additional compensation, including up-front license fees and product development-related milestone payments. GenVec's gene licenses include:

SOURCE	GENE	NATURE OF LICENSE
Asahi Chemical Industry Co., Ltd.	TNF-alpha	United States, non-exclusive, for all gene therapy applications
Scios, Inc	VEGF121	Worldwide, exclusive for all gene therapy products
Public Health Service and Northwestern University	PEDF	Worldwide, exclusive for all ocular gene therapy applications

        Any of GenVec's licenses may be terminated by the licensor if GenVec is in breach of a term or condition of the license agreement, or if GenVec becomes insolvent. In addition, some of its licenses require GenVec to achieve specific milestones.

  Patents, Licenses and Proprietary Rights

        GenVec generally seeks patent protection for its technology and product candidates in the United States and abroad. GenVec has submitted patent applications that are pending in the United States and other countries. The patent position of biotechnology firms generally is highly uncertain and involves complex legal and factual questions. GenVec's success will depend, in part, on whether it can:

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  obtain patents to protect its own products;

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  obtain licenses to use the technologies of third parties, which may be protected by patents;

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  protect its trade secrets and know-how; and

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  operate without infringing the intellectual property and proprietary rights of others.

  Patent rights; licenses.    GenVec and its licensors have patents and GenVec continues to seek patent protection for technologies that relate to its product candidates, as well as technologies that may prove useful for future product candidates. As of February 28, 2003, GenVec held or had licenses to 289 issued, allowed or pending patents worldwide, of which 63 are issued or allowed in the U.S. These patents and patent applications pertain to genes that encode therapeutic proteins, expression control elements that regulate the production of the therapeutic proteins by such genes, vectors into which GenVec incorporated such genes and expression control elements to create its product candidates, cell lines used to manufacture its product candidates, targeting technology for adding specificity to its product candidates, methods of constructing, producing (including purification, quality control and assay techniques), storing, and shipping its product candidates, methods of administering its product candidates, and methods of treating disease using its product candidates.

  TNFerade™.    GenVec has a nonexclusive license under the U.S. patent, expiring in 2006, relating to the TNF-alpha gene, which GenVec inserted into an adenovector to create TNFerade™. In addition, GenVec has issued patents and pending patent applications pertaining to such adenovectors, the expression control elements used in TNFerade™ to cause production of the TNF-alpha protein by the TNF-alpha gene, and methods of using TNFerade™ for treating disease. In particular, GenVec has an issued U.S. patent, expiring in 2014, covering the use of a spacer sequence positioned in a particular location in certain adenovectors for improving the production of the adenovectors, including TNFerade™. GenVec has an exclusive license to issued U.S. patents expiring between 2010 and 2015 pertaining to radiation-induced gene expression and a radiation-inducible promoter enabling controlled production of therapeutic proteins from gene therapy products, including TNFerade™. GenVec is aware, however, of pending patent applications of third parties pertaining to adenovectors contemplated for use with TNFerade™. It could be alleged that TNFerade™ conflicts with patents that may issue on these patent applications.

  BIOBYPASS®.    GenVec has an exclusive license, under a patent expiring in 2010, for all gene therapy products using the VEGF121gene. In addition, GenVec has pending patent applications pertaining to the special cell lines required for the production of particular adenovectors, including a cell line GenVec uses in the production of BIOBYPASS®, as well as an issued patent, expiring in 2014, pertaining to stocks of adenovectors that cannot reproduce themselves. GenVec also has pending patent applications pertaining to the delivery of angiogenic substances, such as its BIOBYPASS®. However, third parties have patents and pending patent applications for other forms of the VEGF gene, and these third parties or their licensees may develop products using these forms of the gene. Third parties also may have pending patent applications for adenovectors, including possibly the adenovector used in the BIOBYPASS®. GenVec is aware of the issued patents and pending patent applications of third parties relating to special cell lines required for the production of particular adenovectors, including a cell line GenVec uses in the production of its BIOBYPASS®, as well as issued patents and pending patent applications relating to the delivery, including through the use of adenovectors, of therapeutic substances to the heart and other tissues, similar to its BIOBYPASS®. It could be alleged that GenVec's BIOBYPASS® conflicts with such existing or future patents.

  AdPEDF product candidates.    GenVec has exclusive rights, under a patent expiring in 2015, to use the PEDF gene for all gene therapy applications in the eye. GenVec has issued patents and pending patent applications pertaining to particular adenovectors and methods of their use, including adenovectors and related methods that may be utilized in conjunction with its AdPEDF product program. However, GenVec is aware of issued patents and pending patent applications of third parties relating to various facets of gene therapy to the eye. It could be alleged that GenVec's AdPEDF product candidates conflict with such existing or future patents.

  UTV technology and DART vectors.    GenVec has issued patents, expiring in 2014 and thereafter, and pending patent applications covering its UTV technology that allows for the delivery of genes in adenovectors to essentially all cell types, as well as its DART vectors, which are designed for the purpose of creating product candidates that deliver genes in adenovectors only to selected cells, and special cell lines required for the production of the UTV and DART vectors. GenVec is aware, however, of the issued patents and pending patent applications of third parties relating to such vectors. It could be alleged that GenVec's UTV and DART vectors conflict with such existing or future patents.

  Production, purification, quality assessment and formulation technology.    GenVec has issued patents, expiring in 2017 and thereafter, and pending patent applications pertaining to the production, purification, quality assessment and formulation of its product candidates. In particular, GenVec has pending patent applications covering specialized cell lines for production of both small and large volumes of GenVec's product candidates, the process for manufacturing its product candidates, the purification of GenVec's product candidates applicable to both research and commercial scales, methods of assessing and confirming the quality and purity of its product candidates for clinical testing and commercialization, including an issued patent on the use of techniques to determine molecular weight as a means to establish product consistency and purity, and product formulations that improve the stability of product candidates and allow its product candidates to be conveniently stored, shipped and used. There exist, however, issued patents and pending patent applications of third parties relating to these and other aspects of production, purification, quality assessment and formulation technology. It could be alleged that GenVec's production, purification, quality assessment and formulation technology conflicts with such existing or future patents.

        GenVec anticipates that it and its current and future licensors will continue to seek to improve existing technologies and to develop new technologies and, when possible, secure patent protection for such improvements and new technologies.

        GenVec is involved in patent interferences in the U.S., which will determine whether GenVec or a competitor in each instance will receive a patent directed to particular technology. Two of the patent interferences pertain to the adenovector contemplated for use with GenVec's TNFerade™ and AdPEDF product candidates, while the third patent interference pertains to stocks of adenovectors that cannot reproduce themselves, such as those contemplated for use with GenVec's TNFerade™, BIOBYPASS®, and AdPEDF product candidates. As a result of existing agreements, GenVec has licenses to the applicable patent applications involved in two of the interferences.

  Trade secrets.    To a more limited extent, GenVec relies on trade secret protection and confidentiality agreements to protect its interests. It is GenVec's policy to require its employees, consultants, contractors, manufacturers, collaborators and other advisors to execute confidentiality agreements upon the commencement of employment, consulting or collaborative relationships with it. GenVec also requires signed confidentiality agreements from any entity that is to receive confidential data. With respect to employees, consultants and contractors, the agreements generally provide that all inventions made by the individual while rendering services to GenVec shall be assigned to GenVec as GenVec's property.

  Competition

        Competition in the discovery and development of new methods for treating disease is intense. GenVec faces, and will continue to face, intense competition from pharmaceutical and biotechnology companies, as well as academic and research institutions and government agencies, both in the United States and abroad. GenVec faces significant competition from organizations that are pursuing the same or similar technologies used by it in its drug discovery efforts and from organizations that are developing pharmaceuticals that are competitive with its potential products. Many of GenVec's competitors, either alone or together with their collaborative partners, have substantially greater financial resources and larger research and development staffs than GenVec does. In addition, many of these organizations, either alone or together with their collaborators, have significantly greater experience than GenVec does in developing products, undertaking preclinical testing and clinical trials, obtaining FDA and other regulatory approvals of products and manufacturing and marketing products. Additional mergers and acquisitions in the pharmaceutical industry may result in even more resources being concentrated with GenVec's competitors. These companies, as well as academic institutions, governmental agencies and private research organizations, also compete with GenVec in recruiting and retaining highly qualified scientific personnel and consultants. GenVec's ability to compete successfully with other companies in the pharmaceutical field will also depend to a considerable degree on the continuing availability of capital to it.

        Future competition will likely come from existing competitors, including competitors with rights to proprietary forms of the genes or proteins expressed by the genes that GenVec currently uses in its product development programs and competitors with rights to gene delivery technologies, as well as other companies seeking to develop new treatments. GenVec is aware of new product development efforts, which may compete with BIOBYPASS®, being pursued by, among others, Chiron Corporation and Genentech, Inc. using therapeutic proteins and by Scherring AG (through their acquisition of Collateral Therapeutics) and Genzyme Corporation using gene transfer. Competitors or their collaborators may identify important new drug discovery, genes or gene delivery technologies before GenVec, or develop gene-based therapies that are more effective than those developed by GenVec or its corporate collaborators or obtain regulatory approvals of their drugs more rapidly than GenVec. GenVec expects that competition in this field will intensify.

        GenVec is aware of products under development or manufactured by competitors that are used for the prevention or treatment of diseases it has targeted for product development. For example, some companies are evaluating laser-based devices as an approach to improve blood flow in patients with coronary artery disease. Various companies are developing biopharmaceutical products that potentially compete with GenVec's product candidates. These include Introgen Therapeutics, Inc., Onyx Pharmaceuticals and Schering-Plough Corporation, which are developing adenoviral vectors to treat cancer. In addition, Alcon Laboratories, Inc., Allergan, EyeTech Pharmaceuticals, Inc. and Genentech, Inc. are developing inhibitors of blood vessel growth to treat macular degeneration. Some of these product candidates are in clinical development.

        GenVec believes that its competitive success will be based on the efficacy and safety of its products, its ability to create and maintain scientifically advanced technology, attract and retain skilled scientific and management personnel, obtain patents or other protection for its products and technology, obtain regulatory approvals and manufacture and successfully market its products either independently or through outside parties. GenVec will rely on corporate collaborators for support of some product candidates and enabling technologies and intends to rely on corporate collaborators for the development, manufacturing and marketing of some future product candidates. Generally, GenVec's strategic alliance agreements do not preclude the corporate collaborator from pursuing development efforts utilizing approaches distinct from that, which is the subject of the alliance. GenVec's product candidates, therefore, may be subject to competition with a potential product under development by a corporate collaborator.

  Manufacturing and Supply

        GenVec currently relies on third-party manufacturers for current Good Manufacturing Practice, or cGMP, production of its product candidates for clinical purposes. GenVec has a research and development facility and has established laboratories and staff to support the non-cGMP production and process development of more advanced manufacturing processes and product characterization methods for its product candidates. GenVec believes that much of the production and assay technology that has been developed for BIOBYPASS® under a previous corporate collaboration is suitable for its other product development programs.

        GenVec intends to continue developing its own product development and manufacturing capability while utilizing third-party contractors where GenVec lacks sufficient internal capability. This effort will require significant resources and will be subject to ongoing government approval and oversight.

        GenVec relies on third-party suppliers and vendors for some of the materials used in the manufacture of its product candidates. Some of these materials are obtained from one supplier or vendor. For supply of early clinical trial materials, GenVec relies on one supplier, Invitrogen Corporation, for its cell culture medium. The cell culture medium is used to grow the cells within which GenVec's product candidates are produced. For supply of late-stage clinical trial materials, GenVec currently is planning to use purification resins from the Applied Biosystems Group of Applera Corporation and the BioSepra S.A. Process Division of Ciphergen Biosystems, Inc. in addition to the one supplier for cell culture medium. These resins provide a high level of purity for GenVec's product candidates.

  Marketing and Sales

        GenVec continues to explore opportunities for corporate alliances and partners to help develop and ultimately commercialize and market its product candidates. GenVec's strategy is to enter into collaborative arrangements with pharmaceutical and other companies for development, manufacturing, marketing and sales of its products that will require broad marketing capabilities and overseas marketing. These collaborators are generally expected to be responsible for funding or reimbursing all or a portion of the development costs, including the costs of clinical testing necessary to obtain regulatory clearances and for commercial scale manufacturing, in exchange for rights to market specific products in particular geographic territories. GenVec presently has all rights to TNFerade™, BIOBYPASS® and AdPEDF product candidates.

  Employees

        As of July 16, 2003, GenVec had 68 full-time employees. Of GenVec's total workforce, 52 are engaged in research and development activities and 16 are engaged in business development, finance, marketing and administration functions. None of GenVec's employees is represented by a labor union or covered by a collective bargaining agreement, and GenVec considers its employee relations to be good.

Properties

        GenVec currently leases 42,900 square feet for its corporate offices and research and development laboratories located at 65 West Watkins Mill Road in Gaithersburg, Maryland. The lease expires on November 1, 2009. GenVec has options to extend the term of this lease for an additional fourteen years, through October 2023. GenVec believes that this facility is sufficient for its current needs. GenVec has additional space in GenVec's current facility to accommodate its anticipated growth over the next several years.

Legal Proceedings

        GenVec is not currently a party to any material legal proceedings.

Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this report. See "Risk Factors" regarding certain factors known to GenVec that could cause reported financial information not to be necessarily indicative of future results, including discussions of the risks related to the development, regulatory approval, proprietary protection of GenVec's product candidates, and their market success relative to alternative products.

  Overview

        GenVec is a clinical-stage biopharmaceutical company. GenVec is focused on the development and commercialization of novel therapies that produce medically beneficial proteins at the site of disease. GenVec combines its patented gene transfer technologies with proprietary therapeutic genes to create product candidates, such as TNFerade™ for oncology, BIOBYPASS® angiogen for heart disease, and the AdPEDF program for ophthalmology. GenVec is also collaborating with the U.S. Government for the development of therapeutic vaccine candidates for HIV, malaria and dengue viruses, as well as SARS.

        GenVec will focus on the clinical development of TNFerade™ and seek collaborative partners to advance the development of our BIOBYPASS® and AdPEDF programs for heart disease and prevention of blindness, respectively. If GenVec enters into collaborative licensing and/or funded research arrangements, operating expenses would increase commensurate with the increased revenues from such arrangements.

        To date, none of GenVec's proprietary or collaborative programs has resulted in a commercial product; therefore, GenVec has not received any revenues or royalties from the sale of products by GenVec or by GenVec's collaborators. GenVec has funded its operations primarily through public and private placements of equity securities, payments under collaborative programs with other companies and debt financings.

        GenVec has incurred operating losses each year since inception and, as of March 31, 2003, had an accumulated deficit of approximately $100.6 million. GenVec's losses have resulted principally from costs incurred in research and development and from general and administrative activities. Research and development expenses consist primarily of salaries and related personnel costs, sponsored research costs, patent costs, technology access fees, clinical trial costs, and other expenses related to GenVec's product development and research programs. General and administrative expenses consist primarily of salaries and related expenses for executive, finance and other administrative personnel, professional fees and other corporate expenses including business development and general legal activities.

        On April 15, 2003, GenVec and Diacrin jointly announced the signing of a definitive merger agreement under which GenVec will acquire Diacrin through an exchange of stock using a fixed exchange ratio that will not be changed to reflect fluctuations in the market price of the common stock of either company. Under the terms of the agreement, each share of Diacrin common stock will be exchanged for 1.5292 shares of GenVec common stock in a reorganization. Based on GenVec's closing per share price of $1.46 on April 14, 2003, the transaction is valued at approximately $40.4 million. GenVec's existing shareholders will own approximately 45.5% of the combined company and Diacrin's existing shareholders will own approximately 54.5%. The combined company is expected to have approximately $45 million in cash and investments at the end of 2003. Subject to approval by the shareholders of GenVec and Diacrin and other customary closing conditions, the merger is expected to close in the third quarter of 2003.

        Through March 31, 2003, GenVec had recorded an aggregate of $9.1 million of deferred compensation expense (of which $7.8 million has been amortized to operations) resulting from the granting of stock options to employees, directors or consultants covering shares of its common stock, which stock options had exercise prices below the fair value of the underlying common stock at the date of their grant. Net of prior amortization and cancellations, net deferred compensation of $1.3 million at March 31, 2003 will be amortized over the vesting periods of the respective options, typically four years. GenVec anticipates recording total compensation charges resulting from the amortization of the deferred compensation expense recorded as of March 31, 2003 approximately as follows: $900,000 in 2003, $582,000 in 2004 and $6,000 in 2005. During 2002, GenVec amortized $1.6 million of deferred compensation expense.

  Critical Accounting Policies and the Use of Estimates

        The discussion and analysis of GenVec's financial condition and results of operations are based upon GenVec's financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. On an on-going basis, GenVec evaluates its estimates using authoritative pronouncements, historical experience and other assumptions as the basis for making estimates. Actual results could differ from those estimates. While its significant accounting policies are more fully described in Note 2 to GenVec's financial statements included in this joint proxy statement/prospectus, GenVec believes the following accounting policies to be critical:

        Revenue.    Research and development (R&D) revenue, from cost-reimbursement and cost-plus agreements, are recognized as earned based on the performance requirements of the contract. Non-refundable R&D fees for which no further performance obligations exist are recognized when collection is assured. Contract and upfront license payments where GenVec has continued involvement through a research or development collaboration are recognized ratably over the contract period.

Revenue associated with performance milestones are recognized based on achievement of the milestones as defined in the respective agreements.

        In accordance with Staff Accounting Bulletin 101, GenVec has deferred recognition of up-front contract or license payments received under its collaboration and license agreements and has amortized the related unearned revenues over the terms of the collaboration agreements, generally ranging from two to four years. During 1997 and 1999, GenVec received $5.0 million and $4.1 million, respectively, in upfront contract and license fees. GenVec's results of operations included $2.9 million, $3.0 million and $1.8 million during the years ended 1999, 2000 and 2001 of amortization of these upfront contract and license fees. As of December 31, 2001, GenVec had amortized all of these amounts into income. As of December 31, 2002 and 2001, GenVec had unearned revenue related to other contracts of $481,000 and $461,000, respectively.

        Clinical Trial Expenses.    Clinical trial expenses are payable to clinical sites and core laboratories. Expenses for clinical sites are accrued ratably over the treatment period based on the number of patients treated for each trial. Expenses for core laboratories are recognized as incurred.

        Research and Development Activities.    GenVec is currently focused on the development of three therapeutic product candidates, TNFerade™, BIOBYPASS® and AdPEDF which are in various stages of clinical trials.

        The expenditures that will be necessary to execute GenVec's business plan are subject to numerous uncertainties, which may adversely affect its liquidity and capital resources. Completion of clinical trials may take several years or more, but the length of time generally varies substantially according to the type, complexity, novelty and intended use of a product candidate.

        GenVec estimates that clinical trials of the type GenVec generally conducts are typically completed over the following timelines:

CLINICAL PHASE	ESTIMATED COMPLETION PERIOD
Phase I	1-2 Years
Phase II	1-3 Years
Phase III	2-4 Years

        The duration and the cost of clinical trials may vary significantly over the life of a project as a result of differences arising during the clinical trial protocol, including, among others, the following:

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  the number of patients that ultimately participate in the trial;

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  the duration of patient follow-up that seems appropriate in view of the results;

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  the number of clinical sites included in the trials; and

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  the length of time required to enroll suitable patient subjects.

        GenVec tests potential product candidates in numerous pre-clinical studies to identify indications for which they may be product candidates. GenVec may conduct multiple clinical trials to cover a variety of indications for each product candidate. As GenVec obtains results from trials, GenVec may elect to discontinue clinical trials for certain product candidates or for certain indications in order to focus its resources on more promising product candidates or indications.

        An element of GenVec's business strategy is to pursue the research and development of a range of product candidates for a variety of indications. This is intended to allow GenVec to diversify the risks associated with its research and development expenditures. As a result, GenVec believes its future capital requirements and its future financial success are not substantially dependent on any one product candidate. To the extent GenVec is unable to maintain a broad range of product candidates, GenVec's dependence on the success of one or a few product candidates would increase.

        GenVec's product candidates also have not yet received FDA regulatory approval, which is required before GenVec can market them as therapeutic products. In order to proceed to subsequent clinical trial stages and to ultimately achieve regulatory approval, the FDA must conclude that GenVec's clinical data establish safety and efficacy. Historically, the results from pre-clinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. A number of new drugs and biologies have shown promising results in early clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals.

        Furthermore, GenVec's business strategy includes the option of entering into collaborative arrangements with third parties to complete the development and commercialization of GenVec's product candidates. In the event that third parties take over the clinical trial process for one of GenVec's product candidates, the estimated completion date would largely be under the control of that third party rather than GenVec. GenVec cannot forecast with any degree of certainty which proprietary products or indications, if any, will be subject to future collaborative arrangements, in whole or in part, and how such arrangements would affect GenVec's development plan or capital requirements. GenVec's programs may also benefit from subsidies, grants or government or agency-sponsored studies that could reduce GenVec's development costs.

        As a result of the uncertainties discussed above, among others, GenVec is unable to estimate the duration and completion costs of its research and development projects or when, if ever, and to what extent it will receive cash inflows from the commercialization and sale of a product. GenVec's inability to complete its research and development projects in a timely manner or its failure to enter into collaborative agreements, when appropriate, could significantly increase its capital requirements and could adversely impact its liquidity. These uncertainties could force GenVec to seek additional, external sources of financing from time to time in order to continue with its business strategy. GenVec's inability to raise additional capital, or to do so on terms reasonably acceptable to it, would jeopardize the future success of its business.

  TNFerade™, GenVec's lead oncology product candidate, is currently in Phase II trials for the treatment of locally advanced pancreatic cancer and for the treatment of non-metastatic esophageal cancer. GenVec estimates that it has incurred approximately $25 million of expenses on the development of this product candidate since the commencement of this program in 1999. These costs include research, development, clinical trials and clinical supply costs, including an allocation of corporate general and administrative expenses. GenVec expects to continue to expend substantial additional amounts for the development and commercialization of TNFerade™.

  BIOBYPASS® has completed two Phase II trials in two separate indications—coronary artery disease and peripheral vascular disease. In May 2002, GenVec completed a randomized, controlled study of 71 patients with severe coronary artery disease and no treatment options demonstrating that these "no option" patients benefited when they received BIOBYPASS. In January 2003, GenVec reported that its 107 patient, randomized, placebo-controlled Phase II clinical trial of BIOBYPASS for the treatment of peripheral vascular disease failed to meet its clinical endpoints due primarily to an unexpectedly large placebo response. Since commencement of the research and development program of BIOBYPASS in 1996, through March 31, 2003, GenVec has incurred approximately $42.3 million in research, development and clinical costs, including an allocation of corporate general and administrative expenses. From July 1997 until July 2002, the development of BIOBYPASS was subject to a Research, Development and Collaboration Agreement with The Warner Lambert Company, a subsidiary of Pfizer, Inc., whereby GenVec received approximately $62.6 million in non-refundable research and development funding, milestone payments, equity purchases and license fees. GenVec intends to seek strategic alliances with other organizations to continue the clinical development of BIOBYPASS. GenVec anticipates that it will share the risks and costs of development by partnering this program, which it expects may require granting commercialization rights to its collaborators.

  AdPEDF is currently in a Phase I trial for the treatment of wet age-related macular degeneration, a leading cause of blindness in individuals over the age of 50. Since commencement of the program in 2000 through March 31, 2003, GenVec has incurred approximately $15 million in research, development and clinical costs, including an allocation of corporate general and administrative expenses. GenVec intends to seek strategic alliances with other organizations to continue the clinical development of AdPEDF. GenVec anticipates that it will share the risks and costs of development by partnering this program, which it expects may require granting commercialization rights to its collaborators.

        GenVec is also developing therapeutic vaccines for the treatment of life threatening viruses. GenVec is currently collaborating with the U.S. Government for the development of vaccines for the HIV, SARS, malaria and dengue viruses. Each of these vaccine candidates will be evaluated in clinical trials sponsored by the respective agencies. Research and development activities performed by GenVec are subject to statements of work and approved budgets under fixed price or cost plus fixed fee contracts. Since commencement of these vaccine development programs in 2002 through March 31, 2003, GenVec has incurred approximately $8 million in research and development costs, including an allocation of corporate general and administrative expenses.

  Results of Operations for the Three Months Ended March 31, 2003 and 2002

        GenVec's net loss was $5.2 million or ($0.23) per share on revenues of $3.2 million for the quarter ended March 31, 2003. This compares to a net loss of $6.4 million or ($0.29) per share on revenues of $628,000 in the same period in the prior year. GenVec ended the first quarter of 2003 with $14.3 million in cash and investments.

        Revenues.    Revenues for the three months ended March 31, 2003 increased five-fold, to $3.2 million from $628,000 for same period last year. Revenues for the current quarter were derived from vaccine development activities under GenVec's collaborations with the National Institutes of Health (NIH) and the United States Navy Medical Research Center ($2.7 million in 2003 compared to $500,000 in 2002), both of which are using GenVec's proprietary adenovector technology for the development and manufacture of clinical grade vaccine candidates against HIV, malaria and dengue viruses, and an expanded collaboration with Fuso Pharmaceuticals ($500,000 in 2003 compared to $128,000 in 2002).

        Expenses.    Operating expenses for the quarter ended March 31, 2003 increased 14% to $8.3 million from $7.3 million in the comparable quarter last year. Research and development expenses for the three months ended March 31, 2003 increased 22% to $6.2 million, from $5.1 million for the three months ended March 31, 2002. This increase was due primarily to continued clinical development of GenVec's TNFerade™ product program ($716,000) and increased activity in funded vaccine development programs ($688,000). General and administrative expenses decreased 5% to $2.1 million for the three months ended March 31, 2003 compared to $2.2 million for the three months ended March 31, 2002. This decrease was primarily attributed to efforts to reduce outside services such as legal and consulting fees.

        On April 23, 2003, GenVec announced a 25% reduction in workforce as part of a cost reduction program. This action is consistent with GenVec's previously announced plans to reduce expenses and focus resources on the development and commercialization of TNFerade™, currently in Phase II trials for pancreatic and esophageal cancer, as well as on its funded vaccine development programs. The cost reduction program is expected to lower GenVec's stand alone operating losses by 25% to 30% beginning in the second half of 2003, and will result in an estimated $1.3 million charge for severance and related termination costs in the quarter ending June 30, 2003. The costs related to the workforce reductions will be accounted for in compliance with the guidance provided in SFAS No. 112, "Employer's Accounting for Postemployment Benefits" because GenVec has adopted a termination benefit plan. Accordingly, a liability for such costs will be recorded in the period in which the liabilities are probable and estimable. This occurred in the second quarter of 2003, when the workforce reduction plan was adopted and the terms were communicated to employees.

        Other income (loss), net of expenses, was $(28,000) for the three months ended March 31, 2003 compared to $273,000 for the comparable quarter last year. Interest expense exceeded interest income due to lower investment income as GenVec used available cash to fund operating activities coupled with recent declines in interest rates, which resulted in lower returns on GenVec's investment portfolio.

  Liquidity and Capital Resources for the Three Months Ended March 31, 2003

        At March 31, 2003, GenVec's working capital (primarily cash, cash equivalents and short-term investments) was $9.3 million compared to $12.5 million at December 31, 2002. This decrease resulted primarily from the use of cash for general operating activities, purchases of capital equipment ($388,000) and repayment of outstanding debt obligations ($457,000).

        As of March 31, 2003, GenVec held $14.3 million in cash and investments as compared to approximately $20.4 million at December 31, 2002. Net cash used in operating activities for the three months ended March 31, 2003 was approximately $7.0 million primarily resulting from continued clinical development of GenVec's TNFerade™ product program and increased activity under vaccine development programs. Net cash used in operating activities for the three months ended March 31, 2003 also reflects the impact of the timing of payments for certain budgeted expenditures such as director and officer insurance premiums and a final scheduled balloon payment under an existing equipment loan in January 2003, as well as unbudgeted transaction costs incurred in the first quarter related to the proposed Diacrin merger.

        GenVec's accounts receivable balance increased to $798,000 during the first quarter of 2003 due to the timing of payments under its contract with the NIH. In addition, GenVec's financing activities generated $1.9 million during the current quarter from the sale of 756,800 shares of common stock.

        GenVec believes that its cash reserves and anticipated cash flow from its current collaborations, after taking into account the cost reduction program discussed above but without giving effect to the merger, will be sufficient to support GenVec's operations through mid 2004. If the merger is completed, GenVec expects the combined company to have approximately $45 million in cash and investments at the end of 2003, sufficient to support its operations through mid-2006.

        If the merger is not completed, GenVec will require additional funds in addition to its present working capital to develop its product candidates and meet its business objectives. GenVec may seek additional future funding through collaborative arrangements and strategic alliances, additional public or private equity or debt financing, additional licensing arrangements, or some combination of these alternatives. Some of these arrangements may require GenVec to relinquish rights to certain of its existing or future technologies, product candidates or products that GenVec would otherwise seek to develop or commercialize on its own, or to license the rights to its technologies, product candidates or products on terms that are not favorable to it. In addition, if GenVec lacks adequate funding, GenVec may be required to delay, reduce the scope of, or eliminate certain research and development activities or one or more of its clinical programs.

        GenVec anticipates that expenditures for research and development, including clinical trials, product development and preclinical studies, and general and administrative activities will increase significantly in future periods. In the future, GenVec's liquidity and capital resources will depend upon, among other things, the level of its research, development, clinical, regulatory, manufacturing and marketing expenses and funding from collaborations.

  Results of Operations for the Years Ended December 31, 2002 and 2001

        Revenues.    Research and development revenues increased 218% to $8.4 million in 2002 from $2.6 million in 2001 primarily as a result of increased levels of funded activities under GenVec's collaboration agreements with the Vaccine Research Center ($4.0 million) and Fuso Pharmaceuticals ($938,000). Over 31% and 77% of GenVec's research and development support revenue in 2002 and 2001, respectively, were earned under its BIOBYPASS® collaboration agreement with The Warner-Lambert Company/Pfizer, Inc. and related settlement agreement. As previously reported, Pfizer, Inc., which acquired Warner-Lambert in June 2000, elected to discontinue the collaboration in 2002. GenVec will seek ongoing research and development support from existing contracts, including those with Fuso Pharmaceuticals, the Vaccine Research Center and the U.S. Naval Medical Research Center, and from additional collaborative agreements.

        License and milestone payments.    There were no license and milestone payments in 2002 compared with $1.8 million in 2001. Revenues in 2001 consisted of amortization of upfront contract and license fees received in prior years principally from Warner-Lambert.

        Operating Expenses.    Research and development expenses increased 49% to $24.4 million in 2002 from $16.3 million in 2001. The increase in GenVec's research and development activities related primarily to internal product development programs including the continuation of clinical development of TNFerade™ ($2.5 million) and initiation of clinical development efforts for GenVec's AdPEDF product program ($951,000) as well as development and clinical expenses of $2.8 million related to the assumption of the BIOBYPASS® program from Pfizer in July 2002. These BIOBYPASS® program expenses were partially offset by payments totaling $2.7 million for certain manufacturing, development and clinical costs received from Pfizer in 2002.

        General and administrative expenses.    General and administrative expenses increased 10% to $9.6 million in 2002 from $8.7 million in 2001. The increase was primarily attributable to higher levels of expenditures related to legal and consulting fees associated with GenVec's new product development initiatives, including acquiring and maintaining GenVec's intellectual property portfolio, higher compensation costs resulting from new hires in the sales, marketing and commercialization areas and related recruiting and relocation costs.

        Other income (expense).    Other income, consisting primarily of interest income and securities gains or losses offset by interest expense, decreased from $1.5 million in other income in 2001 to $17,000 in other expense in 2002. This decrease was due to lower levels of cash available for investing, lower rates of return on these invested funds, and an investment loss of $1.0 million reported in the second quarter of 2002.

  Results of Operations for the Years Ended December 31, 2001 and 2000

        Revenues.    Research and development support decreased 70% to $2.6 million in 2001 from $8.8 million in 2000 primarily as a result of scheduled reductions in research and development support under GenVec's BIOBYPASS® collaboration agreement with Warner-Lambert. In addition, revenue recognized in 2000 included $3.0 million in process development support received for successfully establishing a manufacturing process suitable for clinical manufacturing.

        License and milestone payments.    Recognition of license and milestone payments decreased to $1.8 million in 2001 from $5.1 million in 2000. Revenues in 2001 consisted of amortization of upfront contract and license fees. Revenues in 2000 consisted of amortization of upfront contract and license fees and a $2.0 million technology success fee related to the development of a production process and testing methods suitable for clinical supplies for pivotal trials.

        Operating Expenses.    Research and development expenses increased 6% to $16.3 million in 2001 from $15.4 million in 2000. The increase in GenVec's research and development activities related primarily to internal product development programs including the initiation of clinical development of TNFerade™ and preclinical development efforts for GenVec's AdPEDF product program.

        General and administrative expenses.    General and administrative expenses increased 26% to $8.7 million in 2001 from $6.9 million in 2000. The increase was primarily attributable to higher levels of expenditures related to legal and consulting fees associated with GenVec's new product development initiatives ($430,000), including acquiring and maintaining its intellectual property portfolio, higher compensation charges resulting from several new hires $(451,000), related recruiting and relocation costs and the increased cost of Director and Officer Liability insurance as a public company ($341,000).

        Other income.    Other income, consisting primarily of interest income, net of interest expense, increased 185% to $1.5 million in 2001 from $534,000 in 2000. The $1 million increase was due to higher levels of cash available for investing as a result of GenVec's IPO in December 2000.

  Liquidity and Capital Resources for the Years Ended December 31, 2002 and 2001

        To date, GenVec has been engaged primarily in research and development activities. As a result GenVec has experienced and expects to continue to incur operating losses for the foreseeable future until one or more of its product candidates are commercialized. As of December 31, 2002, GenVec held $20.4 million in cash and investments as compared to approximately $41.9 million at December 31, 2001. Net cash used in operating activities was $20.3 million in 2002 compared with $16.2 million used in 2001. The increase is primarily the effect of the $6.5 million increase in the net loss for 2002 as compared with 2001. Net cash provided by financing activities was $1.4 million in 2002, reflecting loan proceeds of $2.5 million net of debt payments of $1.3 million. Net cash provided by investing activities was approximately $9.0 million in 2002, which consisted principally of the maturity of investment securities offset by the purchase of property and equipment. As of December 31, 2002, GenVec's working capital was approximately $12.5 million compared to $17.0 million at December 31, 2001, primarily reflecting a $2.3 million decrease in cash and equivalents and short-term investments and a $2.7 million increase in accounts payable and accrued expenses partially offset by an increase in accounts receivable of $924,000 resulting from funded research agreements with the Vaccine Research Center and Fuso Pharmaceuticals.

        Historically, GenVec has contracted with various academic institutions and research organizations to perform research and development activities and with clinical sites for the treatment of patients under clinical protocols. Such contracts expire at various dates and have differing renewal and expiration clauses. GenVec's commitments are summarized in the following table:

	Payments Due by Period (000's)
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long-Term Debt, including Capital Lease Obligations	$7,407	$1,486	$2,675	$1,649	$1,597
Operating Leases	5,148	724	1,439	1,516	1,469
Other Obligations	3,101	2,733	368	—	—

Total Contractual Obligations	$15,656	$4,943	$4,482	$3,165	$3,066

        GenVec expects its revenue for the next several years to consist primarily of payments under corporate collaborations and interest income. In order to reduce its operating expenses, GenVec intends to focus its resources on its lead product candidate, TNFerade™, for the treatment of cancer. With respect to GenVec's other product candidates, including TNFerade™, BIOBYPASS®, and AdPEDF, GenVec will seek to form strategic alliances with other companies pursuant to which GenVec will share the risks and costs of development. GenVec also will continue to look for funded research collaborations to help offset any future losses from operations. Some of these arrangements may require GenVec to relinquish rights to certain of its existing or future technologies, product candidates or products that GenVec would otherwise seek to develop or commercialize on its own, or to license the rights to its technologies, product candidates or products on terms that are not favorable to GenVec.

        GenVec also will continue to seek capital through the public or private sale of securities. If GenVec is successful in raising additional funds through the issuance of equity securities, investors likely will experience substantial dilution, or the equity securities may have rights, preferences or privileges senior to those of the holders of GenVec's common stock. If GenVec raises funds through the issuance of debt securities, those securities would have rights, preferences and privileges senior to those of GenVec's common stock. In addition, if it lacks adequate funding, GenVec may be required to delay, reduce the scope of, or eliminate one or more of its research and development or clinical programs.

        In December 2001 GenVec raised $12.8 million, net of offering costs of $118,000, in a private equity offering. In January 2003, GenVec raised approximately $1.9 million in an offering from its shelf registration statement.

        GenVec believes that its cash reserves and anticipated cash flow from GenVec's current collaborations will be sufficient to support GenVec's operations as a stand-alone company for approximately 15 to 16 months. Without new collaborations or additional equity financing, GenVec would use approximately $18 million in cash over the next twelve months, including approximately $550,000 for capital expenditures and $1.4 million in debt service payments. GenVec expects that significant additional financing will be required in the future, which it may seek to raise through public or private equity offerings, debt financing, additional strategic alliance and licensing arrangements or some combination of these financing alternatives.

        As of December 31, 2002, GenVec's net operating loss carry forwards were approximately $87.8 million. If not utilized, GenVec's loss carry forwards will expire at various dates through 2022. Utilization of GenVec's net operating losses to offset future taxable income, if any, may be substantially limited due to "change of ownership" provisions in the Internal Revenue Code of 1986. GenVec has not yet determined the extent to which limitations may have been triggered as a result of past or future financings. This annual limitation may result in the expiration of certain net operating losses before their use.

Quantitative and Qualitative Disclosures About Market Risk

        The primary objective of GenVec's investment activities is to preserve its capital until it is required to fund operations while at the same time maximizing the income GenVec receives from its investments without significantly increasing risk. As of December 31, 2002, GenVec had cash and cash equivalents and short-term and long-term investments of $20.4 million as follows:

Cash and cash equivalents	$4.6 million
Short-term investments	13.1 million
Long-term investments	2.7 million

        GenVec's exposure to market risk is confined to its cash and cash equivalents, which consist of commercial paper having maturities of less than one year, and its investment portfolio. GenVec maintains an investment portfolio of investment grade government agency notes, corporate bonds and asset-backed securities. The securities in its investment portfolio are not leveraged, are classified as available-for-sale and are, due to their predominantly short-term nature, subject to minimal interest rate risk. GenVec currently does not hedge interest rate exposure on GenVec's investment portfolio. As of December 31, 2002, securities totaling $13.1 million mature in 2003, $282,000 mature in 2004 and $2.4 million mature in 2006. While GenVec does not believe that an increase in market rates would have any significant negative impact on the realizable value of its investment portfolio, changes in interest rates affect the investment income GenVec earns on its investments and, therefore, impacts its cash flow and results of operations. GenVec has operated in the United States and all revenues to date have been received in U.S. dollars. Accordingly, GenVec has not had any material exposure to foreign currency rate fluctuations.

        At December 31, 2002, GenVec had an outstanding bond payable of $4.1 million. This bond bears interest at a variable rate based on LIBOR. During 2000, GenVec entered into an interest rate swap agreement that effectively fixed the interest rate over the life of the bond at 6.68% plus a remarketing fee. GenVec also has outstanding loans and capital lease obligations totaling $3.3 million at fixed interest rates ranging from 5.0% to 12.1%. Principal and interest on these loans is due and payable monthly.

Executive Officers of GenVec

        The following table sets forth GenVec's executive officers and the positions held by them as of July 16, 2003.

NAME	AGE	PRESENT POSITION WITH GENVEC
Paul H. Fischer, Ph.D.	53	Chief Executive Officer and Director
Jeffrey W. Church	46	Chief Financial Officer, Treasurer and Corporate Secretary
Bryan T. Butman, Ph.D.	50	Vice President, Quality
C. Richter King, Ph.D.	48	Vice President, Research
David W. Robinson	44	Vice President, Commercial Development
Robert S. Tenerowicz	40	Vice President, Process Development and Clinical Supplies

        Paul H. Fischer serves as Chief Executive Officer and as a director of GenVec. Dr. Fischer has served as Chief Executive Officer and as a director of GenVec since 1996. Prior to joining GenVec, he was Executive Vice President of Research and Development with Oncologix, Inc., (now Aronex Pharmaceuticals, inc.) a biotechnology company. Dr. Fischer's previous experience includes Manager, Cancer Research at Pfizer, Inc., a pharmaceutical company. Dr. Fischer received his B.S. in Biology from the University of Denver, his Ph.D. in Pharmacology from the University of California at San Francisco and performed post-doctoral research in Pharmacology at Yale University School of Medicine and was an associate Professor of Human Oncology at the University of Wisconsin.

        Jeffrey W. Church joined GenVec in August of 1998 and serves as Chief Financial Officer, Treasurer and Corporate Secretary. Prior to joining GenVec, he served from September 1997 to August 1998 as Executive Vice President and Chief Financial Officer of Biospherics, Inc., a telecommunications and biotechnology company. Before that Mr. Church was employed with Meridian Medical Technologies, Inc., a medical device/drug delivery company. In addition to his CFO duties at Meridian, Mr. Church was also responsible for one of company's three operating units. Previously, Mr. Church spent seven years with PricewaterhouseCoopers LLP as Audit Manager. Mr. Church received his B.S. in Accounting from the University of Maryland and is a Certified Public Accountant.

        Bryan T. Butman has served as GenVec's Vice President of Quality since March 2002. He joined GenVec in 1999 and previously served as Director of Quality and Analytical Sciences from September 1999 to March 2002. Prior to joining GenVec, Dr. Butman served as Executive Director, Diagnostic Product R&D at INTRACEL from 1995 to August 1999. Dr. Butman has over 19 years of experience in the development, clinical testing, registration and manufacture of medical diagnostic products and in the development of quality control assays for parenteral biopharmaceuticals. Throughout his biotechnology career, Dr. Butman has developed successful products in the areas of cardiovascular disease, oncology, infectious disease and hematology. He has held senior positions within Warner Lambert, AKZO-Nobel, Organon Teknika, PerImmune and INTRACEL. Dr. Butman holds a Ph.D. in Cell Biology from Wayne State University.

        C. Richter King has served as GenVec's Vice President of Research since May 1999, and from May 1998 to May 1999 as GenVec's Vice President of New Product Research, an area that he still oversees. Prior to joining GenVec in 1998, Dr. King conducted extensive research into the amplification of the erbB-2 gene, which is associated with common human cancers. Pursuing erbB-2 as a potential target for anticancer therapy, Dr. King directed an experienced research group at the Georgetown University Medical School's Lombardi Cancer Research Center in Washington, DC, where he served as Associate Professor with the University's Department of Biochemistry. Previously, Dr. King was the Director of Drug Discovery for Oncologix (now Aronex Pharmaceuticals, Inc.). Dr. King holds a Ph.D. in Biochemistry from the Johns Hopkins University in Baltimore, MD.

        David W. Robinson serves as Vice President, Commercial Development. Mr. Robinson joined GenVec in August 2002 and brings two decades of marketing and sales experience in the pharmaceutical arena. Mr. Robinson leads GenVec's business development and licensing function as well as its oncology program. Prior to joining GenVec, he was Vice President, Oncology Sales for GlaxoSmithKline, a pharmaceutical company from 2000 to August 2002. Mr. Robinson held various management positions at GlaxoSmithKline, including Director of Oncology Marketing (1998 to 2000) and Director of Business Operations (1996 to 1998). As Vice President, Commercial Development, he will direct all marketing and future sales efforts for GenVec's product candidates. Mr. Robinson received his Bachelor of Science degree in Business Administration from the Appalachian State University.

        Robert S. Tenerowicz has served as Vice President, Process Development & Clinical Supplies, since March 2002. Mr. Tenerowicz joined GenVec in 1997 as Director of Project Management and served as Senior Director of Project Management from March 2000 to February 2002 when he was promoted to Vice President, Process Development and Clinical Supplies. Mr. Tenerowicz had 16 years of previous biotechnology industry and project management experience prior to joining GenVec. Mr. Tenerowicz spent nine years at Genentech, Inc., serving in both the manufacturing and project management groups. Following Genentech, Mr. Tenerowicz led the project management function at Cell Genesys, Inc. and then at its subsidiary, Abgenix, Inc., for three years before joining GenVec. While at Abgenix, Mr. Tenerowicz also had responsibility for the Quality Assurance and Regulatory Affairs functions. In addition to managing internal project management efforts, Mr. Tenerowicz has also gained extensive experience with outside partners, collaborators and contractors such as large pharmaceutical companies, biotechnology companies, device companies, contract manufacturing and testing organizations, and academic institutions. Mr. Tenerowicz received his Bachelor of Science degree in Physiology from the University of California at Davis and his Master of Business Administration in Operations Management from Golden Gate University.

INFORMATION ABOUT DIACRIN

Business of Diacrin

  Overview

        Diacrin is developing cell transplantation technology for treating human diseases that are characterized by cell dysfunction or cell death and for which current therapies are either inadequate or nonexistent. Diacrin believes cell transplantation products will address important unmet medical needs and that it will play a leading role in developing these products. Diacrin has transplanted cells into approximately 67 patients in FDA approved clinical trials. Diacrin is currently focusing most of its efforts towards the development of its cell transplantation product for the treatment of cardiac disease.

Product Candidate:	Disease Indication:	Status:
Transplantation of muscle cells	Cardiac Disease	Phase I

        Diacrin was incorporated in October 1989. Diacrin's principal executive offices are located at Building 96, 13th Street, Charlestown Navy Yard, Charlestown, MA 02129, and its telephone number at that location is (617) 242-9100.

  Human Muscle Cells for Cardiac Disease

        Coronary heart disease is the leading cause of death in the United States, responsible for approximately 1 of every 5 deaths, or approximately 500,000 deaths each year. According to the American Heart Association, approximately 1 million heart attacks occur annually in the United States. Of the 800,000 patients who survive, approximately 200,000 will die within a year. The disease is caused by the accumulation of plaque, consisting of lipid deposits, macrophages and fibrous tissue, on the walls of vessels supplying blood to the heart muscle. Rupture of unstable plaques exposes substances that promote platelet aggregation and clot formation. The clot is composed of platelets, blood cells and fibrin that can block one or more of the coronary vessels, resulting in an inadequate supply of oxygen to the heart muscle. This highly active muscle is quickly damaged and the lesions are irreversible because heart muscle cells are not capable of cell division. The end result is an infarct, a damaged area of heart muscle in which scar tissue and fibrosis replace dead heart muscles, lowering the ability of the heart to contract and function.

        Treatments to prevent tissue damage after a heart attack include drugs that break down fibrin clots and open up blocked arteries. These drugs have greatly influenced morbidity and mortality, but must be administered within a short interval after a heart attack to be effective. Even with current medical management, over one third of acute heart attacks are fatal. Cardiac catheterization and angioplasty to dislodge the clot and open the blocked vessel have proved effective in restoring blood flow, but cannot reverse preexisting tissue damage.

        Diacrin's scientists have isolated and expanded muscle cells from human tissue and are studying the use of these cells for transplantation into damaged heart muscle. Diacrin believes that patients suffering from heart attacks would benefit if these muscle cells could repair their damaged hearts. These cells would be isolated from a muscle biopsy of a patient who had suffered a heart attack, thereby allowing transplantation of a patient's own muscle cells into his or her heart, which would avoid any rejection by the immune system. In April 2001, Diacrin and its collaborators published the results of a muscle cell transplantation preclinical study in the journal Circulation. This study showed that transplantation of muscle cells after myocardial infarction in an animal model attenuated deleterious cardiac remodeling and improved cardiac function.

        Diacrin has completed patient recruitment in two Phase I clinical trials treating patients with damaged heart muscle. One of these trials involved transplanting muscle cells into a patient's heart at the same time that the patient received a left ventricular assist device (LVAD). The LVAD is implanted in these patients as a bridge to heart transplant. Diacrin's clinical trial involved the implantation of

300 million myoblasts in six patients. This clinical trial was conducted at Temple University, University of Michigan and the Bryant LGH Heart Institute. Once a patient receives a new heart in this trial, Diacrin is able to histologically examine their old heart. This allows Diacrin to evaluate cell survival and new blood vessel formation after transplantation. In March 2003, Diacrin and its collaborators published the results from the review of four explanted hearts in the Journal of American College of Cardiology. Upon examination Diacrin noted skeletal muscle cells survived and differentiated into mature myofibers in three of the four hearts and in one heart Diacrin noticed an increase in small vessel formation at the site of surviving myotubes.

        A second Phase I clinical trial involved transplanting muscle cells into the heart at the same time that a patient underwent coronary artery bypass surgery (CABG). This was a 12-patient dose escalation trial with safety being evaluated at doses ranging from 10 million to 300 million cells. This clinical trial was conducted at Arizona Heart Institute, UCLA, The Cleveland Clinic and Ohio State University. In September 2002, Diacrin entered into a development and license agreement with Terumo Corporation. Under the terms of the agreement, Diacrin licensed to Terumo Diacrin's human muscle cell transplantation technology for cardiac disease in Japan. Terumo will fund all development in Japan while Diacrin continues to independently develop its cardiac repair technology for commercialization in the United States and elsewhere. The agreement includes an upfront non-refundable license fee of $2.0 million which Diacrin received in October 2002, milestone payments of up to $8.0 million and a royalty on product sales. The Terumo agreement remains effective until the expiration of Terumo's royalty obligations under the agreement, but may be earlier terminated by either party upon 60 days' notice of a material breach if the breach remains uncured, or by Diacrin if Terumo decides to halt or significantly reduce the funding of the number of employees committed to the development of a product. The FDA recently cleared Diacrin's IND for an additional clinical trial involving the transplantation of human muscle cells into the heart at the same time that a patient undergoes CABG. Through this trial, with the involvement of imaging specialists, Diacrin plans to define the primary endpoint for a pivotal clinical trial.

  Manufacturing

        Diacrin isolates and prepares cell populations in its own clinical production facilities in Charlestown, Massachusetts. Diacrin's long-range plan is to expand its internal manufacturing capabilities, including the facilities necessary to test, isolate and package an adequate supply of finished cell products in order to meet its long-term clinical and manufacturing needs.

  Patents and Licenses

        Diacrin intends to aggressively seek patent protection for any products it develops. Diacrin also intends to seek patent protection or rely upon trade secrets to protect certain of its technologies which will be used in discovering and evaluating new products. Diacrin has 19 issued U.S. patents and 18 patent applications pending with the United States Patent and Trademark Office. Diacrin has also filed foreign counterparts in the European Union and other selected countries. These applications seek composition-of-matter and use protection for the various products Diacrin has in development.

        Diacrin relies significantly upon unpatented proprietary technology, information processes and know how. To protect its trade secrets and other proprietary information, Diacrin requires all employees, consultants, advisors and collaborators to enter into confidentiality agreements in favor of Diacrin.

  Sales and Marketing

        Diacrin has not yet developed sales and marketing capabilities for its product candidates. Diacrin may form strategic alliances with established pharmaceutical or biotechnology companies in order to finance the development of certain of Diacrin's products and, assuming successful development, to market such products. These alliances may enable Diacrin to expand or accelerate its product development efforts and also may provide Diacrin with access to established marketing organizations. Alternatively, Diacrin may decide to market some of Diacrin's products on its own.

  Competition

        Diacrin believes that its ability to compete successfully will be based on its ability to create and maintain scientifically advanced technology, develop proprietary products and attract and retain qualified scientific personnel. In addition, Diacrin must obtain adequate financing, patents, orphan drug designation or other protection for its products, and required regulatory approvals, and to manufacture and successfully market its products both independently and through collaborators.

        The biopharmaceutical and pharmaceutical industries are characterized by intense competition. Diacrin competes against numerous companies, many of which have substantially greater financial and other resources than Diacrin does. Private and public academic and research institutions also compete with Diacrin in the research and development of human therapeutic products. In addition, many of Diacrin's competitors have significantly greater experience than Diacrin does in the testing of pharmaceutical and other therapeutic products and obtaining FDA and other regulatory approvals of products for use in health care. Accordingly, Diacrin's competitors may succeed in obtaining FDA approval for products more rapidly than Diacrin does. If Diacrin commences significant commercial sales of Diacrin's products, Diacrin will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which Diacrin has limited or no experience.

        Diacrin's products under development will compete with products and therapies which are either currently available or currently under development. Competition will be based, among other things, on efficacy, safety, reliability, price, availability of reimbursement and patent position. Diacrin is aware of other companies which are pursuing research and development of alternative products or technologies addressing the same disease categories as Diacrin's development programs.

  Employees

        As of July 16, 2003, Diacrin had 22 full-time employees, 16 of whom were engaged in research, development, clinical and quality assurance/quality control activities. None of Diacrin's employees are represented by a labor union or covered by a collective bargaining agreement.

Properties

        Diacrin leases a facility which contains approximately 25,000 square feet of space in Charlestown, Massachusetts. The current lease has a five-year term ending in 2006, providing for a base rental rate of approximately $76,000 per month, plus applicable property taxes and insurance. Diacrin has the right to extend the lease an additional five years commencing in 2006. Diacrin's facilities are equipped with laboratory and cell culture capabilities sufficient to satisfy Diacrin's research and development requirements for the foreseeable future and cell isolation capabilities sufficient to satisfy Diacrin's clinical production requirements. To the extent that additional similar facilities may be required, Diacrin may be required to secure additional facilities or seek outside contractors to provide such capabilities.

Legal Proceedings

        Diacrin is currently not a party to any material legal proceedings.

Management's Discussion and Analysis of Financial Condition and Results of Operations

  Overview

        Since its inception, Diacrin has principally focused its efforts and resources on research and development of cell transplantation technology for treating human diseases that are characterized by cell dysfunction or cell death and for which current therapies are either inadequate or nonexistent. Diacrin's primary source of working capital to fund those activities has been proceeds from the sale of equity and debt securities. In addition Diacrin has received funding from its collaboration with Terumo Corporation and its joint venture with Genzyme Corporation. Diacrin does not expect to derive a material amount of revenues from its joint venture with Genzyme in the future. Diacrin has not received any revenues from the sale of products to date and does not expect to generate product revenues for the next several years. Diacrin has experienced fluctuating operating losses since inception and expects that the additional activities required to develop and commercialize its products will result in increasing operating losses for the next several years. At March 31, 2003, Diacrin had an accumulated deficit of $59.9 million.

        In September 2002, Diacrin entered into a development and license agreement with Terumo. Under the terms of the agreement, Diacrin licensed to Terumo Diacrin's human muscle cell transplantation technology for cardiac disease in Japan. Terumo will fund all development in Japan while Diacrin continues to independently develop its cardiac repair technology for commercialization in the U.S. and elsewhere. The agreement includes an upfront non-refundable license fee of $2.0 million, milestone payments and a royalty on product sales.

  Critical Accounting Policies

        Diacrin believes its most critical accounting policies are those that dictate how it accounts for its development and license agreement with Terumo and joint venture with Genzyme. On October 1, 2002 Diacrin received an upfront non-refundable license fee of $2.0 million from Terumo. Diacrin recorded this fee as deferred revenue and recognizes revenue over the development period of the agreement in accordance with SAB 101. SAB 101 requires a company to recognize certain upfront non-refundable fees over the period in which it completes its performance obligations under the related agreement when such fees are received in conjunction with an agreement which includes performance obligations. Determination of the length of the development period requires management's judgment. Any significant changes in the assumptions underlying Diacrin's estimates used while applying SAB 101 could impact Diacrin's revenue recognition. Revenue from milestone payments under which Diacrin has continuing performance obligations are recognized as revenue upon the achievement of the milestone only if all of the following conditions are met: the milestone payments are non-refundable; achievement of the milestone was not reasonably assured at the inception of the arrangement; substantive effort is involved in achieving the milestone; and the amount of the milestone is reasonable in relation to the effort expended or the risk associated with achievement of the milestone. If any of these conditions are not met, the milestone payments are deferred and recognized as revenue over the term of the arrangement as Diacrin completes its performance obligations. Payments received under these arrangements prior to the completion of the related work are recorded as deferred revenue.

        In 1996, Diacrin formed a joint venture with Genzyme to develop and commercialize two product candidates. Each of Diacrin and Genzyme owns 50% of the joint venture. Diacrin records as research and development expense all costs related to the joint venture's product candidates incurred by Diacrin on behalf of the joint venture. Diacrin then recognizes research and development revenue equal to the amount of reimbursement received by Diacrin from the joint venture out of funds contributed by Genzyme. Diacrin does not recognize research and development revenue for amounts Diacrin receives from the joint venture out of funds contributed by Diacrin. As Genzyme incurs costs on behalf of the joint venture that Diacrin is obligated to fund, Diacrin recognizes an expense in its statement of operations captioned "Equity in operations of joint venture."

        Diacrin is currently focused on the development of one product candidate, human muscle cells for cardiac disease. The expenditures that will be necessary to execute Diacrin's product development plan are subject to numerous uncertainties, which may adversely affect its liquidity and capital resources. Completion of clinical trials may take several years or more, but the length of time generally varies substantially according to the type, complexity, novelty and intended use of a product candidate.

        Diacrin estimates that clinical trials of the type Diacrin generally conducts are typically completed over the following timelines:

CLINICAL PHASE	ESTIMATED COMPLETION PERIOD
Phase I	1-2 Years
Phase II	1-3 Years
Phase III	2-4 Years

        The duration and the cost of clinical trials may vary significantly over the life of a project as a result of differences arising during the clinical trial protocol, including, among others, the following:

  •
  the number of patients that ultimately participate in the trial;

  •
  the duration of patient follow-up that seems appropriate in view of the results;

  •
  the number of clinical sites included in the trials; and

  •
  the length of time required to enroll suitable patient subjects.

        Diacrin tests potential product candidates in numerous pre-clinical studies to identify indications for which they may be product candidates. As Diacrin obtains results from trials, Diacrin may elect to discontinue clinical trials for certain product candidates or for certain indications in order to focus its resources on more promising product candidates or indications.

        An element of a company's business strategy is to pursue the research and development of a range of product candidates for a variety of indications. This is intended to allow the company to diversify the risks associated with its research and development expenditures. Diacrin is currently focusing its efforts towards the development of one product candidate. As a result, its future capital requirements and its future financial success are substantially dependent on this product candidate.

        Diacrin's product candidate has not yet received FDA regulatory approval, which is required before Diacrin can market it as a therapeutic product. In order to proceed to subsequent clinical trial stages and to ultimately achieve regulatory approval, the FDA must conclude that Diacrin's clinical data establish safety and efficacy. Historically, the results from pre-clinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. A number of new drugs and biologies have shown promising results in early clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals.

        Furthermore, Diacrin's product development strategy includes the option of entering into collaborative arrangements with third parties to complete the development and commercialization of Diacrin's product candidates. In the event that third parties take over the clinical trial process for Diacrin's product candidate, the estimated completion date would largely be under the control of that third party rather than Diacrin. Diacrin cannot forecast with any degree of certainty which proprietary products or indications, if any, will be subject to future collaborative arrangements, in whole or in part, and how such arrangements would affect Diacrin's development plan or capital requirements. Diacrin's programs may also benefit from subsidies, grants or government or agency-sponsored studies that could reduce Diacrin's development costs.

        As a result of the uncertainties discussed above, among others, Diacrin is unable to estimate the duration and completion costs of its research and development projects or when, if ever, and to what extent it will receive cash inflows from the commercialization and sale of a product. Diacrin's inability to complete its research and development projects in a timely manner or its failure to enter into collaborative agreements, when appropriate, could significantly increase its capital requirements and could adversely impact its liquidity. These uncertainties could force Diacrin to seek additional, external sources of financing from time to time in order to continue with its business strategy. Diacrin's inability to raise additional capital, or to do so on terms reasonably acceptable to it, would jeopardize the future success of its business.

        Diacrin's one product candidate, human muscle cells for cardiac disease, is currently in Phase I clinical testing. Diacrin estimates that, since 1990, it has spent between $15 million and $20 million on the development on this product candidate, primarily in research and development expenses, including an allocation of corporate general and administrative expenses. Diacrin expects to continue to expend substantial additional amounts for the development of this product. Diacrin cannot reasonably estimate costs to complete development of this product due to the uncertainties of the development process and the requirements of the FDA, which could necessitate additional and unexpected clinical trials or other development, testing and analysis. Until Diacrin obtains further relevant clinical data, it will not be able to estimate its future expenses related to this program or when, if ever, and to what extent it will receive cash inflows from it. Results of any testing could result in a decision to alter or terminate development of this product, in which case estimated future costs could change substantially. Furthermore, this program may benefit from subsidies, grants, partners or government or agency-sponsored studies that could reduce Diacrin's development costs.

  Results of Operations for the Three Months Ended March 31, 2003 and 2002

        Research and development revenues were $80,000 for the three months ended March 31, 2003 and $33,000 for the three months ended March 31, 2002. The increase in revenues was primarily a result of an increase in revenue of $73,000 related to Diacrin's collaboration with Terumo offset in part by a decrease in revenue from its joint venture with Genzyme. Diacrin and Genzyme have suspended the development of the product candidates being developed by the joint venture. As a result, Diacrin has focused on reducing or eliminating activities it performs related to the joint venture's product candidates. Because Diacrin's revenue in connection with the joint venture is determined by how much activity it performs on behalf of the joint venture, the successful reduction or elimination of this activity by Diacrin has resulted in a decrease in its revenue. Diacrin does not expect to derive a material amount of revenues from its joint venture with Genzyme in the future.

        Research and development expenses were $1.1 million and $1.6 million for the three months ended March 31, 2003 and 2002, respectively. The decrease in research and development expenses is primarily due to a decrease in clinical and production costs related to several product candidates of $280,000, a decrease in consulting costs of $57,000 and a decrease in personnel costs of $50,000.

        General and administrative expenses were $554,000 and $357,000 for the three months ended March 31, 2003 and 2002, respectively. The increase in general and administrative expenses was primarily due to an increase in professional fees of $213,000 due to Diacrin's business combination transaction with GenVec.

        For the three months ended March 31, 2003 and 2002, Diacrin recorded an expense of $42,000 and $31,000, respectively, related to its equity in operations of the joint venture. This expense was due to funds contributed by Diacrin to the joint venture that were used to fund expenses incurred by Genzyme on behalf of the joint venture. The expense amount remained relatively unchanged between the periods.

        Investment income was $244,000 and $457,000 for the three months ended March 31, 2003 and 2002, respectively. The decrease in investment income was due to lower cash balances available for investment in the current year period and a lower return on investment due to the decline in interest rates.

        Diacrin incurred a net loss of approximately $1.4 million for the three months ended March 31, 2003 versus approximately $1.5 million for the three months ended March 31, 2002.

  Liquidity and Capital Resources for the Three Months Ended March 31, 2003

        Diacrin has financed its activities primarily with the net proceeds from the sale of equity and debt securities aggregating $102 million and with the interest earned thereon. In addition, Diacrin had recorded approximately $15.3 million in revenue from its joint venture since it commenced on October 1, 1996. At March 31, 2003, Diacrin had cash and cash equivalents, short-term investments and long-term investments aggregating approximately $43.4 million.

        Diacrin believes that its existing funds will be sufficient to fund its operating expenses and capital requirements as currently planned for the foreseeable future. However, Diacrin's cash requirements may vary materially from those now planned because of results of research and development, the scope and results of preclinical and clinical testing, any termination of the joint venture, relationships with future strategic partners, changes in the focus and direction of Diacrin's research and development programs, competitive and technological advances, the FDA's regulatory process, the market acceptance of any approved products and other factors.

        Diacrin expects to incur substantial additional costs, including costs related to ongoing research and development activities, preclinical studies, clinical trials, expanding its cell production capabilities and the expansion of its laboratory and administrative activities. Therefore, in order to achieve commercialization of its potential products, Diacrin may need substantial additional funds. Diacrin may be unable to obtain the additional funding that it may require on acceptable terms, if at all.

        Net cash used in operating activities was $1.5 million for the three months ended March 31, 2003. Cash used in operations for the three months ended March 31, 2003 was primarily attributable to its net loss.

        Net cash provided by investing activities was $2.2 million for the three months ended March 31, 2003. Net cash provided by investing activities for the three months ended March 31, 2003 was primarily attributable to maturities of investments, offset in part by purchases of investments.

        No cash was used for financing activities in the three months ended March 31, 2003.

        Diacrin's only material commitment at March 31, 2003 was a lease for a facility. In October 2000, Diacrin exercised the first of two options it has to extend this lease through September 2006. Minimum rental payments under the lease are as follows:

		Rental Commitment
Remainder of	2003	$681,000
	2004	908,000
	2005	908,000
	2006	681,000

		$3,178,000

        Diacrin is obligated to fund 25% of the joint venture expenditures. Due to the curtailment of development spending by the joint venture, Diacrin does not expect to pay more than $150,000 in 2003, or any future year, to the Diacrin/Genzyme LLC to fund operations.

  Results of Operations for the Years Ended December 31, 2002 and 2001

        Research and development revenues were $346,000 for the year ended December 31, 2002 and $737,000 for the year ended December 31, 2001. The decrease in revenues was primarily a result of a decrease in revenue from Diacrin's joint venture with Genzyme of $636,000 offset in part by an increase in revenue of $245,000 related to Diacrin's collaboration with Terumo. Diacrin and Genzyme have suspended the development of the product candidates being developed by the joint venture. As a result, Diacrin has focused on reducing or eliminating activity it performs related to the joint venture's product candidates. Because Diacrin's revenue in connection with the joint venture is determined by how much activity Diacrin performs on behalf of the joint venture, the successful reduction or elimination of this activity by Diacrin has resulted in a decrease in its revenue. Diacrin does not expect to derive a material amount of revenues from Diacrin's joint venture with Genzyme in the future.

        Research and development expenses were $6.1 million and $6.4 million for the years ended December 31, 2002 and 2001, respectively. The decrease in research and development expenses was primarily due to a decrease in costs related to the development of several xenotransplantation related product candidates of approximately $636,000 offset in part by an increase in costs related to the development of Diacrin's cell transplantation technology for cardiac repair of approximately $576,000. In addition, the decrease was due to a decrease in personnel costs of $155,000.

        General and administrative expenses of $1.5 million and $1.6 million for the year ended December 31, 2002 and 2001, respectively, remained relatively unchanged.

        For the year ended December 31, 2002 and 2001, Diacrin recorded an expense of $103,000 and $547,000, respectively, related to its equity in operations of the joint venture. This expense was due to funds contributed by Diacrin to the joint venture that were used to fund expenses incurred by Genzyme on behalf of the joint venture. The decreased charge in the current year period was primarily due to a decrease in clinical activity performed by Genzyme on behalf of the joint venture. All patients recruited into clinical trials for the joint venture's product candidates are no longer being evaluated for clinical improvement and, as a result, the clinical costs associated with the joint venture's product candidates have decreased.

        Investment income was $1.4 million and $3.2 million for the year ended December 31, 2002 and 2001, respectively. The decrease in investment income was due to lower cash balances available for investment in the current year period and a lower return on investment due to the decline in interest rates.

        Interest expense was $3,000 for the year ended December 31, 2002 and $14,000 for the year ended December 31, 2001. The decrease in 2002 was due to the scheduled pay down of loan debt outstanding.

        Diacrin incurred a net loss of approximately $6.1 million for the year ended December 31, 2002 versus a net loss of approximately $4.6 million for the year ended December 31, 2001.

  Results of Operations for Years Ended December 31, 2001 and 2000

        Research and development revenues were approximately $737,000 for the year ended December 31, 2001 and $2.1 million for the year ended December 31, 2000. Revenues for both years were comprised entirely of revenue from the joint venture. The amount of revenue Diacrin records is determined by the amount of activity it performs on behalf of the joint venture. The decrease in revenues was primarily a result of a decrease in clinical production activity performed by Diacrin on behalf of its joint venture with Genzyme.

        Research and development expenses were $6.4 million for the year ended December 31, 2001 versus $6.0 million for the year ended December 31, 2000. The increase in research and development expenses was primarily due to an increase of $263,000 in the costs associated with sponsoring and managing Diacrin's clinical trials.

        General and administrative expenses were $1.6 million for the year ended December 31, 2001 versus $1.3 million for the year ended December 31, 2000. The increase in general and administrative expenses was primarily due to an increase in personnel costs related to an executive retention plan and an increase in professional fees incurred as Diacrin evaluated strategic relationships.

        For the year ended December 31, 2001, Diacrin recorded a $547,000 charge related to Diacrin's equity in the operations of the joint venture compared to a $1.4 million charge for the year ended December 31, 2000. This expense related to funds contributed by Diacrin to the joint venture that were used to fund expenses incurred by Genzyme on behalf of the joint venture. The decreased charge in 2001 was primarily due to a decrease in clinical activity performed by Genzyme on behalf of the joint venture. The number of patients recruited into clinical trials for the joint venture's product candidates are no longer being evaluated for clinical improvement has decreased and, as a result, the clinical costs associated with the joint venture's product candidates have decreased.

        Investment income of approximately $3.2 million for the years ended December 31, 2001 and 2000 remained relatively unchanged.

        Interest expense was $14,000 for the year ended December 31, 2001 and $30,000 for the year ended December 31, 2000. The decrease in 2001 was due to the scheduled pay down of lease and loan debt outstanding.

        Diacrin incurred a net loss of approximately $4.6 million for the year ended December 31, 2001 versus a net loss of approximately $3.5 million for the year ended December 31, 2000.

  Liquidity and Capital Resources for the Years Ended December 31, 2002 and 2001

        Diacrin has financed its activities primarily with the net proceeds from the sale of equity and debt securities aggregating $102.0 million and with interest earned thereon. In addition, Diacrin has recorded approximately $15.3 million in revenue from its joint venture since it commenced on October 1, 1996. At December 31, 2002, Diacrin had cash and cash equivalents, short-term investments and long-term investments aggregating approximately $45.0 million.

        Diacrin believes that its existing funds will be sufficient to fund its operating expenses and capital requirements as currently planned for the foreseeable future. However, Diacrin's cash requirements may vary materially from those now planned because of results of research and development, the scope and results of preclinical and clinical testing, relationships with future strategic partners, changes in the focus and direction of Diacrin's research and development programs, competitive and technological advances, the FDA's regulatory process, the market acceptance of any approved products and other factors.

        Diacrin expects to incur substantial additional costs, including costs related to ongoing research and development activities, preclinical studies, clinical trials, expanding Diacrin's cell production capabilities and the expansion of Diacrin's laboratory and administrative activities. Therefore, in order to achieve commercialization of Diacrin's potential products, Diacrin may need substantial additional funds. Diacrin may be unable to obtain the additional funding that it may require on acceptable terms, if at all.

        Net cash used in operating activities was $4.6 million for the year ended December 31, 2002 and $3.9 million for the year ended December 31, 2001. Cash used in operations for the year ended December 31, 2002 was primarily attributable to Diacrin's net loss, offset in part by an increase in deferred revenue of $1.8 million related primarily to an upfront payment by Terumo. Cash used in operations for the years ended December 31, 2001 was primarily attributable to Diacrin's net loss, offset in part by Diacrin's equity in operations of the joint venture.

        Net cash provided by investing activities was $390,000 and $1.4 million for the years ended December 31, 2002 and 2001, respectively. Net cash used in investing activities was $25.6 million for the year ended December 31, 2000. Net cash provided by investing activities for the years ended December 31, 2002 and 2001 was primarily attributable to a decrease in long-term investments offset by an increase in short-term investments. Net cash used in investing activities for the year ended December 31, 2000 was primarily attributable to an increase in short-term investments and long-term investments. The increase in investments was due to Diacrin's public offering of common stock in March 2000.

        Net cash used in financing activities was $119,000 and $102,000 for the years ended December 31, 2002 and 2001, respectively. Net cash provided by financing activities was $37.0 million for the year ended December 31, 2000. Net cash used in financing activities for the years ended December 31, 2002 and 2001 was primarily attributable to principal payments made on Diacrin's long-term debt. Net cash provided by financing activities for the year ended December 31, 2000 was primarily attributable to net proceeds from the sale of common stock in a public offering in March 2000.

        Diacrin's only material commitment at December 31, 2002 was a lease for a facility. In October 2000, Diacrin exercised the first of two options it has to extend this lease an additional five years. Minimum rental payments under the lease are as follows:

Rental Commitment
2003	$908,000
2004	908,000
2005	908,000
2006	681,000

$3,405,000

Diacrin/Genzyme LLC Financial Statements

        Each of Diacrin and Genzyme owns 50% of Diacrin/Genzyme LLC. For the year ended December 31, 2000, Diacrin's equity in operations of the joint venture exceeded 20% of Diacrin's net loss. Accordingly, pursuant to the rules of the Securities and Exchange Commission, Diacrin's Annual Report on Form 10-K for the year ended December 31, 2001 included separate audited financial statements for the joint venture. For the years ended December 31, 2001 and 2002, Diacrin's equity in operations of the joint venture did not exceed 20% of Diacrin's net loss. As a result, the financial information with respect to the joint venture presented in this joint proxy statement/prospectus is unaudited. See "Index to Financial Statements."

  Recently Issued Accounting Pronouncements

        In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the entity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is required to be applied to preexisting entities of Diacrin as of the beginning of the first quarter after June 15, 2003. FIN 46 is required to be applied to all new entities with which Diacrin becomes involved beginning February 1, 2003. Based upon the accounting guidance and other information available, Diacrin does not believe Diacrin's joint venture meets the definition of a variable interest entity. Diacrin currently believes adoption of FIN 46 will not have a significant impact on it.

Quantitative and Qualitative Disclosures About Market Risk

        Diacrin owns financial instruments that are sensitive to market risks as part of its investment portfolio. The investment portfolio is used to preserve Diacrin's capital until it is required to fund operations, including Diacrin's research and development activities. None of these market-risk sensitive instruments are held for trading purposes. Diacrin does not own derivative financial instruments in Diacrin's investment portfolio. Diacrin's investment portfolio contains instruments that are subject to the risk of a decline in interest rates. For example, if the annualized interest rate on Diacrin's interest bearing investments were to change 1%, investment income would have hypothetically increased or decreased by approximately $473,000 during the year ended December 31, 2002. This hypothetical analysis does not take into consideration the effects of the economic conditions that would give rise to such an interest rate change or Diacrin's response to such hypothetical conditions.

        Diacrin's investment portfolio includes investment grade debt instruments. These bonds are subject to interest rate risk, and could decline in value if interest rates fluctuate. Due to the short duration and conservative nature of these instruments, Diacrin does not believe that it has a material exposure to interest rate risk.

Directors and Executive Officers of Diacrin

        The following table sets forth, as of July 16, 2003, the names, ages and positions of the current directors and executive officers of Diacrin:

Name	Age	Position
Thomas H. Fraser, Ph.D.(1)	55	President and Chief Executive Officer; Director
E. Michael Egan	49	Chief Operating Officer
Kevin Kerrigan	32	Controller
Zola P. Horovitz, Ph.D.(2)	68	Director
Stelios Papadopoulos, Ph.D.(2)	54	Director
Joshua Ruch(2)	53	Director
John W. Littlechild	51	Director

(1)
If the merger is completed, Dr. Fraser will serve as Chairman of the Board of the combined company.

(2)
If the merger is completed, Dr. Horovitz, Dr. Papadopoulos and Mr. Ruch will serve as directors of the combined company.

        Thomas H. Fraser, Ph.D., has served as Diacrin's President and Chief Executive Officer and as a Director since 1990. Dr. Fraser was previously Executive Vice President, Corporate Development, for Repligen Corporation, a biopharmaceutical company. Dr. Fraser was the founding Vice President for Research and Development at Repligen in 1981 and served as Executive Vice President from 1982 through 1990 as well as Chief Technical Officer from 1982 through 1988. Prior to joining Repligen, Dr. Fraser headed the recombinant DNA research group in Pharmaceutical Research and Development at The Upjohn Company, a pharmaceutical company. Dr. Fraser received his Ph.D. in Biochemistry from the Massachusetts Institute of Technology and was a Damon Runyon-Walter Winchell Cancer Fund Postdoctoral Fellow at The University of Colorado.

        E. Michael Egan was promoted to Chief Operating Officer in January 2001. Prior to that, Mr. Egan had served as Diacrin's Senior Vice President, Corporate Development, since 1993. Mr. Egan joined Diacrin from Repligen, where he was employed from 1983 to 1993, and since 1989 had been Vice President of Business Development. He was also a member of the board of directors of Repligen Clinical Partners, L.P., and the Secretary/Treasurer of Repligen Sandoz Research Corporation. Mr. Egan's previous positions at Repligen include Director of Business Development and Manager of Business Development. Prior to joining Repligen in 1983, Mr. Egan was a laboratory supervisor at Dana-Farber Cancer Institute, Division of Medicine. He received a B.S. in biology from Boston College and a Certificate of Special Studies in Administration and Management from Harvard University in 1986.

        Kevin Kerrigan has served as Diacrin's Controller since November 1998. Mr. Kerrigan joined Diacrin in 1997 as Accounting Manager. From 1993 to 1997 Mr. Kerrigan was a member of the professional staff of Pricewaterhouse LLP, an accounting firm. Mr. Kerrigan received a B.S. degree in accounting from Merrimack College and was awarded a CPA certificate from the Commonwealth of Massachusetts in 1996.

        Zola P. Horovitz, Ph.D., has served as a Director of Diacrin since 1994. Dr. Horovitz was Vice President, Business Development and Planning at Bristol-Myers Squibb Pharmaceutical Group from 1991 until 1994 and was Vice President, Licensing from 1989 to 1991. Prior to 1989, Dr. Horovitz spent 30 years as a member of the Squibb Institute for Medical Research, most recently as Vice President, Research Planning. Dr. Horovitz is also a director of 3-Dimensional Pharmaceuticals, Inc., Avigen, Inc., BioCryst Pharmaceuticals, Genaera Pharmaceuticals, Paligent, Synaptic Pharmaceuticals, Inc. and Palatin Technologies. Dr. Horovitz received his Ph.D. from the University of Pittsburgh.

        John W. Littlechild has been a Director of Diacrin since 1992. Mr. Littlechild is associated with several venture capital partnerships managed by HealthCare Ventures LLC, including HealthCare Ventures II, L.P., HealthCare Ventures III, L.P., and HealthCare Ventures IV, L.P. Mr. Littlechild currently serves as Vice Chairman of HealthCare Ventures LLC. From 1984 to 1991, Mr. Littlechild was Senior Vice President of Advent International Corporation, a venture capital company in Boston and London. Prior to working at Advent in Boston, Mr. Littlechild was involved in establishing Advent in the United Kingdom. From 1980 to 1982, Mr. Littlechild served as Assistant Vice President for Citicorp Venture Corporation, a venture capital company, in London, prior to which he worked with ICI Ltd., an agro-chemical company, and Rank Xerox, an office equipment company, in marketing and financial management. Mr. Littlechild holds a B.Sc. (1st class honors) from the University of Manchester and an MBA from Manchester Business School. Mr. Littlechild serves on the board of directors of various health care and biotechnology companies, including Dyax, a biotechnology company, and Orthofix International N.V., a medical device company. Mr. Littlechild also serves on several Boards for the Harvard Medical School including the Executive Committee of the Board of Fellows, the Science and Technology Committee, and is Chairman of the Microbiology Department Advisory Board.

        Stelios Papadopoulos, Ph.D., has been a Director of Diacrin since 1991. Dr. Papadopoulos is a Managing Director in the investment banking division at SG Cowen Securities Corporation focusing on the biotechnology and pharmaceutical sectors. Prior to joining SG Cowen Securities Corporation in February 2000, he spent 13 years as an investment banker at PaineWebber, where he was most recently Chairman of PaineWebber Development Corp., a PaineWebber subsidiary. Prior to becoming an investment banker he spent two years as a biotechnology analyst, first at Donaldson, Lufkin & Jenrette and subsequently at Drexel Burnham Lambert, where he was elected to the Institutional Investor 1987 All-American Research Team. Before coming to Wall Street in 1985, Dr. Papadopoulos was on the faculty of the Department of Cell Biology at New York University Medical Center. He continues his affiliation with NYU Medical Center as an Adjunct Associate Professor of Cell Biology. Dr. Papadopoulos holds a Ph.D. in biophysics and an MBA in finance, both from New York University. He is a founder and Chairman of the Board of Exelixis, Inc., and sits on the board of several private companies in the biotechnology sector.

        Joshua Ruch has been a Director of Diacrin since March 1998. Mr. Ruch is the Chairman and Chief Executive Officer of Rho Capital Partners, Inc., an international investment management firm which he co-founded in 1981. Prior to founding Rho, Mr. Ruch was employed in investment banking at Salomon Brothers and Bache Halsey Stuart, Inc. Mr. Ruch received a B.S. degree in electrical engineering from the Israel Institute of Technology (Technion) and an MBA from the Harvard Business School. Mr. Ruch also serves on the board of directors of 3-Dimensional Pharmaceuticals, Inc. as well as several private companies in the technology sector.

        Directors are elected annually by Diacrin's stockholders and hold office until the next annual meeting of stockholders or until their resignation or removal. Each executive officer serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of Diacrin's directors or executive officers.

Executive Compensation

  Summary Compensation Table

        The following table sets forth certain information with respect to the annual and long-term compensation for each of the last three fiscal years of Diacrin's current executive officers:

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)	Securities Underlying Options (#)	All Other Compensation(3)
Thomas H. Fraser President and Chief Executive Officer	2002 2001 2000	$277,500 275,000 270,000	$126,750 137,500 25,000	65,000 — 25,000	$6,000 5,250 2,625
E. Michael Egan Chief Operating Officer	2002 2001 2000	$222,500 220,000 200,000	$95,000 110,000 20,000	40,000 — 20,000	$5,500 5,250 2,625
Kevin Kerrigan Controller	2002 2001 2000	$98,250 93,500 85,000	$33,375 46,750 8,000	20,000 — 10,000	$2,948 2,805 1,275

(1)
Amounts shown include cash compensation earned and received by the executive officers as well as amounts earned but deferred at the election of these officers to Diacrin's 401(k) Plan.

(2)
Amounts in this column represent bonuses paid or accrued under a retention or bonus plan.

(3)
Represents matching contributions under Diacrin's 401(k) Plan.

  Diacrin's Option Grants Table

        The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 2002 to Diacrin's executive officers:

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
		Percent of Total Options Granted to Employees in 2002
	Number of Securities Underlying Options Granted (#)(1)
Name			Exercise or Base Price ($/Sh)	Expiration Date
					5% ($)	10% ($)
Thomas H. Fraser	65,000	22%	$2.08	1/14/12	$85,027	$215,474
E. Michael Egan	40,000	13%	$2.08	1/14/12	$52,324	$132,599
Kevin Kerrigan	20,000	7%	$2.08	1/14/12	$26,162	$66,000

(1)
Options granted in 2002 become exercisable in four equal annual installments, commencing 12 months after the date of grant.

(2)
Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of Diacrin's common stock and the date on which the options are exercised.

  Aggregated Option Exercises and Year-End Option Table

        The following table sets forth certain information regarding aggregate option exercises during the fiscal year ended December 31, 2002 and the number and value of unexercised stock options held as of December 31, 2002 by Diacrin's executive officers:

Number of Securities Underlying Unexercised Options at Fiscal year-end (#)
Value of Unexercised In-the-Money Options at Fiscal year-end ($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)
			Exercisable/Unexercisable	Exercisable/Unexercisable
Thomas H. Fraser	—	—	197,500 / 67,500	— / —
E. Michael Egan	—	—	207,495 / 45,000	— / —
Kevin Kerrigan	—	—	29,500 / 22,500	— / —

(1)
Represents the difference between the exercise price and the value of Diacrin's common stock on the date of exercise.

(2)
Based on the value of Diacrin's common stock on December 31, 2002 ($1.091 per share), the last trading day of 2002, less the applicable option exercise price.

Director Compensation

        Dr. Horovitz receives $2,000 plus expenses per board meeting he attends plus an additional $4,000 annually for his work as a director and Chairman of the Audit Committee. No other directors receive any cash compensation for services on the board of directors.

        On June 17, 2002, all non-employee directors were granted an option to purchase 10,000 shares of common stock under Diacrin's 1997 Stock Option Plan at an exercise price of $1.62 per share. The options may be exercised on a cumulative basis as to 25% of the shares on the first anniversary of the date of grant and an additional 25% at the end of each one-year period thereafter, provided, that the director has continued to serve as an employee, officer, director, consultant or adviser from the grant date until the vesting date. In accordance with their terms, these options will be assumed by GenVec upon completion of the merger.

Employment Agreements

        Diacrin entered into a letter agreement with Dr. Fraser dated February 6, 1990, providing for an annual salary plus bonus as determined by Diacrin's board of directors. Diacrin has agreed to pay Dr. Fraser six months severance in the event of the involuntary termination of Dr. Fraser's employment with Diacrin. Dr. Fraser has also agreed not to compete with Diacrin for one year following termination of his employment. At Diacrin's election, this non-competition provision can be extended for an additional two-year period upon the payment of additional consideration.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth the beneficial ownership of Diacrin's common stock as of June 26, 2003 by:

  •
  each person who is known to beneficially own more than 5% of Diacrin's common stock;

  •
  each of Diacrin's directors;

  •
  each of Diacrin's executive officers; and

  •
  all of Diacrin's executive officers and directors as a group.

        Unless otherwise noted, each person or group has sole voting and investment power of the shares listed. The inclusion of any shares listed below as beneficially owned does not constitute an admission of beneficial ownership of those shares.

        The "Options" column reflects shares of Diacrin's common stock subject to options which are exercisable within 60 days after June 26, 2003. The shares of Diacrin's common stock which are subject to options are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. As of June 26, 2003, there were 18,082,449 shares of Diacrin's common stock outstanding.

				Number of Shares of GenVec Common Stock Owned Following the Merger
	Number of Shares Beneficially Owned Prior to the Merger
							Percentage Owned Following the Merger
Name and Address			Percentage Owned Prior to the Merger
	Shares	Options		Shares		Options
HealthCare Ventures LLC(1)	4,482,385	—	24.8%	10,436,463	(2)	—	20.8%
State of Wisconsin Investment Board(3)	2,658,200	—	14.7	4,064,919		—	8.1
Rho Management Trust II(4)	1,592,887	—	8.8	2,435,843		—	4.9
Hudson Trust(5)	1,342,680	—	7.4	2,053,226		—	4.1
Thomas H. Fraser, Ph.D.	530,988	172,500	3.9	811,987		263,787	2.1
Zola P. Horovitz, Ph.D.	4,000	37,000	*	6,117		56,580	*
John W. Littlechild(1)	4,482,385	36,000	24.9	10,436,463	(2)	55,051	20.9
Stelios Papadopoulos, Ph.D.	200,000	36,000	1.2	305,840		55,051	*
Joshua Ruch(6)	1,759,587	36,000	9.9	2,690,760		55,051	5.5
E. Michael Egan	66,664	145,000	1.2	101,943		221,734	*
Kevin Kerrigan	—	29,500	*	—		45,111	*
All directors and executive officers as a group (7 persons)	7,043,624	492,000	40.6	14,353,110		752,366	29.7

*
Less than 1.0%

(1)
John W. Littlechild is a general partner of HealthCare Partners II, L.P. ("HCPII"), HealthCare Partners III, L.P. ("HCPIII"), HealthCare Partners IV, L.P. ("HCPIV"), HealthCare Partners V, L.P. ("HCPV") and HealthCare Partners VI, L.P. ("HCPVI"), the general partner of HealthCare Ventures II, L.P. ("HCVII"), HealthCare Ventures III, L.P. ("HCVIII"), HealthCare Ventures IV, L.P. ("HCVIV"), HealthCare Ventures V, L.P. ("HCVV") and HealthCare Ventures VI, L.P. ("HCVVI"), respectively. Mr. Littlechild, together with James H. Cavanaugh, Harold R. Werner and William Crouse, the other general partners of HCPII, HCPIII, HCPIV, HCPV and HCPVI (collectively, the "HC entities") share voting and investment control with respect to shares owned by HCVII, HCVIII, HCVIV, HCVV and HCVVI, respectively. Neither Mr. Littlechild nor any of the other general partners of the HC Entities owns any shares of Diacrin's capital stock in his individual capacity. The address of HealthCare Ventures II, III, IV, V and VI, L.P. is 44 Nassau Street, Princeton, New Jersey 08542.

(2)
Includes an aggregate of 3,582,000 shares of GenVec common stock held by HCVV and HCVVI prior to the merger.

(3)
Does not include any shares of GenVec common stock held prior to the merger. The address of the State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707.

(4)
Rho Capital Partners, Inc. ("Rho") may be deemed the beneficial owner of these shares pursuant to an investment advisory agreement that confers voting and investment control over such shares on Rho. The address of Rho Management Trust II is c/o Rho Capital Partners, Inc., 152 West 57th Street, New York, New York 10019.

(5)
Stephanie Honer may be deemed to beneficially own the shares held by the Hudson Trust. Scott Ciccone, the trustee of the Hudson Trust, has sole voting and dispositive power over all shares owned by the Hudson Trust. The address of Hudson Trust is c/o Summit Asset Management Co., Inc., 47 Hulfish Street, Suite 420, Princeton, New Jersey 08542.

(6)
Mr. Ruch is the Chairman and Chief Executive Officer of Rho and as such may be deemed the beneficial owner of the shares held by Rho Management Trust II. In addition, Mr. Ruch exercises investment and voting authority over 166,700 shares directly for his own account, for the account of family members or for the account of other clients of Rho or its affiliates.

        HCVII, L.P., HCVIII, L.P., HCVIV, L.P., Thomas H. Fraser, Ph.D., Zola P. Horovitz, Ph.D., Stelios Papadopoulos, Ph.D., Joshua Ruch, Laguna Vernogensverwaltung GmbH and Rho Management Trust II, in their capacity as stockholders, have entered into voting agreements pursuant to which they have agreed (1) not to sell a specified number of their shares of Diacrin common stock until the stockholders of GenVec and Diacrin have voted in favor of the adoption of the merger agreement and approval of the merger or the merger agreement has been terminated and (2) to vote a specified number of their shares of Diacrin common stock in favor of the adoption of the merger agreement and approval of the merger. Collectively, the shares of Diacrin common stock held by these stockholders and subject to this agreement represented approximately 35% of the outstanding shares of Diacrin common stock on June 26, 2003, the record date for the special meeting of Diacrin stockholders. These officers, directors and significant stockholders of Diacrin also agreed not to sell the shares of GenVec common stock (including shares delivered in exchange for Diacrin common stock upon completion of the merger) for a period of 120 days after the effective date of the merger.

Certain Relationships and Related Transactions

        For a description of interests of certain persons in the merger that may be different from the interests of Diacrin's stockholders, please see also "Proposal 1—The Merger—Interests of Certain Persons in the Merger."

        HCVII, HCVIII and HCVIV owned 17.7%, 5.5% and 1.6% of Diacrin's outstanding capital stock as of June 26, 2003, respectively. HCVII, HCVIII and HCVIV are limited partnerships which were formed to provide capital to companies in the health care fields. HCPII, HCPIII and HCPIV are limited partnerships which serve as general partner of HCVII, HCVIII and HCVIV, respectively. John Littlechild, a member of Diacrin's board of directors, is a general partner of HCPII, HCPIII and HCPIV and Vice Chairman of HealthCare Ventures LLC, the management company for HCVII, HCVIII and HCVIV. Mr. Littlechild is an officer of HealthCare Ventures LLC. See "Information about Diacrin—Security Ownership of Certain Beneficial Owners and Management."

        Rho Management Trust II, which owned 8.8% of Diacrin's outstanding capital stock as of June 26, 2003, also holds approximately 18.9% and 54.3% of the outstanding limited partnership interests of HCVII and HCVIV, respectively. An affiliate of Rho is also a limited partner of HCPII, HCPIII and HCPIV. Joshua Ruch, a member of Diacrin's board of directors, is a controlling person of Rho. See "Information about Diacrin—Security Ownership of Certain Beneficial Owners and Management."

        Hudson Trust, which owned 7.4% of Diacrin's outstanding capital stock as of June 26, 2003, also holds approximately 6.0% and 11.9% of the outstanding limited partnership interests of HCVII and

HCVIV, respectively. Hudson is also a limited partner of HCPII. See "Information about Diacrin—Security Ownership of Certain Beneficial Owners and Management."

        Diacrin has entered into an engagement letter with SG Cowen Securities Corporation pursuant to which SG Cowen agreed to serve as Diacrin's financial advisor in connection with the merger. Pursuant to the engagement letter, if the merger is completed, Diacrin has agreed to pay SG Cowen $900,000. Diacrin has also paid SG Cowen a fee for rendering its opinion which will be credited against any transaction fee. In addition, Diacrin has agreed to reimburse SG Cowen for all expenses incurred in connection with the services it provides to Diacrin in connection with the merger. Dr. Stelios Papadopoulos, a member of the Diacrin board of directors, is a Managing Director of SG Cowen Securities Corporation.

PROPOSAL 2—INCREASE IN GENVEC'S AUTHORIZED COMMON STOCK

        On April 14, 2003, the GenVec board of directors authorized, subject to stockholder approval, an amendment to GenVec's amended and restated certificate of incorporation to increase the number of authorized shares of common stock that GenVec may issue from 60,000,000 to 100,000,000 shares. If approved by GenVec's stockholders, the certificate of amendment will be filed with the Delaware Secretary of State prior to the effective time of the merger. In the event the merger agreement is terminated prior to the filing of the certificate of amendment, GenVec may still file the certificate of amendment, but has not yet decided whether it will do so.

        As of July 16, 2003, GenVec had 37,037,069 authorized but unissued shares of common stock, including shares held as treasury stock. Of that amount, there were 6,609,142 shares reserved for issuance pursuant to various employee compensation and benefit plans maintained by GenVec and warrants issued by GenVec. Based on the number of Diacrin common shares outstanding as of July 16, 2003, if the merger is completed GenVec will issue an additional 27,651,681 shares of GenVec common stock to the Diacrin stockholders. Based on the options to purchase Diacrin common stock to be assumed by GenVec in the merger, if the merger is completed, GenVec will reserve for issuance pursuant to the assumed options an additional 2,055,530 shares of GenVec common stock.

        If the amendment to the amended and restated certificate of incorporation becomes effective, GenVec will have (based on the number of shares of GenVec common stock issued and outstanding as of July 16, 2003, 77,037,069 authorized but unissued shares of common stock, including shares held as treasury stock, and 6,609,142 shares reserved for issuance pursuant to employee compensation and benefit plans and warrants issued by GenVec. If the merger is completed and the amendment becomes effective, GenVec will have (based on the number of shares of GenVec common stock issued and outstanding as of July 16, 2003 and the number of shares of Diacrin common stock issued and outstanding as of July 16, 2003, that will be converted to GenVec common stock in the merger) 49,385,388 authorized but unissued shares of common stock, including shares held as treasury stock and 9,664,672 shares reserved for issuance pursuant to employee compensation and benefit plans and warrants issued by GenVec (assuming the GenVec stockholders approve the amendment to the GenVec 2002 Stock Incentive Plan).

        If the merger is completed and the amendment does not become effective, GenVec will have only (based on the number of shares of GenVec common stock issued and outstanding as of July 16, 2003 and the number of shares of Diacrin common stock issued and outstanding as of July 16, 2003, that will be converted to GenVec common stock in the merger) 9,385,388 authorized but unissued shares of common stock, including shares held as treasury stock, including 9,664,672 shares reserved for issuance pursuant to compensation and benefit plans and warrants issued by GenVec (assuming the GenVec stockholders approve the amendment to the GenVec 2002 Stock Incentive Plan).

Purposes

        The purpose of increasing the number of authorized shares of common stock is to provide additional shares that could be used for proper corporate purposes, including and without limitation: convertible debt financings, equity financings, acquisitions of other businesses or properties, strategic collaborations, employee equity incentives and the facilitation of future stock dividends and stock splits. Any such issuances could be used to discourage, or have the effect of discouraging, an attempt to acquire control of GenVec, whether or not such a change in control transaction was favored by the majority of the stockholders, and could enhance the ability of officers and directors to retain their positions. For example, common stock could be issued to persons, firms or entities known to be friendly to management. However, GenVec's board of directors is not presently contemplating any transaction that would result in GenVec issuing additional shares of common stock.

Effect

        All newly authorized shares of GenVec common stock would have the same rights as the presently authorized shares, including the right to cast one vote per share and to participate in dividends when and to the extent declared and paid. Approval of the amendment will not affect the proportional common stock ownership of current GenVec stockholders. The increase in authorized shares of common stock will not affect the rights of the holders of currently issued and outstanding GenVec common stock. Stockholders of GenVec currently generally do not have preemptive rights to subscribe for or purchase additional shares of GenVec common stock and generally will have no preemptive rights to subscribe for or purchase any of the newly authorized shares. However, the holders of shares of GenVec common stock sold initially to HealthCare Ventures V, L.P. and HealthCare Ventures VI, L.P. in December 2001 have contractual preemptive rights with respect to securities issued subsequently by GenVec in certain offerings. The issuance of shares of GenVec common stock to Diacrin's stockholders upon completion of the merger will not be subject to such preemptive rights.

        If the amendment to GenVec's amended and restated certificate of incorporation is approved by GenVec's stockholders, the authority of the GenVec board of directors to issue the authorized but unissued shares of GenVec common stock might be considered as having the effect of discouraging an attempt by another person or entity to effect a takeover or otherwise gain control of GenVec since the issuance of additional shares of GenVec common stock would dilute the voting power of the common stock then outstanding. Although the issuance of any additional shares will be on terms deemed to be in the best interests of GenVec and its stockholders, under certain circumstances the issuance of additional shares of GenVec common stock could have an adverse effect on the market price per share of GenVec common stock.

        The GenVec board of directors recommends a vote FOR the proposal to amend GenVec's amended and restated certificate of incorporation to increase the number of authorized shares of GenVec common stock from 60,000,000 to 100,000,000.

PROPOSAL 3—INCREASE IN AUTHORIZED SHARES UNDER
GENVEC'S 2002 STOCK INCENTIVE PLAN

General

        GenVec is soliciting approval by the GenVec stockholders of an amendment of the GenVec 2002 Stock Incentive Plan (the "Plan") to increase the number of shares available for awards made under the Plan. On March 6, 2003, GenVec's board of directors voted to amend the Plan, subject to stockholder approval, to increase the 5,082,112 shares of GenVec common stock authorized for issuance under the Plan by 1,000,000 shares to an aggregate of 6,082,112 shares (subject to adjustment for stock splits and similar capital changes).

        The GenVec board of directors adopted the amendment to increase the number of shares authorized for issuance under the Plan to ensure that GenVec can continue to grant stock-based awards to directors and employees of and consultants to GenVec at levels determined appropriate by the GenVec board of directors and a committee appointed by the board to administer the Plan. GenVec management and its board of directors believe that the use of stock-based compensation is important to GenVec to recruit and retain qualified persons.

Description of the Plan

        The following summary of the material terms of the Plan is qualified by reference to the full text of the Plan, as amended. Unless otherwise specified, capitalized terms used in this discussion have the meanings assigned to them in the Plan.

Eligibility

        All of GenVec's employees, non-employee directors, consultants and independent contractors ("Eligible Persons") are eligible to receive grants of options or Restricted Stock (as defined below) (each, an "Award") under the Plan.

Administration

        The Plan is administered by the compensation committee of GenVec's board of directors or such other committee, subcommittee or person appointed by the board to administer the Plan (the "Committee"). The Committee has complete authority and discretion, to determine the Eligible Persons to whom Awards are granted, the terms of all Awards, including exercise price of options, the time at which Awards are granted, the number of shares covered by Awards, whether an option is an incentive stock option or a nonstatutory stock option, exceptions to nontransferability, any Performance Goals (as defined below) applicable to Awards, and provisions relating to vesting and the period of exercise. In making these determinations, the Committee may consider, with regard to each recipient, the nature of services rendered or to be rendered, present and potential contributions and other factors the Committee deems relevant.

        Subject to the provisions of the Plan, the Committee has authority to interpret the Plan and Agreements under the Plan. The Committee may prescribe, amend and rescind rules and regulations relating to the Plan and make all other determinations for the administration of the Plan. The determinations of the Committee on the matters outlined above are binding and final.

Stock Subject to the Plan

        If the proposed amendment of the Plan is approved, the maximum number of shares of GenVec common stock that may be granted as awards under the Plan will be 6,082,112 shares including (i) 2,000,000 shares of GenVec common stock; (ii) available shares under GenVec's 1993 Stock Incentive Plan or 2000 Director Option Plan (the "Prior Plans") as of their termination dates;

(iii) shares subject to outstanding options under the Prior Plans that are forfeited or terminated before being fully exercised; and (iv) shares of Restricted Stock that are forfeited under the Prior Plans. As of July 16, 2003, a total of 3,457,449 shares are subject to outstanding options under the 2002 Stock Incentive Plan and the Prior Plans and 1,234,106 shares are available for issuance under the 2002 Stock Incentive Plan. This number may be adjusted, in the event of any change in the outstanding GenVec common stock by reason of any stock dividend, split-up, recapitalization, reclassification, combination or exchange of shares, merger, consolidation or liquidation. The maximum number of shares an employee may be granted Awards under the Plan during any calendar year is 150,000 shares. In addition, during the Plan's term no more than 1,250,000 shares will be issued pursuant to the exercise of Incentive Stock Options (as defined below) and no more than 100,000 shares will be issued as shares of Restricted Stock.

        If an option expires or terminates without having been fully exercised or if shares of Restricted Stock are forfeited, then the unissued shares that had been subject to the Award will be available for the grant of additional Awards.

Options

        Options granted under the Plan to Eligible Persons will either be (i) options designated as incentive stock options under Section 422 of the Code ("Incentive Stock Options") or (ii) Nonstatutory Stock Options. Incentive Stock Options may only be granted to Eligible Persons who are employees of GenVec on the date of grant. Each option granted under the Plan will be identified either as a Nonstatutory Stock Option or an Incentive Stock Option and will be evidenced by an Agreement that specifies the terms and conditions of the option.

        The exercise price of an option granted under the Plan may not be less than 100% of the fair market value of the GenVec common stock on the date of grant. However, in the case of an Incentive Stock Option granted to an employee who, on the date of grant is a ten-percent stockholder, the exercise price may not be less than 110% of the fair market value of a share on the date of grant.

        The Committee will determine the option period as set forth in the Agreement. However, an Eligible Person may not exercise an option after ten years (five years in the case of an Incentive Stock Option granted to a ten-percent stockholder) from its date of grant.

Restricted Stock Awards

        GenVec may grant shares under the Plan with certain restrictions ("Restricted Stock"). Restricted Stock granted under the Plan will consist of shares that are restricted as to transfer, subject to forfeiture, and subject to such other terms and conditions as determined by the Committee. Each grant of Restricted Stock under the Plan is subject to an Agreement specifying the terms and conditions of the grant of Restricted Stock.

Performance Goals

        The terms and conditions of an Award may provide for the vesting of Options, or the lapse of any transfer restrictions or forfeiture provisions applicable to a grant of Restricted Stock, to be contingent upon the achievement of one or more specified performance goals established by the Committee ("Performance Goals") which may be based on earnings or earnings growth, sales, return on assets, cash flow, total stockholder return, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, implementation or completion of one or more projects or transactions, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals may be particular to an Eligible Person or the department, branch, or division in which the

Eligible Person works, or may be based on the performance of GenVec, and may cover such period as may be specified by the Committee.

Capital Adjustments

        If the outstanding GenVec common stock changes as a result of a stock dividend, split-up, recapitalization, reclassification, combination or exchange of shares, merger, consolidation or liquidation, the Committee may substitute or adjust: (a) the number and class of shares subject to outstanding Awards, (b) the consideration to be received upon exercise or payment of an Award, (c) the exercise price of options, (d) the aggregate number and class of shares for which Awards may be granted under the Plan, (e) the maximum number of shares with respect to which an employee may be granted Awards during the term of the Plan, (f) the maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options during the term of the Plan, and (g) the maximum number of shares which may be issued as Restricted Stock during the term of the Plan.

Termination or Amendment

        GenVec's board of directors may amend or terminate the Plan at any time. However, after the Plan has been approved by the stockholders of GenVec, GenVec's board of directors may not amend or terminate the Plan without the approval of: (a) GenVec's stockholders if stockholder approval of the amendment is required by applicable law, rules or regulations, and (b) each affected participant if such amendment or termination would adversely affect such participant's rights or obligations under any Awards granted prior to the date of the amendment or termination.

Modification, Substitution of Options

        The Committee may modify the terms of outstanding Awards. However, modification of an Award may not alter or impair any of the participant's rights or obligations under an Award without the consent of the participant. Also, an Option may not: (i) be modified to reduce its exercise price; or (ii) cancelled or surrendered in consideration for the grant of a new option with a lower exercise price.

        Awards may be granted under the Plan in substitution for stock options and other awards covering capital stock of another corporation with which GenVec merges or consolidates, or which GenVec acquires. The terms and conditions of the substitute Awards may vary from the terms and conditions set forth in the Plan in order to conform to the provisions of the substitute options. The Committee will not count such substitute Awards towards the limit imposed by the Plan with respect to the maximum number of shares an employee may be granted pursuant to Awards in any calendar year, unless counting such Awards is required in order for Awards granted under the Plan to be eligible to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code.

Foreign Employees

        The Committee may grant Awards to Eligible Persons who are subject to the laws of foreign countries on terms and conditions different from those specified in the Plan without amending the Plan. The Committee may make such modifications, amendments, procedures and sub-plans necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which GenVec operates or has employees.

Term of the Plan

        Unless sooner terminated by the board, the Plan will terminate on March 6, 2010, the date that is ten years after the date the Plan was adopted by GenVec's board of directors. The termination of the Plan will not, however, affect the validity of any Awards outstanding on the date of termination.

Indemnification of Committee

        GenVec will indemnify members of the Committee against all reasonable expenses, including attorneys' fees, reasonably incurred in connection with the defense of any action, suit or proceeding to which members of the Committee may be a party by reason of any action taken or failure to act under the Plan, if such members acted in good faith and in a manner that they believed to be in the best interests of GenVec. GenVec will also indemnify members of the Committee against amounts paid in settlement or satisfaction of a judgment in any action, suit or proceeding, if such members acted in good faith and in a manner that they believed to be in the best interests of GenVec.

Summary of Certain Federal Income Tax Consequences

        The following discussion briefly summarizes certain United States federal income tax aspects of options and awards of Restricted Stock granted pursuant to the Plan. State and local tax consequences may differ.

  Incentive Stock Options

        An option holder will not recognize income on the grant or exercise of an Incentive Stock Option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If an option holder does not exercise an Incentive Stock Option within certain specified periods after termination of employment, the option holder will recognize ordinary income on the exercise of an Incentive Stock Option in the same manner as on the exercise of a Nonstatutory Stock Option, as described below.

        The general rule is that, if the holding period requirements are satisfied, gain or loss from the sale or exchange of shares acquired on the exercise of an Incentive Stock Option will be treated as capital gain or loss. If the holding period requirements are not satisfied, however, the option holder generally will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be a capital loss.

  Nonstatutory Stock Options

        A grantee generally is not required to recognize income on the grant of a Nonstatutory Stock Option. Instead, ordinary income generally is required to be recognized on the date the Nonstatutory Stock Option is exercised. In general, the amount of ordinary income required to be recognized, in the case of a Nonstatutory Stock Option, is an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price.

  Restricted Stock

        Shares of Restricted Stock awarded under the Plan will be subject to a substantial risk of forfeiture for the period of time specified in the award. Unless a grantee of shares of Restricted Stock makes an election under Section 83(b) of the United States Internal Revenue Code (the "Code") as described below, the grantee generally is not required to recognize ordinary income on the award of Restricted Stock. Instead, on the date the substantial risk of forfeiture lapses, the grantee will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a grantee makes a Section 83(b) election to recognize ordinary income on the date the shares are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the grantee will not be required to recognize additional ordinary income when the substantial risk of forfeiture lapses.

  Gain or Loss on Sale or Exchange of Shares

        In general, gain or loss from the sale or exchange of shares granted or awarded under the Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares acquired upon exercise of an Incentive Stock Option (a "disqualifying disposition"), a grantee generally will be required to recognize ordinary income upon such disposition.

  Deductibility by GenVec

        GenVec generally is not allowed a deduction in connection with the grant or exercise of an Incentive Stock Option. However, if a grantee is required to recognize income as a result of a disqualifying disposition, GenVec will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a Nonstatutory Stock Option (including an Incentive Stock Option that is treated as a Nonstatutory Stock Option, as described above) or an Award of Restricted Stock, GenVec will be allowed a deduction in an amount equal to the amount of ordinary income recognized by the grantee, provided that certain income tax reporting requirements are satisfied.

  Parachute Payments

        Where payments to certain persons that are contingent on a change in control exceed limits specified in the Code, the person generally is liable for a 20 percent excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. Under the GenVec 2002 Stock Incentive Plan, GenVec's compensation committee may grant options and Awards of Restricted Stock for which the vesting is accelerated by a change in control of GenVec. Such accelerated vesting would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered.

  Performance-Based Compensation

        Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives to the extent the amount paid to an executive exceeds $1 million for the taxable year. The 2002 Stock Incentive Plan has been designed to allow the grant of options and Awards of Restricted Stock that qualify under an exception to the deduction limit of Section 162(m) of the Code for "performance-based compensation."

New Plan Benefits

        Awards made under the plan are discretionary and cannot be predicted, except that, pursuant to a resolution of the GenVec board of directors, all non-employee directors receive (i) an automatic grant of an option to purchase 20,000 shares of common stock upon their initial election to the board, 5,000 of which will become exercisable on each anniversary of the grant over a four-year period and (ii) an annual grant of an option to purchase 15,000 shares of common stock, 7,500 of which will be exercisable six months after the date of grant and 7,500 of which will be exercisable 12 months after the date of grant, except for the GenVec Chairman of the Board, who receives an annual automatic grant of an option to purchase 22,500 shares of common stock instead of 15,000 shares of common stock. Options will have an exercise price equal to the fair market value of GenVec common stock on the date of the grant and will have a ten-year term.

        The following table discloses certain information about the options issued and available for issuance under all outstanding GenVec option plans as of December 31, 2002. This table does not include the proposed increase that is the subject of this proposal or the assumption of options in connection with the merger.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflecting in column (a))
Equity compensation plans approved by security holders	4,640,244	$3.18	342,790
Equity compensation plans not approved by security holders	—	—	—

Total	4,640,244	$3.18	342,790

        The GenVec board of directors recommends a vote FOR the approval of the amendment of GenVec' stock incentive plan, increasing by 1,000,000 (from 5,082,112 to 6,082,112) the number of shares authorized for issuance under the plan.

PROPOSAL 4—ELECTION OF GENVEC DIRECTORS

        GenVec's amended and restated by-laws provide that the number of members of the board of directors shall be fixed and determined from time to time by resolution of the board of directors. GenVec's board of directors currently consists of ten persons divided into three classes, as nearly equal in number as reasonably possible, with terms currently expiring at the upcoming annual meeting of stockholders, the annual meeting of stockholders to be held in 2004 and the annual meeting of stockholders to be held in 2005. At this annual meeting, three directors will be elected by the stockholders to serve three-year terms or until the election and qualification of their successors or until the merger is completed.

        Please note that if the merger is completed, GenVec's board of directors will consist of Messrs. Fischer, Hockmeyer, Kelley and Werner and Ms. Franklin, who are currently directors of GenVec, and Messrs. Fraser, Ruch, Horovitz and Papadopoulos, who are currently directors of Diacrin. A vote FOR the adoption of the merger agreement, approval of the merger and the transactions contemplated by the merger agreement is a vote to elect the directors for the terms described above. For more information about these individuals, see "Information about GenVec—Executive Officers of GenVec" and "Information about Diacrin—Directors and Executive Officers of Diacrin."

        The board has nominated Herbert J. Conrad, Wayne Hockmeyer, Ph.D. and Paul H. Fischer, Ph.D., each an incumbent director, to serve as directors. It is intended that the accompanying proxy will be voted for the election as directors of the nominees, unless the proxy contains contrary instructions. GenVec has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, if any of the nominees should become unable or unwilling to serve as a director, the persons named as proxies will vote for the election of such person or persons as shall be designated by the board.

        Each of the nominees has consented to being named in this joint proxy statement/prospectus and to serve if elected.

        The following sets forth the names and ages, as of July 16, 2003 of the nominees for election to the board of directors, as well as the directors whose terms will continue, their respective positions and offices with GenVec, the period during which each has served as a director of GenVec and their principal occupations or employment during the past five years.

Name	Age	Position	Director Since	Term Expires
Herbert J. Conrad(4)	70	Chairman of the Board of Directors	1994	2003
Paul H. Fischer, Ph.D.(4)	53	Chief Executive Officer and Director	1996	2003
Barbara Hackman Franklin(1)(2)	63	Director	2002	2005
Wayne T. Hockmeyer, Ph.D.(1)(3)	58	Director	2000	2003
William N. Kelley, M.D.(3)	64	Director	2002	2004
John H. Landon(1)(2)	62	Director	2001	2004
Louis M. Sherwood, M.D.(2)(3)	65	Director	2002	2005
Harold R. Werner(1)	55	Director	2002	2004
Wendell Wierenga, Ph.D.(2)	55	Director	1998	2005
David P. Wright	55	Director	2003	2005

(1)
Member of Compensation Committee

(2)
Member of Audit Committee

(3)
Member of Nominating and Corporate Governance Committee

(4)
Member of Compliance Committee

Nominees for Terms Expiring in 2006

        Herbert J. Conrad has served as Chairman of the board of directors of GenVec since September 1996, and as a director of GenVec since August 1994. Mr. Conrad is a former director of Theragen, Inc., which merged into GenVec in August 1994. He served as President of the Pharmaceuticals Division and Senior Vice President of Hoffmann LaRoche, Inc. from 1982 until his retirement in 1993. Mr. Conrad joined Roche in 1960 and held various positions, including Senior Vice President of the Pharmaceuticals Division, Chairman of the Board of Medi-Physics, Inc., and Vice President, Public Affairs and Planning Divisions. Mr. Conrad is a director of Sicor Inc., Bio-Technology General Corp., and Reliant Pharmaceuticals, Inc.

        Paul H. Fischer, Ph.D., serves as Chief Executive Officer and as a director of GenVec. Dr. Fischer has served as President and Chief Executive Officer and as a director of GenVec since 1996. Prior to joining GenVec, he was Executive Vice President of Research and Development with Oncologix, Inc., (now Aronex Pharmaceuticals, inc.) a biotechnology company. Previous experience included Manager, Cancer Research at Pfizer, Inc., a pharmaceutical company. Dr. Fischer received his B.S. in Biology from the University of Denver, his Ph.D. in Pharmacology from the University of California at San Francisco and performed post-doctoral research in Pharmacology at Yale University School of Medicine and was an associate Professor of Human Oncology at the University of Wisconsin.

        Wayne T. Hockmeyer, Ph.D., has served as a director of GenVec since December 2000. Dr. Hockmeyer relinquished his position as Chief Executive Officer of MedImmune Ventures, Inc. in October 2000 and now serves as the Chairman of the Board of Directors and President of MedImmune Ventures, Inc. Dr. Hockmeyer founded MedImmune, Inc. in April 1988 as President and Chief Executive Officer and was elected to serve on MedImmune's Board of Directors in May 1988. He became Chairman of the Board of Directors in May 1993. Dr. Hockmeyer earned his bachelor's degree from Purdue University and earned his Ph.D. from the University of Florida in 1972. Dr. Hockmeyer was recognized in 1998, by the University of Florida as a Distinguished Alumnus and in 2002, Dr. Hockmeyer was awarded a Doctor of Science honoris causa from Purdue University. Prior to founding MedImmune, he served as a commissioned officer in the United States Army from 1966 to 1986. From 1980 to 1986 he was Chairman of the Department of Immunology at the Walter Reed Army Institute of Research. In 1986, Dr. Hockmeyer joined Praxis Biologics as Vice President of Research and Development and was there until founding MedImmune, Inc. in 1988. Active in other leadership roles, Dr. Hockmeyer is a member of the Maryland Economic Development Commission. He is a member of the Board of Directors of Advancis Pharmaceutical Corp., Diversa Corporation, GenVec, Inc., InterMune Pharmaceuticals, Inc., Idenix Pharmaceuticals, Inc., and TolerRx Inc. Dr. Hockmeyer is also a member of the Board of Visitors of the University of Maryland Biotechnology Institute, University of Maryland College Park Board of Trustees, and the University of Maryland Baltimore County. He is also a member of the Board of Governors of The Chesapeake Bay Maritime Museum and a member of the Board of Trustees of the Maryland and District of Columbia chapter of The Nature Conservancy.

Continuing Directors for Terms Expiring in 2004

        John H. Landon joined the GenVec board in September 2001. Prior to his appointment, he served as Vice President and General Manager, Medical Products, for the DuPont Company from 1992 - 1996. From 1990 - 1992, he served as Vice President and General Manager of DuPont's Diagnostics and Biotechnology Division. Additional senior management positions held at DuPont included Director of Diagnostics (1988 - 1990), Business Director, Diagnostic Imaging (1985 - 88), and Director of Marketing in that same division (1981 - 1985). Mr. Landon also serves as a director of Digene Corporation and serves as Chairman of the Board for Cholestech Corporation. He is a prior Director of Mid-Atlantic Health Systems, Christiana Care Corporation, the DuPont Merck Pharmaceutical Company and the Health Industry Manufacturers Association, now known as AdvaMed.

        Harold R. Werner has served as a director of GenVec since January 1, 2002. Mr. Werner is a co-founder of HealthCare Ventures, a venture capital fund specializing in health care. Prior to the formation of HealthCare Ventures in 1985, Mr. Werner was Director of New Ventures for Johnson & Johnson Development Corporation. Before joining Johnson & Johnson in 1980, he was Senior Vice President of Robert S. First, Inc. Mr. Werner has served on the boards of over thirty public and private companies in the health care field and has specialized in the formation of new high-science companies. Mr. Werner was elected to the board pursuant to the Investor Rights Agreement between GenVec and HealthCare Ventures in connection with HealthCare Ventures' investment in GenVec in December 2001. In connection with its investment, HealthCare Ventures was granted the right to designate one individual to fill a vacancy created on the board pursuant to the Investor Rights Agreement.

        William N. Kelley, M.D., has served as a director of GenVec since June 2002. Dr. Kelley brings a long history of involvement in experimental models of gene therapy to the GenVec board. Dr. Kelley and his colleagues at the University of Michigan were the first to propose in vivo gene therapy as it is recognized today and the first to directly administer a human gene in vivo and obtain expression in an experimental animal model. In the fall of 1989, Dr. Kelley became Executive Vice President of the University of Pennsylvania with responsibilities as Chief Executive Officer for the Medical Center, Dean of the School of Medicine, and the Robert G. Dunlop Professor of Medicine and Biochemistry and Biophysics. In the national leadership arena, Dr. Kelley has served as President of the American Society for Clinical Investigation, President of the American College of Rheumatology, Chair of the American Board of Internal Medicine and Chair of the Residency Review Committee for Internal Medicine. Dr. Kelley also serves on the Board of Merck & Company; Beckman Coulter; and Advanced Bio-Surfaces, Inc.

Continuing Directors for Terms Expiring in 2005

        Louis M. Sherwood, M.D., has served as a director of GenVec since April 2002. Dr. Sherwood has over 40 years of experience in medicine and drug development. Dr. Sherwood recently retired from Merck & Co. where he served as Senior Vice President for Medical and Scientific Affairs and Chief Medical Officer, in the U.S. Human Health Division. In this role, he was responsible for all medical activities in the U.S. marketplace. Dr. Sherwood joined the Merck Sharp and Dohme International Division in 1987 as Senior Vice President and in 1989 moved to the Merck Research Laboratories, serving for three years as Executive Vice President, Worldwide Development where he oversaw all new drug development. He had previously served for seven years as Baumritter Professor and Chairman, Department of Medicine, Albert Einstein College of Medicine and Physician-in-Chief, Montefiore Medical Center, in New York. Dr. Sherwood also currently serves as a director of Sciquest, Inc. and Galt Associates.

        Wendell Wierenga, Ph.D., has served as a director of GenVec since April 1998. Dr. Wierenga is currently President and CEO of Syrxx, Inc. From 1990 until 2000, he was with The Warner-Lambert Company, as Senior Vice President of Worldwide Preclinical Research, Development and Technologies. From 1997 to 2001, he has been an Adjunct Professor in the Department of Chemistry at the University of Michigan. Dr. Wierenga received his B.A. in Chemistry from Hope College and his Ph.D. in Chemistry from Stanford University. Dr. Wierenga also currently serves as a director of Onyx Pharmaceuticals, Ciphergen Biosystems, Inc. and Xenoport.

        Barbara H. Franklin joined the GenVec board in October 2002. Since January 1995, Ms. Franklin has served as the President and Chief Executive Officer of Barbara Franklin Enterprises, a private international consulting and investment firm in Washington D.C. Between January 1993 and January 1995, she was a lecturer and served as a director of various corporations and organizations. Previously, Ms. Franklin served as the 29th U.S. Secretary of Commerce. She has also served as an Alternate Representative to the United Nations General Assembly. Ms. Franklin founded Franklin

Associates, an internationally recognized consulting firm, and served as its President from 1984 through 1992. She was Senior Fellow of the Wharton School of the University of Pennsylvania (1979 - 1988), one of the original Commissioners of the U.S. Consumer Product Safety Commission (1973 - 1979) and a staff assistant to the President, creating the first White House effort to recruit women for high level government jobs (1971 - 1973). Earlier she held executive positions at Citibank and the Singer Company. Ms. Franklin currently serves on the board of directors of Aetna Inc.; The Dow Chemical Company; Milacron, Inc.; and MedImmune, Inc. She has been a director of the NASDAQ Stock Market, Inc., and the American Institute of CPA's and has been awarded the John J. McCloy Award for contributions to audit excellence. Ms. Franklin graduated from the Pennsylvania State University and received a master's degree in business administration from Harvard Business School.

        David P. Wright joined GenVec in December 2002 and was elected to the GenVec board of directors in March 2003. Mr. Wright served as President and Chief Operating Officer of GenVec from December 2002 to March 2003. Prior to joining GenVec, he served from February 2002 to December 2002 as President and Chief Business Officer, and from November 2000 to February 2002 as Executive Vice President, Commercial Operations, for Guilford Pharmaceuticals, a biotechnology company. Mr. Wright served as Executive Vice President for MedImmune, Inc. from 1990 to 2000. He has held various marketing and sales positions at pharmaceutical companies such as Smith-Kline and French, G.D. Searle, and Glaxo, Inc. Mr. Wright received his Masters of Arts in Speech Pathology and Audiology from the University of Florida.

Board Committees

  Compensation Committee

        The Compensation Committee in 2002 consisted of Dr. Hockmeyer, Mr. Landon and, until he resigned from the committee effective December 4, 2002, Mr. Conrad. Ms. Franklin replaced Mr. Conrad on the Compensation Committee. During 2002, the Compensation Committee reviewed and made recommendations to the board regarding the compensation and benefits of GenVec's officers. The Compensation Committee establishes and reviews general policies relating to compensation and benefits to GenVec's employees and consultants. The Compensation Committee met five times during 2002.

  Audit Committee

        The Audit Committee in 2002 consisted of Mr. Landon, Ms. Franklin, Dr. Sherwood and Dr. Wierenga.

        The Audit Committee made recommendations to the board regarding the selection of independent auditors, reviewed the results and scope of the audit and other services provided by the independent auditors and reviewed and evaluated GenVec's internal accounting procedures and controls. The board of directors has adopted a written charter for the Audit Committee. Each member of the Audit Committee is independent as defined by Rule 4200 (a)(14) of the National Association of Securities Dealers listing standards. The Audit Committee met five times during 2002 and, after December 31, 2002, twice with respect to fiscal 2002 matters.

  Compliance Committee

        The Compliance Committee was established in 2003 and held its initial meeting on February 4, 2003. The Compliance Committee consists of Dr. Sherwood, Dr. Fischer and Mr. Conrad. The purpose of the Compliance Committee is to address GenVec's compliance with state and federal securities and accounting laws and regulations regarding its disclosures, including prohibitions on selective disclosure and requirements related to the creation, maintenance, enforcement and evaluation of disclosure controls and procedures. The Compliance Committee also reviews GenVec's compliance with other state and federal laws, including workplace, health and safety regulation, environmental regulation and employment regulation.

  Nominating and Corporate Governance Committee

        The GenVec board of directors formed the Nominating and Corporate Governance Committee in November 2002. The Nominating and Corporate Governance Committee during 2002 consisted of Dr. Kelley, Dr. Hockmeyer and Dr. Sherwood. The Nominating and Corporate Governance Committee met twice during 2002.

        The primary functions of the Nominating and Corporate Governance Committee are to establish criteria for prospective directors, consider director candidates and propose the slate of directors to be elected at each annual meeting of stockholders, and develop for Board consideration corporate governance principles and policies and monitor GenVec's compliance with those policies and NASDAQ listing standards.

        The Nominating and Corporate Governance Committee will consider stockholder nominees for election to the Board submitted in accordance with the procedures set forth in GenVec's amended and restated by-laws. Briefly, these procedures include delivery to the Corporate Secretary within 120 and 150 days prior to the anniversary of the mailing of the previous year's proxy statement, written notice of such nomination setting forth (i) as to each individual nominated, the information required by Item 401(a) of Regulation S-K, including their name, date of birth, business address and residence address, business experience, other directorships and criminal convictions; and (ii) as to the nominating stockholder and any persons acting in concert with them, their names and business addresses, their addresses as they appear on GenVec's books (if applicable), and the class and number of shares of GenVec common stock that they beneficially own.

Board and Committee Meetings

        The board held a total of four meetings (all in person) during the year ended December 31, 2002. Each of the directors attended at least 75% of the meetings of the board and the committees thereof on which such director served that were held during 2002.

Compensation of Directors

        During 2002, each non-employee director received $2,000 per board meeting attended, $650 per committee meeting attended prior to April 19, 2002, $1,000 per committee meeting attended after April 19, 2002 and $3,000 per quarter as a retainer. Effective October 1, 2002, GenVec's Chairman of the Board received $4,000 per board meeting attended, $1,000 per committee meeting attended and $6,000 per quarter as a retainer. Directors were reimbursed for some expenses in connection with attendance at board and committee meetings.

        Under the 2002 Stock Incentive Plan, which was approved by GenVec's stockholders on June 6, 2002, non-employee directors will receive: (i) grants of options to purchase 20,000 shares of GenVec common stock which are exercisable ratably over a four-year period upon the effective date such non-employee director joins the board; and (ii) annual automatic grants of 15,000 options, 50% of which will be exercisable six months after the date of grant and 50% of which will be exercisable 12 months after the date of grant, except for the Chairman of the Board, who receives an annual automatic grant of an option to purchase 22,500 shares of common stock instead of 15,000 shares. The options granted to the Chairman of the Board become exercisable in the same proportion as the options granted to the other directors.

        Mr. Werner has declined to accept options for service on the board.

        See "GenVec Certain Relationships and Related Transactions" for a description of GenVec's consulting agreement with GenVec's Chairman, Mr. Herbert J. Conrad.

        The GenVec board of directors recommends a vote FOR the election of the nominees named above.

PROPOSAL 5—RATIFICATION OF THE SELECTION OF GENVEC'S INDEPENDENT AUDITORS

        The GenVec board of directors recommends a vote for the ratification of the selection of KPMG LLP, certified public accountants, as GenVec's independent auditors for the year ending December 31, 2003. KPMG LLP were GenVec's auditors for the past year and has no direct or indirect financial interest in GenVec. A representative of KPMG LLP is expected to be present at the GenVec annual meeting and will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions from stockholders.

Audit Fees

        GenVec incurred fees to KPMG LLP of $116,975 for the 2002 annual audit and $106,300 for the 2001 annual audit.

Audit-Related Fees

        GenVec did not incur any audit-related fees to KPMG LLP during 2002 or 2001.

Tax Fees

        GenVec incurred fees to KPMG LLP of approximately $14,315 in 2002 and $29,895 in 2001 for tax fees, including tax return preparation and tax consulting services.

All Other Fees

        GenVec did not incur any fees to KPMG LLP during 2002 or 2001 for any other services.

        The Audit Committee has considered whether KPMG LLP's provision of other non-audit services to GenVec is compatible with maintaining KPMG LLP's independence.

        The GenVec board of directors recommends a vote FOR the approval and ratification of the selection of KPMG LLP as GenVec's auditors for 2003.

REPORT OF THE GENVEC AUDIT COMMITTEE

        The board of directors of GenVec has appointed an Audit Committee consisting of four directors, each of whom is independent as defined in NASDAQ's listing standards.

        The board has adopted a written charter for the Audit Committee.

        The Audit Committee's job is one of oversight as set forth in its charter. It is not the duty of the Audit Committee to prepare GenVec's financial statements, to plan or conduct audits or to determine that GenVec's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. GenVec's management is responsible for preparing GenVec's financial statements and for maintaining internal control. The independent auditors are responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations and cash flows of GenVec in conformity with generally accepted accounting principles.

        The Audit Committee has reviewed and discussed GenVec's audited financial statements with management and with KPMG LLP, GenVec's independent auditors.

        The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61.

        The Audit Committee has received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Committee has discussed KPMG LLP independence with KPMG LLP.

        Based on the review and discussions referred to above, the Audit Committee has recommended to the board of directors that the audited financial statements be included in GenVec's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

By the Audit Committee:

John H. Landon, Chair Barbara Hackman Franklin Louis M. Sherwood, M.D. Wendell Wierenga, Ph.D.

        THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT GENVEC SPECIFICALLY INCORPORATES IT BY REFERENCE INTO ANY SUCH FILING.

GENVEC EXECUTIVE COMPENSATION AND OTHER MATTERS

        The following table sets forth a summary of all compensation paid or accrued by GenVec to the Chief Executive Officer and to the next four most highly compensated executive officers whose annual compensation exceeded $100,000 for 2002 for services rendered to GenVec during the years ended December 31, 2002, 2001 and 2000.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)		Securities Underlying Options/SARS (#)	All Other Compensation(1)
Paul H. Fischer, Ph.D. Chief Executive Officer and Director	2002 2001 2000	$ $ $	304,830 282,270 256,608	$ $ $	64,014 54,690 50,800	100,000 40,000 —	$ $ $	3,000 2,625 2,625
Jeffrey W. Church, Chief Financial Officer, Treasurer and Corporate Secretary	2002 2001 2000	$ $ $	213,007 200,970 189,590	$ $ $	29,288 35,170 33,366	30,000 5,000 37,500	$ $ $	2,750 2,625 2,625
Imre Kovesdi, Ph.D. Vice President, Chief Science Officer	2002 2001 2000	$ $ $	192,608 185,210 176,390	$ $ $	30,817 25,003 29,490	15,000 — 15,000	$ $ $	2,889 2,625 2,625
Henrik S. Rasmussen, M.D., Ph.D. Senior Vice President, Clinical Operations and Regulatory Affairs	2002 2001 2000	$ $ $	230,000 207,980 198,075	$ $ $	12,500 36,396 32,248	50,000 20,000 37,500	$ $ $	2,750 2,625 2,625
Thomas E. Smart Senior Vice President of Corporate Development	2002 2001 2000	$ $ $	207,018 195,300 186,000	$ $ $	28,465 34,178 29,460	30,000 10,000 46,873	$ $ $	2,750 2,625 2,625

(1)
Represents GenVec's contribution to GenVec's 401(k) Defined Contribution Plan.

Option/SAR Grants In Last Fiscal Year

        The following table sets forth grants of stock options made during the year ended December 31, 2002, to each of the individuals listed in the Summary Compensation Table.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in 2002
Name			Exercise Price per Share	Expiration Date
					5%	10%
Paul H. Fischer, Ph.D.	40,000 60,000	8.90%	$4.05 3.25	1/18/2012 7/30/2012	$101,881 122,634	$258,186 310,780
Jeffrey W. Church	30,000	2.67	3.25	7/30/2012	61,317	155,390
Imre Kovesdi, Ph.D.	15,000	1.34	3.25	7/30/2012	30,659	77,695
Henrik Rasmussen, M.D., Ph.D.	10,000 40,000	4.45	4.05 3.25	1/18/2012 7/30/2012	25,470 81,756	64,547 207,187
Thomas E. Smart	30,000	2.67	3.25	7/30/2012	61,317	155,390

(1)
One-eighth of each option grant vests six months after the date of grant and the remainder vests monthly on a pro rata basis over the following 42 months. The options with an exercise price of $4.05 were granted under the GenVec 1993 Stock Incentive Plan, which provides that in the event of a "Change in Control," as defined in the plan, each option will fully vest and become exercisable. The balance of the options were granted under the GenVec 2002 Stock Option Plan, and the option agreements under that plan provide that in the event the executive is terminated within two years of a "Change in Control," as defined in the agreements, each option will fully vest and become exercisable. For a discussion on the effect of the merger on the vesting of Dr. Fischer's and Mr. Church's stock options, see "Proposal 1—Interests of Certain Persons in the Merger."

(2)
In accordance with the rules and regulations of the Securities and Exchange Commission, such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. The rates do not represent GenVec's estimate or projection of future GenVec common stock prices, and no assurance can be given that these rates of annual compound stock appreciation will occur.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

					Value of Unexercised In-The-Money Options at December 31, 2002
			Number of Securities Underlying Unexercised Options at December 31, 2002
	Shares Acquired on Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Paul H. Fischer, Ph.D.	40,000	$112,800	446,374	116,668	$477,958	$2,583
Jeffrey W. Church	—	—	127,863	49,637	45,327	323
Imre Kovesdi, Ph.D.	31,440	66,630	67,922	25,220	121,761	—
Henrik S. Rasmussen M.D., Ph.D.	—	—	133,590	86,409	708	1,292
Thomas E. Smart	—	—	166,310	60,836	129,706	646

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

        GenVec does not currently have employment agreements with its executive officers. On October 15, 2002, GenVec entered into salary continuation agreements and/or change in control agreements with its executive officers. The material terms of these agreements are described below.

        The terms of Dr. Fischer's salary continuation agreement provide that if Dr. Fischer's employment is terminated without cause and other than by reason of death or disability, GenVec will continue to pay Dr. Fischer's salary and provide him with life insurance and health insurance for a period of 24 months from the date of his termination. In addition, GenVec is required to pay Dr. Fischer an additional payment equal to the pro rata amount of his bonus for the last completed year of employment based on the number of months worked in the year of termination. Dr. Fischer's change in control agreement provides that if he is terminated other than for cause or due to his disability or death or resigns for good reason within two years of a change in control of GenVec, he is entitled to (i) a severance payment based on 24 months salary and bonus; (ii) an additional pro rata payment based on his highest annual salary in the past year and his highest bonus amount in the past three years; (iii) a bonus applicable to the preceding fiscal year, if not yet paid; and (iv) continuation of life and health insurance benefits for a period of 24 months. GenVec is also obligated to provide a one-time payment to cover taxes due on such benefits. The salary continuation agreement contains obligations on Dr. Fischer's part regarding non-disparagement and non-competition, and both agreements provide for his nondisclosure of proprietary information. If Dr. Fischer should die while entitled to any payments or benefits under either agreement, such payments and benefits are payable to Dr. Fischer's heirs or estate. To the extent Dr. Fischer becomes entitled to benefits under the Change of Control Agreement, the salary continuation agreement is superceded and he will not receive any benefit under such agreement.

        The terms of GenVec's salary continuation agreements with Mr. Church, Dr. Kovesdi, Dr. Rasmussen and Mr. Smart are identical to the terms of the salary continuation agreements that GenVec entered into with Dr. Fischer, as described above, except that they are entitled to salary and insurance benefits for 12 months instead of 24 months. GenVec has entered into salary continuation agreements with three other executive officers. The terms of these agreements are identical to those entered into by Mr. Church, Dr. Kovesdi, Dr. Rasmussen and Mr. Smart.

        GenVec has also entered into change in control agreements with Mr. Church, Dr. Rasmussen and Mr. Smart. The terms of these agreements are identical to the terms of the change in control agreement that GenVec has entered into with Dr. Fischer, as described above, except that their severance payment is based on and they are entitled to continuation of health and life insurance benefits for 18 months instead of 24 months.

        In connection with GenVec's previously-announced restructuring, Dr. Kovesdi's and Mr. Smart's employment with GenVec was terminated on April 23, 2003. Dr. Kovesdi and Mr. Smart will receive the benefits to which they are entitled under their respective salary continuation agreements.

        Dr. Rasmussen resigned from GenVec on February 14, 2003. He did not receive any severance or other benefits upon his resignation pursuant to an employment or any other agreement with GenVec, including the agreements discussed in this section.

        Each of Dr. Fischer and Mr. Church has waived his right to receive benefits under his change in control agreement if he resigns within one year after the merger has been completed solely on the basis that he believes he can no longer effectively carry out his duties. If either of Dr. Fischer or Mr. Church otherwise terminates his employment with GenVec for "good reason" or is terminated by GenVec without cause within 24 months of the completion of the merger, Dr. Fischer or Mr. Church, as the case may be, would be entitled to receive his benefits.

        On January 2, 2003, GenVec entered into salary continuation and change in control agreements with David P. Wright similar to those with the executive officers other than Dr. Fischer in connection with retaining Mr. Wright as GenVec's President and Chief Operating Officer. In connection with GenVec's previously announced restructuring, Mr. Wright's employment with GenVec was terminated on April 30, 2003. By agreement of the parties, Mr. Wright will receive 6 months of salary and termination benefits.

Compensation Committee Interlocks and Insider Participation

        During 2002, GenVec's Compensation Committee consisted of Dr. Hockmeyer, Mr. Landon and, until he resigned from the committee effective December 4, 2002, Mr. Conrad. Ms. Franklin replaced Mr. Conrad on the Compensation Committee. On March 1, 2002, GenVec entered into a consulting agreement with Mr. Herbert J. Conrad, GenVec's Chairman of the Board. Under the agreement, Mr. Conrad was to provide consulting services to GenVec for a minimum of five days per month for $1,500 per day. Mr. Conrad received $150,000 pursuant to this agreement in 2002. This agreement was terminated on September 30, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires GenVec's executive officers, directors and persons who beneficially own more than 10% of a registered class of GenVec's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of GenVec common stock and other equity securities of GenVec. Such executive officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish GenVec with copies of all Section 16(a) reports filed by such reporting persons.

        Based solely on GenVec's review of copies of such reports furnished to GenVec and written representations that no other reports were required during fiscal 2002, GenVec believes that all Section 16(a) filing requirements applicable to GenVec's executive officers, directors, and greater than 10% beneficial owners were complied with except that Dr. Kelley's Initial Statement of Beneficial Ownership on Form 3 was filed late; two grants of options to Robert Tenerowicz were not reported timely on Form 5; one grant of options to Herbert Conrad was not reported timely on Form 4; one grant of options to each of Herbert Conrad, John Landon, William Kelley, Louis Sherwood, Wayne Hockmeyer, Wendell Wierenga, Jeffrey Church, Paul Fischer, Rick King, Henrik Rasmussen, Thomas Smart, and Grant Yonehiro were not reported timely on Form 5. The required forms have since been filed with the SEC.

GENVEC COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

        It is part of the responsibility of GenVec's Compensation Committee to exercise the power and authority of the board of directors with respect to the compensation of employees and to administer GenVec's stock option plans. Consequently, it is the Compensation Committee's responsibility to review compensation levels of members of GenVec's executive officers and to evaluate their performance. The compensation structure of GenVec's executive officers, including its Chief Executive Officer, includes a combination of base salaries, cash bonuses and stock options and other long-term incentive compensation under GenVec's 1993 Stock Incentive Plan and 2002 Stock Incentive Plan.

General Compensation Policy

        The Committee's policy is to provide the executive officers, including GenVec's Chief Executive Officer, with compensation based upon their personal performance, the financial performance of GenVec and their contribution to that performance, and that is competitive enough to attract, retain, and motivate the highly skilled individuals GenVec needs in order to operate its business. In addition, the Committee believes that the compensation program should support the short-term and long-term strategic goals and values of GenVec and should reward individual contribution to GenVec's success. Accordingly, each executive officer's compensation package may be comprised of three elements: (i) base salary; (ii) annual cash bonuses; and (iii) long-term stock based incentive awards designed to align the interests of the executive officers and GenVec's stockholders.

Base Salary

        Salary ranges and individual salaries for executive officers are reviewed annually. In evaluating the reasonableness of compensation paid to GenVec's executive officers, the Compensation Committee takes into account how compensation compares to compensation paid by competing companies for positions with a similar scope of responsibilities and job complexities as well as GenVec's performance. In making this determination, the Compensation Committee has relied in part on independent surveys of compensation of management of companies in the biotechnology and pharmaceutical industries. The Committee generally targets salaries at the middle of the industry salary range.

        To a lesser extent, the Committee also considers individual contributions, business performance and labor market conditions in setting base salary. Accordingly, higher compensation may be paid if necessary or appropriate to attract or retain unusually qualified executives.

Annual Cash Bonuses

        All employees, including executive officers and the Chief Executive Officer, are eligible for annual bonuses. The bonus for all employees and executive officers is based on the achievement of pre-determined (i) individual and team goals; and (ii) corporate goals. Each year, a bonus pool is set aside for distribution as bonuses in the first quarter of the next fiscal year. For 2002, the bonus structure was: (i) up to 50% of the bonus pool could be awarded based on the achievement of individual and team goals as assessed by each respective employees' annual performance evaluation; and (ii) up to 50% of the bonus pool could be awarded based on the achievement of certain of the corporate goals for 2002. For purposes of compensation decisions, the Compensation Committee measured GenVec's performance and that of each executive officer in 2002 against goals established by the board of directors under GenVec's Annual Operating Budget/Business Plan prior to the start of the year. Based upon individual performance and contributions, the Compensation Committee awarded the respective officers discretionary bonuses that fell within ranges established by the Compensation Committee prior to the start of the year. Such ranges are based on a range of percentages of the employee's salary, with those with higher salary grades being eligible for a higher percentage of their salary to be paid as a bonus. The corporate goals for 2002 related to financing activities, progress in product development programs, the establishment of new strategic alliances and other business development initiatives. Certain of these goals carried a higher weighting than others. GenVec achieved 60 percent of its 2002 corporate goals.

Long-Term Incentive Compensation

        The Committee believes that stock options provide a useful incentive for future performance and for attracting, retaining and motivating individuals upon whom GenVec's sustained growth and financial success depend. Stock option grants also serve to link the interests of GenVec's executives and its stockholders because increases in the value of the options are directly tied to increases in stockholder value.

        Long-term incentive compensation is currently granted pursuant to GenVec's 2002 Stock Incentive Plan. GenVec's 1993 Stock Incentive Plan was terminated upon approval by GenVec's Stockholders of the 2002 Plan. Options outstanding under the 1993 Plan will continue to be administered. While the 1993 Plan allowed and the 2002 Plan allows for the granting of both options and restricted stock, GenVec granted only options under the 1993 Plan and, to date, GenVec has granted only options pursuant to the 2002 Plan. With respect to grants of stock options to executive officers, the Compensation Committee takes into account the responsibility of each executive officer and the existing stock options already held by such person. The Committee also reviews surveys similar to those reviewed in conjunction with base salary determinations to ensure that option grants are consistent with other companies in GenVec's industry. Generally, grants are awarded to those eligible employees receiving an above average or excellent rating on their annual performance evaluations.

        Each option allows the grantee to acquire shares of GenVec's common stock at a fixed price per share over a specified period of time. Each option generally becomes exercisable in installments over a fixed period, contingent upon the grantee's continued employment or association with GenVec. Accordingly, the option will provide a return to the executive only if he or she remains employed by GenVec during the vesting period, and then only if the market price of the underlying Shares appreciates during the option term.

CEO Compensation

        The board of directors believes that GenVec must provide a total CEO compensation package that will motivate and retain a CEO of outstanding ability who is capable of directing the strategic focus of GenVec. GenVec's CEO compensation package includes the three components outlined above. CEO compensation is generally set in accordance with the guidelines set out above. In addition, the Chairman of the board performs an annual, in-depth performance evaluation of Dr. Fischer in connection with the Committee's salary and cash bonus determinations.

        Dr. Fischer's base salary was increased from $282,270 to $304,830 for the year 2002 based upon the Committee's annual salary review process discussed above. Dr. Fischer's salary for 2003 has been increased to $320,072 based upon the annual review process. The increases were based on Dr. Fischer's performance, achievement of corporate goals and on salary surveys.

        Dr. Fischer's bonus is based primarily on the achievement of corporate goals. For 2002, the Committee approved the Chairman of the Board's recommendation of a cash bonus of $64,014. This bonus was paid to Dr. Fischer in March 2003.

        The Committee calculates the size of Dr. Fischer's stock option awards with reference to the compensation practices of a peer group or other objective criteria. Dr. Fischer received a stock option grant for 100,000 shares of GenVec common stock in 2002.

By the Compensation Committee:

John H. Landon, Chair Barbara Hackman Franklin Wayne T. Hockmeyer, Ph.D. Harold R. Werner

        THE FOREGOING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BE REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT GENVEC SPECIFICALLY INCORPORATE IT BY REFERENCE INTO ANY SUCH FILING.

GENVEC BENEFICIAL OWNERSHIP

        The following table sets forth certain information as of June 26, 2003, regarding the beneficial ownership of GenVec's common stock by (i) those persons known to GenVec to be the beneficial owners of more than 5% of the outstanding shares of GenVec common stock; (ii) each of the individuals listed in the "Summary Compensation Table" above; (iii) each director of GenVec; and (iv) all current directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission computing the number of shares of GenVec common stock beneficially owned by a person and the percentage ownership of that person. Shares of GenVec common stock subject to options currently exercisable or exercisable within 60 days after June 26, 2003 are considered outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person.

        Except as indicated in the footnotes to this table, each stockholder named in the table below has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on 22,938,639 shares of GenVec common stock outstanding on June 26, 2003.

Name and Address of Beneficial Owner	Number of Shares Owned	Percentage of Class Owned
HealthCare Ventures LLC(1)	3,582,000	15.6%
Wellington Management Company, LLP(2)	3,035,300	13.2%
Pfizer, Inc.(3)	1,925,538	8.4%
Hillman Affiliated Group(4)	1,161,736	5.1%
Herbert J. Conrad(5)	212,754	*
Barbara Hackman Franklin(5)	5,000	*
Wayne T. Hockmeyer, Ph.D.(5)	46,500	*
William N. Kelley, M.D.(5)	25,000	*
John H. Landon(5)	30,000	*
Louis M. Sherwood(5)	20,000	*
Harold R. Werner(1)(5)	3,582,000	15.6%
Wendell Wierenga, Ph.D.(5)	61,250	*
David P. Wright(5)	5,000	*
Paul H. Fischer, Ph.D.(5)	589,273	2.5%
Jeffrey W. Church(5)	143,445	*
Imre Kovesdi, Ph.D.(5)	160,541	*
Henrik S. Rasmussen(5)	12,800	*
Thomas E. Smart(5)	293,777	1.3%
All directors and executive officers as a group (14 persons)(5)	5,187,340	21.6%

*
Represents ownership that does not exceed 1% of the outstanding shares of GenVec common stock.

(1)
The address for HealthCare Ventures LLC is 44 Nassau Street, Princeton, NJ, 08542. This information is based on a Schedule 13D filed with the SEC on December 31, 2001, which reported that HealthCare Ventures V, LLP and HealthCare Ventures VI, LLP each held sole voting power for 1,791,000 shares of GenVec common stock, shared voting power for no shares of GenVec common stock, sole dispositive power for 1,791,000 shares of GenVec common stock and shared dispositive power for no shares of GenVec common stock. Harold R. Werner, a director of GenVec, is the co-founder of HealthCare Ventures.

(2)
The address for Wellington Management Company LLP is 75 State Street, Boston, MA, 02109. This information has been provided by Wellington Management Company, LLP.

(3)
The Warner-Lambert Company, a wholly owned subsidiary of Pfizer, Inc, holds these shares of GenVec common stock. The address for Pfizer, Inc. is 2800 Plymouth Road, Ann Arbor, MI, 48105.

(4)
16,528 shares of GenVec common stock are owned of record and beneficially by Hillman/Dover Limited Partnership. Wilmington Securities, Inc. is the sole general partner of Hillman/Dover Limited Partnership. Wilmington Securities, Inc. is a wholly-owned subsidiary of Wilmington Equities, Inc. Wilmington Equities, Inc. is a wholly-owned subsidiary of Wilmington Investments, Inc. Wilmington Investments, Inc. is a wholly-owned subsidiary of The Hillman Company, which is controlled by the Henry L. Hillman Trust U/A dated November 18, 1985, a Pennsylvania revocable trust, the "HLH Trust." 490,804 shares of GenVec common stock are owned of record and beneficially by Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the HLH Trust. 163,601 shares of GenVec common stock each are owned of record and beneficially by C. G. Grefenstette and L. M. Wagner, Trustees of the following trusts: U/A/T dated December 30, 1976 for the Children of Juliet Lea Hillman Simonds, a Pennsylvania irrevocable trust, U/A/T dated December 30, 1976 for the Children of Audrey Hillman Fisher, a Pennsylvania irrevocable trust, U/A/T dated December 30, 1976 for the Children of Henry Lea Hillman, Jr., a Pennsylvania irrevocable trust, U/A/T dated December 30, 1976 for the Children of William Talbott Hillman, a Pennsylvania irrevocable trust, (together, the "1976 Trusts"), C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the HLH Trust and Hillman/Dover Limited Partnership. Henry L. Hillman shares power to vote or to direct the vote and shares power to dispose or direct the disposition of the shares of stock owned by the HLH Trust and Hillman/Dover Limited Partnership. Elsie Hilliard Hillman shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the HLH Trust and Hillman/Dover Limited Partnership. The address for the Hillman Affiliated Group is 310 Grant Street, 1900 Grant Building, Pittsburgh, PA, 15219. This information is based on a Schedule 13G filed with the SEC on February 13, 2003.

(5)
Includes shares of GenVec common stock issuable upon exercise of options that are exercisable within 60 days of June 26, 2003 in the following amounts: Herbert J. Conrad, 109,487 shares; Barbara Hackman Franklin, 0 shares; Wayne T. Hockmeyer, 26,500 shares; William N. Kelley, 20,000 shares; John H. Landon, 20,000 shares; Louis M. Sherwood, 20,000 shares; Harold R. Werner, 0 shares; Wendell Wierenga, 61,250 shares; David P. Wright, 0 shares; Paul H. Fischer, 474,707 shares; Jeffrey W. Church, 142,445 shares; Imre Kovesdi, 29,654 shares; Henrik S. Rasmussen, 0 shares; and Thomas E. Smart, 129,057 shares.

GENVEC STOCK PRICE PERFORMANCE PRESENTATION

        The following graph shows the cumulative total stockholder return for GenVec common stock from December 12, 2000, the date of GenVec's initial public offering, through December 31, 2002 as compared to (i) an overall stock market index, the NASDAQ Stock Market—U.S. Index; and (ii) a peer group index, the NASDAQ Pharmaceutical Index. The returns were calculated assuming that $100 was invested on December 12, 2000 in GenVec common stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on GenVec common stock.

        The information contained in the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent GenVec specifically incorporates it by reference into any such filing. The graph is presented in accordance with Securities and Exchange Commission requirements. Stockholders are cautioned against drawing any conclusions from the date contained therein, as past results are not necessarily indicative of future performance.

	GenVec, Inc.	NASDAQ— U.S. Index	NASDAQ— Pharmaceutical Index
12/12/00	$100.00	$100.00	$100.00
12/29/00	100.00	84.09	94.71
03/30/01	55.26	62.76	70.13
06/29/01	30.56	73.96	87.13
09/28/01	18.00	51.32	70.24
12/31/01	52.11	66.71	80.71
03/28/02	31.68	63.21	72.20
06/28/02	23.16	50.38	51.20
09/30/02	29.58	40.43	47.19
12/31/02	33.47	46.12	52.15

GENVEC CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On March 1, 2002, GenVec entered into a consulting agreement with Mr. Herbert J. Conrad, GenVec's Chairman of the Board. Under the agreement, Mr. Conrad would consult with GenVec for a minimum of five days per month for $1,500 per day. Mr. Conrad received $150,000 pursuant to this agreement in 2002. This agreement was terminated on September 30, 2002.

        On December 21, 2001, GenVec entered into a stock purchase agreement with HealthCare Ventures V, L.P. and HealthCare Ventures VI, L.P. relating to the purchase of approximately $12.9 million of GenVec common stock. On that date, the parties also entered into an Investor Rights Agreement, pursuant to which HealthCare Ventures was granted the right to designate one individual to fill a vacancy on GenVec's board of directors.

        In July 1997, GenVec entered into a Stock Purchase Agreement and a Research, Development and Collaboration Agreement with the Warner-Lambert Company ("Warner-Lambert"), which was acquired by Pfizer Inc. in June 2000 and is now a wholly-owned subsidiary of Pfizer. Pursuant to purchases in accordance with the Stock Purchase Agreement, Pfizer now holds approximately 8.5% of GenVec common stock through its subsidiary Warner-Lambert.

        Under the Research, Development and Collaboration Agreement, Warner-Lambert agreed to manufacture products that GenVec developed jointly for worldwide commercial sale (excluding Asia). The agreement was amended in January 1999. Under the amendment, GenVec was responsible for collaborating on the development of a manufacturing process for the jointly developed products. During 2001, GenVec received approximately $1.98 million in research and development support payments from Pfizer pursuant to this agreement. On January 22, 2002, Pfizer elected to discontinue co- development of BioBypass® with GenVec, thus returning to GenVec its development and commercialization rights. Under the terms of the collaboration agreement, Pfizer will be responsible for all development costs associated with the Phase II clinical trials of BioBypass®, including the costs relating to the orderly transfer to GenVec of the Investigative New Drug applications through July 22, 2002 for both coronary artery disease and peripheral vascular disease.

        In the second quarter of 2002, GenVec received $1.2 million from Pfizer for costs associated with Phase II clinical development costs for BIOBYPASS® and in the fourth quarter of 2002, GenVec received an additional $1.5 million from Pfizer as a final settlement related to the contract termination.

        For more information with respect to David P. Wright, a director and former President of GenVec, see "GenVec Executive Compensation and Other Matters—Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

OTHER BUSINESS

        The GenVec board of directors does not know of any matters other than those stated in this joint proxy statement/prospectus that are to be presented for action at the GenVec annual meeting. If any other matters should properly come before the GenVec annual meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

        The Diacrin board of directors does not know of any matters other than those stated in this joint proxy statement/prospectus that are to be presented for action at the Diacrin special meeting. If any other matters should properly come before the Diacrin special meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

EXPERTS

        The financial statements of GenVec as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, have been included elsewhere in this joint proxy statement/prospectus in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. See "Index to Financial Statements."

        The financial statements of Diacrin as of and for the year ended December 31, 2002, included elsewhere in this joint proxy statement/prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included in this joint proxy statement/prospectus in reliance on the report of PricewaterhouseCoopers LLP given on the authority of such firm as experts in auditing and accounting.

        The financial statements of Diacrin as of December 31, 2001 and for the years ended December 31, 2001 and 2000, included elsewhere in this joint proxy statement/prospectus, have been audited by Arthur Andersen LLP. See "Index to Financial Statements."

        On July 8, 2002, Diacrin dismissed Arthur Andersen LLP as its independent accountants. The dismissal of Arthur Andersen LLP was approved by the audit committee of Diacrin's board of directors. The reports of Arthur Andersen LLP on the financial statements for fiscal years 2001 and 2000 did not contain any adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal years 2001 and 2000 and through July 8, 2002, there were no disagreements between Diacrin and Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreements in connection with its report on Diacrin's financial statements for such years, nor were there any reportable events pursuant to Item 304(a)(1)(v) of Regulation S-K. Diacrin has requested that Arthur Andersen LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not Arthur Andersen LLP agrees with the above statements. Diacrin was not able to obtain a letter after reasonable efforts and, in accordance with Item 304T, filed a Form 8-K on July 11, 2002 without the letter.

        On July 8, 2002, Diacrin engaged PricewaterhouseCoopers LLP as its independent certifying accountants for the fiscal year ended December 31, 2002. The appointment of PricewaterhouseCoopers LLP was approved by the audit committee of Diacrin's board of directors. During fiscal years 2001 and 2000 and through July 8, 2002, Diacrin did not consult with PricewaterhouseCoopers LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on Diacrin's financial statements, or any matter that was the subject of a disagreement with Arthur Andersen LLP or reportable event pursuant to Item 304(a)(1)(v) of Regulation S-K.

        The financial statements of Diacrin/Genzyme LLC as of and for the year ended December 31, 2000, included elsewhere in this joint proxy statement/prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

LEGAL OPINIONS

        A legal opinion which states that the issuance of the shares of GenVec common stock offered hereby, when issued in accordance with the terms of the merger agreement, will be validly issued, fully paid and nonassessable, has been rendered by Arnold & Porter, counsel to GenVec. In addition, it is a condition of the merger that GenVec and Diacrin receive from their respective counsel (Arnold & Porter, in the case of GenVec, and Hale and Dorr LLP, in the case of Diacrin) opinions to the effect that, based on facts and representations provided to such counsel, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

SUBMISSION OF STOCKHOLDER PROPOSALS

        Diacrin intends to hold an annual meeting of Diacrin stockholders in 2003 only if the merger is not completed. To the extent that an annual meeting of Diacrin stockholders is held in 2003, a stockholder proposal to be timely for purposes of Rule 14a-8 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 or for purposes of Diacrin's amended and restated by-laws must have been received by February 25, 2003.

        GenVec's annual meeting of stockholders for the year ending December 31, 2003 is expected to be held in June 2004. All proposals intended to be presented at the next annual meeting must be received at GenVec's executive offices, which are located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878, Attention: Corporate Secretary, not later than March 1, 2004, to receive consideration for inclusion in the proxy statement and form of proxy related to that meeting.

        Pursuant to the proxy rules under the Securities Exchange Act of 1934, GenVec's stockholders are notified that notice of any stockholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the next annual meeting must be delivered to the Corporate Secretary at GenVec's executive offices not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed to stockholders or public disclosure of the date of the annual meeting was made, whichever first occurs. As to all such matters which GenVec does not have notice on or prior to that date, discretionary authority to vote on such proposal shall be granted to the persons designated in GenVec's proxy related to the next annual meeting.

INDEX TO FINANCIAL STATEMENTS

GenVec, Inc.:
Balance Sheets as of March 31, 2003 (unaudited) and December 31, 2002
Statements of Operations—Three Months Ended March 31, 2003 and 2002 (unaudited)
Statements of Cash Flows—Three Months Ended March 31, 2003 and 2002 (unaudited)
Notes to Financial Statements (unaudited)
Independent Auditors' Report
Balance Sheets as of December 31, 2002 and 2001
Statements of Operations—Years Ended December 31, 2002, 2001 and 2000
Statements of Stockholders' Equity—Years Ended December 31, 2002, 2001 and 2000
Statements of Cash Flows—Years Ended December 31, 2002, 2001 and 2000
Notes to Financial Statements
Diacrin, Inc.:
Balance Sheets as of March 31, 2003 (unaudited) and December 31, 2002
Statements of Operations Three Months Ended March 31, 2002 and 2003 (unaudited)
Statements of Cash Flow Three Months Ended March 31, 2002 and 2003 (unaudited)
Notes to Financial Statements (unaudited)
Report of Independent Public Accountants
Balance Sheets as of December 31, 2001 and 2002
Statements of Operations for each of the three years in the period ended December 31, 2002
Statements of Stockholders' Equity (Deficit) for each of the three years in the period ended December 31, 2002
Statements of Cash Flows for each of the three years in the period ended December 31, 2002
Notes to Financial Statements
Diacrin/Genzyme LLC (A Development Stage Enterprise):
Balance Sheets as of December 31, 2001 and 2002 (unaudited)
Statements of Operations for the years ended December 31, 2001 and 2002 and for the period from October 1, 1996 (date of inception) to December 31, 2002 (unaudited)
Statements of Cash Flows for the years ended December 31, 2001 and 2002 and for the period from October 1, 1996 (date of inception) to December 31, 2002 (unaudited)
Statements of Change in Venturers' Capital (Deficit) for the period from October 1, 1996 (date of inception) to December 31, 2002 (unaudited)
Notes to Financial Statements (unaudited)
Report of Independent Accountants
Balance Sheet as of December 31, 1999 and 2000
Statement of Operations for the years ended December 31, 1999 and 2000 and for the period from October 1, 1996 (date of inception) to December 31, 2000
Statements of Cash Flows for the years ended December 31, 1999 and 2000 and for the period from October 1, 1996 (date of inception) to December 31, 2000
Statements of Changes in Venturers' Capital (Deficit) for the period from October 1, 1996 (date of inception) to December 31, 2000
Notes to Financial Statements

GENVEC, INC.
BALANCE SHEETS
(in thousands, except share and per share amounts)

	As of March 31, 2003	As of December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,858	$4,597
Short-term investments	9,742	13,055
Accounts receivable	1,722	924
Prepaid expenses	757	1,006
Other current assets	503	223
Bond sinking fund	362	241

Total current assets	14,944	20,046

Property and equipment, net	8,150	7,886
Long-term investments	2,746	2,708
Other assets	91	445

Total assets	$25,931	$31,085

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$603	$2,298
Accrued expenses	3,411	3,310
Unearned revenue	308	481
Current portion of long-term debt	1,348	1,486

Total current liabilities	5,670	7,575
Long-term debt	5,722	5,921
Deferred rent	1,080	1,104
Other liabilities	802	856

Total liabilities	13,274	15,456
Stockholders' equity:
Preferred stock, $.001 par value; 4,400,000 shares authorized, no shares issued or outstanding	—	—
Series A junior participating preferred stock, $.001 par value, 600,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value; 60,000,000 shares authorized, 22,797,532 and 21,979,195 shares issued at March 31, 2003 and December 31, 2002; 22,726,582 and 21,908,245 shares outstanding at March 31, 2003 and December 31, 2002	23	22
Additional paid-in capital	114,776	112,975
Accumulated deficit	(100,593)	(95,439)
Deferred compensation	(1,263)	(1,590)
Accumulated other comprehensive loss	(286)	(339)
Treasury stock, 70,950 common shares	—	—

Total stockholders' equity	12,657	15,629

Total liabilities and stockholders' equity	$25,931	$31,085

See accompanying notes to financial statements.

GENVEC, INC.
STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2003	2002
Revenues:
Research and development support	$3,185	$628

Operating expenses:
Research and development	6,242	5,121
General and administrative	2,069	2,172

Total operating expenses	8,311	7,293

Loss from operations	(5,126)	(6,665)

Other income (expense):
Interest income	95	407
Interest expense	(123)	(134)

Total other (expense) income	(28)	273

Net loss	$(5,154)	$(6,392)

Other comprehensive income (loss), net of tax
Unrealized holding gain (loss) on securities available for sale during the period	21	(473)
Change in fair value of derivatives used for cash flow hedge	32	70

Other comprehensive income (loss)	53	(403)

Comprehensive loss	$(5,101)	$(6,795)

Basic and diluted net loss per share	$(0.23)	$(0.29)

Shares used in computing basic and diluted net loss per share	22,537	21,733

See accompanying notes to financial statements.

GENVEC, INC.
STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2003	2002
Cash flows from operating activities:
Net loss	$(5,154)	$(6,392)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	600	467
Stock option and warrant compensation expense	225	542
Loss on disposal of assets	—	11
Changes in operating assets and liabilities:
Accounts receivable	(798)	(499)
Accounts payable and accrued expenses	(1,594)	(823)
Unearned revenue	(173)	60
Other assets and liabilities, net	(104)	138

Net cash used in operating activities	(6,998)	(6,496)

Cash flows from investing activities:
Purchases of property and equipment, net of deposits	(388)	(295)
Purchases of investment securities	—	(4,985)
Proceeds from sale of investment securities	3,200	3,971

Net cash provided by (used in) investing activities	2,812	(1,309)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	1,904	10
Payments of long-term debt	(457)	(231)

Net cash provided by (used in) financing activities	1,447	(221)

Decrease in cash and cash equivalents	(2,739)	(8,026)
Cash and cash equivalents at beginning of period	4,597	14,516

Cash and cash equivalents at end of period	$1,858	$6,490

Supplemental disclosures of non-cash activities:
Cash paid for interest	$103	$109

Equipment financed by capital leases	$—	$8

See accompanying notes to financial statements.

GENVEC, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

(1) Basis of Presentation

        In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly GenVec's financial position as of March 31, 2003 and December 31, 2002, and the results of its operations and cash flows for the three-month period ended March 31, 2003 and 2002. All amounts are expressed in thousands, except where noted. Certain reclassifications have been made to the prior period to conform to current period presentation. It is recommended that these financial statements be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2002 included in this joint proxy statement/prospectus beginning on page F-9. Results for interim periods are not necessarily indicative of results for the entire year.

        To date, GenVec has been engaged primarily in research and development activities. As a result GenVec has experienced and expects to continue to incur operating losses for 2003 and the foreseeable future before it commercializes any products. Over the next several years, GenVec expect to incur substantial additional research and development costs, including costs related to early-stage research, preclinical and clinical trials, product candidate manufacturing, increased administrative expenses to support its research and development operations and increased capital expenditures for expanded research and development capacity, various equipment needs and facility improvements.

        At March 31, 2003, GenVec had cash and cash equivalents and investments of approximately $14.3 million and its net cash used in operating activities for the three months ended March 31, 2003 was approximately $7.0 million. During the current quarter, GenVec received $1.9 million in net proceeds from the sale of 756,800 shares of common stock to an existing institutional shareholder offset by purchases of capital equipment ($388,000) and scheduled payments under outstanding debt obligations ($457,000).

        On April 23, 2003, GenVec announced a 25 percent reduction in workforce as part of a cost reduction program which was not contingent upon the completion of the merger. This program is expected to lower GenVec's stand-alone operating losses by 25 to 30 percent beginning in the second half of 2003. See Note 4 to Financial Statements for further discussion. GenVec believes that its cash reserves and anticipated cash flow from its current collaborations, after taking into account its cost reduction program, will be sufficient to support its operations through mid 2004.

        On April 15, 2003, GenVec and Diacrin, Inc. jointly announced the signing of a definitive merger agreement under which GenVec will acquire Diacrin through an exchange of stock. If the merger is completed, GenVec expects the combined company to have approximately $45 million in cash and investments at the end of 2003, sufficient to support its operations through mid-2006. Subject to approval by the shareholders of GenVec and Diacrin and other customary closing conditions, the transaction is expected to close in the third quarter of 2003. See Note 4 to Financial Statements for further discussion.

        If merger transaction is not completed, GenVec will require additional funds in addition to its present working capital to develop its product candidates and meet its business objectives. GenVec will seek additional future funding through collaborative arrangements and strategic alliances, additional public or private equity or debt financing, additional licensing arrangements, or some combination of these alternatives. Some of these arrangements may require GenVec to relinquish rights to certain of its existing or future technologies, product candidates or products that it would otherwise seek to develop or commercialize on its own, or to license the rights to its technologies, product candidates or products on terms that are not favorable to its. In addition, if GenVec lacks adequate funding, it may be required to delay, reduce the scope of, or eliminate certain research and development activities or one or more of its clinical programs

        GenVec's cash requirements may vary materially from those now planned because of changes in focus and direction of its research and development programs, competitive and technical advances, patent developments or other developments. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

(2) Investments

        The amortized cost, gross unrealized holding gains and fair value of available-for-sale securities by major security type at March 31, 2003 and December 31, 2002, are as follows:

	March 31, 2003
	Amortized Cost	Gross unrealized holding gains	Fair Value
	(in thousands)
Available-for-sale:
Government obligations	$12,045	$122	$12,167
Corporate bonds	185	136	321

	$12,230	$258	$12,488

Classified as cash equivalents:
Commercial paper	$2,091	$—	$2,091

	December 31, 2002
	Amortized Cost	Gross unrealized holding gains	Fair Value
	(in thousands)
Available-for-sale:
Government agency notes	$15,349	$132	$15,481
Corporate bonds	187	95	282

	$15,536	$227	$15,763

Classified as cash equivalents:
Commercial paper	$2,714	$—	$2,714

        Fair value of maturities of securities classified as available-for-sale were as follows:

	March 31, 2003	December 31, 2002
	(in thousands)
Available for sale:
Due within one year	$9,742	$13,055
Due after one year through four years	2,746	2,708

	$12,488	$15,763

(3) Stock Option Plans

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements.

        GenVec has several stock option plans as discussed in note 9(b) to its December 31, 2002 Financial Statements and accounts for these plans under the recognition and measurement principles of APB 25 and related interpretations. For these plans, no deferred compensation has been recorded during the current quarter, as all options granted during the period had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if GenVec had applied the fair value recognition provisions of FAS 123.

	Three Months Ended March 31,
	2003	2002
	In thousands, except per share amounts
Net loss, as reported	$(5,154)	$(6,392)
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effect of $0	(316)	(238)

Pro forma net loss	$(5,470)	$(6,630)

Basic and diluted loss per share:
As reported	$(0.23)	$(0.29)

Pro forma	$(0.24)	$(0.31)

(4) Subsequent Event

        On April 15, 2003, GenVec and Diacrin, Inc. jointly announced the signing of a definitive merger agreement under which GenVec will acquire Diacrin through an exchange of stock using a fixed exchange ratio that will not be changed to reflect fluctuations in the market price of the common stock of either company. Under the terms of the agreement, each share of Diacrin Common Stock will be exchanged for 1.5292 shares of GenVec Common Stock in a reorganization. Based on GenVec's closing per share price of $1.46 on April 14, 2003, the transaction is valued at approximately $40.4 million. GenVec's existing shareholders will own approximately 45.5% of the combined company and Diacrin's existing shareholders will own approximately 54.5%. The combined company is expected to have approximately $45 million in cash and investments at the end of 2003. Subject to approval by the shareholders of GenVec and Diacrin and other customary closing conditions, the transaction is expected to close in the third quarter of 2003.

        On April 23, 2003, GenVec announced a 25 percent reduction in workforce as part of a cost reduction program which was not contingent upon the completion of the merger. This program is expected to lower GenVec's stand alone operating losses by 25 to 30 percent beginning in the second half of 2003, and will result in an estimated $1.3 million charge for severance and related termination costs in the quarter ending June 30, 2003. The costs related to the workforce reduction will be accounted for in compliance with the guidance provided in SFAS No. 112, "Employers' Accounting for Postemployment Benefits" because GenVec has adopted a termination benefit plan. Accordingly, a liability for such costs will be recorded in the period in which the liabilities are probable and estimable. This occurred in the second quarter of 2003, when the workforce reduction plan was adopted and the terms were communicated to employees.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
GenVec, Inc.:

        We have audited the accompanying balance sheets of GenVec, Inc. as of December 31, 2002 and 2001 and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of GenVec management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GenVec, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Baltimore, Maryland
March 13, 2003

GENVEC, INC.
BALANCE SHEETS

(in thousands, except share and per share amounts)

	DECEMBER 31,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$4,597	$14,516
Short-term investments (note 3)	13,055	5,414
Accounts receivable	924	—
Prepaid expenses	1,006	662
Other current assets	223	462
Bond sinking fund (note 5)	241	238

Total current assets	20,046	21,292
Property and equipment, net (notes 4 and 5)	7,886	7,974
Long-term investments (note 3)	2,708	21,988
Other assets	445	112

Total assets	$31,085	$51,366

See accompanying notes to financial statements.

GENVEC, INC.
BALANCE SHEETS (cont'd)

(in thousands, except share and per share amounts)

	DECEMBER 31,
	2002	2001
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,298	$1,184
Accrued payroll, bonus and related expenses	1,022	940
Accrued clinical trial expenses	1,114	222
Accrued expenses	872	423
Accrued technological license and intellectual property expenses	302	112
Unearned revenue	481	461
Current portion of long-term debt (note 5)	1,486	932

Total current liabilities	7,575	4,274

Long-term debt (note 5)	5,921	5,088
Deferred rent (note 8)	1,104	1,183
Other non-current liabilities	856	693

Total non-current liabilities	7,881	6,964

Commitments (notes 5 and 8)
Stockholders' equity (notes 6 and 9):
Preferred stock, $0.001 par value, 4,400,000 shares authorized at December 31, 2002 and 2001, no shares issued and outstanding	—	—
Series A junior participating preferred stock, $0.001 par value, 600,000 shares authorized at December 31, 2002 and 2001, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 60,000,000 shares authorized at December 31, 2002 and 2001, 21,979,195 and 21,781,173 shares issued at December 31, 2002 and 2001, 21,908,245 and 21,710,223 shares outstanding at December 31, 2002 and 2001	22	22
Additional paid-in capital	112,975	112,798
Accumulated deficit	(95,439)	(69,841)
Deferred compensation (note 9)	(1,590)	(3,146)
Accumulated other comprehensive income (notes 3, 5 and 12)	(339)	295
Treasury stock, 70,950 common shares	—	—

Total stockholders' equity	15,629	40,128

Total liabilities and stockholders' equity	$31,085	$51,366

See accompanying notes to financial statements.

GENVEC, INC.
STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	YEARS ENDED DECEMBER 31,
	2002	2001	2000
Revenues (notes 6 and 7):
Research and development support	$5,738	$589	$450
Research and development support-related party	2,676	2,053	8,385
License and milestone payments	—	275	175
License and milestone payments-related party	—	1,500	4,875

Total revenues	8,414	4,417	13,885
Operating expenses:
Research and development	24,352	16,309	15,356
General and administrative	9,643	8,749	6,917

Total operating expenses	33,995	25,058	22,273

Loss from operations	(25,581)	(20,641)	(8,388)

Other income (expense):
Interest income	1,000	2,103	1,064
Interest expense	(531)	(580)	(530)
Investment gains (losses)	(486)	22	5

Total other income	(17)	1,545	539

Net loss	$(25,598)	$(19,096)	$(7,849)

Basic and diluted net loss per share	$(1.17)	$(1.05)	$(2.80)

Shares used in computing basic and diluted net loss per share	21,815,547	18,124,351	2,807,809

See accompanying notes to financial statements.

GENVEC, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands, except share data)

	CONVERTIBLE PREFERRED STOCK
			COMMON STOCK					ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
					ADDITIONAL PAID-IN CAPITAL	DEFERRED COMPENSATION	ACCUMULATED DEFICIT
	SHARES	AMOUNT	SHARES	AMOUNT					TOTAL
Balance, December 31, 1999	7,695,402	$8	1,598,593	$2	$55,716	$(850)	$(42,896)	$(48)	$11,932
Conversion of convertible preferred shares into common shares (note 9)	(7,695,402)	(8)	11,543,092	12	(4)	—	—	—	—
Issuance of common shares through initial public offering, net of issuance costs of $1,373 (note 9)	—	—	4,000,000	4	33,963	—	—	—	33,967
Issuance of common shares through private sale concurrent with initial public offering (note 6)	—	—	421,052	—	5,000	—	—	—	5,000
Exercise of options and warrants	—	—	432,707	—	66	—	—	—	66
Deferred compensation resulting from grant of options below fair value	—	—	—	—	5,329	(5,329)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	1,116	—	—	1,116

Comprehensive loss:
Net loss	—	—	—	—	—	—	(7,849)	—	(7,849)
Unrealized gain on investments	—	—	—	—	—	—	—	84	84

Comprehensive loss	—	—	—	—	—	—	(7,849)	84	(7,765)

Balance, December 31, 2000	—	—	17,995,444	18	100,070	(5,063)	(50,745)	36	44,316
Issuance of common shares through private equity offering, net of issuance costs of $118 (note 9)	—	—	3,582,000	4	12,774	—	—	—	12,778
Exercise of options and warrants	—	—	162,332	—	103	—	—	—	103
Issuance of common shares through Employee Stock Purchase Plan	—	—	41,397	—	103	—	—	—	103
Payment of stock note receivable	—	—	—	—	80	—	—	—	80
Reversal of deferred compensation for option cancellations	—	—	—	—	(332)	332	—	—	—
Amortization of deferred compensation	—	—	—	—	—	1,585	—	—	1,585

Comprehensive loss:
Net loss	—	—	—	—	—	—	(19,096)		(19,096)
Net unrealized change in:
Investments	—	—	—	—	—	—	—	595	595
Cash flow hedge derivative	—	—	—	—	—	—	—	(336)	(336)

Comprehensive loss	—	—	—	—	—	—	(19,096)	259	(18,837)

Balance, December 31, 2001	—	—	21,781,173	22	112,798	(3,146)	(69,841)	295	40,128
Exercise of options	—	—	124,230	—	91	—	—	—	91
Issuance of common shares through Employee Stock Purchase Plan	—	—	73,792	—	135	—	—	—	135
Additional private equity issuance costs	—	—	—	—	(39)	—	—	—	(39)
Deferred compensation resulting from grant of options And warrants below fair value	—	—	—	—	268	(268)	—	—	—
Reversal of deferred compensation for option cancellations	—	—	—	—	(278)	278	—	—	—
Amortization of deferred compensation	—	—	—	—	—	1,546	—	—	1,546

Comprehensive loss:
Net loss	—	—	—	—	—	—	(25,598)	—	(25,598)
Net unrealized change in:
Investments	—	—	—	—	—	—	—	(405)	(405)
Cash flow hedge derivative	—	—	—	—	—	—	—	(229)	(229)

Comprehensive loss	—	—	—	—	—	—	(25,598)	(634)	(26,232)

Balance, December 31, 2002	—	$—	21,979,195	$22	$112,975	$(1,590)	$(95,439)	$(339)	$15,629

See accompanying notes to financial statements.

GENVEC, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	YEARS ENDED DECEMBER 31,
	2002	2001	2000
Cash flows from operating activities:
Net loss	$(25,598)	$(19,096)	$(7,849)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	2,118	1,809	1,589
Stock option and warrant compensation expense (note 9)	1,546	1,585	1,116
Loss (gain) on investments	486	(22)	(5)
Loss on disposal of assets	8	129	42
Changes in operating assets and liabilities:
Accounts receivable	(924)	210	568
Accounts payable and accrued expenses	2,728	180	(860)
Unearned revenue	20	(1,539)	(2,675)
Other assets and liabilities, net	(670)	530	(934)

Net cash used in operating activities	(20,286)	(16,214)	(9,008)

Cash flows from investing activities:
Purchases of property and equipment	(1,515)	(1,040)	(907)
Purchases of investment securities	(22,280)	(32,032)	(11,027)
Proceeds from sale and maturity of investment securities	32,749	18,003	6,131
Proceeds from sale of investment bond trust	—	—	1,423
Proceeds from sale of assets	1	1	12

Net cash provided by (used in) investing activities	8,955	(15,068)	(4,368)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	187	13,063	39,033
Loan proceeds	2,500	—	93
Payments of long-term debt	(1,275)	(889)	(596)

Net cash provided by financing activities	1,412	12,174	38,530

Increase (decrease) in cash and cash equivalents	(9,919)	(19,108)	25,154
Cash and cash equivalents, beginning of year	14,516	33,624	8,470

Cash and cash equivalents, end of year	$4,597	$14,516	$33,624

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$516	$488	$495

Supplemental disclosure of non-cash investing and financing activities:
Property and equipment financed by capital leases	$163	$—	$—

See accompanying notes to financial statements.

GENVEC, INC.

NOTES TO FINANCIAL STATEMENTS

(1) Organization And Business Description

        GenVec, Inc. (GenVec) is a clinical-stage biopharmaceutical company developing innovative therapeutics to treat serious and life-threatening diseases, including cancer and heart disease. GenVec's most advanced product candidates are:

  •
  TNFerade™, which is currently in Phase II trials for the treatment of locally advanced pancreatic cancer and for the treatment of non-metastatic esophageal cancer;

  •
  BIOBYPASS®, for which GenVec recently completed a randomized, controlled study of 71 patients with severe coronary artery disease. Subject to finding an appropriate strategic partner, GenVec plans to initiate a randomized, placebo-controlled Phase II/III trial in the second half of 2003 treating patients with severe heart disease who have no therapeutic options; and

  •
  AdPEDF, which is currently in a Phase I trial for the treatment of wet age-related macular degeneration, a leading cause of blindness in individuals over the age of 50.

        The medical use of many proteins has historically been limited by the inability to maintain sufficient concentrations of the protein at the site of the disease for a period of time long enough to provide a benefit, while minimizing side effects caused by the protein's presence in other, non-target tissues. GenVec's product candidates are based on proprietary technology that uses an adenovector to deliver genes that produce proteins at the site of disease.

        GenVec is subject to various risks common to companies within the biotechnology industry. These include, but are not limited to, development by competitors of new technological innovations; dependence on key personnel; dependence on limited number of products; risks inherent in the research and development of biotechnology products; protection of proprietary technology; acceptance of GenVec's products by the country's regulatory agencies in which GenVec may choose to sell its products, as well as the end customer; health care cost containment initiatives; and product liability and compliance with government regulations and agencies, including the U.S. Food and Drug Administration.

        GenVec's future operations are subject to several technical and business risks, including satisfactory product development, obtaining regulatory approval and market acceptance for its products and GenVec's continued ability to obtain future funding. While available cash and investments are expected to be sufficient to finance currently planned activities through the first quarter of 2004, GenVec will need to raise additional funds in order to complete its product development programs and commercialize its first product candidates. GenVec cannot be certain that such funding will be available on favorable terms, if at all. Some of the factors that will impact GenVec's ability to raise additional capital and its overall success include the rate and degree of progress for its product development programs, the liquidity and volatility of its equity securities, regulatory and manufacturing requirements and uncertainties, technological developments by competitors and other factors. If GenVec cannot raise such funds, it may not be able to develop or enhance products, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements, which would negatively impact its business, financial condition and results or operations.

        GenVec is currently pursuing additional sources of financing. If GenVec cannot obtain additional funding prior to the end of the second quarter of 2003, it will make substantial reductions in the scope and size of its operations, and may curtail activities currently planned to be undertaken, in order to conserve cash.

(2) Summary Of Significant Accounting Policies

        (a)   Cash And Cash Equivalents. Cash equivalents consist of highly liquid investments with original maturities of three months or less, and are recorded at amortized cost, which approximates fair value. Cash equivalents consist primarily of money market funds and commercial paper.

        (b)   Investments. GenVec's investments consist primarily of bonds, government agency notes and commercial paper. These investments are classified as available-for-sale securities, which are carried at fair value, with the unrealized holding gains and losses reported as a separate component of other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

        A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

        (c)   Fair Value Of Financial Instruments. The carrying amounts of GenVec's financial instruments, as reflected in the accompanying balance sheets, approximate fair value. Financial instruments consist of cash and cash equivalents, short-term investments, long-term investments, bond sinking fund, interest rate swap, accounts payable, and long-term debt.

        (d)   Property And Equipment. Property and equipment are stated at cost. Property and equipment is depreciated using the straight-line method over the estimated useful lives of assets, generally three to five years for equipment and seven years for furniture and fixtures. Leased property meeting certain criteria is capitalized at the lower of the present value of the future minimum lease payments or fair value at the inception of the lease. Amortization of capitalized leased assets is computed on the straight-line method over the term of the lease.

        (e)   Other Assets. Other assets consist primarily of deferred financing costs that are amortized over the life of the financing on a straight-line basis and deposits made for equipment purchases.

        (f)    Revenue Recognition. Since 1997, GenVec has generated substantial revenue through a collaborative research and development agreement with a related party (Note 6).

        Research and development (R&D) revenue from cost-reimbursement and cost-plus agreements are recognized as earned based on the performance requirements of the contract. Non-refundable R&D fees for which no future performance obligations exist are recognized when collection is assured. Contract and upfront license payments with continued involvement through a research or development collaboration are recognized ratably over the contract period. Revenue associated with performance milestones is recognized based on achievement of the milestones as defined in the respective agreements. Research and development, license and milestone revenue recognized in the accompanying statements of operations is not subject to repayment.

        (g)   Research And Development. Research and development costs are charged to operations as incurred. Such costs include internal research and development expenditures (such as, salaries and benefits, raw materials and supplies) and contracted services (such as, sponsored research, consulting and testing services) of proprietary research and development activities and similar expenses associated with collaborative research agreements.

        (h)   Clinical Trial Expenses. Clinical trial expenses are payable to clinical sites and core laboratories. Expenses for clinical sites, which consist of the costs of patient treatment and follow-up, are accrued ratably over the estimated treatment period based on the number of patients treated for each trial. Expenses for core laboratories are charged to operations as incurred.

        (i)    Income Taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

        (j)    Net Loss Per Share. Basic and diluted net loss per share has been computed using the weighted average number of shares of common stock outstanding during the period.

        If GenVec had net income, diluted earnings per share would be presented based on the shares used in the computation of basic net loss per share as well as potential common shares related to outstanding options and warrants.

        Securities outstanding which were excluded from the computation of diluted net loss per share because their effect was anti-dilutive consisted of the following:

	2002	2001	2000
Outstanding options	715	1,148	2,362
Warrants	—	3	54

        (k)   Comprehensive Loss. Comprehensive loss consists of net loss and unrealized holding gains and losses from available-for-sale securities and cash flow hedge derivative and is presented in the statements of stockholders' equity.

        (l)    Interest Rate Swap. GenVec has an interest rate swap agreement to manage interest rate exposure. In 2000, the agreement was accounted for on an accrual basis. Amounts to be paid or received under this agreement are recognized over the life of the related debt and are included in interest expense. In 2001, GenVec adopted SFAS No. 133. The interest rate swap qualifies as a cash flow hedge and, accordingly, it was recorded at its fair market value in the accompanying 2001 balance sheet. The cumulative effect of the change in accounting for derivative financial instruments upon adoption of SFAS No. 133, as amended, increased comprehensive loss by $167 in 2001.

        (m)  Technological License and Intellectual Property. Technological license and intellectual property costs consist of payments associated with license agreements and legal costs associated with the acquisition and development of intellectual property. Costs associated with the acquisition and development of intellectual property are expensed when incurred.

        (n)   Stock Option Plan. GenVec accounts for stock-based compensation in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting For Stock Issued To Employees (APB 25), and related interpretations, and complies with the disclosure provisions of SFAS No. 123, Accounting For Stock-Based Compensation. Under APB 25, compensation expense is based on the difference, if any, on the date of grant, between the quoted market price of GenVec's stock and the exercise price. All stock-based awards to non-employees are accounted for at their fair value in accordance with the provisions of SFAS No. 123.

        (o)   Use Of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles may require GenVec's management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. GenVec's significant accounting estimates involve recognition of revenue from R&D agreements and accrual of clinical trial costs.

        (p)   Recent Accounting Pronouncements. In June 2001, FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires GenVec to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. GenVec also records a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. GenVec is required to adopt SFAS No. 143 on January 1, 2003. The adoption of SFAS No. 143 is not expected to have a material effect on GenVec's financial statements.

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishment of debt to prohibit the classification of the gain or loss as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13 to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of the Statement related to the rescission of Statement No. 4 will be applied in 2003. The provisions of the Statement related to Statement No. 13 were effective for transactions occurring after May 15, 2002, with early application encouraged. The adoption of SFAS No. 145 had no effect in 2002 and is not expected to have a material effect on GenVec's financial statements.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 is not expected to have a material effect on GenVec's financial statements.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on GenVec's financial statements. The disclosure requirements are effective for the 2002 financial statements.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for 2002 and are included in the notes to these consolidated financial statements.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created or obtained after January 31, 2003. For variable interest entities created before February 1, 2003, the Interpretation applies beginning on July 1, 2003. The application of this Interpretation is not expected to have a material effect on GenVec's financial statements.

(3) Investments

        The amortized cost, gross unrealized holding gains and fair value of available-for-sale securities by major security type at December 31, 2002 and 2001, are as follows:

	2002
	Amortized cost	Gross unrealized holding gains	Fair value
Available for sale:
Government agency notes	$15,349	$132	$15,481
Corporate bonds	187	95	282

	$15,536	$227	$15,763

Classified as cash equivalents:
Commercial paper	$2,714	$—	$2,714

	2001
	Amortized cost	Gross unrealized holding gains	Fair value
Available for sale:
Government agency notes	$10,535	$232	$10,767
Asset backed securities	1,980	33	2,013
Corporate bonds	14,256	366	14,622

	$26,771	$631	$27,402

Classified as cash equivalents:
Commercial paper	$14,273	$—	$14,273

        Maturities of securities classified as available-for-sale were as follows at December 31:

	Fair Value
	2002	2001
Available for sale:
Due within one year	$13,055	$5,414
Due after one year through four years	2,708	21,988

	$15,763	$27,402

        Included in the portfolio at December 31, 2002 was a $1.2 million par value WorldCom Incorporated ("WorldCom") 6.5% note due May 14, 2004. On July 21, 2002 WorldCom filed for bankruptcy court protection under Chapter 11 of the U.S. Bankruptcy Code. The market price of this note on June 30, 2002 was quoted at $16 per $100 value and it remained at approximately that price for several months. In June, 2002 GenVec recorded a loss of $1,000 treating the write-down of the WorldCom note as an "other than temporary decline in market value." As of December 31, 2002, the quoted market price of this note was $23.50 per $100 value; the incremental recovery has been reflected in Other Comprehensive Income as a part of unrealized holding gains and losses on securities.

(4) Property And Equipment

        Property and equipment consist of the following at December 31:

	2002	2001
Equipment	$7,416	$5,966
Leasehold improvements	6,400	6,373
Furniture and fixtures	390	264

	14,206	12,603
Less accumulated depreciation and amortization	(6,320)	(4,629)

Property and equipment, net	$7,886	$7,974

        Depreciation and amortization expense related to property and equipment were $1,715, $1,631, and $1,474 for the years ended December 31, 2002, 2001 and 2000, respectively.

(5) Long-Term Debt

        Long-term debt consists of the following at December 31:

	2002	2001
Industrial revenue bond	$4,125	$4,575
Notes payable:
Term loan from landlord	686	752
Equipment financing	2,333	534
Economic development loan	125	125
Capital lease obligations	138	34

	7,407	6,020
Less current maturities	(1,486)	(932)

	$5,921	$5,088

        (a)   Industrial Revenue Bond. In June 1999, in connection with the lease of the new building, GenVec borrowed $5,000 under an Industrial Revenue Bond with the State of Maryland to fund leasehold improvements and additional equipment needs of GenVec. The Bond is secured by a first priority lien on all equipment and fixtures financed, a $2,500 letter of credit facility guaranteed by the Maryland Industrial Development Finance Authority, and a $2,500 guarantee from The Warner-Lambert Company. The annual fee for the letter of credit is one percent of the outstanding balance, which totaled $48, $53, and $52 for the years ended December 31, 2002, 2001 and 2000, respectively. Warner-Lambert's guarantee will remain as long as the outstanding principal balance on the Bond is greater than $2,500 and will be reduced in value dollar for dollar as the principal balance decreases below $2,500.

        The Bond bears interest at a variable rate based on weekly market conditions and matures on June 1, 2009. The weighted-average interest rates during 2002, 2001 and 2000 were 1.95 percent, 4.02 percent and 6.18 percent, respectively. The Bond is subject to mandatory sinking fund redemption beginning July 2001. GenVec began making sinking fund payments in July 2000; the balance of the sinking fund at December 31, 2002 and 2001 was $241 and $238, respectively.

        In October 2000, GenVec entered into an interest rate swap agreement to reduce its exposure to adverse fluctuations in interest rates related to GenVec's outstanding bond payable. GenVec does not utilize financial instruments for trading or other speculative purposes. The interest rate swap agreement entitles GenVec, on a monthly basis, to receive a LIBOR-based floating rate of interest and pay a fixed rate of interest of 6.68 percent. The interest rate swap has a total notional amount of $4,125 and extends through the life of the outstanding bond.

        In accordance with the transition provisions of SFAS No. 133, on January 1, 2001 GenVec recorded a cumulative effect-type adjustment of $167, which reduced accumulated other comprehensive income. For the years ended December 31, 2002 and 2001, GenVec recorded an additional $229 and $169 as a reduction to other comprehensive income to reflect the change in the fair value in the respective years. Amounts included in the accumulated other comprehensive income are reclassified into earnings in the same periods that the hedged transactions affect earnings, which occurs as interest expense is accrued on the bond. The amounts reclassified from accumulated other comprehensive income to the statement of operations for the years ended December 31, 2002 and 2001 were approximately $215 and $123, respectively. Assuming stable interest rates, GenVec estimates that it will amortize a loss of approximately $191 out of accumulated other comprehensive income into interest expense over the next 12 months. The fair value of the swap at December 31, 2002 and 2001 was $565 and $336, respectively.

        (b)   Term Loan. In connection with the lease of the office and laboratory facility (see note 7), the landlord contributed $858 towards the construction of leasehold improvements in the form of a term loan. This loan is payable in monthly installments of $11.9, including interest at a fixed rate of 10.5 percent over the remaining term of the building lease.

        (c)   Equipment Financing. On January 27, 1999, GenVec secured $1,500 in financing for certain assets purchased by GenVec at an interest rate of 10.8 percent. The note is payable in monthly installments of $35.8 commencing January 1999 through December 2002, followed by a balloon payment of $150 which was paid in January 2003. The loan was secured by the equipment financed by the note.

        On April 3, 2002 GenVec secured $1,564 in financing for certain assets purchased by GenVec. The financing consists of two notes; one for $1,054 at an interest rate of 9.54 percent, payable in monthly installments of $33.6 through April, 2005, the second for $507 at an interest rate of 9.99 percent, payable in monthly installments of $12.8 through April, 2006. The loan is secured by the equipment financed by the notes.

        On December 27, 2002 GenVec secured $939 in financing for certain assets at an interest rate of 10.0 percent. The note is payable in monthly installments of $26.1 through December 2005 followed by monthly installments of $14 through December 2006. The loan is secured by the equipment financed by the note.

        (d)   Economic Development Loan. On September 29, 1999, GenVec entered into an economic development fund agreement with Montgomery County, Maryland (the County) and received $125 for the purpose of relocation and expansion related expenses. The $125 received is considered a loan, which accrues interest on the principal balance at 5 percent a year until GenVec commences payment; however, the loan is due on January 15, 2007.

        Quarterly payments of principal and interest were scheduled to commence on January 15, 2002. Loan payments may be deferred or forgiven by the County if GenVec achieves certain incentive provisions outlined in the loan agreement related to the hiring of new employees within GenVec. As of December 31, 2002, GenVec achieved 77 percent of its expected employment increase. No assurance can be made that GenVec will achieve the targets that would result in a deferral or forgiveness of the loan.

        Should GenVec sell, close, or relocate a majority of its business interest outside the County within 5 years from the commencement date of the loan, GenVec must repay the entire balance of the outstanding loan plus all accrued interest.

        (e)   Capital Leases. In 2000, GenVec entered into two capital lease obligations at an interest rate of 10.5 percent. The capital lease obligations are payable in monthly installments of $3.4 through 2005.

        In 2002, GenVec entered into three capital leases at interest rates ranging from 8.8 percent to 12.1 percent. The lease obligations are payable in monthly installments of $8.8 through January, 2003, $8.0 through July, 2003 and $5.5 through August, 2004.

        These capital lease obligations are collateralized by certain assets with a gross book value of $196 and related accumulated amortization of $31 at December 31, 2002.

        Aggregate maturities of long-term debt are as follows:

2003	$1,500
2004	1,444
2005	1,227
2006	910
2007	739
Thereafter	1,587

$7,407

(6) Strategic Alliances

        GenVec has established collaborations with pharmaceutical and biotechnology companies to enhance its ability to discover, evaluate, develop and commercialize multiple product opportunities.

        (a)   Warner-Lambert Company. In July 1997, GenVec entered into a collaboration with Warner-Lambert, a significant shareholder, to research, develop and commercialize gene-based products incorporating the VEGF gene for the treatment of coronary artery disease and peripheral vascular disease. The agreement was amended effective January 1, 1999 to give Warner-Lambert the primary responsibility for clinical development, regulatory approval, manufacturing and commercialization of products that GenVec develops under this collaboration, including BioBypass® angiogen.

        Through December 31, 2002, under the terms of the collaboration, GenVec had received approximately $62,632 in non-refundable research and development funding, milestone payments, equity purchases and license fees. Revenue recognized under this agreement and related settlement agreements amounted to $2,676, $3,553 and $13,260 in 2002, 2001 and 2000, respectively. GenVec has incurred research and development expenses in conjunction with this collaboration agreement and related product development of $6,600, $4,200 and $11,200 in 2002, 2001 and 2000, respectively. Warner-Lambert's research and development funding obligations to GenVec extended through July 2001. On January 22, 2002, Pfizer, Inc., the parent company of Warner-Lambert, elected to discontinue co-development of BioBypass® with GenVec, thus returning its development and commercialization rights to GenVec. Under the terms of the 1997 collaboration agreement, Pfizer was responsible for all costs associated with the ongoing Phase II clinical trials of BioBypass® through July 22, 2002, including the costs relating to the orderly transfer of the investigational new drug ("IND") applications for both coronary artery disease and peripheral vascular disease to GenVec. In May 2002, GenVec received $1,154 from Pfizer in settlement of the unpaid clinical trial costs and certain IND transfer costs; and, in December 2002, GenVec received $1,500 in settlement of certain manufacturing and process development related claims. These amounts have been reflected in revenue as research and development support. Revenue is recognized as the clinical activities subject to the collaboration have been completed and costs of the clinical activities and the manufacturing and process development claims have been incurred. Revenue on the settlement of $1,154 was initially deferred and amortized as the related clinical trial and IND transfer costs were incurred as follows:

Quarter Ended	Revenue Recognized
June 30, 2002	$413
September 30, 2002	676
December 31, 2002	65

$1,154

Revenue on the settlement of $1,500 was recorded in the quarter ended December 31, 2002 because the related costs had been incurred through that date.

        As part of the collaboration, Warner-Lambert agreed to purchase an aggregate of $20,000 of GenVec's capital stock upon the achievement of specific milestones. Through the date of the termination of the agreement, Warner-Lambert had purchased $15,000 of GenVec's capital stock including $2,000 of GenVec's capital stock in December 1997, consisting of 154,963 shares of GenVec's Class E1 preferred stock at a price of approximately $12.91 per share, $3,000 of GenVec's capital stock in March 1999, consisting of 266,666 shares of Class E2 preferred stock at a price of $11.25 per share, and $5,000 in July 1999, consisting of 386,473 shares of Class E3 convertible preferred stock at a price of $12.94 per share. All preferred shares were converted into common shares in December 2000 in connection with GenVec's initial public offering at a rate of 1.5 common to each preferred share. In addition, Warner-Lambert purchased $5,000 of GenVec's capital stock in a private placement concurrent with the initial public offering, consisting of 421,052 shares at a price of $11.875 per share. The purchase price for all these equity purchases was 125 percent of the fair market value of the securities. Warner-Lambert also committed to guarantee a loan to GenVec in a principal amount of $5,000. In 1999, GenVec used $2,500 of the loan guarantee to assist in the financing of leasehold improvements to GenVec's new research and development/corporate headquarters facility. In December 2001, Pfizer provided GenVec with a cash payment of $343 representing an interest differential in satisfaction of the remaining $2,500 of the loan guarantee. GenVec has deferred recognition and is amortizing this amount as a reduction of interest expense ratably over the term of the equipment financing that commenced in April 2002.

        (b)   Fuso Pharmaceuticals Industries, Ltd. (Fuso). In September 1997, GenVec established a collaboration with Fuso to conduct research and to identify, evaluate and develop gene therapy products for the treatment of cancer. Under the terms of the contract, GenVec will receive $750 annually for five years, subject to Fuso's right to terminate the collaboration upon 90 days prior written notice. The annual payments are non-refundable. As part of the collaboration, GenVec granted Fuso an exclusive, royalty-bearing license to develop and commercialize products developed under the collaboration for the treatment of cancer in Japan and, at Fuso's option, Korea and Taiwan. Fuso will be responsible for the development and commercialization of any products in its territory. GenVec will receive additional payments for the achievement by Fuso of specific product development and regulatory milestones, with the earliest of such payments not expected in the near term. GenVec will also receive royalties on the sale of any such products commercialized by Fuso. GenVec has retained all rights to develop and commercialize these products for the treatment of cancer in the rest of the world, and generally for all other uses worldwide, subject to certain restrictions, independently and with third parties. In connection with establishment of the collaboration, Fuso purchased $1,000 of GenVec's capital stock consisting of 75,329 shares of GenVec's Class E convertible preferred stock for $13.28 per share.

        All preferred shares were converted into common shares in December 2000 in connection with GenVec's initial public offering at a rate of 1.5 common shares to each preferred share. In September 2002, the parties amended the collaboration agreement to increase the level of funding to $1,500 per year, effective April 1, 2002, and extended the agreement through December 31, 2002. GenVec recognized contract revenues from Fuso for each of the years ended December 31, 2002, 2001 and 2000 of $1,500, $588 and $450, respectively. As of December 31, 2002 and 2001, GenVec had recorded deferred revenue related to this collaboration of $303 and $461, respectively.

        Effective January 1, 2003, GenVec and Fuso established a new three-year, $4,500 research collaboration to identify a targeted cancer therapy product candidate designed to treat not only the primary tumor but also cancer that has spread, or metastasized to distant sites in the body. The new research collaboration will generate $1,500 of funding per year.

        (c)   Scios, Inc. In May 1996, GenVec entered into an exclusive, worldwide license agreement with Scios for rights to all gene therapy applications of its proprietary form of the VEGF gene. Scios will share in certain profits GenVec realizes from the research, development and commercialization of products incorporating the VEGF gene. GenVec has agreed to provide a minimum royalty on revenues generated from the development of these products, which is creditable against the profits to be shared. In connection with the license agreement, Scios purchased 96,852 shares of GenVec's Class D convertible preferred stock at a price of $10.33 per share. All preferred shares were converted into common shares in December 2000 in connection with GenVec's initial public offering at a rate of 1.5 common shares to each preferred share. In addition, GenVec granted Scios a warrant to purchase 317,796 shares of GenVec's common stock, which vests upon the earlier of the achievement of specified product development milestone events or certain dates. The warrants remain outstanding as of December 31, 2002.

        (d)   Asahi Chemical Industry Company Limited. In February 1998, GenVec entered into a non-exclusive license agreement with Asahi Chemical Industry Co., Ltd. (Asahi) for rights to all gene therapy applications in the United States to its proprietary form of the TNF-alpha gene. In exchange for this license, GenVec paid a $200 non-refundable fee to Asahi and has committed to additional payments upon the achievement of specified clinical milestones, as well as product royalties based on net sales of a licensed product. In September 2002 GenVec paid $50 upon commencement of Phase II clinical trials involving the TNF-alpha gene.

        (e)   Cantab Pharmaceuticals Research Limited. In November 1999, GenVec and Cantab Pharmaceuticals Research Limited (Cantab) entered into a three-year non-exclusive license agreement and an option agreement for an exclusive license to develop and commercialize products utilizing GenVec's herpes simplex virus patent portfolio. In consideration, Cantab paid GenVec a non-refundable, non-creditable license fee totaling $300, which was amortized over the term of the license agreement. In May of 2001, Cantab was acquired by Xenova Research Limited (Xenova). In November 2001, Xenova terminated the remainder of the license agreement. Accordingly, GenVec recognized the remaining $100 of unamortized license fee in revenue in the year ended December 31, 2001.

(7) Other Research Contracts

        (a)   Vaccine Research Center. In December 2001, GenVec was selected by the Vaccine Research Center at the National Institute of Allergy and Infectious Diseases of the National Institutes of Health from a nationwide solicitation to collaborate in the development of a worldwide preventative AIDS vaccine. GenVec has a cost-plus contract for $10,218, which became effective January 1, 2002. Under the contract, GenVec is responsible for constructing and producing adenovector-based vaccine candidate using its proprietary cell line and second-generation adenovector technology. The program encompasses a base year and two option years and revenue recognized under this program in 2002 amounted to $3,952. The first option covering the year 2003 has been exercised and work is continuing under the contract.

        (b)   US Naval Medical Research Center (NMRC). In January 2003, GenVec signed a two-year, $1,900 fixed price contract to aid in the development of vaccines against malaria and the dengue virus. Under the contract, GenVec will be responsible for constructing and producing adenovector-based vaccine candidates using its proprietary cell line and second-generation adenovector technology. The NMRC will test the vaccine candidates in preclinical models to assess safety and effectiveness. Clinical trials in humans would commence following successful preclinical testing results. The malaria and dengue virus vaccines will utilize an adenovector-based delivery system similar to that currently used in GenVec-sponsored clinical trials of its product candidates TNFerade™ for oncology, and AdPEDF for macular degeneration.

(8) Commitments

        (a)   Lease Agreements. GenVec has a noncancelable operating lease for its office and laboratory space expiring on October 31, 2009. The agreement includes a provision for a 3 percent annual increase in base rent. The lease contains renewal options for up to fourteen years and requires GenVec to pay all executory costs such as maintenance and insurance. As part of the lease, the landlords' initial contribution of $1,300 in incentives is considered a reduction of rental expense that is recognized on a straight-line basis over the term of the lease.

        Rent expense under all operating leases was approximately $640, $631 and $616 for the years ended December 31, 2002, 2001 and 2000, respectively.

        Future minimum lease payments in thousands under all non-cancelable operating leases are as follows:

2003	$724
2004	714
2005	725
2006	747
2007	769
Thereafter	1,469

$5,148

        (b)   Research And Development And Clinical Agreements. GenVec has agreed to provide grants for certain research projects under agreements with several universities and research organizations. Under the terms of these agreements, GenVec has received exclusive licenses to the resulting technology. Total grants paid by GenVec were approximately $1,400, $2,000 and $2,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

        As discussed in Note 2, GenVec has agreements with clinical sites for the treatment of patients under clinical protocols. Total clinical costs were $2,100, $393 and $27 for the years ended December 31, 2002, 2001 and 2000, respectively.

        GenVec has commitments of approximately $3,101 related to these grants and clinical agreements which are expected to be incurred primarily in 2003.

        Additionally, certain agreements disclosed in Note 6 require GenVec to pay royalties upon commercial sales, if any, of specified products. The royalties are generally based on a percentage of net sales or other product fees earned by GenVec. Royalties will become due when sales are generated.

(9) Stockholders' Equity

        (a)   Capital Stock. On December 21, 2001, GenVec issued 3,582,000 shares of common stock at $3.60 per share through a private placement with HealthCare Ventures, LLC. Net proceeds from this private placement, after deducting issuance costs, were approximately $12,800.

        In September 2001, the Board of Directors of GenVec declared a dividend which was issued on September 28, 2001 of one preferred stock purchase right (a "Right") for each share of common stock outstanding. The Rights initially trade with, and are inseparable from the common stock. The Rights will become exercisable only if a person or group acquires beneficial ownership of 20% or more of the outstanding common stock of GenVec (an "Acquiring Person"), or announces the intention to commence a tender or exchange offer the consummation of which would result in that person or group becoming an Acquiring Person. Each Right allows its holder, other than the Acquiring Person, to purchase from GenVec one one-hundredth of a share of Series A junior participating preferred stock (the "Preferred Share"), at a purchase price of $50.00, subject to adjustment. This portion of a Preferred Share gives the stockholder approximately the same dividend, voting, and liquidation rights as would one share of common stock. The Rights expire on September 7, 2011, unless redeemed earlier by GenVec at a price of $0.01 per Right at any time before the Rights become exercisable.

        On December 11, 2000, GenVec issued 4,000,000 shares of common stock at $9.50 per share through its initial public offering. Net proceeds from the initial public offering, after deducting underwriting commissions and offering expenses, were approximately $34,000. Concurrent with the initial public offering, Warner Lambert purchased 421,052 shares of common stock at a price of $11.875 per share for which GenVec raised $5,000.

        On November 16, 2000, the Board of Directors of GenVec authorized a reclassification of each share of common stock into 1.5 shares of common stock, which was approved by the stockholders on November 20, 2000. On December 8, 2000 GenVec filed with the Secretary of State of Delaware an amendment to its Amended and Restated Certificate of Incorporation to effect this reclassification before the effectiveness of GenVec's initial public offering. All common share and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect this reclassification.

        The following table summarizes information regarding the number of shares issued, cash consideration received and liquidation value per share for each class of convertible preferred stock outstanding in December 2000 prior to GenVec's initial public offering.

Class	Number of shares issued	Cash consideration received	Liquidation value per share
A	226,099	$667	$2.95
B	1,918,688	11,320	5.90
C	3,570,332	21,065	5.90
D	96,852	1,000	10.33
E	75,329	1,000	13.28
E1	154,963	2,000	12.91
E2	266,666	3,000	11.25
E3	386,473	5,000	12.94
F	1,000,000	7,000	7.00

        All convertible preferred shares were converted into common shares in December 2000 in connection with GenVec's initial public offering at a rate of 1.5 shares of common stock to each share of preferred stock. A total of 7,695,402 preferred shares were converted into 11,543,092 common shares. Upon the conversion, all series of convertible preferred stock were cancelled and retired.

        (b)   Stock Option Plans. A summary of GenVec's stock options as of December 31, 2002, 2001 and 2000, and changes during the years then ended is presented below:

	2002		2001		2000
	Shares (000)'s	Weighted- average exercise price	Shares (000)'s	Weighted- average exercise price	Shares (000)'s	Weighted- average exercise price
Outstanding at beginning of year	3,689	$3.07	3,444	$2.95	2,922	$2.37
Granted	1,330	3.44	554	3.69	678	5.15
Cancelled	(255)	4.17	(139)	5.03	(98)	2.23
Exercised	(124)	.74	(170)	1.02	(58)	1.11

Outstanding at end of year	4,640	3.18	3,689	3.07	3,444	2.95

Options exercisable at end of year	2,938	2.90	2,546	2.60	2,214	2.16

Weighted-average fair value of options granted during the year		$2.48		$2.65		$9.23

        The following table summarizes information about stock options outstanding at December 31, 2002:

	Options outstanding			Options exercisable
Range of exercise prices	Number (000's)	Weighted- average remaining contractual life	Weighted- average exercise price	Number (000's)	Weighted- average exercise price
$0.00-1.00	608	2.3 years	$0.47	608	$0.47
1.01-3.00	1,250	5.7	2.68	1,093	2.67
3.01-4.00	1,478	8.9	3.41	335	3.48
4.01-5.00	1,140	6.8	4.36	813	4.36
5.01-7.00	84	8.1	5.68	35	5.66
7.01-10.00	80	7.3	7.74	54	7.67

	4,640	6.6 years	$3.18	2,938	$2.90

        At GenVec's Annual Meeting of Stockholders, held on June 6, 2002, the stockholders approved the adoption of the 2002 Stock Incentive Plan ("the Plan"), which replaced the 1993 Stock Incentive Plan and the 2000 Director Option Plan. Employees, non-employee directors, consultants and independent contractors are eligible to receive stock option grants or restricted stock under the Plan.

        The Plan, which is administered by the Compensation Committee of the Board ("The Committee") has authorized for issuance 1,000,000 shares, any shares available under the prior plans at their termination date and any shares granted under the prior plans that expire or are terminated. All non-employee directors will receive (i) automatic grants of 20,000 options upon their election to the Board, 5,000 of which will become exercisable on each anniversary date of the grant over a four-year period and (ii) annual grants of 15,000 options, 7,500 of which will be exercisable six months after the date of grant and 7,500 of which will be exercisable 12 months after the date of grant. Options will have an exercise price equal to the fair market value of GenVec's Common Stock on the date of the grant and will be exercisable for a ten-year term. The Committee has broad powers to determine eligibility and terms of employee awards. As of December 31, 2002 2,396,000 shares were available under the Plan of which 1,074,175 options have been granted.

        GenVec's 2000 Director Option Plan, as amended (the "Director Plan"), provided for the automatic grant of options to purchase shares of common stock to non-employee directors. GenVec reserved a total of 350,000 shares of common stock for issuance under the Director Plan.

        Each non-employee director who joined the board of directors after the effective date of the Director Plan received an option to purchase 20,000 shares of common stock on the date such non-employee director joined the board. In addition, each non-employee director who had served on the board for at least six months received an option to purchase 6,000 shares of common stock on the date of each annual stockholder's meeting. Also, on the date of his or her appointment or re-appointment to a committee, the Director Plan provided that each non-employee director receive additional options to purchase 3,000 shares of common stock for each committee such director served on. The options vest over a four-year period, with an exercise price equal to the fair market value of the common stock on the date of grant. The maximum term of the options granted under the Director Plan is ten years. Options granted under the Director Plan are generally non-transferable.

        GenVec's 1993 Stock Incentive Plan, as amended (the "Stock Plan") reserved for future issuance an aggregate of 4,650,000 shares of common stock. Options granted to employees to purchase common stock under the Stock Plan are exercisable at the rate of 12.5 percent of the shares six months from the vesting commencement date and approximately 1/48th of the shares monthly thereafter, such that the option is fully exercisable four years from the vesting commencement date. Options granted to consultants vest over the terms of their contractual agreements, which is generally one to four years. No optionee shall be granted, in any fiscal year of GenVec, options to purchase more than 553,865 shares.

        The maximum term for options granted under the Stock Plan is ten years, except that if, at the time of the grant, the optionee possesses more than ten percent of the combined voting power of GenVec, the maximum term of the option is five years. For options granted to a ten percent stockholder, the exercise price must be equal to at least 110 percent of the fair value of the stock on the date of grant. Options granted under the Stock Plan expire three months after the termination of an optionee's service to GenVec.

        GenVec applies SFAS No. 123 for options granted to consultants. In adopting SFAS No. 123 for options granted to consultants, gross deferred compensation recorded during the years ended December 31, 2002, 2001 and 2000 totaled $23, $0 and $1,200 and related amortization amounted to $346, $431, and $527, for the years ended December 31, 2002, 2001 and 2000, respectively.

        GenVec applies APB 25 in accounting for its Stock Plan for options granted to employees. As a result, GenVec recorded deferred compensation for the difference between the exercise price of stock options granted and the fair value of GenVec's common stock at the date of issuance or grant. The deferred compensation will be amortized over the vesting period of the related options, which is generally four years. Gross deferred compensation recorded during the years ended December 31, 2002, 2001 and 2000 totaled $0, $0 and $4,000, and related amortization amounted to $955, $1,200, and $589 for the years ended December 31, 2002, 2001 and 2000, respectively. This deferred compensation is subject to reduction for any employee who terminates employment prior to the expiration of such employee's option vesting period.

        Had GenVec determined compensation expense based on the fair value at the grant date for its stock options issued to employees under SFAS No. 123, GenVec's net loss would have been adjusted to the pro forma amounts indicated below.

	2002	2001	2000
Net loss
As reported	$(25,598)	$(19,096)	$(7,849)
Pro forma	(26,551)	(19,391)	(8,166)
Basic net loss per common share
As reported	$(1.17)	$(1.05)	$(2.80)
Pro forma	(1.22)	(1.07)	(2.91)

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in:

	2002	2001	2000
Expected volatility	105.90%	98.05%	0.10%
Dividend yield	—	—	—
Risk free interest rate	3.04%	4.68%	6.07%
Expected life	4 years	4 years	1-4 years

        (c)   Employee Stock Purchase Plan. In December 2000, GenVec adopted the 2000 Employee Stock Purchase Plan, referred to as the "Purchase Plan." GenVec reserved a total of 350,000 shares of common stock for issuance under the Purchase Plan, plus annual increases on the first day of each fiscal year beginning 2001 equal to the lesser of 350,000 shares; 2 percent of the outstanding shares as of such date; or a lesser amount determined by the Board of Directors.

        Substantially all employees are eligible to participate. Participants may purchase common stock through payroll deductions of up to 15 percent of the participant's compensation. The maximum number of shares a participant may purchase during a six-month offering period is 6,250 shares.

        The price of stock purchased under the purchase plan is 85 percent of the lower of the fair market value of the common stock at the beginning of the offering period or end of the offering period.

        The Purchase Plan will terminate on October 18, 2010, unless sooner terminated by the Board of Directors. No shares were purchased under the Purchase Plan in 2000. Shares purchased by employees under the plan aggregated 41,397 during 2001 at a weighted average exercise price of $2.48 and 73,792 during 2002 at a weighted average exercise price of $1.83.

        (d)   Warrants. Warrants to purchase common stock are granted to organizations and institutions in conjunction with certain licensing and funding activities. The warrants vest according to a combination of time and events as prescribed in the agreements. During the year ended December 31, 1998, 101,694 common stock warrants were granted at an exercise price of $11.80 to a university research foundation. In March, 2002, in connection with the renegotiation of a license agreement with the university research foundation, GenVec amended the warrant agreement thereby reducing the exercise price of the 101,694 warrants from $11.80 per share to $3.60 per share. Also, as a part of the amended agreement, 66,102 previously unvested warrants became fully vested and exercisable. GenVec recorded a non-cash charge of approximately $245 in the first quarter of 2002 to reflect the fair value of the warrants. At December 31, 2002, 2001, and 2000, GenVec had the following warrants outstanding:

	2002		2001		2000
Exercise price
	Outstanding	Vested	Outstanding	Vested	Outstanding	Vested
$3.60	101,694	101,694	—	—	—	—
3.93	56,462	56,462	56,462	56,462	61,133	61,133
9.83	101,694	76,270	101,694	101,694	101,694	101,694
8.85	317,796	317,796	317,796	317,796	317,796	317,796
11.80	—	—	101,694	35,592	101,694	35,592

	577,646	552,222	577,646	511,544	582,317	516,215

        (e)   Shelf Registration. In December 2002, GenVec filed with the Securities and Exchange Commission a $25,000 shelf registration statement on a Form S-3.

(10) Income Taxes

        A reconciliation of tax credits computed at the statutory federal tax rate on loss from operations before income taxes to the actual income tax expense is as follows:

	2002	2001	2000
Tax provision computed at the statutory rate	$(8,703)	$(6,492)	$(2,669)
State income taxes, net of federal income tax provision	(1,183)	(882)	(332)
Book expenses not deductible for tax purposes	19	7	23
Research and experimentation tax credit	(523)	(457)	(459)
Nondeductible compensation expense	325	393	200
Change in valuation allowance for deferred tax assets	10,065	7,431	3,237

Income tax expense	$—	$—	$—

        Deferred income taxes reflect the net effects of net operating loss carryforwards and the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of GenVec's deferred tax assets as of December 31, 1999, 2000, and 2001, are as follows:

	2002	2001	2000
Deferred tax assets:
Net operating loss carryforwards	$33,790	$24,293	$16,768
Research and experimentation tax credit	2,903	2,348	1,891
Cumulative effect of using cash basis method of accounting for income tax purposes	110	212	297
Deferred revenue	197	189	733
Property and equipment, principally due to differences in depreciation	(682)	(428)	(311)
Deferred compensation expense	993	751	576
Other	306	(58)	22

Total deferred tax assets	37,617	27,307	19,976
Valuation allowance	(37,617)	(27,307)	(19,976)

Net deferred tax assets	$—	$—	$—

        The difference reflected in the change in the valuation allowance as it appears in the analysis of deferred tax assets in comparison to the reconciliation of income tax expense is the result of the tax impact of other comprehensive income.

        The valuation allowance for deferred tax assets increased approximately $10,310, $7,331 and $3,223 for the years ended December 31, 2002, 2001 and 2000, respectively.

        At December 31, 2001, GenVec has net operating loss carryforwards of approximately $87,811 for federal income tax purposes of which $25,684 expire at various dates through 2012, and $62,127 expire at various dates through 2022. GenVec also has research and experimentation tax credit carryforwards of $2,909 at December 31, 2002, of which $685 expire through 2012 and $2,217 expire through 2022. These carry forwards may be significantly limited under the Internal Revenue Code as a result of ownership changes experienced by GenVec.

(11) Defined Contribution Plan—401(K)

        GenVec has a defined contribution plan (the "Plan") under Internal Revenue Code Section 401(k). All full-time employees who have completed three months of service and are over age 21 are eligible for participation in the Plan. Participants may elect to have up to 15 percent of compensation contributed to the Plan. Under the Plan, GenVec's contributions are discretionary. During the years ended December 31, 2002, 2001 and 2000, GenVec made contributions of approximately $90, $83 and $75, respectively.

(12) Other Comprehensive (Loss) Income

        Other comprehensive (loss) income consists of the following for the years ended December 31:

	2002	2001	2000
Unrealized holding (losses) gains from available-for-sale securities:	$(890)	$601	$84
Less reclassification adjustments for gains realized in operations	485	(6)	—
Unrealized loss on cash flow derivative	(444)	(460)	—
Less reclassification adjustments for interest expense realized in operations	215	124	—

Other comprehensive (loss) income, net	$(634)	$259	$84

(13) Quarterly Results (Unaudited)

        GenVec's unaudited quarterly information is as follows:

	Total Revenue	Net Income (Loss)	Basic Income (Loss) Per Share	Diluted Income (Loss) Per Share
Quarter Ended:
March 31, 2002	$628	$(6,392)	$(0.29)	$(0.29)
June 30, 2002	1,575	(6,894)	(0.32)	(0.32)
September 30, 2002	2,722	(6,933)	(0.32)	(0.32)
December 31, 2002	3,489	(5,379)	(0.25)	(0.25)
Quarter Ended:
March 31, 2001	$2,038	$(3,276)	$(0.18)	$(0.18)
June 30, 2001	2,037	(3,757)	(0.21)	(0.21)
September 30, 2001	249	(5,687)	(0.31)	(0.31)
December 31, 2001	93	(6,376)	(0.34)	(0.34)

        Earnings (loss) per share was calculated for each three month period on a stand alone basis. As a result, the sum of the earnings (loss) per share for the four quarters does not equal the earnings (loss) per share for the twelve months.

(14) Subsequent Event

        On January 22, 2003 GenVec sold 756,800 shares of common stock to an existing shareholder at $2.50 per share under the shelf registration. Proceeds from this sale totaled $1,892.

DIACRIN, INC.
BALANCE SHEETS
(UNAUDITED)

	December 31, 2002	March 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$4,189,700	$4,873,112
Short-term investments	33,484,274	35,871,549
Interest receivable and other current assets	683,473	709,613

Total current assets	38,357,447	41,454,274

Property and equipment, at cost:
Laboratory and manufacturing equipment	1,679,436	1,679,436
Furniture and office equipment	327,382	327,382
Leasehold improvements	86,597	86,597

	2,093,415	2,093,415
Less—Accumulated depreciation and amortization	1,985,364	1,997,524

	108,051	95,891

Long-term investments	7,282,169	2,693,732

Total assets	$45,747,667	$44,243,897

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	147,633	51,022
Accrued expenses	726,168	782,352
Deferred revenue-related party	32,483	15,433
Deferred revenue-other	1,755,000	1,682,000

Total current liabilities	2,661,284	2,530,807

Stockholders' equity:
Preferred stock, $.01 par value, authorized— 5,000,000 shares; none issued and outstanding	—	—
Common stock, $.01 par value; authorized—30,000,000 shares; issued and outstanding—17,937,204 shares at December 31, 2002 and March 31, 2003	179,372	179,372
Additional paid-in capital	101,401,822	101,401,822
Accumulated deficit	(58,494,811)	(59,868,104)

Total stockholders' equity	43,086,383	41,713,090

Total liabilities and stockholders' equity	$45,747,667	$44,243,897

The accompanying notes are an integral part of these financial statements.

DIACRIN, INC.
STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2002	2003
Revenues:
Research and development-related party	$32,588	$7,359
Research and development-other	—	73,000

	32,588	80,359

Operating Expenses:
Research and development	1,622,336	1,102,397
General and administrative	357,195	553,965

Total operating expenses	1,979,531	1,656,362

Other Income (Expense):
Equity in operations of joint venture	(31,410)	(41,619)
Investment income	456,613	244,329
Interest expense	(1,264)	—

Total other income (expense)	423,939	202,710

Net Loss	$(1,523,004)	$(1,373,293)

Basic And Diluted Net Loss Per Common Share	$(.08)	$(.08)

Shares Used In Computing Basic And Diluted Net Loss Per Common Share	17,937,204	17,937,204

See accompanying notes to financial statements.

DIACRIN, INC.
STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2002	2003
Cash Flows From Operating Activities:
Net loss	$(1,523,004)	$(1,373,293)
Adjustments to reconcile net loss to net cash used in operating activities—
Depreciation and amortization	48,909	12,160
Equity in operations of joint venture	31,410	41,619
Changes in assets and liabilities—
Interest receivable and other current assets	(175,174)	(26,140)
Accounts payable	(38,890)	(96,611)
Accrued expenses	(242,172)	12,153
Deferred revenue	6,549	(90,050)

Net cash used in operating activities	(1,892,372)	(1,520,162)

Cash Flows From Investing Activities:
Purchases of investments	(6,726,700)	(5,751,519)
Maturities of investments	7,101,403	7,952,681
Purchases of property and equipment, net	(8,874)	—
Return of capital for services provided on behalf of joint venture	10,863	2,412

Net cash provided by investing activities	376,692	2,203,574

Cash Flows From Financing Activities:
Principal payments on long-term debt	(32,500)	—

Net cash used in financing activities	(32,500)	—

Net (Decrease) Increase In Cash And Cash Equivalents	(1,548,180)	683,412
Cash And Cash Equivalents, beginning of period	8,534,426	4,189,700

Cash And Cash Equivalents, end of period	$6,986,246	$4,873,112

Supplemental Disclosure Of Cash Flow Information:
Cash paid for interest during the period	$1,264	$—

See accompanying notes to financial statements.

DIACRIN, INC.
NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

(1)   Operations and Basis of Presentation

        Diacrin, Inc. ("Diacrin") was incorporated on October 10, 1989 and is developing transplantable cells for the treatment of human diseases which are characterized by cell dysfunction or cell death and for which current therapies are either inadequate or nonexistent.

        The financial statements included herein have been prepared by Diacrin, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and include, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of interim period results. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. Diacrin believes, however, that its disclosures are adequate to make the information presented not misleading. The results for the interim periods presented are not necessarily indicative of results to be expected for the full fiscal year or any future periods. These financial statements should be read in conjunction with the audited financial statements and notes thereto included in Diacrin's latest Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(2)    Summary of Significant Accounting Policies

        (a)    Terumo Agreement.    In September 2002, Diacrin entered into a development and license agreement with Terumo Corporation ("Terumo"). Under the terms of the agreement, Diacrin licensed to Terumo its human muscle cell transplantation technology for cardiac disease in Japan. Terumo will fund all development in Japan while Diacrin continues to independently develop its cardiac repair technology for commercialization in the U.S. and elsewhere. On October 1, 2002, Diacrin received an upfront non-refundable license fee of $2.0 million. The agreement also includes payments by Terumo to Diacrin for development milestones and a royalty on product sales. Diacrin recorded this fee as deferred revenue and recognizes revenue over the development period of the agreement in accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition" ("SAB 101"). SAB 101 requires companies to recognize certain upfront non-refundable fees over the period in which it completes its performance obligations under the related agreement when such fees are received in conjunction with an agreement which includes performance obligations. Determination of the length of the development period requires management's judgment. Any significant changes in the assumptions underlying Diacrin's estimates used while applying SAB 101 could impact Diacrin's revenue recognition. Included in research and development revenue for the three months ended March 31, 2003 is $73,000 in revenue related to this collaboration.

        Revenue from milestone payments under which Diacrin has continuing performance obligations are recognized as revenue upon the achievement of the milestone only if all of the following conditions are met: the milestone payments are non-refundable; achievement of the milestone was not reasonably assured at the inception of the arrangement; substantive effort is involved in achieving the milestone; and the amount of the milestone is reasonable in relation to the effort expended or the risk associated with achievement of the milestone. If any of these conditions are not met, the milestone payments are deferred and recognized as revenue over the term of the arrangement as Diacrin completes its performance obligations. Payments received under these arrangements prior to the completion of the related work are recorded as deferred revenue.

        (b)    Joint Venture Agreement.    In September 1996, Diacrin and Genzyme Corporation ("Genzyme") formed a joint venture to develop and commercialize two product candidates. The joint venture is funded by Genzyme and Diacrin in accordance with the terms of the joint venture agreement. Collaborative revenue under the joint venture agreement with Genzyme is recognized as revenue to the extent that Diacrin's research and development costs are funded by Genzyme through the joint venture. Diacrin receives non-refundable advances from the joint venture. A portion of deferred revenue at period end represents amounts received prior to recognition of revenue. Research and development costs are expensed as incurred.

        The detail of Diacrin's investment in the joint venture for the first quarter is as follows:

2003
Balance, beginning of quarter	$(12,857)
Contributions to joint venture	—
Return of capital	(2,412)
Funding of operations of joint venture	(41,619)

Balance, end of quarter	$(56,888)

        Contributions to the joint venture represent cash contributions. The return of capital represents cash payments made to Diacrin by the joint venture for research and development costs that are funded by Diacrin. Funding of operations of the joint venture represents costs incurred by Genzyme on behalf of the joint venture, which Diacrin is obligated to fund.

        A summary of the revenue and expenses from the joint venture are as follows:

	Three months ended March 31,
	2002	2003
Revenue recognized	$32,588	$7,234
Research and development expense	$43,451	$9,645
Equity in operations of joint venture	$31,410	$41,619

        (c)    Net Loss per Common Share.    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share, basic and diluted net loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding for all periods presented. Diluted weighted average shares outstanding for all periods presented exclude the potential common shares from stock options of 1,513,872 and 1,529,057 at March 31, 2002 and 2003, respectively, because to include such shares would be antidilutive.

        (d)    Reclassification.    Investment income has been reclassified in the prior period financial statements into Other Income/(Expense) to conform to the current period presentation.

        (e)    Stock Options.    Diacrin periodically grants stock options for a fixed number of shares to employees and directors with an exercise price equal to the fair market value of the shares at the date of the grant. Diacrin accounts for such stock option grants using the intrinsic value method and intend to continue to do so. Stock options granted to non-employee contractors are accounted for using the fair value method.

Stock Option Summary

        The following table presents combined activity for stock options for the three months ended March 31, 2003:

	March 31, 2003
	Number of Options	Weighted Average Exercise Price
Options outstanding at beginning of year	1,461,557	4.49
Granted	125,000	1.06
Exercised	—
Canceled	(57,500)	8.60

Options outstanding at end of period	1,529,057	4.06

Exercisable options at end of period	1,052,557	4.75

Weighted average fair value of options granted during the period		1.06

        The following table presents weighted average price and life information about significant option groups outstanding and exercisable at March 31, 2003:

		Options Outstanding		Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.06 to $2.50	910,557	4.68	$1.95	539,057	$2.14
$4.63 to $7.50	423,750	6.43	$5.75	330,750	$5.91
$7.88 to $12.00	194,750	4.67	$10.20	182,750	$10.36

	1,529,057			1,052,557

        The following are the pro forma net income and income per share, as if compensation expense for the option plans had been determined based on the fair value at the date of grant:

	Three months ended March 31,
	2002	2003
Net loss, as reported	(1,523,004)	(1,373,293)
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(161,639)	(137,512)

Pro forma net loss	(1,684,643)	(1,510,805)

Earnings per share:
Basic and diluted-as reported	$(.08)	$(.08)

Basic and diluted-pro forma	$(.09)	$(.08)

        The fair value of options at the date of grant were estimated using the Black-Scholes option pricing model with the following assumptions:

	Three months ended March 31,
	2002	2003
Volatility	95%	95%
Expected option life-years	7.5	7.5
Interest rate (risk free)	3.0	2.5
Dividends	0	0

        The effects on the three months ended March 31, 2002 and 2003 pro forma net income and net income per share of the estimated fair value of stock options and shares are not necessarily representative of the effects on results of operations in the future. In addition, the estimates made utilize a pricing model developed for traded options with relatively short lives; Diacrin's option grants typically have a life of up to ten years and are not transferable. Therefore, the actual fair value of a stock option grant may be different from estimates. Diacrin believes that its estimates incorporate all relevant information and represent a reasonable approximation in light of the difficulties involved in valuing non-traded stock options.

        (f)    Research and development.    Research and development costs, including internal and external costs, are charged to operations as incurred. Research and development costs include personnel costs, lab and animal supplies, outside services including costs incurred by clinical centers participating in clinical trials sponsored by Diacrin, and an allocation of facilities costs and fringe benefits. Certain research and development projects are partially or completely funded by other parties. For example, Diacrin's joint venture with Genzyme funds a portion of costs incurred related to the development of the joint venture's product candidates. The expenses related to these funded activities are included in research and development costs.

(3)    Cash Equivalents and Investments

        Diacrin's cash equivalents and investments are classified as held-to-maturity and are carried at amortized cost, which approximates fair market value. Cash equivalents, short-term investments and long-term investments have maturities of less than three months, less than one year and greater than one year, respectively. Cash equivalents, short-term investments and long-term investments at December 31, 2002 and March 31, 2003 consisted of the following:

	December 31, 2002	March 31, 2003
Cash and cash equivalents—
Cash	$400	$400
Money market mutual fund	4,189,300	4,872,712

	$4,189,700	$4,873,112

Short-term investments—
Corporate notes (remaining avg. mat. of 5 mos. at Mar. 31, 2003)	$29,981,389	$35,871,549
U.S. gov't oblig. & agencies	3,502,885	—

	$33,484,274	$35,871,549

Long-term investments—
Corporate notes (remaining avg. mat. of 15 mos. at Mar. 31, 2003)	$7,282,169	$2,693,732

(4)    Subsequent Event

        On April 14, 2003, Diacrin entered into an Agreement and Plan of Reorganization, and related Agreement and Plan Merger with GenVec, Inc., a publicly-traded company, under which Diacrin will merge into GenVec. Upon completion of the merger, each outstanding share of Diacrin's common stock would be exchanged for 1.5292 shares of GenVec common stock using a fixed exchange ratio that will not be changed to reflect fluctuations in the market price of the common stock of either company. The merger is expected to close in the third quarter of 2003, subject to the satisfaction of closing conditions, including receipt of Diacrin and GenVec stockholder approval.

Report of Independent Public Accountants

To the Board of Directors and Stockholders of
Diacrin, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Diacrin, Inc. at December 31, 2002, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of Diacrin, Inc. as of December 31, 2001, and for each of the two years in the period ended December 31, 2001 were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated February 21, 2002.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
January 21, 2003

The following report is a copy of a report issued by Arthur Andersen LLP and has not been reissued by Arthur Andersen LLP.

Report of Independent Public Accountants

To the Board of Directors of
Diacrin, Inc.:

        We have audited the accompanying balance sheets of Diacrin, Inc. (a Delaware corporation) as of December 31, 2000 and 2001 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of Diacrin, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diacrin, Inc. as of December 31, 2000 and 2001 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

Boston, Massachusetts
February 21, 2002

DIACRIN, INC.
BALANCE SHEETS

	At December 31,
	2001	2002
ASSETS
Current assets:
Cash and cash equivalents	$8,534,426	$4,189,700
Short-term investments	33,410,736	33,484,274
Interest receivable and other current assets	668,020	683,473

Total current assets	42,613,182	38,357,447

Property and equipment, at cost:
Laboratory and manufacturing equipment	1,660,963	1,679,436
Furniture and office equipment	324,913	327,382
Leasehold improvements	77,529	86,597

	2,063,405	2,093,415
Less—Accumulated depreciation and amortization	1,861,110	1,985,364

	202,295	108,051

Long-term investments	7,782,035	7,282,169
Investment in joint venture	83,984	—

Total other assets	7,866,019	7,282,169

Total assets	$50,681,496	$45,747,667

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$117,663	$147,633
Accrued expenses	1,269,278	726,168
Deferred revenue-related party	29,238	32,483
Deferred revenue-other	—	1,755,000
Current portion of long-term debt	119,167	—

Total current liabilities	1,535,346	2,661,284

Commitments (Notes 5 and 12)
Stockholders' equity:
Preferred stock, $0.01 par value; authorized—5,000,000 shares; none issued and outstanding	—	—
Common stock, $0.01 par value; authorized—30,000,000 shares; issued and outstanding—17,937,204 shares at December 31, 2001 and 2002,	179,372	179,372
Additional paid-in capital	101,401,822	101,401,822
Accumulated deficit	(52,435,044)	(58,494,811)

Total stockholders' equity	49,146,150	43,086,383

Total liabilities and stockholders' equity	$50,681,496	$45,747,667

See accompanying notes to financial statements.

DIACRIN, INC.
STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2000	2001	2002
REVENUES:
Research and development-related party	$2,081,795	$737,290	$101,316
Research and development-other	—	—	245,000

Total research and development	2,081,795	737,290	346,316

OPERATING EXPENSES:
Research and development	5,996,550	6,350,190	6,123,580
General and administrative	1,348,072	1,624,470	1,535,507

Total operating expenses	7,344,622	7,974,660	7,659,087

OTHER INCOME (EXPENSE):
Equity in operations of joint venture	(1,368,945)	(546,562)	(103,069)
Investment income	3,124,929	3,149,543	1,358,692
Interest expense	(29,898)	(13,861)	(2,619)

Total other income (expense)	1,726,086	2,589,120	1,253,004

NET LOSS	$(3,536,741)	$(4,648,250)	$(6,059,767)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(.21)	$(.26)	$(.34)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	17,073,194	17,914,889	17,937,204

See accompanying notes to financial statements.

DIACRIN, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock
	Number of Shares	$.01 Par Value	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
BALANCE, December 31, 1999	14,386,183	$143,862	$64,250,741	$(44,250,053)	$20,144,550
Proceeds from public offering of common stock, net of $2,765,500 financing costs	3,450,000	34,500	36,875,000	—	36,909,500
Exercise of stock options and warrants	78,521	785	248,181	—	248,966
Net loss	—	—	—	(3,536,741)	(3,536,741)

BALANCE, December 31, 2000	17,914,704	179,147	101,373,922	(47,786,794)	53,766,275
Exercise of stock options	22,500	225	27,900	—	28,125
Net loss	—	—	—	(4,648,250)	(4,648,250)

BALANCE, December 31, 2001	17,937,204	179,372	101,401,822	(52,435,044)	49,146,150
Net loss	—	—	—	(6,059,767)	(6,059,767)

BALANCE, December 31, 2002	17,937,204	$179,372	$101,401,822	$(58,494,811)	$43,086,383

See accompanying notes to financial statements.

DIACRIN, INC.
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2000	2001	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,536,741)	$(4,648,250)	$(6,059,767)
Adjustments to reconcile net loss to net cash used in operating activities—
Depreciation and amortization	213,969	209,492	124,254
Equity in operations of joint venture	1,368,945	546,562	103,069
Changes in current assets and liabilities—
Interest receivable and other current assets	(451,041)	112,386	(15,453)
Accounts payable	(29,461)	8,356	29,970
Accrued expenses	55,866	160,687	(555,967)
Deferred revenue	(94,259)	(315,230)	1,758,245

Net cash used in operating activities	(2,472,722)	(3,925,997)	(4,615,649)

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in short-term investments	(5,903,423)	(10,925,061)	(73,538)
Purchases of property and equipment, net	(102,510)	(10,706)	(30,010)
(Increase) decrease in long-term investments	(18,333,856)	13,195,905	499,867
Investment in joint venture	(1,947,422)	(1,086,545)	(40,000)
Return of capital for services provided on behalf of joint venture	693,932	245,589	33,771

Net cash (used in) provided by investing activities	(25,593,279)	1,419,182	390,090

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from sale of common stock	36,909,500	—	—
Net proceeds from the exercise of stock options and Warrants	248,966	28,125	—
Principal payments on long-term debt	(143,350)	(130,000)	(119,167)

Net cash provided by (used in) financing activities	37,015,116	(101,875)	(119,167)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	8,949,115	(2,608,690)	(4,344,726)
CASH AND CASH EQUIVALENTS, beginning of year	2,194,001	11,143,116	8,534,426

CASH AND CASH EQUIVALENTS, end of year	$11,143,116	$8,534,426	$4,189,700

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$30,946	$15,547	$3,148

See accompanying notes to financial statements.

DIACRIN, INC.

NOTES TO FINANCIAL STATEMENTS

(1) Operations and Basis of Presentation

        Diacrin, Inc. was incorporated on October 10, 1989 and is developing cell transplantation technology for the treatment of human diseases that are characterized by cell dysfunction or cell death and for which current therapies are either inadequate or nonexistent. Diacrin operates in a single segment.

        Diacrin is subject to risks common to companies in the biotechnology industry including, but not limited to, development by us or our competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, reliance on corporate partners to successfully research, develop and commercialize products based on our technologies, and compliance with FDA government regulations and approval requirements as well as the ability to grow our business and obtain adequate financing to fund its growth.

(2) Summary of Significant Accounting Policies

        (a)    Depreciation and Amortization.    Diacrin provides for depreciation using the straight-line method by charges to operations in amounts estimated to allocate the cost of these assets over a five-year life. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the estimated useful life of the asset or the lease term.

        (b)    Cash and Cash Equivalents.    All highly liquid investments with original maturities of three months or less are considered cash equivalents. Cash and cash equivalent balances consist of deposits, commercial paper and investments in a money market mutual fund. At December 31, 2002 and 2001, Diacrin has classified as cash equivalents approximately $4.2 million and $8.5 million, respectively. These investments are stated at amortized cost, which approximates fair value.

        (c)    Revenue Recognition.    Revenues under the collaboration agreement with Terumo Corporation (see Note 4) and the joint venture agreement with Genzyme Corporation ("Genzyme") (see Note 5) are recognized as work is performed. Revenues related to the Terumo collaboration are recognized as Diacrin completes its performance obligations under the related agreement. Revenues under the joint venture agreement are recognized as revenue to the extent that Diacrin's research and development costs are funded by Genzyme through the joint venture. Diacrin receives non-refundable monthly advances from the joint venture. Deferred revenue represents amounts received prior to recognition of revenue. Research and development costs are expensed as incurred.

        Revenue from milestone payments under which Diacrin has continuing performance obligations are recognized as revenue upon the achievement of the milestone only if all of the following conditions are met: the milestone payments are non-refundable; achievement of the milestone was not reasonably assured at the inception of the arrangement; substantive effort is involved in achieving the milestone; and the amount of the milestone is reasonable in relation to the effort expended or the risk associated with achievement of the milestone. If any of these conditions are not met, the milestone payments are deferred and recognized as revenue over the term of the arrangement as Diacrin completes its performance obligations. Payments received under these arrangements prior to the completion of the related work are recorded as deferred revenue.

        (d)    Income Taxes.    Diacrin records income taxes using the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, and operating loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences, operating losses, or tax credit carry forwards are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Significant management judgment is required in determining Diacrin's provision for income taxes, its deferred tax assets and liabilities and any valuation allowance recorded against its net deferred tax assets. Diacrin evaluates the weight of all available evidence to determine whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. See Note 11.

        (e)    Net Loss per Common Share.    In accordance with SFAS No. 128, Earnings per Share, basic and diluted net loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding for all periods presented. Diluted weighted average shares outstanding for all periods presented exclude the potential common shares from stock options of 1,258,247, 1,263,872 and 1,461,557 at December 31, 2000, 2001, and 2002, respectively, because to include such shares would have been antidilutive.

        (f)    Use of Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        (g)    Comprehensive Income.    SFAS No. 130, Reporting Comprehensive Income ("SFAS 130") establishes standards for reporting and display of comprehensive income and its components, including net loss and equity from non-shareholder sources, in a full set of general-purpose financial statements. There are no differences between Diacrin's reported income and comprehensive income for all periods presented.

        (h)    Fair Value of Financial Instruments.    Financial instruments consist mainly of cash and cash equivalents, short-term investments, long-term investments, accounts payable and current portion of long-term debt. The carrying amounts of these instruments approximate their fair value.

        (i)    Stock-Based Compensation.    Stock options issued to employees under Diacrin's stock option and employee stock purchase plans are accounted for under APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations, including FASB Interpretation No. 44 (see Note 10). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, and Emerging Issues Task Force (EITF) Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees.

        Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation, requires that companies either recognize compensation expense for grants of stock options and other equity instruments based on fair value, or provide pro forma disclosure of net loss and net loss per share in the notes to the financial statements. At December 31, 2002, Diacrin has three stock-based compensation plans, which are described more fully in Note 10. Diacrin accounts for those plans under the recognition and measurement principles of Account Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, no compensation cost has been recognized under SFAS 123 for Diacrin's employee stock option plans.

Had compensation cost for the awards under those plans been determined based on the grant date fair values, consistent with the method required under SFAS 123, Diacrin's net loss and net loss per share would have been reduced to the pro forma amounts indicated below:

	For the year ended December 31,
	2000	2001	2002
Net loss applicable to common stockholders as reported	(3,536,741)	(4,648,250)	(6,059,767)
Deduct: Stock-based compensation expense determined under fair value based method for all award	(1,178,182)	(964,544)	(646,554)

Net loss applicable to common stockholders, pro forma	(4,714,923)	(5,612,794)	(6,706,321)

Basic and diluted net loss per share:
As reported	$(.21)	$(.26)	$(.34)

Pro forma	$(.28)	$(.31)	$(.37)

        (j)    Reclassification.    Investment income has been reclassified in the prior period financial statements into Other Income/ (Expense) to conform to the current period presentation.

        (k)    Research and development.    Research and development costs, including internal and external costs, are charged to operations as incurred. Research and development costs include personnel costs, lab and animal supplies, outside services including costs incurred by clinical centers participating in clinical trials sponsored by Diacrin, and an allocation of facilities costs and fringe benefits. Certain research and development projects are partially or completely funded by other parties. For example, Diacrin's joint venture with Genzyme funds a portion of costs incurred related to the development of the joint venture's product candidates. The expenses related to these funded activities are included in research and development costs.

        (l)    New Accounting Standards.    In July 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized at its fair market value when the liability is incurred, rather than at the date of an entity's commitment to an exit plan. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS 146 has not had a material effect on Diacrin's financial statements.

        In November 2002, the FASB issued Interpretation No. 45 (FIN 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34. FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit and warranty obligations. It also clarifies that at the time a company issues a guarantee, a company must recognize an initial liability for the fair value of the obligations it assumes under the guarantee and must disclose that information in its interim and annual financial statements. The provisions of FIN 45 relating to initial recognition and measurement must be applied on a prospective basis to guarantees issued or modified after December 31, 2002. Diacrin does not expect the adoption of the initial recognition and measurement provisions in the first quarter of 2003 to have a significant impact on Diacrin's financial condition or results of operations. The disclosure requirements of FIN 45, which are effective for both interim and annual periods that end after December 15, 2002, were adopted by Diacrin for the year ended December 31, 2002.

        In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation as originally provided by SFAS No. 123, Accounting for Stock-Based Compensation. Additionally, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosure in both the annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The transitional requirements of SFAS 148 will be effective for all financial statements for fiscal years ending after December 15, 2002. The disclosure requirements shall be effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. The transitional disclosure requirements were adopted by us for the year ended December 31, 2002. Diacrin expects to adopt the disclosure portion of this statement for the quarter ending March 31, 2003. The application of this standard will have no impact on Diacrin's financial position or results of operations.

        In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the entity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance it activities without additional subordinated financial support from other parties. FIN 46 is required to be applied to preexisting entities of Diacrin as of the beginning of the first quarter after June 15, 2003. FIN 46 is required to be applied to all new entities with which Diacrin becomes involved beginning February 1, 2003. Based upon the accounting guidance and other information available, Diacrin does not believe its joint venture meets the definition of a variable interest entity. Diacrin currently believes adoption of FIN 46 will not have a significant impact on Diacrin. Diacrin believes the interpretive accounting guidance necessary for FIN 46 will continue to evolve. Additional interpretive guidance could affect the accounting for its joint venture.

(3) Sale of Common Stock

        In March 2000, Diacrin completed a public offering of 3,450,000 shares of its common stock for $11.50 per share for net proceeds of approximately $36.9 million.

(4) Terumo Agreement

        In September 2002, Diacrin entered into a development and license agreement with Terumo Corporation ("Terumo"). Under the terms of the agreement, Diacrin licensed to Terumo its human muscle cell transplantation technology for cardiac disease in Japan. Terumo will fund all development in Japan while Diacrin continues to independently develop its cardiac repair technology for commercialization in the U.S. and elsewhere. On October 1, 2002, Diacrin received an upfront non-refundable license fee of $2.0 million. The agreement also includes payments by Terumo to Diacrin for development milestones and a royalty on product sales. Diacrin recorded the upfront license fee as deferred revenue and recognizes revenue over the development period of the agreement in accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition" ("SAB 101"). SAB 101 requires companies to recognize certain upfront non-refundable fees over the period in which they complete their performance obligations under the related agreement when such fees are received in conjunction with an agreement which includes performance obligations. Determination of the length of the development period requires management's judgment. Any significant changes in the assumptions underlying Diacrin's estimates used while applying SAB 101 could impact its revenue recognition. Included in research and development revenue for the year ended December 31, 2002 is $245,000 in revenue related to performance obligations completed by December 31, 2002.

        Revenue from milestone payments under which Diacrin has continuing performance obligations are recognized as revenue upon the achievement of the milestone only if all of the following conditions are met: the milestone payments are non-refundable; achievement of the milestone was not reasonably assured at the inception of the arrangement; substantive effort is involved in achieving the milestone; and the amount of the milestone is reasonable in relation to the effort expended or the risk associated with achievement of the milestone. If any of these conditions are not met, the milestone payments are deferred and recognized as revenue over the term of the arrangement as Diacrin completes its performance obligations. Payments received under these arrangements prior to the completion of the related work are recorded as deferred revenue. If any of these conditions are not met, the milestone payments are deferred and recognized as revenue over the term of the arrangement as Diacrin completes its performance obligations.

(5) Joint Venture Agreement

        In September 1996, Diacrin and Genzyme Corporation formed a joint venture to develop and commercialize two product candidates. Under the terms of the joint venture agreement, which was effective October 1, 1996, Genzyme agreed to provide 100% of the first $10 million in funding and 75% of the following $40 million in funding for the two products. All costs incurred in excess of $50 million will be shared equally between Genzyme and Diacrin in accordance with the terms of the agreement. Any profits of the joint venture will be shared equally by the two parties. As of December 31, 2002, Genzyme had provided $33.0 million to the joint venture and Diacrin had provided $7.6 million.

        Diacrin records as research and development expense all costs related to developing the joint venture's product candidates incurred by it on behalf of the joint venture. Diacrin recognizes research and development revenue equal to the amount of reimbursement received by it from the joint venture out of funds contributed by Genzyme. Diacrin does not recognize research and development revenue for amounts received from the joint venture out of funds it contributed. As Genzyme incurs costs on behalf of the joint venture that Diacrin is obligated to fund, it recognizes an expense in its statement of operations captioned "Equity in operations of joint venture."

        Genzyme agreed to make financing available to Diacrin from and after the date that Genzyme provides the initial $10 million of funding to the joint venture. Genzyme agreed to make available to Diacrin an unsecured, subordinated line of credit of up to an aggregate amount of $10 million. Diacrin may draw on the line only in the event that Diacrin's cash and cash equivalents are insufficient to fund Diacrin's budgeted operations for a specified period of time, and the funds may be used by Diacrin only to fund capital contributions to the joint venture. The line will be available through the date five years after the date Diacrin first draws on the line, and all outstanding principal and interest will be due on that fifth anniversary. Advances will be interest-bearing, evidenced by a promissory note and subject to other considerations and the aggregate amount of draws in any calendar year may not exceed $5 million. Diacrin did not make any draws on the line through December 31, 2002.

        Diacrin accounts for its investment in the joint venture on the equity method. The detail of Diacrin's investment in the joint venture is as follows:

	2000	2001	2002
Balance, beginning of year	$103,730	$4,785	$83,984
Contributions to joint venture	1,947,422	1,086,545	40,000
Return of capital	(693,932)	(245,589)	(33,772)
Funding of operations of joint venture	(1,352,435)	(761,757)	(103,069)

Balance, end of year	$4,785	$83,984	$(12,857)

        Contributions to the joint venture represent cash contributions. The return of capital represents cash payments made to Diacrin by the joint venture for research and development costs that are funded by Diacrin. Funding of operations of the joint venture represents costs incurred by Genzyme on behalf of the joint venture, which are funded by Diacrin.

        A summary of the revenue and expenses from the joint venture are as follows:

	2000	2001	2002
Revenue recognized	$2,081,795	$737,290	$101,316
Research and development expense	$2,775,727	$983,054	$135,087
Equity in operations of joint venture	$1,368,945	$546,562	$103,069

(6) Cash, Cash Equivalents and Investments

        Diacrin's cash equivalents and investments are classified as held-to-maturity and are carried at amortized cost, which approximates market value. Cash equivalents test is done at purchase date. Investments classification is determined at balance sheet date. Short-term investments and long-term investments have maturities of less than one year and greater than one year, respectively. Cash and cash equivalents, short-term investments and long-term investments at December 31, 2001 and 2002 consisted of the following:

	2001	2002
Cash and cash equivalents—
Cash	$1,003	$400
Money market mutual fund	8,533,423	4,189,300

	$8,534,426	$4,189,700

Short-term investments—
Corporate notes (remaining avg. maturity of 6 mos. at Dec. 31, 2002)	$26,651,221	$29,981,389
US Gov't Obligation (remaining maturity of 1 month. at Dec. 31, 2002)	6,510,826	3,502,885
Commercial paper	248,689	—

	$33,410,736	$33,484,274

Long-term investments—
Corporate notes (remaining avg. maturity of 13 mos. at Dec. 31, 2002)	$4,198,142	$7,282,169
US Gov't Obligations	3,583,893	—

	$7,782,035	$7,282,169

        During the year ended December 31, 2001 Diacrin sold two of its held-to-maturity investments due to significant evidence of deterioration in the issuers' creditworthiness. The cost of the two investments was approximately $5.5 million and the sale resulted in a realized gain of approximately $96,000, which is included in Investment income on the statement of operations for the year ended December 31, 2001. This sale represents a change in circumstances as defined in SFAS No. 115 Accounting for Certain Investments in Debt and Equity Securities and does not impact the classification of the remaining portfolio as held-to-maturity investments as Diacrin continues to have the intent and ability to hold its investments to maturity.

(7) Accrued Expenses

        Accrued expenses consisted of the following at December 31, 2001 and 2002:

	2001	2002
Accrued clinical trials costs	$499,341	$223,145
Accrued professional fees	138,364	137,879
Accrued payroll	288,813	163,000
Accrued contract research costs	98,934	72,590
Accrued other	243,826	129,554

Total	$1,269,278	$726,168

(8) Long-term Debt

        In November 1997, Diacrin entered into an unsecured term loan agreement with a bank whereby the bank loaned Diacrin $650,000 to construct a pilot manufacturing facility. The loan was paid in 60 principal installments of $10,833 commencing December 1, 1997 and ending November 1, 2002.

(9) Preferred Stock

        Diacrin has authorized 5,000,000 shares of undesignated preferred stock. Diacrin's Board of Directors is authorized, subject to any limitations prescribed by law and without further stockholder approval, to issue from time to time up to 5,000,000 shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and rights or privileges as shall be determined by the Board of Directors. There have been no shares of preferred stock issued by Diacrin.

(10) Common Stock Options

        In 1990, Diacrin established the 1990 Stock Option Plan (the "1990 Plan") which authorized the Board of Directors to grant incentive stock options, non-qualified stock options and stock appreciation rights to employees, directors and consultants of Diacrin for up to 800,000 shares of Diacrin's common stock. All options granted have 10-year terms, and the majority vest in equal annual installments of 25% over four years of continued service from the date of hire or grant. In 2000, the 1990 Plan expired and no further grants have been made. All options outstanding on the expiration date remain in effect.

        In July 1994, the stockholders approved the 1994 Directors' Stock Option Plan (the "Director Plan") which automatically grants an option to each eligible outside director of Diacrin for the purchase of 7,500 shares of common stock at an exercise price of the then fair market value. Each option granted under the Director Plan has a 10-year term and may be exercised on a cumulative basis as to 25% of the shares on the first anniversary of the date of grant and an additional 25% at the end of each one-year period thereafter. In December 1996, the Board of Directors amended the Director Plan to automatically grant 15,000 options to each new eligible outside director. Diacrin has reserved 30,000 shares for issuance under this plan. As of December 31, 2002, there were 15,000 options outstanding under the Director Plan at a weighted average exercise price of $9.50 per share. As of December 31, 2002, there were options to purchase 13,125 shares of commons stock available for future grant under the Director Plan.

        In June 1997, the stockholders approved the 1997 Stock Option Plan (the "1997 Plan") under which the Board of Directors is authorized to grant incentive stock options and non-qualified stock options to employees, directors and consultants of Diacrin for up to 1,200,000 shares of Diacrin's common stock. All options granted have 10-year terms, and vest in equal annual installments of 25% over four years of continued service from the date of hire or grant. As of December 31, 2002, options to purchase 336,000 shares of common stock were available for future grant under the 1997 Plan.

        The following table summarizes incentive and non-qualified stock option activity:

	Number of options	Weighted average Exercise price
Balance, December 31, 1999	1,236,523	$5.14
Options granted	154,750	5.56
Options exercised	(75,526)	2.66
Options canceled	(57,500)	8.91

Balance, December 31, 2000	1,258,247	5.15
Options granted	32,000	2.18
Options exercised	(22,500)	1.25
Options canceled	(3,875)	6.27

Balance, December 31, 2001	1,263,872	5.14
Options granted	302,000	2.00
Options exercised	—	—
Options canceled	(104,315)	5.20

Balance, December 31, 2002	1,461,557	$4.49

Exercisable, December 31, 2002	1,046,557	$5.12

Exercisable, December 31, 2001	988,996	$5.08

Exercisable, December 31, 2000	860,869	$4.68

        All options have been granted at the fair market value of Diacrin's common stock on the date of grant.

        The following table summarizes certain information about options outstanding and exercisable at December 31, 2002:

	Options outstanding
Range of exercise prices	Number outstanding at December 31, 2002	Weighted average remaining contractual life	Weighted average exercise price
$1.22 to $2.50	787,057	4.12	$2.09
$4.63 to $7.50	435,250	6.67	$5.76
$7.88 to $12.00	239,250	4.79	$10.06

	1,461,557		$4.49

	Options exercisable
Range of exercise prices	Number exercisable At December 31, 2002	Weighted average exercise price
$1.25 to $2.50	478,057	$2.15
$4.63 to $7.50	341,250	$5.91
$7.88 to $12.00	227,250	$10.18

	1,046,557	$5.12

        Diacrin has adopted SFAS No. 123, Accounting for Stock-Based Compensation. As permitted by SFAS No. 123, Diacrin has continued to account for employee stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and has included the pro forma disclosure required by SFAS No. 123 for all periods presented.

        Pro forma information regarding net income (loss) and earnings (loss) per share is required by SFAS No. 123, and has been determined as if Diacrin had accounted for its employee and director stock options under the fair value method of SFAS No. 123. The fair-value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 2000, 2001 and 2002: risk-free interest rates of 6.0%, 6.0% and 3.0% for 2000, 2001 and 2002; dividend yield of 0% for all years; volatility factor of the expected market price of Diacrin's common stock of 95% for all years; and a weighted-average expected life of the options of 7.5 years for all years. The weighted average fair value of options granted in 2000, 2001 and 2002 was $4.71, $1.85 and $1.66, respectively.

        For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The aggregate fair value of options granted in 2000, 2001 and 2002 was approximately $729,000, $59,000 and $500,000, respectively. See Note 2(i).

(11) Income Taxes

        Diacrin accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Diacrin has recorded no provision for federal or state income taxes. As of December 31,2002 Diacrin has federal and state tax NOL carryforwards of $57,748,000 and $25,029,000, respectively. These NOL carryforwards begin to expire in 2005 and 2003, respectively. As of December 31, 2002 Diacrin has federal and state tax credit carryforwards of $4,926,000 and $1,721,000, respectively. These tax credit carryforwards begin to expire in 2005. The net operating loss carryforwards are subject to review and possible adjustment by the Internal Revenue Service.

        Net operating loss and tax credit carryforwards may be limited in the event of certain changes in the ownership interests of significant shareholders. Diacrin believes the issuance of the convertible notes payable in May 1995, as well as the initial public offering in February 1996, caused a change in ownership, as defined by the Tax Reform Act of 1986 (the "Act"). Additionally, Diacrin's private placement in 1998 and secondary offering in 2000 may have caused a change in ownership, as defined by the Act. Ownership changes in future periods may further limit Diacrin's ability to utilize net operating loss and tax credit carryforwards.

        The components of the net deferred tax assets are approximately as follows:

	2001	2002
Loss carryforwards	$21,360,000	$21,204,000
Credit carryforwards	4,250,000	6,062,000
Other temporary differences	43,500	(3,000)

Total deferred tax assets	25,653,500	27,263,000
Less—valuation allowance	(25,653,500)	(27,263,000)

Net deferred tax asset	$—	$—

        Diacrin has determined that it is more likely than not that the deferred tax assets will not be realized, therefore, a valuation allowance has reduced all of the deferred tax assets to zero. The change in the total valuation allowance during the year ended December 31, 2002 was an increase of approximately $1,609,000 and relates to the increase in the deferred tax asset which is primarily due to the net operating loss generated during 2002.

(12) Facility Lease

        During 1991, Diacrin entered into a 10-year operating lease for a facility. In October 2000, Diacrin exercised the first of two options to extend the lease an additional five years commencing October 2001. Minimum rental payments under the lease are as follows:

Rental Commitment
2003	$908,000
2004	908,000
2005	908,000
2006	681,000

$3,405,000

        Total rent expense for the years ended December 31, 2000, 2001 and 2002 was approximately $751,000, $758,000 and $981,000, respectively.

(13) Employment Retirement/Savings Plan

        Diacrin maintains an employee retirement/savings plan (the "Plan") which permits participants to make tax deferred contributions by salary reduction pursuant to section 401(k) of the Internal Revenue Code. All active employees, 21 years of age or older, who have completed a calendar quarter of service are eligible to participate in the Plan. Diacrin pays all administrative costs of the Plan. During 2000, 2001 and 2002 Diacrin made discretionary contributions of $28,500, $54,700 and $57,600, respectively, to the Plan.

(14) Quarterly Results of Operations (Unaudited)

        The following table presents a condensed summary of quarterly results of operations for the years ended December 31, 2002 and 2001:

	Year Ended December 31, 2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenue	$33	$47	$92	$174

Net loss	$(1,523)	$(1,780)	$(1,537)	$(1,220)

Basic and diluted net loss per common share	$(.08)	$(.10)	$(.09)	$(.07)
	Year Ended December 31, 2001
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenue	$383	$158	$69	$127

Net loss	$(811)	$(1,334)	$(1,175)	$(1,328)

Basic and diluted net loss per common share	$(.05)	$(.07)	$(.07)	$(.07)

DIACRIN/GENZYME LLC
(A DEVELOPMENT STAGE ENTERPRISE)

BALANCE SHEETS

DECEMBER 31, 2001 AND 2002

(UNAUDITED)

	2001	2002
ASSETS:
Current assets:
Cash	$498,093	$91,527
Prepaid to Diacrin, Inc. (Note C)	50,014	53,260
Other current assets	11,267	1,667

Total current assets	559,374	146,454
Property and equipment, net (Note D)	106,365	—

Total assets	$665,739	$146,454

LIABILITIES AND VENTURERS' CAPITAL (DEFICIT)
Payable to Genzyme Corporation (Note C)	$77,699	$8,742
Accrued expenses	—	3,334

Total liabilities	77,699	12,076
Commitments and contingencies (Note C)
Venturers' capital (deficit) (including deficit accumulated during the development stage of $40,655,182):
Venturers' capital—Genzyme Corporation	485,654	145,408
Venturers' capital—Diacrin, Inc.	102,386	(11,030)

Total Venturers' capital (deficit)	588,040	134,378

Total liabilities and Venturers' capital (deficit)	$665,739	$146,454

See accompanying notes to financial statements.

DIACRIN/GENZYME LLC
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Year Ended December 31,
			For the period from October 1, 1996 (date of inception) to December 31, 2002
	2001	2002
Operating costs and expenses:
Research and development—Genzyme Corporation	$2,178,191	$361,186	$22,100,466
Research and development—Diacrin, Inc.	983,054	135,087	18,164,962
General and administrative	64,959	54,667	397,379
Loss from disposal of fixed assets	—	66,299	66,299

Total operating costs and expenses	3,226,204	617,239	40,729,106
Interest income	56,902	3,577	73,924

Net loss	$(3,169,302)	$(613,662)	$(40,655,182)

See accompanying notes to financial statements.

DIACRIN/GENZYME LLC
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Year Ended December 31,		For the period from October 1, 1996 (date of inception) to December 31,
	2001	2002	2002
Cash flows from operating activities:
Net loss	$(3,169,302)	$(613,662)	$(40,655,182)
Reconciliation of net loss to net cash used by operating activities:
Depreciation	49,811	40,066	246,462
Loss on disposal of fixed assets	—	66,299	66,299
Increase (decrease) in cash from working capital changes:
Prepaid to Diacrin, Inc.	315,230	(4,913)	(54,927)
Payable to Genzyme Corporation	(2,072,790)	(68,957)	8,742
Other current assets	—	11,267	—
Accrued expenses	(23,900)	3,334	3,334

Net cash used by operating activities	(4,900,951)	(566,566)	(40,385,272)
Cash flows from investing activities:
Acquisition of property and equipment	—	—	(312,761)
Net cash used by investing activities	—	—	(312,761)
Cash flows from financing activities:
Capital contributed by Genzyme Corporation	3,280,155	120,000	33,136,794
Capital contributed by Diacrin, Inc.	1,086,719	40,000	7,652,766

Net cash provided by financing activities	4,366,874	160,000	40,789,560

(Decrease) Increase in cash	(534,077)	(406,566)	91,527
Cash at beginning of period	1,032,170	498,093	—

Cash at end of period	498,093	91,527	$91,527

See accompanying notes to financial statements.

DIACRIN/GENZYME LLC
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF CHANGES IN VENTURERS' CAPITAL (DEFICIT)
FOR THE PERIOD FROM OCTOBER 1, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 2002
(UNAUDITED)

			Unpaid Venturers' capital
	Genzyme Corporation	Diacrin, Inc.	Genzyme Corporation	Diacrin, Inc.	Total Venturers' Capital (deficit)
1996 capital contributions	$1,911,968	$—	$—	$—	$1,911,968
1996 net loss	(1,542,374)	—	—	—	(1,542,374)

Balance at December 31, 1996	369,594	—	—	—	369,594
1997 capital contributions	6,819,536	—	—	—	6,819,536
1997 net loss	(6,809,012)	—	—	—	(6,809,012)

Balance at December 31, 1997	380,118	—	—	—	380,118
1998 capital contributions	7,709,137	2,085,079	(704,415)	(175,838)	8,913,963
1998 net loss	(7,608,663)	(1,986,683)	—	—	(9,595,346)

Balance at December 31, 1998	480,592	98,396	(704,415)	(175,838)	(301,265)
1999 capital contributions	8,068,415	2,691,774	(60,267)	(22,390)	10,677,532
1999 net loss	(8,035,058)	(2,678,353)	—	—	(10,713,411)

Balance at December 31, 1999	513,949	111,817	(764,682)	(198,228)	(337,144)
2000 capital contributions	6,089,247	2,029,749	(96,982)	(82,327)	7,939,687
2000 net loss	(6,159,056)	(2,053,018)	—	—	(8,212,074)

Balance at December 31, 2000	444,140	88,548	(861,664)	(280,555)	(609,531)
2001 capital contributions	2,418,491	806,164	861,664	280,555	4,366,874
2001 net loss	(2,376,977)	(792,326)	—	—	(3,169,303)

Balance at December 31, 2001	485,654	102,386	—	—	588,040
2002 capital contributions	120,000	40,000	—	—	160,000
2002 net loss	(460,246)	(153,416)	—	—	(613,662)

Balance at December 31, 2002	$145,408	$(11,030)	$—	$—	$134,378

See accompanying notes to financial statements.

DIACRIN/GENZYME LLC
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO DECEMBER 31, 2002 FINANCIAL STATEMENTS

(UNAUDITED)

(A) Nature of Business and Organization

        On October 1, 1996, Diacrin/Genzyme LLC ("the Joint Venture") was established as a joint venture between Genzyme Corporation ("Genzyme") and Diacrin, Inc. ("Diacrin") (collectively, the "Venturers"), to develop and commercialize products and processes for use in the treatment of Parkinson's disease and Huntington's disease in humans using porcine fetal cells. Under the terms of the Collaboration Agreement among Diacrin, Genzyme and the Joint Venture (the "Collaboration Agreement"), all funding is provided by the Venturers, and all payments for work performed are made to the Venturers. Genzyme provided the initial $10.0 million of the funding requirements, and the next $40.0 million of the funding requirements are to be provided 75% by Genzyme and 25% by Diacrin. After $50.0 million has been funded, any additional funding will be provided equally by the Venturers. Profits and losses from the Joint Venture will be shared in proportion to the then current capital contribution ratio of each Venturer. The Joint Venture reimburses the Venturers for costs incurred based upon the dollar amount of work, at a defined cost, that each Venturer performs an behalf of the Joint Venture. All general and administrative expenses recorded on the statements of operations are for costs incurred by and reimbursed to the Venturers. See also Note C.

        The Steering Committee of the Joint Venture is comprised of representatives of each Venturer. The Steering Committee is responsible for approving the budget of the Joint Venture, reviewing costs incurred by the Venturers and monitoring the scientific progress of the Joint Venture.

        The Joint Venture is subject to risks common to companies in the biotechnology industry, including but not limited to, the results of clinical trials, development by its competitors of new technological innovations, protection of proprietary technology, health care cost containment initiatives, product liability and compliance with government regulations, including those of the United States Department of Health and Human Services and the United States Food and Drug Administration.

        In addition, either Venturer may terminate the Collaboration Agreement for any reason upon 180 days notice to the other Venturer. During the 180-day period, the obligations of the Venturers, including without limitation obligations with respect to capital contributions, will continue in full force and effect. A decision by one or both of the Venturers to discontinue the Collaboration Agreement for any reason could lead to the discontinuation of the Joint Venture.

        The intangible assets and technological know-how contributed by Diacrin to the Joint Venture are not included as an asset in these financial statements, because generally accepted accounting principles require that the Joint Venture record contributed assets at the book value of the Venturer, at the time of the asset transfer the book value was $0.

(B) Summary of Significant Accounting Policies

        Use of Estimates.    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

        Cash and Cash Equivalents.    Cash and cash equivalents, consisting principally of money market funds and municipal notes purchased with initial maturities of three months or less, are valued at cost plus accrued interest, which approximates market.

        Property and Equipment.    Depreciation expense is computed on a straight-line basis over the useful life of the property and equipment (3 to 10 years), and over the lesser of the life of the lease or the life of the leasehold improvement. When assets are retired or otherwise disposed of, the assets and the related accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the results of operations.

        Research and Development Expenses.    Research and development costs are expensed as incurred. The research and development efforts are being conducted by the Venturers. The costs incurred by these related parties, which are subject to an annual budget approved by the Joint Venture's Steering Committee, are then charged to the Joint Venture, at a defined cost, or at amounts agreed to by the Venturers.

        Income Taxes.    The Joint Venture is organized as a pass-through entity; accordingly, the financial statements do not include a provision for income taxes. Taxes, if any, are the liability of Genzyme and Diacrin, as Venturers.

(C) Agreements with Venturers

        Funding.    Genzyme agreed to make available to Diacrin an unsecured, subordinated line of credit (the "Line") of up to an aggregate amount of $10.0 million after the date that Genzyme provided the initial $10.0 million of funding to the Joint Venture. Diacrin may draw on the Line only in the event that Diacrin's cash and cash equivalents are insufficient to fund Diacrin's budgeted operations for a specified period of time, and the funds may be used by Diacrin only to fund capital contributions to the Joint Venture. The Line will be available through the date five years after the date Diacrin first draws on the Line, and all outstanding principal and interest will be due on that fifth anniversary. Advances will be interest bearing, evidenced by a promissory note and subject to other considerations; and the aggregate amount of draws in any calendar year may not exceed $5.0 million. As of December 31, 2002, Diacrin had not made any draws on the Line.

        During the year ended December 31, 1998, Genzyme provided its initial $10.0 million of funding to the Joint Venture. After the initial $10.0 million, Genzyme and Diacrin provide 75% and 25%, respectively, of the next $40.0 million of funding to the Joint Venture. Thereafter, all funding will be shared equally by the two parties. As of December 31, 2002, Genzyme and Diacrin have funded $33.0 million and $7.6 million, respectively.

        Other Agreements.    The payable to Genzyme Corporation will be settled by cash payment and represents costs incurred by Genzyme that are reimbursable under the Collaboration Agreement. The prepaid to Diacrin is an estimate of the reimbursable costs Diacrin expects to incur on behalf of the Joint Venture in the next calendar quarter.

        Genzyme charged the Joint Venture for use of certain research and development facilities under a three-year agreement which commenced July 1, 1998. The charges were $182,082 and $1,520,820 for the year ended December 31, 2001 and from inception through December 31, 2001, respectively. There were no charges for rent during the year ended December 31, 2002.

(D) Property and Equipment

        Property and equipment is stated at cost. At December 31, 2001, property and equipment consisted of the following:

2001 (Unaudited)
Lab equipment	$200,199
Computer equipment	71,991
Leasehold improvements	27,608
Furniture and fixtures	12,963

312,761
Less: accumulated depreciation	(206,396)

Property and equipment, net	$106,365

        Depreciation expense was $49,811 and $40,066 for the years ended December 31, 2001 and 2002, respectively, and $246,462 from inception through December 31, 2002. During the year ended December 31, 2002, the joint venture disposed of its property and equipment and recorded a loss of $66,299 related to this disposal.

Report of Independent Accountants

To the Steering Committee of
Diacrin/Genzyme LLC:

        In our opinion, the accompanying balance sheets and the related statements of operations, of cash flows and of changes in Venturers' capital (deficit) present fairly, in all material respects, the financial position of Diacrin/Genzyme LLC (a development stage enterprise) at December 31, 1999 and 2000, and the results of its operations and its cash flows for the years then ended and for the period from October 1, 1996 (date of inception) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Steering Committee of the Joint Venture; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As more fully discussed in Note A, either Venturer may terminate the Collaboration Agreement of the Joint Venture for any reason upon 180 days notice to the other Venturer and such termination could lead to the discontinuation of the Joint Venture.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
January 26, 2001

DIACRIN/GENZYME LLC
(A DEVELOPMENT STAGE ENTERPRISE)

BALANCE SHEETS
DECEMBER 31, 1999 AND 2000

	1999	2000
Assets
Current assets:
Cash	$9,531	$1,032,170
Prepaid to Diacrin, Inc. (Note C)	433,712	365,245
Other current assets	—	11,266

Total current assets	443,243	1,408,681
Property and equipment, net (Note D)	192,054	156,176

Total assets	$635,297	$1,564,857
Liabilities and Venturers' Capital (Deficit)
Payable to Genzyme Corporation (Note C)	$948,088	$2,150,488
Accrued expenses	24,353	23,900

Total liabilities	972,441	2,174,388
Commitments and contingencies (Note C)
Venturers' capital (deficit)(including deficit accumulated during the development stage of $36,872,217):
Venturer's capital—Genzyme Corporation	513,949	444,140
Venturer's capital—Diacrin, Inc.	111,817	88,548
Unpaid Venturer's capital—Genzyme Corporation	(764,682)	(861,664)
Unpaid Venturer's capital—Diacrin, Inc.	(198,228)	(280,555)

Total Venturers' capital (deficit)	(337,144)	(609,531)

Total liabilities and Venturers' capital (deficit)	$635,297	$1,564,857

The accompanying notes are an integral part of these financial statements.

DIACRIN/GENZYME LLC
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF OPERATIONS

			For the period from October 1, 1996 (date of inception) to December 31, 2000
	For the Year Ended December 31,
	1999	2000
Operating costs and expenses:
Research and development—Genzyme Corporation	$6,677,683	$5,394,335	$19,561,089
Research and development—Diacrin, Inc.	3,961,129	2,736,293	17,046,820
General and administrative	79,377	90,113	277,753

Total operating costs and expenses	10,718,189	8,220,741	36,885,662
Interest income	4,778	8,667	13,445

Net loss	$(10,713,411)	$(8,212,074)	$(36,872,217)

The accompanying notes are an integral part of these financial statements.

DIACRIN/GENZYME LLC
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF CASH FLOWS

			For the period from October 1, 1996 (date of inception) to December 31, 2000
	For the Year Ended December 31,
	1999	2000
Cash flows from operating activities:
Net loss	$(10,713,411)	$(8,212,074)	$(36,872,217)
Reconciliation of net loss to net cash used by operating activities:
Depreciation	48,221	49,146	156,585
Increase (decrease) in cash from working capital changes:
Prepaid to Diacrin, Inc.	(86,787)	68,467	(365,245)
Payable to Genzyme Corporation	62,927	1,202,400	2,150,488
Other current assets	11,899	(11,266)	(11,266)
Accrued expenses	24,353	(453)	23,900

Net cash used by operating activities	(10,652,798)	(6,903,780)	(34,917,755)
Cash flows from investing activities:
Acquisition of property and equipment	(20,111)	(13,268)	(312,761)
Cash flows from financing activities:
Capital contributed by Genzyme Corporation	8,008,148	5,992,265	29,736,639
Capital contributed by Diacrin, Inc.	2,669,384	1,947,422	6,526,047

Net cash provided by financing activities	10,677,532	7,939,687	36,262,686

Increase in cash	4,623	1,022,639	1,032,170
Cash at beginning of period	4,908	9,531	—

Cash at end of period	$9,531	$1,032,170	$1,032,170

The accompanying notes are an integral part of these financial statements.

DIACRIN/GENZYME LLC
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF CHANGES IN VENTURERS' CAPITAL (DEFICIT)
FOR THE PERIOD FROM OCTOBER 1, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 2000

			Unpaid Venturers' capital
	Genzyme Corporation	Diacrin, Inc.	Genzyme Corporation	Diacrin, Inc.	Total Venturers' capital (deficit)
1996 capital contributions	$1,911,968	$—	$—	$—	$1,911,968
1996 net loss	(1,542,374)	—	—	—	(1,542,374)

Balance at December 31, 1996	369,594	—	—	—	369,594
1997 capital contributions	6,819,536	—	—	—	6,819,536
1997 net loss	(6,809,012)	—	—	—	(6,809,012)

Balance at December 31, 1997	380,118	—	—	—	380,118
1998 capital contributions	7,709,137	2,085,079	(704,415)	(175,838)	8,913,963
1998 net loss	(7,608,663)	(1,986,683)	—	—	(9,595,346)

Balance at December 31, 1998	480,592	98,396	(704,415)	(175,838)	(301,265)
1999 capital contributions	8,068,415	2,691,774	(60,267)	(22,390)	10,677,532
1999 net loss	(8,035,058)	(2,678,353)	—	—	(10,713,411)

Balance at December 31, 1999	513,949	111,817	(764,682)	(198,228)	(337,144)
2000 capital contributions	6,089,247	2,029,749	(96,982)	(82,327)	7,939,687
2000 net loss	(6,159,056)	(2,053,018)	—	—	(8,212,074)

Balance at December 31, 2000	$444,140	$88,548	$(861,664)	$(280,555)	$(609,531)

The accompanying notes are an integral part of these financial statements.

DIACRIN/GENZYME LLC
(A DEVELOPMENT STATE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

A.    Nature of Business and Organization

        On October 1, 1996, Diacrin/Genzyme LLC ("the Joint Venture") was established as a joint venture between Genzyme Corporation ("Genzyme") and Diacrin, Inc. ("Diacrin") (collectively, the "Venturers"), to develop and commercialize products and processes for use in the treatment of Parkinson's disease and Huntington's disease in humans using porcine fetal cells. Under the terms of the Collaboration Agreement among Diacrin, Genzyme and the Joint Venture (the "Collaboration Agreement"), all funding is provided by the Venturers, and all payments for work performed are made to the Venturers. Genzyme provided the initial $10.0 million of the funding requirements, and the next $40.0 million of the funding requirements are to be provided 75% by Genzyme and 25% by Diacrin. After $50.0 million has been funded, any additional funding will be provided equally by the Venturers. Funding is provided on a monthly basis. Profits and losses from the Joint Venture will be shared in proportion to the then current capital contribution ratio of each Venturer. The Joint Venture reimburses the Venturers for costs incurred based upon the dollar amount of work, at a defined cost, that each Venturer performs on behalf of the Joint Venture. All general and administrative expenses recorded on the statements of operations are for costs incurred by and reimbursed to the Venturers. See also Note C.

        The Steering Committee of the Joint Venture is comprised of representatives of each Venturer. The Steering Committee is responsible for approving the budget of the Joint Venture, reviewing costs incurred by the Venturers and monitoring the scientific progress of the Joint Venture.

        The Joint Venture is subject to risks common to companies in the biotechnology industry, including but not limited to, the results of clinical trials development by its competitors of new technological innovations, protection of proprietary technology, health care cost containment initiatives, product liability and compliance with government regulations, including those of the United States Department of Health and Human Services and the United States Food and Drug Administration.

        In addition, either Venturer may terminate the Collaboration Agreement for any reason upon 180 days notice to the other Venturer. During the 180-day period, the obligations of the Venturers, including without limitation obligations with respect to capital contributions, will continue in full force and effect. A decision by one or both of the Venturers to discontinue the Collaboration Agreement for any reason could lead to the discontinuation of the Joint Venture.

        The intangible assets and technological know-how contributed by Diacrin to the Joint Venture are not included as an asset in these financial statements, because generally accepted accounting principles require that the Joint Venture record contributed assets at the book value of the Venturer, at the time of the asset transfer the book value was $0.

B.    Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Cash and cash equivalents, consisting principally of money market funds and municipal notes purchased with initial maturities of three months or less, are valued at cost plus accrued interest, which approximates market.

Property and Equipment

        Depreciation expense is computed on a straight-line basis over the useful life of the property and equipment (3 to 10 years), and over the lesser of the life of the lease or the life of the leasehold improvement. When assets are retired or otherwise disposed of, the assets and the related accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the results of operations.

Research and Development

        Research and development costs are expensed as incurred. The research and development efforts are being conducted by the Venturers. The costs incurred by these related parties, which are subject to an annual budget approved by the Joint Venture's Steering Committee, are then charged to the Joint Venture, at a defined cost, or at amounts agreed to by the Venturers.

Income Taxes

        The Joint Venture is organized as a pass-through entity; accordingly, the financial statements do not include a provision for income taxes. Taxes, if any, are the liability of Genzyme and Diacrin, as Venturers.

Reclassification

        Certain prior year data has been reclassified to conform to the 2000 presentation.

C.    Agreements with Venturers

Funding

        Genzyme agreed to make available to Diacrin an unsecured, subordinated line of credit (the "Line") of up to an aggregate amount of $10.0 million after the date that Genzyme provided the initial $10.0 million of funding to the Joint Venture. Diacrin may draw on the Line only in the event that Diacrin's cash and cash equivalents are insufficient to fund Diacrin's budgeted operations for a specified period of time, and the funds may be used by Diacrin only to fund capital contributions to the Joint Venture. The Line will be available through the date five years after the date Diacrin first draws on the Line, and all outstanding principal and interest will be due on that fifth anniversary. Advances will be interest bearing, evidenced by a promissory note and subject to other considerations; and the aggregate amount of draws in any calendar year may not exceed $5.0 million. As of December 31, 2000, Diacrin had not made any draws on the Line.

        During the year ended December 31, 1998, Genzyme provided its initial $10.0 million of funding to the Joint Venture. After the initial $10.0 million, Genzyme and Diacrin provide 75% and 25%, respectively, of the next $40.0 million of funding to the Joint Venture. Thereafter, all funding will be shared equally by the two parties. As of December 31, 2000, Genzyme and Diacrin have funded $29.7 million and $6.5 million, respectively.

Other Agreements

        The payable to Genzyme Corporation will be settled by cash payment and represents costs incurred by Genzyme that are reimbursable under the Collaboration Agreement. The prepaid to Diacrin is an estimate of the reimbursable costs Diacrin expects to incur on behalf of the Joint Venture in the next months.

        At December 31, 1999 and 2000, both Venturers had funded less than their allocated losses which resulted in unpaid Venturer's capital and represents receivables from the Venturers.

        Genzyme charges the Joint Venture for use of certain research and development facilities under a three-year agreement which commenced July 1, 1998. These charges amounted to $364,164 for each of the years ended December 31, 1999 and 2000 and $1,338,720 from inception through December 31, 2000 and the Joint Venture expects to incur $182,082 in the year ending December 31, 2001.

D.    Property and Equipment

        Property and equipment is stated at cost. At December 31, 1999 and 2000, property and equipment consisted of the following:

	1999	2000
Lab equipment	$186,931	$200,199
Computer equipment	71,991	71,991
Leasehold improvements	27,608	27,608
Furniture and fixtures	12,963	12,963

	299,493	312,761
Less: accumulated depreciation	(107,439)	(156,585)

Property and equipment, net	$192,054	$156,176

        Depreciation expense was $48,221 and $49,146 for the years ended December 31, 1999 and 2000, respectively, and $156,585 from inception through December 31, 2000.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION, AS AMENDED

        AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement" or "Agreement") dated as of April 14, 2003, by and between GenVec, Inc. ("GenVec"), a Delaware corporation having its principal executive office at 65 West Watkins Mill Road, Gaithersburg, MD 20878, and Diacrin, Inc. ("Diacrin"), a Delaware corporation having its principal executive office at Building 96, 13th Street, Charlestown, MA 02129.

WITNESSETH

        WHEREAS, the parties hereto desire that Diacrin shall be merged ("Merger") with and into GenVec, with GenVec as the surviving corporation, pursuant to an Agreement and Plan of Merger in the form attached hereto as Annex A ("Plan of Merger");

        WHEREAS, the parties hereto intend that the Merger shall qualify as or be part of a reorganization under Section 368(a) of the Code (as defined hereinafter); and

        WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

        NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE 1
DEFINITIONS

        1.1.  "Affiliate" is defined in Section 2.1(c) hereof.

        1.2.  "Agreement" is defined in the Preamble hereto.

        1.3.  "Closing" is defined in Section 4.8 hereof.

        1.4.  "Closing Date" shall mean the date specified pursuant to Section 4.8 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

        1.5.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

        1.6.  "Commission" or "SEC" shall mean the Securities and Exchange Commission.

        1.7.  "Confidentiality Agreement" is defined in Section 4.4 hereof.

        1.8.  "Continuing Employee" is defined in Section 4.13 hereof.

        1.9.  "Control" means the possession, direct or indirect, of the power either (1) to vote fifty percent (50%) or more of the voting interests of a corporation, partnership, limited liability company, joint venture or other entity, or (2) to direct or cause the direction of the management and policies of a corporation, partnership, limited liability company, joint venture or other entity, whether by contract or otherwise.

        1.10.  "Covered Parties" is defined in Section 4.9(c) hereof.

        1.11.  "DGCL" shall mean the General Corporation Law of the State of Delaware.

        1.12.  "Diacrin" is defined in the Preamble hereto.

        1.13.  "Diacrin Articles" is defined in Section 2.2 hereof.

        1.14.  "Diacrin Board" is defined in Section 4.1(a) hereof.

        1.15.  "Diacrin Bylaws" is defined in Section 2.2 hereof.

        1.16.  "Diacrin Common Stock" is defined in Section 2.1(a) hereof.

        1.17.  "Diacrin ERISA Affiliate" is defined in Section 2.12(a) hereof.

        1.18.  "Diacrin Financial Statements" shall mean (i) the balance sheets of Diacrin as of December 31, 2002 and 2001 and the related statements of income, cash flows and changes in stockholders' equity (including related notes, if any) for each of the three years ended December 31, 2002, 2001 and 2000 as filed by Diacrin in SEC Documents prior to the date of this Agreement and (ii) the balance sheets of Diacrin and related statements of income, cash flows and changes in stockholders' equity (including related notes, if any) as filed by Diacrin in SEC Documents with respect to periods ended subsequent to December 31, 2002.

        1.19.  "Diacrin Incumbents" is defined in Section 4.9(a) hereof.

        1.20.  "Diacrin Insiders" is defined in Section 4.12(c) hereof.

        1.21.  "Diacrin Investments" is defined in Section 2.3(b) hereof.

        1.22.  "Diacrin Licensed Intellectual Property" means Intellectual Property licensed to Diacrin or the Diacrin Subsidiary and material to the business, financial condition or results of operations of Diacrin and the Diacrin Subsidiary taken as a whole.

        1.23.  "Diacrin Owned Intellectual Property" means Intellectual Property owned by Diacrin or the Diacrin Subsidiary and material to the business, financial condition or results of operations of Diacrin and the Diacrin Subsidiary taken as a whole.

        1.24.  "Diacrin Meeting" is defined in Section 4.1(a) hereof.

        1.25.  "Diacrin Pharmaceutical Products" is defined in Section 2.20(a) hereof.

        1.26.  "Diacrin Plan" is defined in Section 2.12(a) hereof.

        1.27.  "Diacrin Preferred Stock" is defined in Section 2.1(a) hereof.

        1.28.  "Diacrin Rule 145 Affiliate" is defined in Section 4.10(a) hereof.

        1.29.  "Diacrin Subsidiary" shall mean Diacrin/Genzyme LLC, a Massachusetts limited liability company.

        1.30.  "Diacrin Takeover Proposal" is defined in Section 4.6(b)(16) hereof.

        1.31.  "Diacrin Voting Proposal" is defined in Section 4.1(a) hereof.

        1.32.  "Disclosure Letter" shall mean a letter dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution hereof. Each party's Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in Articles 2 and 3, as the case may be, and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in Article 2 or 3, as the case may be, and (2) any other paragraph of Article 2 or 3 only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

        1.33.  "Effective Date" shall mean the date specified pursuant to Section 4.8 hereof as the effective date of the Merger.

        1.34.  "Environmental Claim" means any written notice from any Governmental Entity or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

        1.35.  "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

        1.36.  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        1.37.  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        1.38.  "FDA" is defined in Section 2.20(a) hereof.

        1.39.  "FDCA" is defined in Section 2.20(a) hereof.

        1.40.  "GAAP" is defined in Section 2.7 hereof.

        1.41.  "GenVec" is defined in the Preamble hereto.

        1.42.  "GenVec Articles" is defined in Section 3.2 hereof.

        1.43.  "GenVec Board" is defined in Section 4.1(b) hereof.

        1.44.  "GenVec Bylaws" is defined in Section 3.2 hereof.

        1.45.  "GenVec Common Stock" is defined in Section 3.1(a) hereof.

        1.46.  "GenVec ERISA Affiliate" is defined in Section 3.12(a) hereof.

        1.47.  "GenVec Financial Statements" shall mean (i) the balance sheets of GenVec as of December 31, 2002 and 2001 and the related statements of income, cash flows and changes in stockholders' equity (including related notes, if any) for each of the three years ended December 31, 2002, 2001 and 2000 as filed by GenVec in SEC Documents prior to the date of this Agreement and (ii) the balance sheets of GenVec and related statements of income, cash flows and changes in stockholders' equity (including related notes, if any) as filed by GenVec in SEC Documents with respect to periods ended subsequent to December 31, 2002.

        1.48.  "GenVec Incumbents" is defined in Section 4.9(a) hereof.

        1.49.  "GenVec Licensed Intellectual Property" means Intellectual Property licensed to GenVec and material to the business, financial condition or results of operations of GenVec.

        1.50.  "GenVec Meeting" is defined in Section 4.9(b) hereof.

        1.51.  "GenVec Owned Intellectual Property" means Intellectual Property owned by GenVec and material to the business, financial condition or results of operations of GenVec.

        1.52.  "GenVec Pharmaceutical Products" is defined in Section 3.20(a) hereof.

        1.53.  "GenVec Plan" is defined in Section 3.12(a) hereof.

        1.54.  "GenVec Preferred Stock" is defined in Section 3.1(a) hereof.

        1.55.  "GenVec Rights Agreement" shall mean the Rights Agreement, dated as of September 7, 2001, between GenVec and American Stock Transfer & Trust Company.

        1.56.  "GenVec Takeover Proposal" is defined in Section 4.7(b)(16) hereof.

        1.57.  "GenVec Voting Proposal" is defined in Section 4.1(b) hereof.

        1.58.  "Governmental Entity" shall mean any foreign, federal or state government or political subdivision thereof, court, administrative agency or commission or other governmental authority or instrumentality.

        1.59.  "Indemnified Parties" is defined in Section 4.9(b) hereof.

        1.60.  "Intellectual Property" means (i) patents and patent applications, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) confidential and proprietary information, including trade secrets and know-how, manufacturing processes and methods, formulae and technology, and (v) computer software.

        1.61.  "Joint Proxy Statement/Prospectus" shall mean the Joint Proxy Statement/Prospectus (or similar documents) together with any supplements thereto sent to the stockholders of Diacrin and GenVec to solicit their votes in connection with this Agreement and the Plan of Merger.

        1.62.  "Material Adverse Effect" shall mean, with respect to Diacrin or GenVec, as the case may be, any material adverse change, event, circumstance or development with respect to, or material adverse effect on (i) the condition (financial or otherwise), results of operations, business, assets, liabilities or capitalization of such party and its subsidiaries, if any, taken as a whole or (ii) on the ability of such party to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include (i) the impact of changes in laws, regulations, accounting rules or interpretations thereof after the date of this Agreement, (ii) the impact of changes in general economic and/or general financial market conditions, (iii) expenses incurred in connection with the transactions contemplated hereby, (iv) actions or omissions of a party (or any of its subsidiaries) taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby and (v) changes resulting from the announcement and performance of the transactions contemplated hereby; provided, further, that variations in operating results from internal projections and continued incurrence of losses in the ordinary course of business shall not by themselves constitute a Material Adverse Effect.

        1.63.  "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

        1.64.  "Merger" is defined in the Recitals hereto.

        1.65.  "Outside Date" is defined in Section 6.1(f) hereof.

        1.66.  "Plan of Merger" is defined in the Recitals hereof.

        1.67.  "Previously Disclosed" shall mean disclosed prior to the execution hereof in an SEC Document filed with the SEC subsequent to January 1, 2002 and prior to the date hereof.

        1.68.  "Registration Statement" shall mean the registration statement with respect to the GenVec Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act.

        1.69.  "Regulation M-A Filing" is defined in Section 2.22 hereof.

        1.70.  "Reorganization Agreement" is defined in the Preamble hereto.

        1.71.  "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue, exchange, transfer, deliver, sell or dispose of any of its capital stock or other equity interests, and stock appreciation rights, phantom stock, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

        1.72.  "SEC Documents" shall mean all reports and registration statements filed or furnished, or required to be filed or furnished, by a party hereto pursuant to the Securities Laws.

        1.73.  "Section 16 Information" is defined in Section 4.12(b) hereof.

        1.74.  "Securities Act" shall mean the Securities Act of 1933, as amended.

        1.75.  "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

        1.76.  "Subsidiary" shall mean a corporation, partnership, limited liability company, joint venture or other entity which is controlled directly or indirectly (through one or more intermediaries).

        1.77.  "Tax," collectively, "Taxes" shall mean all taxes, however denominated, including any interest, penalties, or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other person), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers' compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code), disability taxes, registration taxes, alternative or add-on minimum taxes and other fees, assessments, charges or obligations in the nature of taxes.

        1.78.  "Tax Return," collectively, "Tax Returns" shall mean all returns, reports, estimates, information statements or other written submissions, and any schedules or attachments thereto, required or permitted to be filed pursuant to the statutes, rules and regulations of any Governmental Entity relating to Taxes, including, but not limited to, original returns and filings, amended returns, claims for refunds, information returns and accounting method change requests.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF DIACRIN

        Diacrin hereby represents and warrants to GenVec as follows:

        2.1.    Capital Structure of Diacrin

        (a)   The authorized capital stock of Diacrin consists of (i) 30,000,000 shares of common stock, par value $0.01 per share ("Diacrin Common Stock"), 17,937,204 shares of which, as of April 11, 2003, are issued and outstanding and none of which shares are held in treasury, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share ("Diacrin Preferred Stock"), none of which are issued and outstanding. Except as set forth above, Diacrin does not have any outstanding capital securities.

        (b)   As of April 11, 2003, no shares of Diacrin Preferred Stock or Diacrin Common Stock were reserved for issuance, except that 1,529,057 shares of Diacrin Common Stock were reserved for issuance upon the exercise of stock options heretofore granted by Diacrin. Section 2.1(b) of the Diacrin Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all Diacrin Stock Plans, indicating for each plan, as of the close of business on the business day prior to the date of this Agreement, the number of shares of Diacrin Common Stock issued to date under such plan, the number of shares of Diacrin Common Stock subject to outstanding options under such plan and the number of shares of Diacrin Common Stock reserved for future issuance under such plan; and (ii) all outstanding Diacrin stock options, indicating with respect to each such stock option the name of the holder thereof, the plan under which it was granted, the number of shares of Diacrin Common Stock subject to such option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. Except as set forth in this Section 2.1(b), Diacrin does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of Diacrin.

        (c)   All outstanding shares of Diacrin Common Stock are, and all shares of Diacrin Common Stock subject to issuance as specified in Section 2.1(b), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Diacrin Articles or Diacrin Bylaws or any agreement to which Diacrin is a party or is otherwise bound. There are no obligations, contingent or otherwise, of Diacrin or the Diacrin Subsidiary to repurchase, redeem or otherwise acquire any shares of Diacrin Common Stock. Except as set forth in Section 2.1(c) of the Diacrin Disclosure Letter, neither Diacrin nor any of its Affiliates is a party to or is bound by any, and to the knowledge of Diacrin, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Diacrin. For purposes of this Agreement, the term "Affiliate" when used with respect to any party shall mean any person who is an "affiliate" of that party within the meaning of Rule 405 promulgated under the Securities Act. Except as contemplated by this Agreement and as set forth in Section 2.1(c) of the Diacrin Disclosure Letter, there are no registration rights, and there is no rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which Diacrin or the Diacrin Subsidiary is a party or by which it or they are bound with respect to any equity security of any class of Diacrin.

        2.2.    Organization, Standing and Authority of Diacrin

        Diacrin is a duly organized corporation, validly existing and in good standing under the laws of Delaware with all requisite corporate power and authority to own and lease its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have a Material Adverse Effect on Diacrin. Diacrin has heretofore delivered to GenVec true and complete copies of the Certificate of Incorporation ("Diacrin Articles") and Bylaws ("Diacrin Bylaws") of Diacrin.

        2.3.    Ownership of Diacrin Subsidiary; Capital Structure of Diacrin Subsidiary

        (a)   Except for the Diacrin Subsidiary, there are no Diacrin Subsidiaries. The outstanding membership interests of the Diacrin Subsidiary are validly issued and outstanding, fully paid and nonassessable and, except as set forth in Section 2.3(a) of the Diacrin Disclosure Letter, all such interests are directly or indirectly owned by Diacrin free and clear of all liens, claims and encumbrances. The Diacrin Subsidiary is not bound by any Rights which are authorized, issued or outstanding with respect to the membership interests of the Diacrin Subsidiary and, except as set forth in Section 2.3(a) of the Diacrin Disclosure Letter, there are no agreements, understandings or commitments relating to the right of Diacrin to vote or to dispose of said interests. None of the membership interests of the Diacrin Subsidiary has been issued in violation of the preemptive rights of any person.

        (b)   Section 2.3(b) of the Diacrin Disclosure Letter lists all corporations, partnerships, limited liability companies, joint ventures or other entities of which Diacrin directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than fifty percent (50%) (collectively, the "Diacrin Investments"). Diacrin or the Diacrin Subsidiary, as the case may be, owns all Diacrin Investments free and clear of all liens, claims and encumbrances. Except as set forth in Section 2.3(b) of the Diacrin Disclosure Letter, there are no outstanding contractual obligations of Diacrin or the Diacrin Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the Diacrin Investments or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Diacrin Investment.

        2.4.    Organization, Standing and Authority of Diacrin Subsidiary

        The Diacrin Subsidiary is a duly organized entity, validly existing and in good standing under applicable laws. The Diacrin Subsidiary (i) has all requisite power and authority to own and lease its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be so licensed or qualified has not had, and is not reasonably likely to have a Material Adverse Effect on Diacrin. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Diacrin Subsidiary. Diacrin has heretofore delivered to GenVec true and complete copies of the charter, bylaws or other organizational documents of the Diacrin Subsidiary.

        2.5.    Authorized and Effective Agreement

        (a)   Diacrin has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement and the Plan of Merger, subject only to the adoption of this Reorganization Agreement and the Plan of Merger by its stockholders. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Diacrin, except that the affirmative vote of the holders of a majority of the outstanding shares of Diacrin Common Stock is the only stockholder vote required to approve the Plan of Merger pursuant to the DGCL, Diacrin Articles, and Diacrin Bylaws. The Diacrin Board has approved this Reorganization Agreement and the Plan of Merger and declared its advisability in accordance with the provisions of the DGCL and directed that this Agreement and the Plan of Merger be submitted to Diacrin's stockholders for approval at a special or annual meeting.

        (b)   Assuming the accuracy of the representation contained in Section 3.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of Diacrin, enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (c)   Except as set forth in Section 2.5(c) of the Diacrin Disclosure Letter, neither the execution and delivery of this Reorganization Agreement and the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Diacrin with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation, charter, bylaws or other organizational documents of Diacrin or the Diacrin Subsidiary, (ii) conflict with, constitute (with or without notice or lapse of time, or both) or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or require a consent or waiver under, or result in the creation of any lien, charge or encumbrance upon any property or asset of Diacrin or the Diacrin Subsidiary pursuant to, any note, bond, mortgage, indenture, lease, license, agreement or other instrument or obligation, or (iii) conflict with or violate any permit, order, writ, injunction, decree, statute, rule or regulation applicable to Diacrin or the Diacrin Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, have not had, and are not reasonably likely to have a Material Adverse Effect on Diacrin. Section 2.5(c) of the Diacrin Disclosure Letter lists all consents, waivers and approvals under any of Diacrin's or the Diacrin Subsidiary's agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

        (d)   Except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which either of the parties is qualified to do business, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 of, or Rule 14a-12 under, the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, no consent, approval or authorization of, or declaration, notice, filing or registration with, any Governmental Entity or The Nasdaq Stock Market, or any other person, is required to be made or obtained by Diacrin or the Diacrin Subsidiary on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby. As of the date hereof, Diacrin is not aware of any reason that the condition set forth in Section 5.1(b) would not be satisfied.

        (e)   There are no bonds, debentures, notes or other indebtedness of Diacrin having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Diacrin may vote.

        (f)    For the purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and in accordance with the rules promulgated thereunder, Diacrin hereby represents that it will have less than $100 million in total assets as stated on its last regularly prepared balance sheet prior to the Closing Date, as well as less than $100 million of annual net sales as stated on the last regularly prepared annual statement of income and expense prior to the Closing Date (as such terms are defined by 16 C.F.R. § 801.11). Immediately following the Closing Date and as a result of this transaction governed by this Agreement, GenVec will not hold assets of Diacrin valued in excess of $200 million.

        2.6.    SEC Documents; Regulatory Filings

        Diacrin has filed all SEC Documents required by the Securities Laws since January 1, 2000 and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. Each of Diacrin and the Diacrin Subsidiary has filed all reports required by statute or regulation to be filed with any regulatory agency, except where the failure to so file has not had, and is not reasonably likely to have a Material Adverse Effect on Diacrin, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

        2.7.    Financial Statements; Books and Records

        The Diacrin Financial Statements comply as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto and fairly present the financial position of Diacrin as of the dates indicated and the results of operations, changes in stockholders' equity and cash flows of Diacrin for the periods then ended in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis except as disclosed therein (except in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act). The books and records of Diacrin and the Diacrin Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of Diacrin and the Diacrin Subsidiary contain records which are accurate in all material respects of all corporate actions of its stockholders and the Diacrin Board (including committees thereof).

        2.8.    Material Adverse Change

        Except as set forth in Section 2.8 of the Diacrin Disclosure Letter, since December 31, 2002, (i) Diacrin and the Diacrin Subsidiary have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby), (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had, or is reasonably likely to have a Material Adverse Effect on Diacrin and (iii) and no action or event has occurred that would have required the consent of GenVec pursuant to Section 4.6 of this Agreement had such action or event occurred after the date of this Agreement.

        2.9.    Absence of Undisclosed Liabilities; Indebtedness

        (a)   Neither Diacrin nor the Diacrin Subsidiary has any liability (accrued, contingent or otherwise and whether or not required to be reflected in financial statements in accordance with GAAP, and whether or not due or to become due), that is material to Diacrin taken as a whole, or that, when combined with all similar liabilities, would be material to Diacrin taken as a whole, except as Previously Disclosed in the Diacrin Financial Statements filed with the SEC prior to the date hereof and except for normal and recurring liabilities incurred in the ordinary course of business subsequent to December 31, 2002.

        (b)   Section 2.9(b) of the Diacrin Disclosure Letter sets forth a complete and accurate list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of Diacrin or the Diacrin Subsidiary in an aggregate principal amount in excess of $50,000 is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement. For purposes of this Section and Section 3.9, "indebtedness" means, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person or creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person, and (J) all guarantees and arrangements having the economic effect of a guarantee by such person of any indebtedness of any other person. All of the outstanding indebtedness of the type described in this Section 2.9(b) may be prepaid at any time without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty.

        2.10.    Properties

        All real and personal property owned by Diacrin or the Diacrin Subsidiary or presently used by any of them in its respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. Section 2.10 of the Diacrin Disclosure Letter lists all real or material personal property owned, leased or licensed by Diacrin or the Diacrin Subsidiary. Diacrin and the Diacrin Subsidiary have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of Diacrin and the Diacrin Subsidiary taken as a whole, and which are reflected on the Diacrin Financial Statements as of December 31, 2002 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iii) dispositions and encumbrances for adequate consideration in the ordinary course of business. All real and personal property which is material to Diacrin's business taken as a whole and leased or licensed by Diacrin or the Diacrin Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Date. Neither Diacrin, nor the Diacrin Subsidiary nor, to Diacrin's knowledge, any other party is in default under any of Diacrin's leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have a Material Adverse Effect on Diacrin. Neither Diacrin nor the Diacrin Subsidiary leases, subleases or licenses any real property to any person.

        2.11.    Tax Matters

        (a)   All Tax Returns required to be filed by or with respect to Diacrin and the Diacrin Subsidiary have been timely filed, except where the failure to file such Tax Returns, in the aggregate, has not had, and is not reasonably likely to have a Material Adverse Effect on Diacrin. All Taxes due by or on behalf of Diacrin or the Diacrin Subsidiary have been paid or adequate reserves have been established on Diacrin Financial Statements for the payment of such Taxes, except where any such failure to pay or establish adequate reserves, in the aggregate, has not had, and is not reasonably likely to have a Material Adverse Effect on Diacrin. Except as set forth in Section 2.11(a) of the Diacrin Disclosure Letter, neither Diacrin nor the Diacrin Subsidiary shall have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established, except where such liability has not had, and is not reasonably likely to have a Material Adverse Effect on Diacrin.

        (b)   All Tax Returns filed by or with respect to Diacrin and the Diacrin Subsidiary are complete and accurate in all material respects. Neither Diacrin nor the Diacrin Subsidiary is delinquent in the payment of any Tax with respect to Diacrin or the Diacrin Subsidiary, and, except as set forth in Section 2.11(b) of the Diacrin Disclosure Letter, neither has requested any extension of time within which to file any Tax Returns with respect to Diacrin or the Diacrin Subsidiary which have not since been filed. Except as set forth in Section 2.11(b) of the Diacrin Disclosure Letter or as fully settled and paid or accrued on Diacrin Financial Statements, no audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes with respect to Diacrin or the Diacrin Subsidiary has been to the knowledge of Diacrin proposed, asserted or assessed (tentatively or otherwise). Except as set forth in Section 2.11(b) of the Diacrin Disclosure Letter, there are currently no agreements in effect with respect to Diacrin or the Diacrin Subsidiary to extend the period of limitations for the assessment or collection of any Tax.

        (c)   Except as set forth in Section 2.11(c) of the Diacrin Disclosure Letter, neither the transactions contemplated hereby nor the termination of the employment of any employees of Diacrin or the Diacrin Subsidiary prior to or following consummation of the transactions contemplated hereby shall result in Diacrin or the Diacrin Subsidiary (or any successor thereof) making or being required to make any "excess parachute payment" as that term is defined in Section 280G of the Code.

        (d)   Except as set forth in Section 2.11(d) of the Diacrin Disclosure Letter, neither Diacrin nor the Diacrin Subsidiary is a party to any agreement (other than an agreement exclusively among Diacrin and the Diacrin Subsidiary) providing for the allocation or sharing of, or indemnification for, Taxes.

        (e)   Neither Diacrin nor the Diacrin Subsidiary is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

        (f)    Neither Diacrin nor the Diacrin Subsidiary has executed or entered into any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes with respect to Diacrin or the Diacrin Subsidiary, including, without limitation, an Internal Revenue Service Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting Diacrin or the Diacrin Subsidiary pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, which agreement would have a material impact on the calculation of the Taxes of GenVec after the Closing Date.

        (g)   Except as set forth in Section 2.11(g) of the Diacrin Disclosure Letter, there are no deferred intercompany items, excess loss accounts or any other currently unrecognized income items that could be required to be recognized for Tax purposes by Diacrin or the Diacrin Subsidiary upon the occurrence of the transactions contemplated hereby or upon the disposition of the Diacrin Subsidiary or any of the properties held by Diacrin or the Diacrin Subsidiary.

        (h)   All Taxes that Diacrin or the Diacrin Subsidiary is required by law to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper taxing authority or are held in separate bank accounts for such purpose; and all document retention, information gathering and information reporting requirements related to any such Taxes have been complied with in all material respects in accordance with all applicable provisions of the Code and the regulations issued thereunder.

        (i)    Diacrin is not, and shall not be as of the Closing Date, a "United States real property holding corporation" (as that term is defined under Code Section 897). Further, Diacrin has not been a United States real property holding corporation at any time during the five year period ending on the Closing Date.

        (j)    For purposes of this Section 2.11, references to Diacrin and the Diacrin Subsidiary shall include predecessors thereof.

        2.12.    Employee Benefit Plans

        (a)   A true and complete list of each Diacrin Plan is contained in Section 2.12(a) of the Diacrin Disclosure Letter. For purposes of this Section 2.12, the term "Diacrin Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Diacrin or by any trade or business, whether or not incorporated, that together with Diacrin would be deemed a "single employer" under Section 414 of the Code (a "Diacrin ERISA Affiliate") for the benefit of any employee or director or former employee or former director of Diacrin or any Diacrin ERISA Affiliate.

        (b)   With respect to each of the Diacrin Plans, Diacrin has made available to GenVec true and complete copies of each of the following documents: (a) the Diacrin Plan and related documents (including all amendments thereto); (b) the most recent annual reports, financial statements, and actuarial reports, if any; (c) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Diacrin Plan; and (d) the most recent determination letter received from the IRS with respect to each Diacrin Plan that is intended to be qualified under the Code.

        (c)   No liability under Title IV of ERISA has been incurred by Diacrin or any Diacrin ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to Diacrin or any Diacrin ERISA Affiliate of incurring a material liability under such Title.

        (d)   Neither Diacrin nor any Diacrin ERISA Affiliate, nor any of the Diacrin Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which Diacrin or any Diacrin ERISA Affiliate could, either directly or indirectly, incur a material liability or cost.

        (e)   Neither Diacrin nor any Diacrin ERISA Affiliate has ever maintained or contributed to a pension plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

        (f)    None of the Diacrin Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

        (g)   Except as set forth in Section 2.12(g) of the Diacrin Disclosure Letter, a favorable determination letter has been issued by the Internal Revenue Service with respect to each of the Diacrin Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified, and each such Diacrin Plan satisfies the requirements of Section 401(a) of the Code, except where the failure to satisfy such requirements, together with any other such failures, can be remedied under the Internal Revenue Service's Employee Plans Compliance Resolution System (or other similar program) without incurring a material cost or liability. Each of the Diacrin Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each of the Diacrin Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

        (h)   There are no actions, suits or claims pending, or, to the knowledge of Diacrin, threatened or anticipated (other than routine claims for benefits) against any Diacrin Plan, the assets of any Diacrin Plan or against Diacrin or any Diacrin ERISA Affiliate with respect to any Diacrin Plan. There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any Diacrin Plan or any fiduciary thereof who is a current or former employee or director of Diacrin (other than rules of general applicability). There are no pending or, to the knowledge of Diacrin, threatened audits, examinations or investigations by any Governmental Entity involving any Diacrin Plan.

        (i)    No Diacrin Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to any of its current or former employees or directors after retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefit or retirement benefits under any "employee pension plan," as that term is defined in Section 3(3) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Diacrin or the Diacrin ERISA Affiliates or (iv) benefits, the full cost of which is borne by the current or former employee or director (or his beneficiary)).

        (j)    Except as set forth in Section 2.12(j) of the Diacrin Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, or is a precondition to, (i) any current or former employee or director of Diacrin becoming entitled to severance pay, unemployment compensation or any similar payment, (ii) the acceleration of the time of payment or vesting, or an increase of the amount, of any compensation due to any such current or former employee or director, or (iii) the renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

        2.13.    Certain Contracts

        (a)   Except as Previously Disclosed as a material contract in Item 15 of Diacrin's Form 10-K for the year ended December 31, 2002 or as set forth in Section 2.13(a) of Diacrin's Disclosure Letter, neither Diacrin nor the Diacrin Subsidiary is a party to, or is bound by, (i) any material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC, (ii) any agreement restricting the geographic scope of its business activities or the business activities in which it may engage in any material respect, (iii) any agreement, indenture or other instrument relating to the borrowing of money by Diacrin or the Diacrin Subsidiary or the guarantee by Diacrin or the Diacrin Subsidiary of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business and involving less than $50,000 in the aggregate, (iv) any agreement, arrangement or commitment with an Affiliate or former Affiliate, (v) any contract, agreement or understanding with a labor union, or (vi) any agreement relating to the grant of rights or licenses in Diacrin Owned Intellectual Property or Diacrin Licensed Intellectual Property, in each case whether written or oral. Each contract, agreement, arrangement or commitment referred to in this Section 2.13(a) is in full force and effect and is enforceable in accordance with its terms.

        (b)   Except as set forth in Section 2.13(b) of the Diacrin Disclosure Letter, neither Diacrin nor the Diacrin Subsidiary nor, to Diacrin's knowledge, any other party thereto, is in default under any agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and, to Diacrin's knowledge, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which, individually or in the aggregate, have not had, and are not reasonably likely to have a Material Adverse Effect on Diacrin. Neither Diacrin nor the Diacrin Subsidiary has received notice from any party claiming that a default exists.

        (c)   Neither Diacrin nor the Diacrin Subsidiary is or has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to Diacrin's knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment. Neither Diacrin nor the Diacrin Subsidiary has since January 1, 1997 been audited or investigated or is now being audited or, to Diacrin's knowledge, investigated by the U.S. Government Accounting Office, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any foreign Governmental Entity, or any prime contractor with a Governmental Entity nor, to Diacrin's knowledge, has any such audit or investigation been threatened. To Diacrin's knowledge, there is no valid basis for (i) the suspension or debarment of Diacrin or the Diacrin

Subsidiary from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence.

        2.14.    Environmental Matters

        (a)   Diacrin and the Diacrin Subsidiary are in compliance with all Environmental Laws, except for any violations of any Environmental Law which, singly or in the aggregate, have not had, and are not reasonably likely to have a Material Adverse Effect on Diacrin. Neither Diacrin nor the Diacrin Subsidiary has received any communication alleging that Diacrin or the Diacrin Subsidiary is not in such compliance and, to the knowledge of Diacrin, there are no present circumstances that would prevent or interfere with the continuation of such compliance, including with respect to any off-site disposal location presently or formerly used by Diacrin or the Diacrin Subsidiary or any of its predecessors, or with respect to any previously owned or operated facilities. Any past non-compliance with Environmental Laws has been resolved without any pending, on-going or future obligation, cost or liability, except such past non-compliance that could not reasonably be expected, singly or in the aggregate, to result in a Material Adverse Effect on Diacrin.

        (b)   None of the properties owned, leased or operated by Diacrin or the Diacrin Subsidiary has been or is in violation of or liable under any Environmental Law, except for any violations or liabilities which, singly or in the aggregate, have not had, and are not reasonably likely to have a Material Adverse Effect on Diacrin. None of the properties previously or currently owned, leased or operated by Diacrin or the Diacrin Subsidiary is listed or proposed for listing, or adjoins any other property that is listed or proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any analogous federal, state or local list.

        (c)   To the knowledge of Diacrin, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or investigation by any Governmental Entity that could result in the imposition of any liability arising under any Environmental Law against Diacrin or the Diacrin Subsidiary or against any person or entity whose liability for any Environmental Claim Diacrin or the Diacrin Subsidiary has or may have retained or assumed either contractually or by operation of law.

        (d)   All material environmental assessment or audit reports or other similar environmental studies or analyses relating to any properties owned, leased or operated by Diacrin or the Diacrin Subsidiary are listed in Section 2.14(d) of the Diacrin Disclosure Letter, and Diacrin has made available to GenVec true and complete copies of all such reports, studies and analyses.

        2.15.    Legal Proceedings

        There are no actions, suits, proceedings, material claims, arbitrations or investigations instituted, pending or, to the knowledge of Diacrin, threatened against or affecting Diacrin or the Diacrin Subsidiary or against any asset, interest or right of Diacrin or the Diacrin Subsidiary. There are no actual or, to the knowledge of Diacrin, threatened actions, suits, proceedings, claims, arbitrations or investigations which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith. There are no material judgments, orders or decrees outstanding against Diacrin or the Diacrin Subsidiary.

        2.16.    Compliance with Laws; Permits

        (a)   Each of Diacrin and the Diacrin Subsidiary is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and neither Diacrin nor the Diacrin Subsidiary has received notification from any Governmental Entity (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any material license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. Neither Diacrin nor the Diacrin Subsidiary is subject to any material regulatory order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that they enter into any of the foregoing.

        (b)   Each of Diacrin and the Diacrin Subsidiary has all permits, licenses, franchises and government authorizations from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the lack of which, individually or in the aggregate, has not had, and is not reasonably likely to have a Material Adverse Effect on Diacrin. Each of Diacrin and the Diacrin Subsidiary is in compliance with the terms of such permits, except where the failure to so comply, individually or in the aggregate, has not had, and is not reasonably likely to have a Material Adverse Effect on Diacrin. No such permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

        2.17.    Brokers and Finders

        Neither Diacrin nor the Diacrin Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for Diacrin's retention of SG Cowen to perform certain financial advisory services.

        2.18.    Insurance

        Diacrin and the Diacrin Subsidiary each currently maintains insurance with reputable insurance carriers in amounts reasonable for their operations. Neither Diacrin nor the Diacrin Subsidiary has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither Diacrin nor the Diacrin Subsidiary has been refused any insurance coverage sought or applied for, and Diacrin has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Diacrin or the Diacrin Subsidiary.

        2.19.    Intellectual Property

        (a)   The Diacrin Owned Intellectual Property and the Diacrin Licensed Intellectual Property include all of the material Intellectual Property used in, or necessary for, the ordinary day-to-day conduct of the business of Diacrin and the Diacrin Subsidiary as presently conducted. Section 2.19(a) of the Diacrin Disclosure Letter contains a true and complete list of all (i) patents and patent applications, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) registered copyrights and applications for copyright registrations, and (iv) computer software (other than off-the-shelf, commercially available software) included in the Diacrin Owned Intellectual Property or the Diacrin Licensed Intellectual Property. Section 2.19(a) of the Diacrin Disclosure Letter contains a true and complete list of (i) all options, licenses and other contracts of any kind by which rights to Diacrin Licensed Intellectual Property were granted to or otherwise obtained by Diacrin, (ii) all options, licenses and other contracts of any kind by which rights to Diacrin Owned Intellectual Property or Diacrin Licensed Intellectual Property were granted by Diacrin to any third party, and (iii) all other agreements relating to Diacrin Owned Intellectual Property. Except as set forth in Section 2.19(a) of the Diacrin Disclosure Letter, Diacrin has not assigned, transferred, abandoned or otherwise forfeited any Diacrin Owned Intellectual Property.

        (b)   Diacrin and the Diacrin Subsidiary own or have the right to use, and after consummation of the transactions contemplated in this Reorganization Agreement GenVec will own or have the right to use, free and clear of any material outstanding decrees, orders, injunctions, judgments, liens or other claims by any third party, all Diacrin Owned Intellectual Property and all Diacrin Licensed Intellectual

Property. To the knowledge of Diacrin, all Diacrin Owned Intellectual Property and Diacrin Licensed Intellectual Property is valid and enforceable. Except as set forth in Section 2.19(b) of the Diacrin Disclosure Schedule, there are no royalties, fees or other payments payable by Diacrin or the Diacrin Subsidiary to any third party by reason of the ownership, license (or sublicense) or use of the Diacrin Owned Intellectual Property or the Diacrin Licensed Intellectual Property.

        (c)   Neither Diacrin nor the Diacrin Subsidiary is, or will be as a result of the execution, delivery or performance of this Reorganization Agreement, the Plan of Merger or the transactions contemplated hereby and thereby, infringing, misappropriating or otherwise in material violation of any third-party Intellectual Property rights.

        (d)   Except as set forth in Section 2.19(d) of the Diacrin Disclosure Letter, no claims contesting the validity, enforceability, ownership or right to use, sell, license or dispose of any Diacrin Owned Intellectual Property or any Diacrin Licensed Intellectual Property are currently pending or, to the knowledge of Diacrin, have been threatened or asserted against Diacrin or the Diacrin Subsidiary.

        (e)   Diacrin has not received any communication (i) to the effect that the making, using, selling, offering for sale or licensing of any product or services now made, used, sold, offered for sale or licensed by Diacrin or the Diacrin Subsidiary, infringes or misappropriates any Intellectual Property of any third party; (ii) against the use by Diacrin or the Diacrin Subsidiary of any Intellectual Property used in the business of Diacrin or the Diacrin Subsidiary as currently conducted; (iii) challenging the ownership, validity or enforceability of any of Diacrin's or the Diacrin Subsidiary's rights with respect to the Diacrin Owned Intellectual Property; or (iv) challenging Diacrin's or the Diacrin Subsidiary's license to use any Diacrin Licensed Intellectual Property.

        (f)    Except as set forth in Section 2.19(f) of the Diacrin Disclosure Letter, Diacrin has not received any communication to the effect that the operation of the business of Diacrin or the Diacrin Subsidiary as currently conducted and the use of the Diacrin Owned Intellectual Property and the Diacrin Licensed Intellectual Property in connection therewith, infringes, misappropriates or otherwise violates the Intellectual Property or other proprietary rights of any third party, and no actions or claims are pending and, to the knowledge of Diacrin, there are no actions or claims threatened against Diacrin or the Diacrin Subsidiary alleging any of the foregoing. To the knowledge of Diacrin, no third-party is engaging in any activity that infringes, misappropriates or otherwise violates the Diacrin Owned Intellectual Property or the Diacrin Licensed Intellectual Property.

        (g)   Each of Diacrin and the Diacrin Subsidiary has taken, and will continue through the consummation of the transactions contemplated by the Reorganization Agreement and the Plan of Merger to take, reasonable steps to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in, all trade secrets included in the Diacrin Owned Intellectual Property and all Diacrin Licensed Intellectual Property. Without limiting the foregoing, all current and former directors, officers, employees, agents, independent contractors and consultants of Diacrin and the Diacrin Subsidiary have executed and delivered to and in favor of Diacrin or the Diacrin Subsidiary an agreement regarding (i) the protection and use of all confidential and proprietary information (whether or not Diacrin's or the Diacrin Subsidiary's) provided by or on behalf of Diacrin or the Diacrin Subsidiary to such director, officer, employee, agent, independent contractor or consultant, and (ii) the assignment to Diacrin or the Diacrin Subsidiary of all Intellectual Property and other proprietary rights arising from or related to, directly or indirectly, the services performed for Diacrin or the Diacrin Subsidiary by such person or entity.

        (h)   Diacrin, the Diacrin Subsidiary, and their respective current and former directors, officers, employees, agents, independent contractors and consultants have not disclosed any of the trade secrets included in the Diacrin Owned Intellectual Property or Diacrin Licensed Intellectual Property to any person or entity other than (i) to employees who had a need to know and use such Diacrin Owned

Intellectual Property or Diacrin Licensed Intellectual Property in the course of their employment, (ii) to other persons or entities under confidentiality and disclosure agreements.

        2.20.    Regulatory Compliance

        (a)   All biological and drug products being manufactured, distributed or developed by Diacrin ("Diacrin Pharmaceutical Products") that are subject to the jurisdiction of the Food and Drug Administration ("FDA") are being manufactured, labeled, stored, tested, distributed, and marketed in compliance in all material respects with all applicable requirements under the Food and Drug and Cosmetic Act ("FDCA"), the Public Health Service Act, their applicable implementing regulations, and all comparable state laws and regulations.

        (b)   All clinical trials conducted by or on behalf of Diacrin have been, and are being conducted in material compliance with the applicable requirements of Good Clinical Practice, Informed Consent, and all applicable requirements relating to protection of human subjects contained in 21 CFR Parts 50, 54, and 56.

        (c)   All manufacturing operations conducted by or for the benefit of Diacrin have been and are being conducted in accordance, in all material respects, with the FDA's recommended current Good Manufacturing Practices continuum for drug and biological products. In addition, Diacrin is in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar applicable laws and regulations.

        (d)   Neither Diacrin nor any representative of Diacrin, nor to the knowledge of Diacrin, any of its licensees or assignees of Diacrin Intellectual Property has received any notice that the FDA or any other Governmental Entity has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by Diacrin or otherwise restrict the preclinical research on or clinical study of any Diacrin Pharmaceutical Product or any biological or drug product being developed by any licensee or assignee of Diacrin Intellectual Property based on such intellectual property, or to recall, suspend or otherwise restrict the manufacture of any Diacrin Pharmaceutical Product.

        (e)   Neither Diacrin nor, to the knowledge of Diacrin, any of its officers, key employees, agents or clinical investigators acting for Diacrin, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither Diacrin, nor to the knowledge of Diacrin, any officer, key employee or agent of Diacrin has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

        (f)    All animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval required for the Diacrin Pharmaceutical Products either (x) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 CFR Part 58 or (y) involved experimental research techniques that could not be performed by a registered GLP testing laboratory (with appropriate notice being given to the FDA and have employed the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by Diacrin.

        (g)   Diacrin has made available to GenVec copies of any and all notices of inspectional observations, establishment inspection reports and any other documents received from the FDA, that indicate or suggest lack of compliance with the regulatory requirements of the FDA. Diacrin has made available to GenVec for review all correspondence to or from the FDA, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA, or prepared by or which bear in any way on Diacrin's compliance with regulatory requirements of the FDA, or on the likelihood of timing of approval of any Diacrin Pharmaceutical Products.

        (h)   There are no proceedings pending with respect to a violation by Diacrin of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States governmental entity.

        2.21.    Employees

        (a)   To the knowledge of Diacrin, no employee of Diacrin or the Diacrin Subsidiary is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Diacrin or the Diacrin Subsidiary because of the nature of the business conducted by Diacrin or the Diacrin Subsidiary or to the use of trade secrets or proprietary information of others, the consequences of which, individually or in the aggregate, have had, or is reasonably likely to have a Material Adverse Effect on Diacrin. To the knowledge of Diacrin, no key employee or group of employees has any plans to terminate employment with Diacrin or the Diacrin Subsidiary.

        (b)   Neither Diacrin nor the Diacrin Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Diacrin nor the Diacrin Subsidiary is the subject of any proceeding asserting that Diacrin or the Diacrin Subsidiary has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, has had, or is reasonably likely to have a Material Adverse Effect on Diacrin, nor is there pending or, to the knowledge of Diacrin, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Diacrin or the Diacrin Subsidiary.

        2.22.    Information Provided

        The information to be supplied by or on behalf of Diacrin for inclusion or incorporation by reference in the Registration Statement, or to be included or supplied by or on behalf of Diacrin for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a "Regulation M-A Filing"), shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Diacrin for inclusion in the Joint Proxy Statement/Prospectus, which information shall be deemed to include all information about or relating to Diacrin shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of Diacrin or GenVec, or at the time of the Diacrin Meeting or the GenVec Meeting or at the Effective Date, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Diacrin Meeting or the GenVec Meeting which has become false or misleading. If at any time prior to the Effective Date any fact or event relating to Diacrin or any of its Affiliates which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus should be discovered by Diacrin or should occur, Diacrin shall promptly inform GenVec of such fact or event.

        2.23.    Fairness Opinion

        Diacrin has received a written opinion of SG Cowen Securities Corporation to the effect that, as of the date hereof, the Exchange Ratio (as defined in the Plan of Merger) to be received is fair from a financial point of view to the holders of Diacrin Common Stock.

        2.24.    Antitakeover Provisions

        The Diacrin Board has, to the extent such statutes are applicable, taken all action (including the approval of the Diacrin Board) necessary to render the provisions of Section 203 of the DGCL inapplicable to the Merger, this Reorganization Agreement, the Plan of Merger and the transactions contemplated hereby and thereby. To the knowledge of Diacrin, no other state takeover statute or similar charter or bylaw provisions are applicable to the Merger, this Reorganization Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.

        2.25.    No Existing Discussions

        Diacrin is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a Diacrin Takeover Proposal.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF GENVEC

        GenVec hereby represents and warrants to Diacrin as follows:

        3.1.    Capital Structure of GenVec

        (a)   The authorized capital stock of GenVec consists of (i) 60,000,000 shares of common stock, par value $0.001 per share ("GenVec Common Stock"), 22,726,582 shares of which, as of April 11, 2003, are issued and outstanding and 70,950 shares are held in treasury, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share ("GenVec Preferred Stock"), none of which are issued and outstanding. 600,000 shares of GenVec Preferred Stock have been designated as Series A Junior Participating Preferred Stock. Except as set forth above, GenVec does not have any outstanding capital securities.

        (b)   As of April 11, 2003, no shares of GenVec Preferred Stock or GenVec Common Stock were reserved for issuance, except that (i) 4,375,299 shares of GenVec Common Stock were reserved for issuance upon the exercise of stock options heretofore granted by GenVec, and (ii) 577,646 shares of GenVec Common Stock were reserved for issuance upon the exercise of warrants heretofore issued by GenVec. Section 3.1(b) of the GenVec Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all GenVec Stock Plans, indicating for each plan, as of the close of business on the business day prior to the date of this Agreement, the number of shares of GenVec Common Stock issued to date under such plan, the number of shares of GenVec Common Stock subject to outstanding options under such plan and the number of shares of GenVec Common Stock reserved for future issuance under such plan; (ii) all outstanding GenVec stock options, indicating with respect to each such stock option the name of the holder thereof, the plan under which it was granted, the number of shares of GenVec Common Stock subject to such option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger; and (iii) a complete and accurate list of all holders of warrants indicating the number and type of shares of GenVec Common Stock subject to each warrant, and the exercise price, the date of grant and the expiration date thereof. Except as set forth in Section 3.1(b) and Rights issued pursuant to the GenVec Rights Agreement, GenVec does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of GenVec.

        (c)   All outstanding shares of GenVec Common Stock are, and all shares of GenVec Common Stock subject to issuance as specified in Section 3.1(b) and issuable pursuant to this Agreement, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, GenVec Articles or GenVec Bylaws or any

agreement to which GenVec is a party or is otherwise bound. There are no obligations, contingent or otherwise, of GenVec to repurchase, redeem or otherwise acquire any shares of GenVec Common Stock. Except as set forth in Section 3.1(c) of the GenVec Disclosure Letter, neither GenVec nor any of its Affiliates is a party to or is bound by any, and to the knowledge of GenVec, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of GenVec. Except as contemplated by this Agreement and as set forth in Section 3.1(c) of the GenVec Disclosure Letter, there are no registration rights, and there is no rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which GenVec is a party or by which it or they are bound with respect to any equity security of any class of GenVec.

        3.2.    Organization, Standing and Authority of GenVec

        GenVec is a duly organized corporation, validly existing and in good standing under the laws of Delaware with all requisite corporate power and authority to own and lease its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have a Material Adverse Effect on GenVec. GenVec has heretofore delivered to Diacrin true and complete copies of the Certificate of Incorporation ("GenVec Articles") and Bylaws ("GenVec Bylaws") of GenVec.

        3.3.    No GenVec Subsidiaries; GenVec Investments

        (a)   GenVec has no Subsidiaries.

        (b)   GenVec does not directly or indirectly own an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than fifty percent (50%) in any corporations, partnerships, limited liability companies, joint ventures or other entities.

        3.4.    [INTENTIONALLY OMITTED.]

        3.5.    Authorized and Effective Agreement

        (a)   GenVec has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement and the Plan of Merger, subject only to the adoption of this Reorganization Agreement and the Plan of Merger by its stockholders. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of GenVec, except that the affirmative vote of the holders of a majority of the outstanding shares of GenVec Common Stock is the only stockholder vote required to approve the Plan of Merger pursuant to the DGCL and GenVec Articles and GenVec Bylaws. The GenVec board has approved this Reorganization Agreement and the Plan of Merger and declared its advisability in accordance with the provisions of the DGCL and directed that this Agreement and the Plan of Merger be submitted to GenVec's stockholders for approval at a special or annual meeting.

        (b)   Assuming the accuracy of the representation contained in Section 2.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of GenVec, enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (c)   Except as set forth in Section 3.5(c) of the GenVec Disclosure Letter, neither the execution and delivery of this Reorganization Agreement and the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by GenVec with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation, charter, bylaws or other organizational documents of GenVec, (ii) conflict with, constitute (with or without notice or lapse of time, or both) or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or require a consent or waiver under, or result in the creation of any lien, charge or encumbrance upon any property or asset of GenVec pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) conflict with or violate any permit, order, writ, injunction, decree, statute, rule or regulation applicable to GenVec, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, have not had, and are not reasonably likely to have a Material Adverse Effect on GenVec. Section 3.5(c) of the GenVec Disclosure Letter lists all consents, waivers and approvals under any of GenVec's agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

        (d)   Except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which either of the parties is qualified to do business, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 of, or Rule 14a-12 under, the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, (vi) the filing of a Notification Form: Listing of Additional Shares with The Nasdaq Stock Market with respect to the shares of GenVec Common Stock to be issued in the Merger and (vii) as set forth in Section 3.5(d) of the GenVec Disclosure Letter, no consent, approval or authorization of, or declaration, notice, filing or registration with, any Governmental Entity or The Nasdaq Stock Market, or any other person, is required to be made or obtained by GenVec on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby. As of the date hereof, GenVec is not aware of any reason that the condition set forth in Section 5.1(b) would not be satisfied.

        (e)   There are no bonds, debentures, notes or other indebtedness of GenVec having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of GenVec may vote.

        (f)    For the purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and in accordance with the rules promulgated thereunder, GenVec hereby represents that it will have less than $100 million in total assets as stated on its last regularly prepared balance sheet prior to the Closing, as well as less than $100 million of annual net sales as stated on the last regularly prepared annual statement of income and expense prior to the Closing (as such terms are defined by 16 C.F.R. § 801.11). Immediately following the Closing and as a result of this transaction governed by this Agreement, GenVec will not hold assets of Diacrin valued in excess of $200 million.

        3.6.    SEC Documents; Regulatory Filings

        GenVec has filed all SEC Documents required by the Securities Laws since January 1, 2000 and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. Except as set forth in Section 3.6 of the GenVec Disclosure Letter, GenVec has filed all reports required by statute or regulation to be filed with any regulatory agency, except where the failure to so file has not had, and is not reasonably likely to have a Material Adverse Effect on GenVec, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

        3.7.    Financial Statements; Books and Records

        The GenVec Financial Statements comply as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto and fairly present the financial position of GenVec as of the dates indicated and the results of operations, changes in stockholders' equity and cash flows of GenVec for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis except as disclosed therein (except in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act). The books and records of GenVec fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of GenVec contain records which are accurate in all material respects of all corporate actions of its stockholders and Board of Directors (including committees of its Board of Directors).

        3.8.    Material Adverse Change

        Except as set forth in Section 3.8 of the GenVec Disclosure Letter, since December 31, 2002, (i) GenVec has conducted its business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby), (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on GenVec, and (iii) and no action or event has occurred that would have required the consent of Diacrin pursuant to Section 4.7 of this Agreement had such action or event occurred after the date of this Agreement.

        3.9.    Absence of Undisclosed Liabilities; Indebtedness

        (a)   GenVec does not have any liability (accrued, contingent or otherwise and whether or not required to be reflected in financial statements in accordance with GAAP, and whether or not due or to become due), that is material to GenVec, or that, when combined with all similar liabilities, would be material to GenVec, except as set forth in Section 3.9(a) of the GenVec Disclosure Letter and as Previously Disclosed in the GenVec Financial Statements filed with the SEC prior to the date hereof and except for normal and recurring liabilities incurred in the ordinary course of business subsequent to December 31, 2002.

        (b)   Section 3.9(b) of the GenVec Disclosure Letter sets forth a complete and accurate list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of GenVec in an aggregate principal amount in excess of $50,000 is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement. Except as set forth in Section 3.9(b) of the GenVec Disclosure Letter, all of the outstanding indebtedness of the type described in this Section 3.9(b) may be prepaid at any time without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty.

        3.10.    Properties

        All real and personal property owned by GenVec or presently used by it in its business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. Section 3.10 of the GenVec Disclosure Letter lists all real or material personal property owned, leased or licensed by GenVec. GenVec has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of GenVec, and which are reflected on the GenVec Financial Statements as of December 31, 2002 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, (iii) dispositions and encumbrances for adequate consideration in the ordinary course of business and (iv) as set forth in Section 3.10 of the GenVec Disclosure Letter. All real and personal property which is material to GenVec's business and leased or licensed by GenVec is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Date. Neither GenVec nor, to GenVec's knowledge, any other party is in default under any of GenVec's leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have a Material Adverse Effect on GenVec. GenVec does not lease, sublease or license any real property to any person.

        3.11.    Tax Matters

        (a)   All Tax Returns required to be filed by or with respect to GenVec have been timely filed, except where the failure to file such Tax Returns, in the aggregate, has not had, and is not reasonably likely to have a Material Adverse Effect on GenVec. All Taxes due by or on behalf of GenVec have been paid or adequate reserves have been established on GenVec Financial Statements for the payment of such Taxes, except where any such failure to pay or establish adequate reserves, in the aggregate, has not had, and is not reasonably likely to have a Material Adverse Effect on GenVec. GenVec shall not have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established, except where such liability has not had, and is not reasonably likely to have a Material Adverse Effect on GenVec.

        (b)   All Tax Returns filed by or with respect to GenVec are complete and accurate in all material respects. GenVec is not delinquent in the payment of any Tax with respect to GenVec, and, except as set forth in Section 3.11(b) of the GenVec Disclosure Letter, GenVec has not requested any extension of time within which to file any Tax Returns with respect to GenVec which have not since been filed. Except as set forth in Section 3.11(b) of the GenVec Disclosure Letter or as fully settled and paid or accrued on GenVec Financial Statements, no audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes with respect to GenVec has been to the knowledge of GenVec proposed, asserted or assessed (tentatively or otherwise). There are currently no agreements in effect with respect to GenVec to extend the period of limitations for the assessment or collection of any Tax.

        (c)   Neither the transactions contemplated hereby nor the termination of the employment of any employees of GenVec prior to or following consummation of the transactions contemplated hereby shall result in GenVec (or any successor thereof) making or being required to make any "excess parachute payment" as that term is defined in Section 280G of the Code.

        (d)   GenVec is not a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.

        (e)   GenVec is not required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

        (f)    GenVec has not executed or entered into any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes with respect to GenVec, including, without limitation, an Internal Revenue Service Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting GenVec pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, which agreement would have a material impact on the calculation of the Taxes of GenVec after the Closing Date.

        (g)   There are no deferred intercompany items, excess loss accounts or any other currently unrecognized income items that could be required to be recognized for Tax purposes by GenVec upon the occurrence of the transactions contemplated hereby or upon the disposition of any of the properties held by GenVec.

        (h)   All Taxes that GenVec is required by law to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper taxing authority or are held in separate bank accounts for such purpose; and all document retention, information gathering and information reporting requirements related to any such Taxes have been complied with in all material respects in accordance with all applicable provisions of the Code and the regulations issued thereunder.

        (i)    GenVec is not, and shall not be as of the Closing Date, a "United States real property holding corporation" (as that term is defined under Code Section 897). Further, GenVec has not been a United States real property holding corporation at any time during the five year period ending on the Closing Date.

        (j)    For purposes of this Section 3.11, references to GenVec shall include predecessors thereof.

        3.12.    Employee Benefit Plans

        (a)   A true and complete list of each GenVec Plan is contained in Section 3.12(a) of the GenVec Disclosure Letter. For purposes of this Section 3.12, the term "GenVec Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by GenVec or by any trade or business, whether or not incorporated, that together with GenVec would be deemed a "single employer" under Section 414 of the Code (an "GenVec ERISA Affiliate") for the benefit of any employee or director or former employee or former director of GenVec or any GenVec ERISA Affiliate.

        (b)   With respect to each of the GenVec Plans, GenVec has made available to Diacrin true and complete copies of each of the following documents: (a) the GenVec Plan and related documents (including all amendments thereto); (b) the most recent annual reports, financial statements, and actuarial reports, if any; (c) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such GenVec Plan; and (d) the most recent determination letter received from the IRS with respect to each GenVec Plan that is intended to be qualified under the Code.

        (c)   No liability under Title IV of ERISA has been incurred by GenVec or any GenVec ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to GenVec or any GenVec ERISA Affiliate of incurring a material liability under such Title.

        (d)   Neither GenVec nor any GenVec ERISA Affiliate, nor any of the GenVec Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which GenVec or any GenVec ERISA Affiliate could, either directly or indirectly, incur a material liability or cost.

        (e)   Neither GenVec nor any GenVec ERISA Affiliate has ever maintained or contributed to a pension plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

        (f)    None of the GenVec Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

        (g)   Except as set forth in Section 3.12(g) of the GenVec Disclosure Schedule, a favorable determination letter has been issued by the Internal Revenue Service with respect to the each of the GenVec Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified, and each such GenVec Plan satisfies the requirements of Section 401(a) of the Code, except where the failure to satisfy such requirements, together with any other such failures, can be remedied under the Internal Revenue Service's Employee Plans Compliance Resolution System (or other similar program) without incurring a material cost or liability. Each of the GenVec Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each of the GenVec Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

        (h)   There are no actions, suits or claims pending, or, to the knowledge of GenVec, threatened or anticipated (other than routine claims for benefits) against any GenVec Plan, the assets of any GenVec Plan or against GenVec or any GenVec ERISA Affiliate with respect to any GenVec Plan. There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any GenVec Plan or any fiduciary thereof who is a current or former employee or director of GenVec (other than rules of general applicability). There are no pending or, to the knowledge of GenVec, threatened audits, examinations or investigations by any Governmental Entity involving any GenVec Plan.

        (i)    No GenVec Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to any of its current or former employees or directors after retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefit or retirement benefits under any "employee pension plan," as that term is defined in Section 3(3) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of GenVec or the GenVec ERISA Affiliates or (iv) benefits, the full cost of which is borne by the current or former employee or director (or his beneficiary)).

        (j)    Except as set forth in Section 3.12(j) of the GenVec Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, or is a precondition to, (i) any current or former employee or director of GenVec becoming entitled to severance pay, unemployment compensation or any similar payment, (ii) the acceleration of the time of payment or vesting, or an increase of the amount, of any compensation due to any such current or former employee or director, or (iii) the renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

        3.13.    Certain Contracts

        (a)   Except as Previously Disclosed as a material contract in Item 15 of GenVec's Form 10-K for the year ended December 31, 2002 or as set forth in Section 3.13(a) of the GenVec Disclosure Letter, GenVec is not a party to, or bound by, (i) any material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC, (ii) any agreement restricting the geographic scope of its business activities or the business activities in which it may engage in any material respect, (iii) any agreement, indenture or other instrument relating to the borrowing of money by GenVec or the guarantee by GenVec of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business and involving less than $50,000 in the aggregate, (iv) any agreement, arrangement or commitment with an Affiliate or former Affiliate, (v) any contract, agreement or understanding with a labor union, or (vi) any agreement relating to the grant of rights or licenses in GenVec Owned

Intellectual Property or GenVec Licensed Intellectual Property, in each case whether written or oral. Each contract, agreement, arrangement or commitment referred to in this Section 3.13(a) is in full force and effect and is enforceable in accordance with its terms.

        (b)   Except as set forth in Section 3.13(b) of GenVec's Disclosure Letter, GenVec is not in default, and to GenVec's knowledge no other party thereto is in default, under any agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and, to GenVec's knowledge, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which, individually or in the aggregate, have not had, and are not reasonably likely to have a Material Adverse Effect on GenVec. GenVec has not received notice from any party claiming that a default exists.

        (c)   GenVec is not and has not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to GenVec's knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment. GenVec has not since January 1, 1997 been audited or investigated or is now being audited or, to GenVec's knowledge, investigated by the U.S. Government Accounting Office, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any foreign Governmental Entity, or any prime contractor with a Governmental Entity nor, to GenVec's knowledge, has any such audit or investigation been threatened. To GenVec's knowledge, there is no valid basis for (i) the suspension or debarment of GenVec from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence.

        3.14.    Environmental Matters

        (a)   GenVec is in compliance with all Environmental Laws, except for any violations of any Environmental Law which, singly or in the aggregate, have not had, and are not reasonably likely to have a Material Adverse Effect on GenVec. GenVec has not received any communication alleging that GenVec is not in such compliance and, to the knowledge of GenVec, there are no present circumstances that would prevent or interfere with the continuation of such compliance, including with respect to any off-site disposal location presently or formerly used by GenVec or any of its predecessors, or with respect to any previously owned or operated facilities. Any past non-compliance with Environmental Laws has been resolved without any pending, on-going or future obligation, cost or liability, except such past non-compliance that could not reasonably be expected, singly or in the aggregate, to result in a Material Adverse Effect on GenVec.

        (b)   None of the properties owned, leased or operated by GenVec has been or is in violation of or liable under any Environmental Law, except for any violations or liabilities which, singly or in the aggregate, have not had, and are not reasonably likely to have a Material Adverse Effect on GenVec. None of the properties previously or currently owned, leased or operated by GenVec is listed or proposed for listing, or adjoins any other property that is listed or proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any analogous federal, state or local list.

        (c)   To the knowledge of GenVec, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or investigation by any Governmental Entity that could result in the imposition of any liability arising under any Environmental Law against GenVec or against any person or entity whose liability for any Environmental Claim GenVec has or may have retained or assumed either contractually or by operation of law.

        (d)   All material environmental assessment or audit reports or other similar environmental studies or analyses relating to any properties owned, leased or operated by GenVec are listed in Section 3.14(d) of the GenVec Disclosure Letter, and GenVec has made available to Diacrin true and complete copies of all such reports, studies and analyses.

        3.15.    Legal Proceedings

        Except as set forth in Section 3.15 of the GenVec Disclosure Letter, there are no actions, suits, proceedings, material claims, arbitrations or investigations instituted, pending or, to the knowledge of GenVec, threatened against or affecting GenVec or against any asset, interest or right of GenVec. There are no actual or, to the knowledge of GenVec, threatened actions, suits, proceedings, claims, arbitrations or investigations which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith. There are no material judgments, orders or decrees outstanding against GenVec.

        3.16.    Compliance with Laws; Permits

        (a)   GenVec is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and GenVec has not received notification from any Governmental Entity (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any material license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. GenVec is not subject to any material regulatory order, agreement, directive, memorandum of understanding or commitment, and it has not received any communication requesting that it enter into any of the foregoing.

        (b)   GenVec has all permits, licenses, franchises and government authorizations from Governmental Entities required to conduct its business as now being conducted, except for such permits, licenses and franchises the lack of which, individually or in the aggregate, has not had, and is not reasonably likely to have a Material Adverse Effect on GenVec. GenVec is in compliance with the terms of such permits, except where the failure to so comply, individually or in the aggregate, has not had, and is not reasonably likely to have a Material Adverse Effect on GenVec. No such permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

        3.17.    Brokers and Finders

        Neither GenVec nor any of its officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for GenVec's retention of Needham & Company, Inc., to perform certain financial advisory services.

        3.18.    Insurance

        GenVec currently maintains insurance with reputable insurance carriers in amounts reasonable for its operations. GenVec has not received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, GenVec has not been refused any insurance coverage sought or applied for, and GenVec has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of GenVec.

        3.19.    Intellectual Property

        (a)   The GenVec Owned Intellectual Property and the GenVec Licensed Intellectual Property include all of the material Intellectual Property used in, or necessary for, the ordinary day-to-day conduct of the business of GenVec as presently conducted. Section 3.19(a) of the GenVec Disclosure

Letter contains a true and complete list of all (i) patents and patent applications, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) registered copyrights and applications for copyright registrations, and (iv) computer software (other than off-the-shelf, commercially available software) included in the GenVec Owned Intellectual Property or the GenVec Licensed Intellectual Property. Section 3.19(a) of the GenVec Disclosure Letter contains a true and complete list of (i) all options, licenses and other contracts of any kind by which rights to GenVec Licensed Intellectual Property were granted to or otherwise obtained by GenVec, (ii) all options, licenses and other contracts of any kind by which rights to GenVec Owned Intellectual Property or GenVec Licensed Intellectual Property were granted by GenVec to any third party, and (iii) all other agreements relating to GenVec Owned Intellectual Property. GenVec has not assigned, transferred, abandoned or otherwise forfeited any GenVec Owned Intellectual Property.

        (b)   GenVec owns or has the right to use, and after consummation of the transactions contemplated in this Reorganization Agreement GenVec will own or have the right to use, free and clear of any material outstanding decrees, orders, injunctions, judgments, liens or other claims by any third party, all GenVec Owned Intellectual Property and all GenVec Licensed Intellectual Property. To the knowledge of GenVec, all GenVec Owned Intellectual Property and GenVec Licensed Intellectual Property is valid and enforceable. Except as set forth in Section 3.19(b) of the GenVec Disclosure Schedule, there are no royalties, fees or other payments payable by GenVec to any third party by reason of the ownership, license (or sublicense) or use of the GenVec Owned Intellectual Property or the GenVec Licensed Intellectual Property.

        (c)   GenVec is not and will not be as a result of the execution, delivery or performance of this Reorganization Agreement, the Plan of Merger or the transactions contemplated hereby and thereby, infringing, misappropriating or otherwise in material violation of any third-party Intellectual Property rights.

        (d)   Except as set forth in Section 3.19(d) of the GenVec Disclosure Letter, no claims contesting the validity, enforceability, ownership or right to use, sell, license or dispose of any GenVec Owned Intellectual Property or any GenVec Licensed Intellectual Property are currently pending or, to the knowledge of GenVec, have been threatened or asserted against GenVec.

        (e)   Except as set forth in Section 3.19(e) of the GenVec Disclosure Letter, GenVec has not received any communication (i) to the effect that the making, using, selling, offering for sale or licensing of any product or services now made, used, sold, offered for sale or licensed by GenVec, infringes or misappropriates any Intellectual Property of any third party; (ii) against the use by GenVec of any Intellectual Property used in the business of GenVec as currently conducted; (iii) challenging the ownership, validity or enforceability of any of GenVec's rights with respect to the GenVec Owned Intellectual Property; or (iv) challenging GenVec's license to use any GenVec Licensed Intellectual Property.

        (f)    Except as set forth in Section 3.19(f) of the GenVec Disclosure Letter, GenVec has not received any communication to the effect that the operation of the business of GenVec as currently conducted and the use of the GenVec Owned Intellectual Property and the GenVec Licensed Intellectual Property in connection therewith, infringes, misappropriates or otherwise violates the Intellectual Property or other proprietary rights of any third party, and no actions or claims are pending and, to the knowledge of GenVec, there are no actions or claims threatened against GenVec alleging any of the foregoing. To the knowledge of GenVec, no third-party is engaging in any activity that infringes, misappropriates or otherwise violates the GenVec Owned Intellectual Property or the GenVec Licensed Intellectual Property.

        (g)   GenVec has taken, and will continue through the consummation of the transactions contemplated by the Reorganization Agreement and the Plan of Merger to take, reasonable steps to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all trade secrets included in the GenVec Owned Intellectual Property and all GenVec Licensed Intellectual Property. Without limiting the foregoing, all current and former directors, officers, employees, agents, independent contractors and consultants of GenVec have executed and delivered to and in favor of GenVec an agreement regarding (i) the protection and use of all confidential and proprietary information (whether or not GenVec's) provided by or on behalf of GenVec to such director, officer, employee, agent, independent contractor or consultant, and (ii) the assignment to GenVec of all Intellectual Property and other proprietary rights arising from or related to, directly or indirectly, the services performed for GenVec by such person or entity.

        (h)   GenVec and its current and former directors, officers, employees, agents, independent contractors and consultants have not disclosed any of the trade secrets included in the GenVec Owned Intellectual Property or GenVec Licensed Intellectual Property to any person or entity other than (i) to employees who had a need to know and use such GenVec Owned Intellectual Property or GenVec Licensed Intellectual Property in the course of their employment, (ii) to other persons or entities under confidentiality and disclosure agreements.

        3.20.    Regulatory Compliance

        (a)   All biological and drug products being manufactured, distributed or developed by GenVec ("GenVec Pharmaceutical Products") that are subject to the jurisdiction of the FDA are being manufactured, labeled, stored, tested, distributed, and marketed in compliance in all material respects with all applicable requirements under the FDCA, the Public Health Service Act, their applicable implementing regulations, and all comparable state laws and regulations.

        (b)   All clinical trials conducted by or on behalf of GenVec have been, and are being conducted in material compliance with the applicable requirements of Good Clinical Practice, Informed Consent, and all applicable requirements relating to protection of human subjects contained in 21 CFR Parts 50, 54, and 56.

        (c)   All manufacturing operations conducted by or for the benefit of GenVec have been and are being conducted in accordance, in all material respects, with the FDA's recommended current Good Manufacturing Practices continuum for drug and biological products. In addition, GenVec is in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar applicable laws and regulations.

        (d)   Neither GenVec nor any representative of GenVec, nor to the knowledge of GenVec, any of its licensees or assignees of GenVec Intellectual Property has received any notice that the FDA or any other Governmental Entity has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by GenVec or otherwise restrict the preclinical research on or clinical study of any GenVec Pharmaceutical Product or any biological or drug product being developed by any licensee or assignee of GenVec Intellectual Property based on such intellectual property, or to recall, suspend or otherwise restrict the manufacture of any GenVec Pharmaceutical Product.

        (e)   Neither GenVec nor, to the knowledge of GenVec, any of its officers, key employees, agents or clinical investigators acting for GenVec, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither GenVec, nor to the knowledge of GenVec, any officer, key employee or agent of GenVec has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

        (f)    All animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval required for the GenVec Pharmaceutical Products either (x) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 CFR Part 58, or (y) involved experimental research techniques that could not be performed by a registered GLP testing laboratory (with appropriate notice being given to the FDA, and have employed the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by GenVec.

        (g)   GenVec has made available to Diacrin copies of any and all notices of inspectional observations, establishment inspection reports and any other documents received from the FDA, that indicate or suggest lack of compliance with the regulatory requirements of the FDA. GenVec has made available to GenVec for review all correspondence to or from the FDA, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA, or prepared by or which bear in any way on GenVec's compliance with regulatory requirements of the FDA, or on the likelihood of timing of approval of any GenVec Pharmaceutical Products.

        (h)   There are no proceedings pending with respect to a violation by GenVec of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States governmental entity.

        3.21.    Employees

        (a)   To the knowledge of GenVec, no employee of GenVec is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by GenVec because of the nature of the business conducted by GenVec or to the use of trade secrets or proprietary information of others, the consequences of which, individually or in the aggregate, have had, or is reasonably likely to have a Material Adverse Effect on GenVec. Except as set forth in Section 3.21 of the GenVec Disclosure Letter, to the knowledge of GenVec, no key employee or group of employees has any plans to terminate employment with GenVec.

        (b)   GenVec is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. GenVec is not the subject of any proceeding asserting that GenVec has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, has had, or is reasonably likely to have a Material Adverse Effect on GenVec, nor is there pending or, to the knowledge of GenVec, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving GenVec.

        3.22.    Information Provided

        The information in the Registration Statement to be supplied by or on behalf of GenVec for inclusion or incorporation by reference in the Registration Statement, or to be included or supplied by or on behalf of GenVec for inclusion in any Regulation M-A Filing, shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of GenVec for inclusion in the Joint Proxy Statement/Prospectus, which information shall be deemed to include all information about or relating to GenVec, shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of GenVec or Diacrin, or at the time of the GenVec Meeting or the Diacrin Meeting or at the Effective Date,

contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the GenVec Meeting or the Diacrin Meeting which has become false or misleading. If at any time prior to the Effective Date any fact or event relating to GenVec or any of its Affiliates which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus should be discovered by GenVec or should occur, GenVec shall promptly inform Diacrin of such fact or event.

        3.23.    Fairness Opinion

        GenVec has received a written opinion of Needham & Company, Inc., to the effect that, as of the date hereof, the financial terms of the Merger are fair from a financial point of view to the holders of GenVec Common Stock.

        3.24.    Antitakeover Provisions

        The GenVec Board has, to the extent such statutes are applicable, taken all action (including the approval of the GenVec Board) necessary to render the provisions of Section 203 of the Delaware General Corporation Law inapplicable to the Merger, this Reorganization Agreement, the Plan of Merger and the transactions contemplated hereby and thereby. To the knowledge of GenVec, no other state takeover statute or similar charter or bylaw provisions are applicable to the Merger, this Reorganization Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.

        3.25.    No Existing Discussions

        GenVec is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a GenVec Takeover Proposal.

ARTICLE 4
COVENANTS

        4.1.    Stockholders' Meetings

        (a)   Diacrin, acting through the Diacrin Board of Directors (the "Diacrin Board"), shall take all actions in accordance with applicable law, the Diacrin Articles and the Diacrin Bylaws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, a special or annual meeting of the Diacrin stockholders (the "Diacrin Meeting") to consider the adoption of this Agreement and the approval of the Merger (the "Diacrin Voting Proposal"). Subject to the fiduciary duties of the Diacrin Board, (i) the Diacrin Board shall recommend approval and adoption of the Diacrin Voting Proposal by the stockholders of Diacrin and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Diacrin Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to GenVec, the recommendation of the Diacrin Board that Diacrin's stockholders vote in favor of the Diacrin Voting Proposal. Subject to the fiduciary duties of the Diacrin Board, Diacrin shall take all action that is both commercially reasonable and lawful to solicit from its stockholders proxies in favor of the Diacrin Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the Diacrin stockholders required by the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, after consultation with GenVec, Diacrin may adjourn or postpone the Diacrin Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Diacrin's stockholders or, if as of the time for which the Diacrin Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Diacrin Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Diacrin Meeting.

        (b)   GenVec, acting through the GenVec Board of Directors (the "GenVec Board"), shall take all actions in accordance with applicable law, the GenVec Articles and the GenVec Bylaws and the rules of The Nasdaq Stock Market to promptly and duly to call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, a special or annual meeting of the GenVec stockholders (the "GenVec Meeting") to consider the adoption of this Agreement, the approval of the Merger and the issuance of the shares of GenVec Common Stock in the Merger (the "GenVec Voting Proposal"). Subject to the fiduciary duties of the GenVec Board, (i) the GenVec Board shall recommend approval of the GenVec Voting Proposal by the stockholders of GenVec and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the GenVec Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Diacrin, the recommendation of the GenVec Board that GenVec's stockholders vote in favor of the GenVec Voting Proposal. Subject to the fiduciary duties of the GenVec Board, GenVec shall take all action that is both commercially reasonable and lawful to solicit from its stockholders proxies in favor of the GenVec Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the GenVec stockholders required by the DGCL and the rules of The Nasdaq Stock Market to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement GenVec, after consultation with Diacrin, GenVec may adjourn or postpone the GenVec Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to GenVec's stockholders or, if as of the time for which the GenVec Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of GenVec Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the GenVec Meeting.

        (c)   Diacrin and GenVec shall call, give notice of, convene and hold the Diacrin Meeting and the GenVec Meeting, respectively, in accordance with this Section 4.1, and shall submit the Diacrin Voting Proposal and the GenVec Voting Proposal, respectively, to their respective stockholders for the purpose of acting upon such proposal whether or not the Diacrin Board or the GenVec Board, as the case may be, at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the stockholders of Diacrin or GenVec, as the case may be, reject such proposal.

        4.2.    Joint Proxy Statement/Prospectus; Registration Statement

        As promptly as practicable after the date hereof, GenVec and Diacrin shall cooperate in the preparation of the Joint Proxy Statement/Prospectus to be mailed to the stockholders of Diacrin and GenVec in connection with the Merger and the transactions contemplated thereby and to be filed by GenVec as part of the Registration Statement. Each of GenVec and Diacrin shall promptly respond to any comments of the SEC. Each of GenVec and Diacrin shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 4.2 (a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder and (b) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, or the Registration Statement, GenVec or Diacrin, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other Governmental Entity or government officials, and/or mailing to stockholders of GenVec and Diacrin, such amendment or supplement. GenVec will advise Diacrin, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the GenVec Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. GenVec and

Diacrin shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. GenVec shall take all actions necessary to register or qualify the shares of GenVec Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. Prior to the Effective Date, GenVec shall, if required by the rules of The Nasdaq Stock Market, file with The Nasdaq Stock Market a Notification Form: Listing of Additional Shares with respect to the shares of GenVec Common Stock issuable in connection with the Merger or upon exercise of Diacrin stock options.

        4.3.    Efforts to Close

        (a)   GenVec and Diacrin shall each use its commercially reasonable efforts, and Diacrin shall, to the extent within its control, cause the Diacrin Subsidiary to use its commercially reasonable efforts (not to require the payment of any money, other than reimbursement of minor out-of-pocket expenses, to any third party), to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Section 4.2 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, and (2) obtaining all necessary permits, waivers, consents, authorizations, qualifications, orders and approvals from any Governmental Entity. No party hereto shall take or fail to take, or cause or permit the Diacrin Subsidiary to take or fail to take, or fail to use commercially reasonable efforts to permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Reorganization Agreement and the Plan of Merger, that would materially delay such completion, or that would adversely affect the qualification of the Merger or as a reorganization within the meaning of Section 368(a) of the Code. In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, such party shall use commercially reasonable efforts to take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on either of the parties.

        (b)   Diacrin shall give prompt notice to GenVec, and GenVec shall give prompt notice to Diacrin, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of Diacrin or GenVec, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use commercially reasonable efforts to remedy such failure. No notice pursuant to this Section 4.3(b) shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto.

        4.4.    Investigation and Confidentiality

        Diacrin and GenVec each will keep the other advised of all material developments relevant to its business and to consummation of the transactions contemplated herein and in the Plan of Merger. GenVec and Diacrin each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. GenVec and Diacrin agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 4.4 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party hereto shall hold all information furnished by the other party or the Diacrin Subsidiary, or such party's representatives pursuant to this Section 4.4 in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreements, dated November 1, 2002 and March 18, 2003, respectively, between Diacrin and GenVec (collectively, the "Confidentiality Agreement").

        4.5.    Press Releases

        Diacrin and GenVec shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement and the Plan of Merger or the transactions contemplated hereby or thereby, and shall consult with each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which is required by applicable law or the rules of The Nasdaq Stock Market.

        4.6.    Covenants of Diacrin

        (a)   Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Plan of Merger, or consented to or approved by GenVec, Diacrin shall, and shall, to the extent within its control, cause the Diacrin Subsidiary to, use its commercially reasonable efforts to preserve its properties, business and relationships with customers, employees and other persons.

        (b)   Diacrin shall not, and shall not, to the extent within its control, permit the Diacrin Subsidiary to, except with the prior written consent of GenVec (which consent shall not be unreasonably withheld or delayed) and except as set forth in Section 4.6(b) of the Diacrin Disclosure Letter or expressly contemplated or permitted by this Agreement or the Plan of Merger:

          (1)   carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (2)   declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

          (3)   issue any shares of its capital stock or permit any treasury shares to become outstanding other than pursuant to Rights outstanding at the date hereof;

          (4)   (A) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of the date of this Agreement, as reflected in the Diacrin Disclosure Letter or guarantee any such indebtedness of another person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Diacrin or the Diacrin Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of Diacrin in the ordinary course of business) or capital contributions to, or investment in, any other person, other than Diacrin or the Diacrin Subsidiary or (D) enter into any hedging agreement or other financial agreement or arrangement designed to protect Diacrin or the Diacrin Subsidiary against fluctuations in commodities prices or exchange rates;

          (5)   issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

          (6)   amend its articles or certificate of incorporation or bylaws;

          (7)   merge with any other corporation or entity or permit any other corporation or entity to merge into it or consolidate with any other corporation or entity; acquire control over any other firm, corporation or entity or organization or create and new Subsidiary;

          (8)   liquidate or sell or dispose of or license any material assets or acquire any material assets; make any capital expenditure in excess of $25,000 in any instance or $100,000 in the aggregate; enter into or modify any leases or enter into or modify any agreements or other contracts that involve annual payments by Diacrin or the Diacrin Subsidiary that exceed $25,000 in any instance or $100,000 in the aggregate;

          (9)   increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees; enter into or modify any employment or severance contracts with any of its present or former directors, officers or employees; or enter into or substantially modify or accelerate (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

          (10) materially change its methods of accounting in effect at December 31, 2002, except as required by changes in GAAP concurred in by its independent certified public accountants, or materially change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2002, except as required by law;

          (11) modify, amend or terminate any material contract or agreement to which Diacrin or the Diacrin Subsidiary is party, or knowingly waive, release or assign any material rights or claims;

          (12) enter into any material contract or agreement;

          (13) make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax Return;

          (14) initiate, compromise or settle any material litigation or arbitration proceeding;

          (15) fail to pay accounts payable and other obligations in the ordinary course of business;

          (16) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes a "Diacrin Takeover Proposal" (as defined below), or, except to the extent required for the discharge of the fiduciary duties of its board of directors, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided however, that Diacrin may communicate information about any such takeover proposal to its stockholders if, in the judgment of the Diacrin Board, after consultation with outside counsel, such communication is required under applicable law. Diacrin will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. Diacrin will notify GenVec immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Diacrin, and Diacrin will promptly inform GenVec in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "Diacrin Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Diacrin or the Diacrin Subsidiary or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of,

  Diacrin or the Diacrin Subsidiary other than the transactions contemplated or permitted by this Agreement and the Plan of Merger; and

          (17) agree to do any of the foregoing.

        4.7.    Covenants of GenVec

        (a)   Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Plan of Merger, or consented to or approved by Diacrin, GenVec shall use its commercially reasonable efforts to preserve its properties, business and relationships with customers, employees and other persons.

        (b)   GenVec shall not, except with the prior written consent of Diacrin (which consent shall not be unreasonably withheld or delayed) and except as set forth in Section 4.7(b) of the GenVec Disclosure Letter or expressly contemplated or permitted by this Agreement or the Plan of Merger:

          (1)   carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (2)   declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

          (3)   issue any shares of its capital stock or permit any treasury shares to become outstanding other than pursuant to Rights outstanding at the date hereof;

          (4)   (A) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of the date of this Agreement, as reflected in the GenVec Disclosure Letter or guarantee any such indebtedness of another person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of GenVec, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of GenVec in the ordinary course of business) or capital contributions to, or investment in, any other person, other than GenVec or (D) enter into any hedging agreement or other financial agreement or arrangement designed to protect GenVec against fluctuations in commodities prices or exchange rates;

          (5)   issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

          (6)   amend its articles or certificate of incorporation or bylaws, except that the GenVec Board shall be entitled to adopt an amendment to the GenVec Articles to increase the number of shares of authorized common stock and such proposal may be considered and voted on by the stockholders of GenVec at the GenVec Meeting (it being agreed that the approval of such proposal would not be a condition to the consummation of the Merger);

          (7)   merge with any other corporation or entity or permit any other corporation or entity to merge into it or consolidate with any other corporation or entity; acquire control over any other firm, corporation or entity or organization or create any Subsidiary;

          (8)   liquidate or sell or dispose of or license any material assets or acquire any material assets; make any capital expenditure in excess of $25,000 in any instance or $100,000 in the aggregate; enter into or modify any leases or enter into or modify any agreements or other contracts that involve annual payments by GenVec that exceed $25,000 in any instance or $100,000 in the aggregate;

          (9)   increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees other than in the ordinary course of business in a manner consistent with past practice; enter into or modify any employment or severance contracts with any of its present or former directors, officers or employees; or enter into or substantially modify or accelerate (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

          (10) materially change its methods of accounting in effect at December 31, 2002, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or materially change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2002, except as required by law;

          (11) modify, amend or terminate any material contract or agreement to which GenVec is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of GenVec);

          (12) enter into any material contract or agreement;

          (13) make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax Return;

          (14) initiate, compromise or settle any material litigation or arbitration proceeding;

          (15) fail to pay accounts payable and other obligations in the ordinary course of business;

          (16) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes a "GenVec Takeover Proposal" (as defined below), or, except to the extent required for the discharge of the fiduciary duties of its board of directors, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided however, that GenVec may communicate information about any such takeover proposal to its stockholders if, in the judgment of the GenVec Board, after consultation with outside counsel, such communication is required under applicable law. GenVec will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. GenVec will notify Diacrin immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, GenVec, and GenVec will promptly inform Diacrin in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "GenVec Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving GenVec or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, GenVec other than the transactions contemplated or permitted by this Agreement and the Plan of Merger; and

          (17) agree to do any of the foregoing.

        4.8.    Closing; Articles of Merger

        The transactions contemplated by this Reorganization Agreement and the Plan of Merger shall be consummated at a closing to be held at the offices of Arnold & Porter, 555 Twelfth Street, N.W., Washington D.C. 20004-1206, on the first business day following satisfaction of the conditions to consummation of the Merger set forth in Article 5 hereof (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) or such later date during such month in which such business day shall occur thereafter as may be agreed by Diacrin and GenVec. In connection with such Closing, GenVec shall execute a certificate of merger and shall cause such certificate of merger to be delivered to the Delaware Secretary of State in accordance with DGCL. The Merger shall be effective at the time and on the date specified in such certificate of merger. The parties shall make such additional filings as shall be required by applicable law.

        4.9.    Directors and Management; Indemnification

        (a)   (1) GenVec and the GenVec Board shall take such action as may be necessary to cause the number of directors comprising the full GenVec Board immediately prior to or at the Closing Date to be nine (9), comprised of Wayne T. Hockmeyer, Barbara Hackman Franklin, Harold R. Werner, William N. Kelley and Paul H. Fischer, who are currently directors of GenVec (together with any successors designated by them pursuant to this Section 4.9(a), the "GenVec Incumbents"), and Thomas H. Fraser, Joshua Ruch, Zola P. Horovitz and Stelios Papadopoulos, who are currently directors of Diacrin (together with any successors designated by them pursuant to this Section 4.9(a), the "Diacrin Incumbents"). In the event that any of Messrs. Hockmeyer, Werner, Kelley or Fischer or Ms. Franklin is unable or unwilling to serve as a member of the GenVec Board as of the Closing Date, GenVec shall designate a replacement to serve in his or her place provided such individual is reasonably acceptable to Diacrin. In the event that any of Messrs. Fraser, Ruch, Horovitz or Papadopoulos is unable or unwilling to serve as a member of the GenVec Board as of the Closing Date, Diacrin shall designate a replacement to serve in his place, provided such individual is reasonably acceptable to GenVec. Effective upon the Closing, GenVec will enter into an agreement with Dr. Fraser providing for Dr. Fraser to (i) serve as chairman of the GenVec Board at all times when Dr. Fraser is a director of GenVec; (ii) devote approximately 20% of his working time to the business and affairs of GenVec (including time spent in his capacity as a director) and (iii) be paid $30,000 per year for such services (which amount shall be in addition to the compensation he otherwise receives in his role as a director and as Chairman of the Board).

        (2)   If at any time prior to the date that is three (3) years after the Closing Date: (i) any GenVec Incumbent resigns, retires or is unable or unwilling to serve as a member of the GenVec Board or a vacancy otherwise occurs in respect of a position previously held by an GenVec Incumbent, the remaining GenVec Incumbents shall be entitled to designate a replacement to serve in his or her place; or (ii) any Diacrin Incumbent resigns, retires or is unable or unwilling to serve as a member of the GenVec Board or a vacancy otherwise occurs in respect of a position previously held by a Diacrin Incumbent, the remaining Diacrin Incumbents shall be entitled to designate a replacement to serve in his or her place.

        (3)   During the three-year period following the Closing Date: (i) when the term of office as a director of any GenVec Incumbent expires, the GenVec Incumbents then in office shall be entitled to designate the individual to be nominated for election to fill the vacancy created because of the expired term; or (ii) when the term of office as a director of any Diacrin Incumbent expires, the Diacrin Incumbents shall be entitled to designate the individual to be nominated for election to fill the vacancy created because of the expired term.

        (b)   From and after the Effective Date, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of Diacrin or the Diacrin Subsidiary (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to matters existing or occurring at or prior to the Effective Date, GenVec shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation (and GenVec shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Parties to whom expenses are advanced provide an undertaking to repay such advances if it is ultimately determined that such Indemnified Parties are is not entitled to indemnification). In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Date), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, however, that (1) GenVec shall have the right to assume the defense thereof and upon such assumption GenVec shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if GenVec elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between GenVec and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and GenVec shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) GenVec shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (3) GenVec shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. GenVec's obligations under this Section 4.9(b) continue in full force and effect until the later of (i) the sixth anniversary of the Effective Date and (ii) the final resolution of any claim, action, suit, proceeding or investigation commenced prior to the sixth anniversary of the Effective Date.

        (c)   GenVec agrees that all rights to indemnification and all limitations on liability existing in favor of the current and former directors, officers and employees of Diacrin and the Diacrin Subsidiary (the "Covered Parties") as provided in their respective certificate or articles of incorporation, bylaws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto.

        (d)   GenVec, from and after the Effective Date, will directly or indirectly cause the persons who served as directors or officers of Diacrin on or before the Effective Date to be covered by Diacrin's existing directors' and officers' liability insurance policy (provided that GenVec may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy). Such insurance coverage, shall commence on the Effective Date and will be provided for a period of no less than six (6) years after the Effective Date; provided that in no event shall GenVec by required to expend more than $500,000 to maintain or procure insurance coverage pursuant hereto.

        (e)   In the event GenVec or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of GenVec assume the obligations set forth in this section.

        (f)    The provisions of Section 4.9(b), (c), (d) and (e) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

        4.10.    Affiliates; Registration Rights

        (a)   Diacrin shall use commercially reasonable efforts to identify those persons who may be deemed to be "affiliates" of Diacrin within the meaning of Rule 145 promulgated by the Commission under the Securities Act (each a "Diacrin Rule 145 Affiliate"). Diacrin shall use commercially reasonable efforts to cause each person so identified to deliver to GenVec no later than the Effective Date, a written agreement (which agreement shall be substantially in the form of attached to the Diacrin Disclosure Letter).

        (b)   Prior to the Effective Date, GenVec shall file and use its best efforts to have declared effective a resale shelf registration statement (which may be part of the Registration Statement) permitting each Diacrin Rule 145 Affiliate who would become the holder of more than 1% of the GenVec outstanding common stock upon consummation of the Merger (and its distributees, in the case of partnerships and other entities) to publicly resell such shares without regard to the volume and other restrictions imposed by Rule 145. GenVec shall use its best efforts to maintain such resale registration statement effective until such time as Rule 145 no longer restricts the public resale of such securities.

        4.11.    Stockholder Litigation

        Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Date, each party shall give the other party the opportunity to participate in the defense or settlement of any stockholder litigation relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the other party's prior written consent, which will not be unreasonably withheld or delayed.

        4.12.    Exemption from Liability Under Section 16(b)

        (a)   The GenVec Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Date providing that the receipt by Diacrin Insiders of GenVec Common Stock in exchange for shares of Diacrin Common Stock, and of options to purchase GenVec Common Stock upon assumption and conversion of Diacrin stock options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

        (b)   For purposes of this Agreement, "Section 16 Information" means information regarding Diacrin Insiders and the number of shares of Diacrin Common Stock or other Diacrin equity securities deemed to be beneficially owned by each such Diacrin Insider and expected to be exchanged for GenVec Common Stock, or options to purchase GenVec Common Stock, in each case, in connection with the Merger which shall be provided by Diacrin to GenVec no later than 10 business days prior to the Closing.

        (c)   For purposes of this Agreement, "Diacrin Insiders" means those officers and directors of Diacrin who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

        4.13.    Employee Matters

        (a)   Following the Effective Date, GenVec will give each employee of Diacrin immediately prior to the Effective Date who continues as an employee of GenVec ("Continuing Employee") credit for prior service with Diacrin or the Diacrin Subsidiary as if it were service with GenVec for purposes of (i) eligibility and vesting (but not benefit accrual) under any GenVec Plans and (ii) determination of benefits levels under any GenVec Plan or policy that provides vacation or severance pay or benefits, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such crediting would result in a duplication of benefits. Nothing in this Section 4.13 or elsewhere in this Agreement shall be construed to create any obligation on the part of GenVec to continue to employ any Diacrin employee.

        (b)   GenVec and Diacrin will use commercially reasonable efforts to consult with each other, and will consider in good faith each other's advice, prior to sending any notices or other communication materials to its employees regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of its employees.

        4.14.    NASDAQ Quotations

        Diacrin and GenVec each agree to use their best efforts to continue the quotation of their respective common stock on The Nasdaq Stock Market during the term of this Agreement.

        4.15.    Amendment to GenVec Rights Plan

        The GenVec Board will take all necessary action to irrevocably amend the GenVec Rights Agreement so that the consummation of the transactions contemplated by this Agreement and the Plan of Merger will not result in the Rights (as defined in the GenVec Rights Agreement) becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing shares of GenVec Common Stock.

ARTICLE 5
CONDITIONS PRECEDENT

        5.1.    Conditions Precedent—GenVec and Diacrin

        The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

        (a)   The Diacrin Voting Proposal shall have been approved and adopted at the Diacrin Meeting, at which a quorum is present, by the requisite vote of the stockholders of Diacrin under applicable law and the Diacrin Articles. The GenVec Voting Proposal shall have been approved at the GenVec Meeting, at which a quorum is present, by the requisite vote of the stockholders of GenVec under applicable law, GenVec Articles and stock market regulation;

        (b)   Other than filing the Plan of Merger, the parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Reorganization Agreement and the Plan of Merger, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied;

        (c)   The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding shall be pending or to the knowledge of GenVec threatened by the Commission to suspend the effectiveness of such Registration Statement, and GenVec shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary; and

        (d)   Neither GenVec nor Diacrin shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger.

        5.2.    Conditions Precedent—Diacrin

        The obligations of Diacrin to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Diacrin pursuant to Section 6.4 hereof:

        (a)   The representations and warranties of GenVec set forth in Article 3 hereof shall be true and correct (i) as of the date of this Reorganization Agreement (except in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality, Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on GenVec);

        (b)   GenVec shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger;

        (c)   GenVec shall have received all consents and approvals of third parties listed and marked with an asterisk in Section 3.5(c) of the GenVec Disclosure Letter and any other consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on GenVec;

        (d)   GenVec shall have delivered to Diacrin a certificate, dated the Closing Date and signed by its respective Chairman, Chief Executive Officer, or President to the effect that the conditions set forth in paragraphs (a) through (c) of this Section have been satisfied; and

        (e)   Diacrin shall have received an opinion of Hale and Dorr LLP, in a reasonably acceptable form to Diacrin dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in letters from Diacrin and GenVec to Hale and Dorr LLP or referred to in such opinion, the Merger shall be treated for United Sates federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Arnold & Porter renders such opinion (it being agreed that Hale and Dorr LLP or Arnold & Porter, as the case may be, shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).

        5.3.    Conditions Precedent—GenVec

        The obligations of GenVec to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by GenVec pursuant to Section 6.4 hereof:

        (a)   The representations and warranties of Diacrin set forth in Article 2 hereof shall be true and correct (i) as of the date of this Reorganization Agreement (except in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality, Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on Diacrin);

        (b)   Diacrin shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger;

        (c)   Diacrin shall have received all consents and approvals of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Diacrin; and

        (d)   Diacrin shall have delivered to GenVec a certificate, dated the Closing Date and signed by its Chairman, Chief Executive Officer or President to the effect that the conditions set forth in paragraphs (a) through (c) of this Section have been satisfied.

        (e)   GenVec shall have received an opinion of Arnold & Porter, in a reasonably acceptable form to GenVec, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in letters from GenVec and Diacrin to Arnold & Porter or referred to in such opinion, the Merger shall be treated for United Sates federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Arnold & Porter does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr LLP renders such opinion (it being agreed that Arnold & Porter and Hale and Dorr LLP, as the case may be, shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).

ARTICLE 6
TERMINATION, WAIVER AND AMENDMENT

        6.1.    Termination

        This Reorganization Agreement and the Plan of Merger may be terminated, either before or after approval by the stockholders of GenVec and Diacrin:

        (a)   At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto;

        (b)   At any time on or prior to the Closing Date, by GenVec in writing, if Diacrin has, or by Diacrin in writing, if GenVec has, in any material respect, breached (i) any covenant or agreement contained herein or in the Plan of Merger or (ii) any representation or warranty contained herein, and in either case if (x) such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Outside Date and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article V hereof.

        (c)   At any time, by any party hereto in writing, if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining, restraining or otherwise prohibiting the Merger;

        (d)   At any time on or prior to the Effective Date, by either GenVec or Diacrin if at the Diacrin Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the Diacrin Voting Proposal is taken, the requisite vote of the stockholders of Diacrin in favor of the Diacrin Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 6.1(d) shall not be available to any party seeking termination if at such time such party is in breach of or has failed to fulfill its obligations under this Agreement);

        (e)   At any time on or prior to the Effective Date, by either GenVec or Diacrin if at the GenVec Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the GenVec Voting Proposal is taken, the requisite vote of the stockholders of GenVec in favor of the GenVec Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 6.1(e) shall not be available to any party seeking termination if at such time such party is in breach of or has failed to fulfill its obligations under this Agreement);

        (f)    By any party hereto in writing, if the Closing Date has not occurred by the close of business on September 30, 2003 (the "Outside Date"), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein;

        (g)   By GenVec, if: (i) the Diacrin Board withdraws, modifies or changes its recommendation of this Reorganization Agreement, the Plan of Merger or the transactions contemplated hereby or thereby in a manner adverse to GenVec or shall have resolved to do so; (ii) the Diacrin Board shall have recommended to the stockholders of Diacrin a Diacrin Takeover Proposal or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Diacrin Takeover Proposal; (iii) Diacrin shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the Diacrin Board in favor of the approval and adoption of this Reorganization Agreement and the Plan of Merger; (iv) the Diacrin Board fails to reaffirm its recommendation in favor of the approval and adoption of this Reorganization Agreement and the Plan of Merger within five business days after GenVec requests in writing that such recommendation be reaffirmed; (v) through the fault (whether by commission or omission) of Diacrin, the notice calling the Diacrin Meeting to approve the Plan of Merger shall not have been mailed prior to September 2, 2003; (vi) Diacrin shall have intentionally breached its obligations under Section 4.6(b)(16); or (vii) a tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Diacrin is commenced, and the Diacrin Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); it being understood that the fact that Diacrin or any of the other persons described in Section 4.6(b)(16) has taken any of the actions set forth in Section 4.6(b)(16) in compliance with the terms of Section 4.6(b)(16), together with a statement that the Diacrin Board continues to recommend the Merger and this Agreement, shall not be considered to be a withdrawal, adverse modification or adverse amendment in any material respect of such approval or recommendation or a failure to reconfirm its recommendation of this Agreement; or

        (h)   By Diacrin, if: (i) the GenVec Board withdraws, modifies or changes its recommendation of this Reorganization Agreement, the Plan of Merger or the transactions contemplated hereby or thereby in a manner adverse to Diacrin or shall have resolved to do so; (ii) the GenVec Board shall have recommended to the stockholders of GenVec a GenVec Takeover Proposal or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any GenVec Takeover Proposal; (iii) GenVec shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the GenVec Board in favor of the approval and adoption of this Reorganization Agreement and the Plan of Merger; (iv) the GenVec Board fails to reaffirm its recommendation in favor of the approval and adoption of this Reorganization Agreement and the Plan of Merger within five business days after Diacrin requests in writing that such recommendation be reaffirmed; (v) through the fault (whether by commission or omission) of GenVec, the notice calling the GenVec Meeting to approve the Plan of Merger shall not have been mailed prior to September 2, 2003; (vi) GenVec shall have intentionally breached its obligations under Section 4.7(b)(16); or (vii) a tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of GenVec is commenced, and the GenVec Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); it being understood that the fact that GenVec or any of the other persons described in Section 4.7(b)(16) has taken any of the actions set forth in Section 4.7(b)(16) in compliance with the terms of Section 4.7(b)(16), together with a statement that the GenVec Board continues to recommend the Merger and this Agreement, shall not be considered to be a withdrawal, adverse modification or adverse amendment in any material respect of such approval or recommendation or a failure to reconfirm its recommendation of this Agreement.

        6.2.    Effect of Termination

        In the event this Reorganization Agreement or the Plan of Merger is terminated pursuant to Section 6.1 hereof, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 4.5 and 7.1 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 6.1(b)(i) shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement giving rise to such termination.

        6.3.    Survival of Representations, Warranties and Covenants

        All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive GenVec or Diacrin (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any stockholder or former stockholder of either GenVec or Diacrin, the aforesaid representations, warranties and covenants being material inducements to the consummation by GenVec and Diacrin of the transactions contemplated herein.

        6.4.    Waiver

        Except with respect to any required stockholder or regulatory approval, GenVec and Diacrin, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the stockholders of Diacrin and GenVec) extend the time for the performance of any of the obligations or other acts of Diacrin, on the one hand, or GenVec, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver executed after approval of this Reorganization Agreement and the Plan of Merger by the stockholders of Diacrin or GenVec shall change the number of shares of GenVec Common Stock into which each share of Diacrin Common Stock shall be converted pursuant to the Merger.

        6.5.    Amendment or Supplement

        This Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time by mutual agreement of the parties hereto or thereto. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereof.

ARTICLE 7
MISCELLANEOUS

        7.1.    Expenses and Fees

        (a)   Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that GenVec and Diacrin each shall bear and pay 50% of all printing and mailing costs and filing fees associated with the Registration Statement and the Joint Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 7.1, if this Reorganization Agreement and the Plan of Merger are terminated by either party pursuant to Section 6.1(b) hereof because of a willful breach by the other party of any representation, warranty, covenant or agreement as set forth in Section 6.1(b), and provided that the terminating party shall not have been in breach of any representation and warranty (in any material respect), covenant or agreement contained herein or in the Plan of Merger, then the breaching party shall bear and pay all the costs and expenses incurred by the parties, with respect to the fees and expenses of financial and other consultants, investment bankers, accountants, counsel, printers and persons involved in the transactions contemplated by this Reorganization Agreement, including the preparation of the Registration Statement and Joint Proxy Statement/Prospectus and the solicitation of proxies, in each case that are not employees of the party that incurred such fees and expenses. Final settlement with respect to the payment of such fees and expenses by the parties shall be made within thirty days of the termination of this Reorganization Agreement and the Plan of Merger.

        (b)   Diacrin agrees that:

          (1)   if (A) GenVec or Diacrin shall terminate this Reorganization Agreement pursuant to Section 6.1(d), (B) prior to the time of such failure to so approve this Reorganization Agreement and the Plan of Merger, or prior to the time such meeting is so adjourned, a Diacrin Takeover Proposal shall have been publicly announced with respect to Diacrin, and (C) the transaction contemplated by the Diacrin Takeover Proposal is either (x) consummated within 12 months after the date of such termination or (y) an agreement with respect to such Diacrin Takeover Proposal is executed within 12 months after the date of such termination and such Diacrin Takeover Proposal is consummated within 18 months after the date of such termination, then Diacrin shall pay to GenVec on the date such transaction is consummated a fee of $1,200,000 (the "Fee"), which amount shall be payable in immediately available funds; and

          (2)   if GenVec shall terminate this Agreement pursuant to Section 6.1(g), then Diacrin shall pay to GenVec promptly (but in any event no later than one business day after the date of termination) the Fee, which amount shall be payable in immediately available funds.

        (c)   GenVec agrees that:

          (1)   if (A) Diacrin or GenVec shall terminate this Reorganization Agreement pursuant to Section 6.1(e), (B) prior to the time of such failure to so approve this Reorganization Agreement and the Plan of Merger, or prior to the time such meeting is so adjourned, a GenVec Takeover Proposal shall have been publicly announced with respect to GenVec, and (C) the transaction contemplated by the GenVec Takeover Proposal is either (x) consummated within 12 months after the date of such termination or (y) an agreement with respect to such GenVec Takeover Proposal is executed within 12 months after the date of such termination and such GenVec Takeover Proposal is consummated within 18 months after the date of such termination, then GenVec shall pay to Diacrin on the date such transaction is consummated, the Fee, which amount shall be payable in immediately available funds; and

          (2)   if Diacrin shall terminate this Agreement pursuant to Section 6.1(h), then GenVec shall pay to Diacrin promptly (but in any event no later than one business day after the date of termination) the Fee, which amount shall be payable in immediately available funds.

        (d)   Diacrin and GenVec acknowledge that the agreements contained in this Section 7.1 are an integral part of the transactions contemplated by this Reorganization Agreement. In the event that Diacrin or GenVec, as the case may be, shall fail to pay the Fee or any expenses when due, the term "expenses" shall be deemed to include the costs and expenses actually incurred or accrued by Diacrin or GenVec, as the case may be (including, without limitation, the reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.1, together with interest on such unpaid Fee and expenses, commencing on the date that the Fee or such expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, as such bank's prime rate plus 1.00%. Payment of the fees and expenses described in this Section 7.1 shall not be in lieu of any damages incurred in the event of willful or intentional breach of this Reorganization Agreement.

        7.2.    Entire Agreement

        This Reorganization Agreement and the Plan of Merger contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein and the Confidentiality Agreement. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Except as specifically set forth herein, or in the Plan of Merger, nothing in this Reorganization Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.

        7.3.    No Assignment

        No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.

        7.4.    Notices

        All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

        If to GenVec:

    GenVec, Inc.
    65 West Watkins Mill Road
    Gaithersburg, MD 20878
    Attention: Paul H. Fischer, PhD
    Tel. No.: (240) 632-5500
    Fax No.: (240) 632-0735

        With a required copy to:

    Arnold & Porter
    555 Twelfth Street, N.W.
    Washington, D.C. 20004
    Attention: Steven Kaplan, Esq.
    Tel. No.: (202) 942-5998
    Fax No.: (202) 942-5999

        If to Diacrin:

    Diacrin, Inc.
    Building 96, 13th Street
    Charlestown, MA 02120
    Attention: Thomas H. Fraser, PhD
    Tel. No.: (617) 242-9100
    Fax No.: (617) 242-0700

        With a required copy to:

    Hale and Dorr LLP
    60 State Street
    Boston, MA 02109
    Attention: Steven D. Singer, Esq.
    Tel. No.: (617) 526-6410
    Fax No.: (617) 526-5000

        7.5.    Captions

        The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

        7.6.    Counterparts

        This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        7.7.    Governing Law

        This Reorganization Agreement shall be governed by and construed in accordance with the laws of Delaware applicable to agreements made and entirely to be performed within such jurisdiction. All actions and proceedings arising out of or relating to this Reorganization Agreement and the Plan of Merger shall be heard and determined exclusively in any Delaware state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Reorganization Agreement or the Plan of Merger brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Reorganization Agreement or the Plan of Merger may not be enforced in or by any of the above-named courts.

        7.8.    Specific Performance

        The parties hereto agree that irreparable damage would occur in the event any provision of this Reorganization Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

GENVEC, INC.
/s/ PAUL H. FISCHER Paul H. Fischer, Ph.D. Chief Executive Officer
DIACRIN, INC.
/s/ THOMAS H. FRASER Thomas H. Fraser, Ph.D. President & Chief Executive Officer

AGREEMENT AND PLAN OF MERGER OF
DIACRIN, INC.
WITH AND INTO GENVEC, INC.

        AGREEMENT AND PLAN OF MERGER ("Plan of Merger") dated as of April 14, 2003, by and between GenVec, Inc. ("GenVec"), a Delaware corporation having its principal executive office at 65 West Watkins Mill Road, Gaithersburg, MD 20878, and Diacrin, Inc. ("Diacrin"), a Delaware corporation having its principal executive office at Building 96, 13th Street, Charlestown, MA 02129.

WITNESSETH

        WHEREAS, the respective Boards of Directors of Diacrin and GenVec deem the merger of Diacrin with and into GenVec, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective stockholders, and the respective Boards of Directors of Diacrin and GenVec have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated of even date herewith ("Reorganization Agreement");

        WHEREAS, the parties hereto desire that Diacrin shall be merged with and into GenVec, with GenVec as the surviving corporation, subject to the terms and conditions of this Plan of Merger and the Reorganization Agreement; and

        WHEREAS, the parties hereto intend that the Merger shall qualify as or be part of a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code").

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE 1.
MERGER

        Subject to the terms and conditions of this Plan of Merger, at the Effective Time (as hereinafter defined), Diacrin shall be merged with and into GenVec, pursuant to the provisions of, and with the effect provided in Section 259 of the General Corporation Law of the State of Delaware (said transaction being hereinafter referred to as the "Merger"). At the Effective Time, the separate existence of Diacrin shall cease and GenVec, as the surviving entity, shall continue unaffected and unimpaired by the Merger. (GenVec as existing on and after the Effective Time being hereinafter sometimes referred to as the "Surviving Corporation.")

ARTICLE 2.
CERTIFICATE OF INCORPORATION AND BY-LAWS

        The Certificate of Incorporation and the By-Laws of GenVec in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation, in each case until amended in accordance with applicable law.

ARTICLE 3.
BOARD OF DIRECTORS AND OFFICERS

        The directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, shall be the following persons divided into three classes as set forth below:

        Term Expiring 2004

  Zola P. Horovitz
  William N. Kelley
  Harold R. Werner

        Term Expiring 2005

  Barbara Hackman Franklin
  Stelios Papadopolous
  Joshua Ruch

        Term Expiring 2006

  Paul H. Fischer
  Thomas H. Fraser
  Wayne T. Hockmeyer

        The officers of GenVec immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

ARTICLE 4.
CAPITAL

        The shares of capital stock of the Surviving Corporation issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

ARTICLE 5.
CONVERSION AND EXCHANGE OF DIACRIN SHARES; FRACTIONAL SHARE INTERESTS

        1.     At the Effective Time, each share of the common stock of Diacrin, par value $0.01 per share ("Diacrin Common Stock"), issued and outstanding immediately prior to the Effective Date (except as provided in Paragraphs 2, 5 and 7 of this Article), shall by virtue of the Merger be converted into 1.5292 fully paid and non-assessable shares of Common Stock, par value $0.001 per share of GenVec ("GenVec Common Stock") (the "Exchange Ratio").

        2.     At the Effective Time, all shares of Diacrin Common Stock held in the treasury of Diacrin or owned beneficially by any subsidiary of Diacrin and all shares of Diacrin Common Stock owned by GenVec or owned beneficially by any subsidiary of GenVec immediately prior to the Effective Time shall be canceled and no cash, stock of GenVec or other property shall be delivered in exchange therefor.

        3.     (a) As of the Effective Time, GenVec shall appoint a transfer agent or another bank or trust company reasonably acceptable to Diacrin to serve as exchange agent (the "Exchange Agent").

        (b)   As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate representing shares of Diacrin Common Stock (each, a "Certificate") (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for new certificates representing shares of GenVec Common Stock (plus cash in lieu of fractional shares, if any, of GenVec Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by GenVec, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of GenVec Common Stock which such holder has the right to receive pursuant to the provisions of this Article V plus cash, without interest, in lieu of fractional shares pursuant to Paragraph 7 of this Article V and any dividends or distributions then payable pursuant to Paragraph 3(c) of this Article V, and the Certificate so surrendered shall immediately be cancelled.

        (c)   No dividends or other distributions declared after the Effective Time with respect to GenVec Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article V. After the surrender of a Certificate in accordance with this Article V, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of GenVec Common Stock represented by such Certificate. Certificates surrendered for exchange by any person who is an "affiliate" of Diacrin for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of GenVec Common Stock until GenVec has received the written agreement of such person contemplated by Section 4.10 of the Reorganization Agreement. If any certificate for shares of GenVec Common Stock is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the reasonable satisfaction of GenVec or its agent that such taxes are not payable.

        4.     After the Effective Time, the stock transfer books of Diacrin shall be closed and no transfer of Diacrin Common Stock shall thereafter be made or recognized. Any other provision of this Plan of Merger notwithstanding, neither GenVec or its agent nor any party to the Merger shall be liable to a holder of Diacrin Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

        5.     In the event that after the date of the execution of the Reorganization Agreement but prior to the Effective Time the outstanding shares of GenVec Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in GenVec's capitalization, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of GenVec Common Stock to be thereafter delivered pursuant to this Plan of Merger. In the event that after the date of the execution of the Reorganization Agreement but prior to the Effective Time the outstanding shares of Diacrin Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Diacrin's capitalization, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of GenVec Common Stock to be thereafter delivered pursuant to this Plan of Merger.

        6.     (a) At the Effective Time, each option to acquire Diacrin Common Stock granted under the 1990 Stock Option Plan, the 1994 Directors' Stock Option Plan and the 1997 Stock Option (collectively, the "Diacrin Stock Option Plans") and the non-statutory stock options granted to each of Dr. Denise Faustman, Robert Brown, Dr. Joseph Avruch and Dr. David H. Sachs (each a "Diacrin Option") which is outstanding immediately prior to the Effective Time, whether vested or unvested, will be assumed by

GenVec. Each Diacrin Option so assumed by GenVec shall continue to have, and be subject to, the same terms and conditions set forth in the Diacrin Stock Option Plan (and any agreement) under which it was granted and as in existence immediately prior to the Effective Time, except that (i) such Diacrin Option shall be exercisable (when vested) for that number of whole shares of GenVec Common Stock equal to the product of the number of shares of Diacrin Common Stock covered by the Diacrin Option multiplied by the Exchange Ratio, provided that any fractional shares of GenVec Common Stock resulting from such multiplication shall be rounded down to the nearest share; and (ii) the exercise price per share of GenVec Common Stock shall be equal to the exercise price per share of Diacrin Common Stock of such Diacrin Option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. The adjustment provided herein with respect to any Diacrin Options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

          (b)   As soon as practicable after the Effective Time, GenVec shall deliver to the holders of Diacrin Options appropriate notice setting forth such holders' rights pursuant to the Diacrin Options, as provided in this Paragraph 6 of this Article V.

          (c)   GenVec shall take all corporate action necessary to reserve for issuance a sufficient number of shares of GenVec Common Stock for delivery upon exercise of the Diacrin Options assumed in accordance with this Paragraph 6 of this Article V. As promptly as practicable after the Effective Time, GenVec shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of GenVec Common Stock subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

        7.     Notwithstanding any other provision hereof, each holder of shares who would otherwise have been entitled to receive a fraction of a share of GenVec Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (less any applicable withholding tax) in an amount equal to such fractional part of a share of GenVec Common Stock multiplied by the average of the closing prices of a share of GenVec Common Stock at 4:00 p.m., Eastern Time, end of regular trading hours on the Nasdaq National Market for the five trading days prior to the Closing Date. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

        8.     The provisions pertaining to Diacrin Options contained in Paragraph 6 of this Article V are intended to be for the benefit of, and shall be enforceable by, the respective holders of Diacrin Options and his or her heirs and representatives.

        9.     In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by GenVec, the posting by such person of a bond in such amount as GenVec may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of GenVec Common Stock, and cash in lieu of a fractional share, to which the holder of such Certificate is entitled pursuant to Section 1 of this Article V.

ARTICLE 6.
EFFECTIVE TIME OF THE MERGER

        A Certificate of Merger evidencing the transactions contemplated herein shall be delivered to the Delaware Secretary of State for filing as provided in the Reorganization Agreement. The Merger shall be effective at the time and on the date specified in such Certificate of Merger (such date and time being herein referred to as the "Effective Time").

ARTICLE 7.
FURTHER ASSURANCES

        If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of Diacrin, or otherwise carry out the provisions hereof, the proper officers and directors of Diacrin, as of the Effective Time, and thereafter the officers of the Surviving Corporation acting on behalf of Diacrin, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof.

ARTICLE 8.
CONDITIONS PRECEDENT

        The obligations of GenVec and Diacrin to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.

ARTICLE 9.
TERMINATION

        Anything contained in the Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the stockholders of Diacrin and GenVec, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement.

ARTICLE 10.
MISCELLANEOUS

        1.     This Plan of Merger may be amended or supplemented at any time prior to the Effective Time by mutual agreement of GenVec and Diacrin. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or by officers authorized thereby and shall be subject to the proviso in Section 6.4 of the Reorganization Agreement.

        2.     Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

        3.     The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

        4.     This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Delaware.

        5.     This Plan of Merger, taken together with the Reorganization Agreement, shall constitute a plan or reorganization within the meaning of Section 368 of the Code.

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

GENVEC, INC.
/s/ PAUL H. FISCHER Paul H. Fischer, PhD Chief Executive Officer
DIACRIN, INC.
/s/ THOMAS H. FRASER Thomas H. Fraser, PhD President & Chief Executive Officer

APPENDIX B—OPINION OF NEEDHAM & COMPANY, INC.

April 14, 2003

Board of Directors
GenVec, Inc.
65 West Watkins Mill Road
Gaithersburg, MD 20878

Ladies and Gentlemen:

        We understand that GenVec, Inc. ("GenVec") and Diacrin, Inc. ("Diacrin") propose to enter into an Agreement and Plan of Reorganization (the "Merger Agreement"), whereby, subject to the terms and conditions of the Merger Agreement, Diacrin will be merged with and into GenVec (the "Merger"). The terms of the Merger will be set forth more fully in the Merger Agreement.

        Pursuant to the Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each issued and outstanding share of common stock, $0.01 par value per share, of Diacrin ("Diacrin Common Stock") (other than shares held in treasury by Diacrin or held by GenVec) will be converted into the right to receive 1.5292 (the "Exchange Ratio") shares of common stock, $0.001 par value per share, of GenVec ("GenVec Common Stock").

        You have asked us to advise you as to the fairness, from a financial point of view, to the GenVec shareholders of the Exchange Ratio in the proposed Merger.

        For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated April 14, 2003; (ii) reviewed certain publicly available information concerning GenVec and Diacrin and certain other relevant financial and operating data of GenVec and Diacrin furnished to us by GenVec and Diacrin; (iii) reviewed the historical stock prices and trading volumes of the GenVec Common Stock and Diacrin Common Stock; (iv) held discussions with members of management of GenVec and Diacrin concerning their current and future business prospects and joint prospects for the combined companies, including the potential cost savings and other synergies that may be achieved by the combined companies; (v) reviewed certain financial forecasts prepared by the respective managements of GenVec and Diacrin; (vi) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (vii) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

        In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and that the Merger will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement dated April 14, 2003 without material alternation or waiver thereof. With respect to GenVec's and Diacrin's financial forecasts provided to us by their respective managements and the joint prospects of the combined companies, we have assumed, with your consent and based upon discussions with such managements, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, at the time of preparation, of the future operating and financial performance of GenVec and Diacrin and the combined companies. We have relied, without independent verification, upon the estimates of such managements of the potential cost savings and other synergies, including the amount and timing thereof, that may be achieved as a result of the proposed Merger. With respect to publicly available financial forecasts, we have assumed, with your consent and based upon discussions with the respective managements of GenVec and Diacrin, that such forecasts represent reasonable estimates as to future financial performance of GenVec and Diacrin. We express no opinion with respect to such forecasts or estimates or the assumptions upon which they are based. We have relied on the advice of counsel and independent accountants to GenVec as to all legal and financial reporting matters with respect to GenVec, Diacrin, the Merger and the Merger Agreement. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of GenVec or Diacrin. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the GenVec shareholders of the Exchange Ratio and does not address GenVec's underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to GenVec. Our opinion does not constitute a recommendation to any shareholder of GenVec's as to how such shareholder should vote on, or take any other action relating to, the proposed Merger.

        We are not expressing any opinions as to what the value of GenVec Common Stock will be when issued pursuant to the Merger or the prices at which GenVec Common Stock will actually trade at any time.

        Needham & Company, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have been engaged by GenVec as financial advisor in connection with the Merger and to render this opinion and will receive a fee for our services, a substantial portion of which is contingent on the consummation of the Merger. In addition, GenVec has agreed to indemnify us for certain liabilities arising from our role as financial advisor and out of the rendering of this opinion and to reimburse us for our reasonable out-of-pocket expenses. We may in the future provide investment banking and financial advisory services to GenVec unrelated to the proposed Merger, for which services we expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of GenVec for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of GenVec and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any registration statement or proxy statement used in connection with the Merger so long as this letter is quoted in full in such registration statement or proxy statement.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the GenVec shareholders from a financial point of view.

                      Very truly yours,

                      /s/ Needham & Company, Inc.

[Needham & Company, Inc. Letterhead]

July 14, 2003

Board of Directors
GenVec, Inc.
65 West Watkins Mill Road
Gaithersburg, MD 20878

Ladies and Gentlemen:

        On April 14, 2003, Needham & Company, Inc. ("Needham") delivered to you its opinion stating that the exchange ratio (the "Exchange Ratio") in the proposed merger of GenVec, Inc. ("GenVec") and Diacrin, Inc. ("Diacrin") pursuant to an Agreement and Plan of Reorganization dated April 14, 2003, which provides for among other things, the merger of Diacrin with and into GenVec (the "Merger") is fair to the GenVec shareholders from a financial point of view. Needham has updated its analysis described in the letter of April 14, 2003, to the date of this letter. Based upon the assumptions and conditions set forth in our letter dated April 14, 2003, and our updated analysis, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the GenVec shareholders from a financial point of view.

                      Very truly yours,

                      /s/ Needham & Company, Inc.

APPENDIX C—OPINION OF SG COWEN SECURITIES CORPORATION

April 15, 2003

Board of Directors
Diacrin, Inc.
Building 96
13th Street
Charlestown Navy Yard
Charlestown, MA 02129

Ladies and Gentlemen:

        You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Diacrin, Inc. (the "Company") of the Exchange Ratio (as defined below) to be received by the stockholders of the Company pursuant to the terms of the draft Agreement and Plan of Merger and the related draft Agreement and Plan of Reorganization, both dated as of April 12, 2003 (the "Agreements"), by and among the Company, and GenVec, Inc. ("GenVec").

        As more specifically set forth in the Agreements, and subject to the terms, conditions and adjustments set forth in the Agreements, GenVec intends to acquire the Company through a merger of the Company with and into GenVec (the "Merger"). Each outstanding share of the Company's Common Stock will be converted into 1.5292 shares of GenVec Common Stock (the "Exchange Ratio").

        SG Cowen Securities Corporation ("SG Cowen"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of the Company and GenVec for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, a Managing Director of SG Cowen is a member of the Board of Directors of the Company.

        We are acting as exclusive financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a transaction fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of February 20, 2003, all of which is contingent upon the consummation of the Merger. We will also receive a fee for providing this Opinion. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to the Company.

        In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

  •
  a draft of the Agreements dated April 12, 2003;

  •
  certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to SG Cowen by the Company management including an analysis prepared by Company management of a liquidation of the Company's assets;

  •
  certain publicly available financial and other information for GenVec and certain other relevant financial and operating data furnished to SG Cowen by GenVec management;

  •
  certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the "Company Forecasts") and GenVec (the "GenVec Forecasts"), prepared by the managements of the Company and GenVec, respectively, and the amounts and timing of the cost savings and related expenses expected to result from the Merger furnished to us by the managements of the Company and GenVec (the "Expected Synergies");

  •
  First Call estimates ("First Call Estimates") and financial projections in Wall Street analyst reports ("Wall Street Projections") for GenVec;

  •
  discussions we have had with certain members of the managements of each of the Company and GenVec concerning the historical and current business operations, financial conditions and prospects of the Company and GenVec, the Expected Synergies and such other matters we deemed relevant;

  •
  certain operating results, the reported price and trading histories of the shares of the common stock of the Company and GenVec as compared to operating results, the reported price and trading histories of certain publicly traded companies we deemed relevant;

  •
  certain financial terms of the Merger as compared to the financial terms of certain selected business combinations we deemed relevant;

  •
  based on the GenVec Forecasts, the cash flows generated by GenVec on a stand-alone basis to determine the present value of GenVec's discounted cash flows;

  •
  certain pro forma financial effects of the Merger; and

  •
  such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

        In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and GenVec, respectively, or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. In addition, we have not conducted, nor have we assumed any obligation to conduct, any physical inspection of the properties or facilities of the Company or GenVec. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the Company Forecasts, the liquidation analysis of the Company, GenVec Forecasts and the Expected Synergies which we examined were reasonably prepared by the managements of the Company and/or GenVec, as the case may be, on bases reflecting the best currently available estimates and good faith judgments of such managements as to the liquidation of the Company's assets and the future performance of the Company and GenVec, and that such analysis, projections and synergies, and the First Call Estimates and Wall Street Projections utilized in our analyses, provide a reasonable basis for our opinion.

        We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or GenVec, nor have we been furnished with such materials. With respect to all legal matters relating to the Company and GenVec, we have relied on the advice of legal counsel to the Company. Our services to the Company in connection with the Merger have included rendering an opinion from a financial point of view of the Exchange Ratio. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so. Additionally, we have not been authorized or requested to, and did not, solicit alternative offers for the Company or its assets, nor have we investigated any other alternative transactions, other than reviewing the liquidation analysis prepared by Company management, that may be available to the Company.

        For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreements are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreements and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have assumed that the final form of the Agreements will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreements will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger. You have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization.

        It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger or to take any other action in connection with the Merger or otherwise. We are not expressing any opinion as to what the value of GenVec Common Stock actually will be when issued to the Company's stockholders' pursuant to the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the Merger. Furthermore, we express no view as to the price or trading range for shares of the common stock of GenVec following the consummation of the Merger.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the stockholders of the Company.

Very truly yours,

/s/ SG Cowen Securities Corporation

Diacrin, Inc.

Proxy for a Special Meeting of Stockholders

To be Held August 21, 2003

This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned, having received notice of the special meeting and the proxy statement therefor, and revoking all prior proxies, hereby appoints Thomas H. Fraser and Zola P. Horovitz, and each of them, with full power of substitution, as proxies to represent and vote as designated herein all shares of stock of Diacrin, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the special meeting of stockholders of the Company to be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, MA 02109 on August 21, 2003 at 10:00 a.m., local time, and at any adjournment thereof.

This proxy when properly executive will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted for proposals 1 and 2. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the secretary of the Company or by voting in person at the special meeting. Whether or not you plan to attend the special meeting, you are urged to complete, date, sign and return this proxy in the accompanying envelope.

    The board of directors recommends a vote FOR proposals 1 and 2
    Please sign, date and return promptly in the enclosed envelope.
    Please mark your vote in blue or black ink as shown here. ☒

Proposal 1:	Adopt the Agreement and Plan of Reorganisation and the related Agreement and Plan of Merger, both dated as of April 14, 2003, between Diacrin, Inc. and GenVec, Inc. pursuant to which (a) Diacrin would be merged with and into GenVec; (b) subject to the terms and conditions contained therein, each outstanding share of Diacrin common stock would be converted into 1.5292 shares (which is a fixed exchange ratio not subject to adjustment) of GenVec common stock and related preferred share purchase rights (with cash to be distributed instead of issuing fractional shares), as described in the accompanying joint proxy statement/prospectus; and (c) upon the consummation of the merger, the board of directors of GenVec would consist of the nine people identified in the accompanying joint proxy statement/prospectus; and approve the merger, as described in the accompanying joint proxy statement/prospectus.
	For ☐	Against ☐	Abstain ☐
Proposal 2:
Adjourn the special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of any or all of the above matters presented at the special meeting to approve those matters.
	For ☐	Against ☐	Abstain ☐
Other Matters:
This proxy, when properly executed, will be voted by the persons named in this proxy above to consider and act upon such other matters as may properly come before the special meeting or any adjournments thereof.

Signature:	Date:

Signature:	Date: